As filed with the Securities and Exchange Commission on June 8, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Movie Star, Inc.

(Exact name of Registrant as specified in its charter)

New York	2340	13-5651322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification Number)

1115 Broadway
New York, NY 10010
(212) 798-4700

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Melvyn Knigin
President and Chief Executive Officer
Movie Star, Inc.
1115 Broadway
New York, NY 10010
(212) 798-4700

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Alan Miller Graubard Miller 405 Lexington Avenue, 19th Floor New York, New York 10174 (212) 818-8800	Scott L. Kaufman Cooley Godward Kronish LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Approximate date of commencement of proposed sale to the public:    From time to time after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common stock, par value $0.01 per share	(2)	(2)	$20,000,000.00	$614.00
Subscription Rights(3)	(2)	N/A	N/A	$0	(4)
Common Stock, par value $0.01 per share, issuable upon exercise of Common Stock Purchase Warrants	50,000 shares	$0.4375(5)	$21,875.00	$0.67
TOTAL				$614.67

(1)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (‘‘Securities Act’’).
(2)	The actual number of shares of common stock to be registered and the proposed offering price per share are omitted pursuant to Rule 457(o) as they cannot be determined at this time.
(3)	Consisting of rights, each of which evidences the right to subscribe for a to be determined number of shares of Movie Star common stock.
(4)	No consideration will be received by Movie Star upon distribution of the subscription rights. No registration fee is required for the registration of subscription rights pursuant to Rule 457(g) of the Securities Act.
(5)	Determined in accordance with Rule 457(g) of the Securities Act.

EXPLANATORY NOTE

This registration statement contains two separate prospectuses. The first prospectus relates to a public offering of shares of Movie Star, Inc. common stock issuable upon the exercise of non-transferable subscription rights. The second prospectus relates to the registration for resale of 50,000 shares of common stock of Movie Star, Inc. underlying a warrant, which shares may be sold by the warrantholder following its exercise of the warrant. The prospectuses will be identical in all respects, other than as provided below:

•	Each prospectus will have its own front cover pages and sections entitled ‘‘Use of Proceeds’’ and ‘‘Plan of Distribution.’’

•	The sections entitled ‘‘Table of Contents,’’ ‘‘Questions and Answers About the Rights Offering,’’ ‘‘Risks Relating to the Rights Offering’’ and ‘‘Material United States Federal Income Tax Consequences’’ will not appear in the resale prospectus.

•	The sections entitled ‘‘Selling Shareholder’’ and ‘‘Concurrent Offering’’ and a back cover page will only appear in the resale prospectus.

•	The section entitled ‘‘Rights Offering Summary’’ in the rights offering prospectus will be replaced in the resale prospectus with ‘‘The Offering.’’

The alternate pages for the resale prospectus appear in this registration statement immediately following the complete prospectus for the rights offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2007

PROSPECTUS

                     Shares

Common Stock

We are distributing to our shareholders, at no charge, non-transferable subscription rights to purchase up to an aggregate of            shares of Movie Star common stock at a cash subscription price of $      per share. Each shareholder will receive one subscription right for each share of Movie Star common stock owned of record on           , 2007. Each subscription right will entitle the holder to purchase            shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number. We refer to this as the ‘‘basic subscription privilege.’’ Each subscription right will carry with it an over-subscription privilege for shares that are not otherwise purchased by other shareholders through the exercise of their basic subscription privilege.

The subscription rights will expire if they are not exercised by 5:00 p.m. Eastern Time on     , 2007, the expected expiration date of the rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. As the subscription rights are irrevocable, you should carefully consider whether or not to exercise your subscription rights before the expiration date. The closing of the rights offering is conditioned upon the closing of the merger as more fully described in this prospectus.

Fursa Alternative Strategies LLC and certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, and Tokarz Investments, LLC and TTG Apparel, LLC, have agreed, pursuant to the terms of a standby purchase agreement that we have entered into with them, to act as standby purchasers and in such capacities to purchase directly from us, after the subscription rights expire on     , 2007, at the same subscription price, the shares of our common stock offered but not purchased through the rights offering. Accordingly, even if the subscription rights are not exercised in full, we are assured of receiving $20 million in cash proceeds, before deducting the expenses of this rights offering. As consideration for these commitments, we will issue warrants with an exercise price equal to the subscription price of the shares offered in the rights offering, representing the right to purchase, in the aggregate,                  shares of our common stock, or 10.5% of the total number of shares being offered in the rights offering. None of the standby purchasers, including Tokarz Investments, LLC and TTG Apparel, LLC, will acquire any of our common stock in the rights offering, and any shares that they may acquire following the expiration of the rights offering, will be purchased pursuant to their commitments under the standby purchase agreement.

	Per Share	Total
Purchase price to public	$	$20,000,000
Estimated expenses	$	$1,000,000
Proceeds, after expenses, to Movie Star	$	$19,000,000

Investing in Movie Star common stock involves risks. You should consider carefully the risk factors beginning on page 16 before deciding whether to exercise your subscription rights.

Our common stock is listed on the American Stock Exchange under the symbol ‘‘MSI.’’ On June 6, 2007, the closing price for Movie Star common stock was $2.21 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

i

In this prospectus, all references to ‘‘Movie Star,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Movie Star, Inc. and its subsidiaries, except where the context makes it clear that the reference is only to Movie Star itself and not its subsidiaries. Depending on the context, such references will either refer to (i) Movie Star, Inc. prior to giving effect to the merger of Fred Merger Corp., a Delaware corporation and wholly-owned subsidiary of Movie Star, with and into FOH Holdings Inc., a Delaware corporation (the ‘‘merger’’), as described below under the ‘‘Questions & Answers About the Rights Offering’’ and ‘‘Prospectus Summary’’ or (ii) Movie Star, Inc. as the parent company following the merger. In this prospectus, all references to ‘‘FOH Holdings’’ refer to FOH Holdings, Inc. and its subsidiaries prior to giving effect to the merger, except where the context makes it clear that the reference is only to FOH Holdings itself and not its subsidiaries. In this prospectus, all references to ‘‘Frederick’s of Hollywood’’ refer to Frederick’s of Hollywood, Inc. and its subsidiaries prior to giving effect to the merger, except where the context makes it clear that the reference is only to Frederick’s of Hollywood itself and not its subsidiaries. In this prospectus, all references to the ‘‘combined company’’ refer to Movie Star, Inc. and its subsidiaries after giving effect to the merger, except where the context makes it clear that the reference is only to Movie Star itself and not its subsidiaries.

You should rely only on the information and representations provided in this prospectus. We have not authorized anyone to provide you with supplemental information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

QUESTIONS & ANSWERS ABOUT THE RIGHTS OFFERING

What is the rights offering?

The rights offering is a distribution, at no charge, of non-transferable subscription rights on a pro rata basis to all of our shareholders. We are distributing subscription rights for every share of Movie Star common stock held on           , 2007, the record date. We will issue approximately            shares of Movie Star common stock in the rights offering and pursuant to the commitments of the Standby Purchasers, and will raise net proceeds of approximately $19.0 million after deducting estimated offering expenses payable by us. The closing of the rights offering is conditioned upon the closing of the merger.

What is the purpose of the rights offering?

On December 18, 2006, we entered into an Agreement and Plan of Merger and Reorganization (as amended, the ‘‘merger agreement’’) with Fred Merger Corp., a Delaware corporation and wholly-owned subsidiary of Movie Star (‘‘Merger Sub’’), and FOH Holdings, Inc., a Delaware corporation (‘‘FOH Holdings’’), the parent and sole stockholder of Frederick’s of Hollywood, Inc. FOH Holdings is owned by Tokarz Investments, LLC (‘‘Tokarz Investments’’) and certain funds and accounts affiliated with, managed by, or over which Fursa Alternative Strategies LLC (‘‘Fursa’’) or any of its affiliates exercises investment authority. Michael T. Tokarz is the sole controlling person of Tokarz Investments and is also the sole controlling person of TTG Apparel, LLC (‘‘TTG Apparel’’), which currently owns 3,532,644 shares of our common stock. The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into FOH Holdings in which FOH Holdings will be the surviving entity and become our wholly owned subsidiary. In connection with the transactions contemplated by the merger agreement, we are distributing these subscription rights. The rights offering is being made primarily to raise capital to fund the addition of new Frederick’s of Hollywood stores, the renovation of certain existing Frederick’s of Hollywood stores and for working capital and other general corporate purposes. See ‘‘Use of Proceeds.’’ To ensure that we raise an aggregate of $20 million of gross proceeds through the issuance of shares of our common stock, we have entered into a standby purchase agreement with Fursa and certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, as specified in the standby purchase agreement (collectively referred to as the ‘‘Fursa Standby Purchasers’’), Tokarz Investments and TTG Apparel, pursuant to which the Fursa Standby Purchasers, Tokarz Investments and TTG Apparel (collectively referred to as the ‘‘Standby Purchasers’’) have each agreed to purchase unsubscribed shares. As necessary, the Fursa Standby Purchasers have agreed to purchase on a several, but not on a joint and several basis, 50% of such unsubscribed shares, and Tokarz Investments and TTG Apparel have agreed to purchase the remaining 50% of such unsubscribed shares. As consideration for these commitments, we will issue warrants with an exercise price equal to the subscription price of the shares being offered through the rights offering, representing the right to purchase in the aggregate                     shares of our common stock, or 10.5% of the total number of new shares to be offered in this rights offering (the ‘‘guarantor warrants’’). None of the Standby Purchasers, including Tokarz Investments and TTG Apparel, will acquire any of our common stock in the rights offering, and any shares that they may acquire following the expiration of the rights offering will be purchased pursuant to their commitments under the standby purchase agreement.

If I am a shareholder, how does the merger affect my ownership interest in Movie Star?

The issuance of shares of our common stock to the holders of FOH Holdings common stock in the merger will cause your percentage ownership of our outstanding shares of common stock to decline significantly. Immediately following the effective time of the merger and without giving effect to the rights offering to our shareholders or the issuance of options, guarantor warrants, shares of common stock that may be issued pursuant to the standby purchase agreement or shares of Series A 7.5% Convertible Preferred Stock (‘‘Series A Preferred Stock’’) to be issued to certain Fursa affiliated entities that hold FOH Holdings indebtedness (collectively referred to as the ‘‘Fursa Debt Holders,’’ and together with the Fursa Standby Purchasers, the ‘‘Fursa Managed Accounts’’) in exchange for cancellation of $7.5 million of such indebtedness, our outstanding common stock will be owned as follows: (a) existing holders of Movie Star common stock, excluding TTG Apparel, will own approximately 32.1% of the outstanding common stock of Movie Star; (b) TTG Apparel, together with Tokarz Investments, will own approximately 38.4% of the outstanding common stock of Movie Star and (c) the Fursa Managed Accounts will beneficially own approximately 29.5% of the outstanding common stock of Movie Star.

To the extent that existing Movie Star shareholders participate in the rights offering, the number of shares of Movie Star common stock held by existing Movie Star shareholders, other than TTG Apparel, following the merger will increase. If no Movie Star shareholder participates in the rights offering, (i) TTG Apparel, together with Tokarz Investments, will beneficially own approximately     % of the outstanding common stock of Movie Star, in the aggregate, after giving effect to the purchase of the unsubscribed shares of the rights in accordance with the standby purchase agreement and the issuance of the guarantor warrants as consideration for the commitments of the Standby Purchasers thereunder (the ‘‘Standby Purchase Commitment’’) and (ii) the Fursa Managed Accounts will beneficially own approximately     % of the outstanding common stock of Movie Star, after giving effect to the purchase of the unsubscribed shares of the rights in accordance with the standby purchase agreement, the issuance of the guarantor warrants as consideration for the Standby Purchase Commitment and the issuance of the Series A Preferred Stock.

If I am a shareholder, how will my ownership interest in Movie Star be affected by a potential reverse stock split?

Pursuant to Section 341 of the American Stock Exchange Company Guide, the American Stock Exchange requires that a listed company being effectively acquired by an unlisted company as a result of a plan of acquisition, merger, or consolidation meet the American Stock Exchange’s original listing standards. Due to the structure of the proposed merger, through which FOH Holdings’ stockholders will be the majority shareholders of the combined company immediately following the effective time of the merger, the American Stock Exchange informed us that we would be obligated to satisfy the American Stock Exchange’s original listing standards which, among other things, require that our common stock have a bid price of at least $2.00 per share.

If, at the time of the closing of the merger and the rights offering, our stock price is below $2.00 per share, we intend to consummate a reverse stock split of our outstanding common stock simultaneous with the closing of the merger and rights offering, within a range to be determined by our board of directors from 9 for 10 to 1 for 2, in order to satisfy the minimum price requirement of $2.00 per share for continued listing on the American Stock Exchange. This means that if our board of directors were to select a ratio of 9 for 10, for every 10 shares of common stock held by a shareholder before the reverse stock split, such shareholder would receive nine shares of common stock immediately after the reverse stock split. If the board of directors were to select a ratio of 1 for 2, for every 2 shares of common stock held by a shareholder before the reverse stock split, such shareholder would receive one share of common stock immediately after the reverse stock split.

What is a subscription right?

Each full subscription right entitles a shareholder to purchase            shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of       per share and carries with it a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of the subscription rights entitles you to purchase            shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, at the subscription price for every subscription right that you hold; provided, however, that no holder will be entitled to subscribe for shares of Movie Star common stock in this rights offering that would result in such holder owning more than 4.9% of the total outstanding shares of Movie Star common stock immediately following the consummation of the transactions contemplated by the merger agreement.

What is the over-subscription privilege?

The over-subscription privilege included with the subscription rights entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of Movie Star common stock at the subscription price to the extent that other subscription rights holders do not exercise their subscription rights. If sufficient shares are available, we will honor all over-subscription requests in full; provided, however, that no holder will be entitled to subscribe for shares of Movie Star common stock in this rights offering that would result in such holder owning more than 4.9% of the total outstanding shares of Movie Star common stock immediately following the consummation of the transactions contemplated by the merger agreement. If over-subscription requests exceed the shares available, we will allocate the available shares pro rata among those who exercise their over-subscription privilege based on the number of shares of Movie Star common stock held as of the record date.

When does the rights offering expire?

The rights offering expires at 5:00 p.m. Eastern Time on           , 2007. We may extend the expiration date in our sole discretion and for any reason. See ‘‘The Rights Offering — Expiration Date; Amendments and Termination.’’

Am I required to subscribe in the rights offering?

No.

What happens if I choose not to exercise my subscription rights?

If you do not exercise any of your subscription rights, you will own the same number of shares that you owned immediately prior to the rights offering. However, your percentage equity ownership in the combined company will be reduced because the merger will reduce the percentage ownership of the persons who hold Movie Star common stock at the effective time of the merger and any shares of our common stock that are not subscribed by you in the rights offering will be purchased by other shareholders or by the Standby Purchasers directly from us following the expiration of the rights offering. Accordingly, for you to retain the equity percentage you owned in Movie Star immediately prior to the rights offering (without taking into account the dilutive effect of the merger), you must exercise all of your subscription rights. See ‘‘The Standby Purchase Commitment and Other Transactions’’ at page 111.

Will my percentage ownership of common stock be reduced by any other known issuance of Movie Star’s common stock?

Your percentage ownership of our common stock may be further reduced as follows:

•	If the Standby Purchasers elect to exercise the guarantor warrants to purchase up to shares of our common stock, which will be issued to them by us as compensation for their standby purchase obligation.

•	We have also authorized, subject to shareholder approval, the issuance of up to shares of our common stock, representing approximately % of our common stock on a fully diluted basis, in accordance with our 2000 Performance Equity Plan, as amended.

•	In connection with the merger, the Fursa Debt Holders, in their capacities as holders of FOH Holdings indebtedness, agreed with us that, in connection with the consummation of the transactions contemplated by the merger agreement, they would cancel $7.5 million of such indebtedness in exchange for the issuance of shares of our Series A Preferred Stock which will be convertible into shares of our common stock.

May I sell or transfer my subscription rights if I do not want to purchase any shares?

No. The subscription rights are not transferable. Only shareholders on the record date may exercise the subscription rights that are distributed.

How do I exercise my subscription rights if my shares are held in my name?

If you hold shares directly, you will receive a subscription rights certificate. You may exercise your subscription rights by completing and signing the purchase form that appears on the back of each subscription rights certificate. You must then send the completed and signed form, along with payment in full of the subscription price for all shares of Movie Star common stock to be purchased through the basic subscription privilege and, if exercised, the over-subscription privilege, to American Stock Transfer & Trust Company, the Subscription Agent.

The Subscription Agent must receive these documents and the subscription payment by no later than the time and date the rights offering expires.

We have provided more detailed instructions on how to exercise your subscription rights under ‘‘The Rights Offering — Exercise of Subscription Rights’’ beginning on page 105 and with the subscription rights certificate accompanying this prospectus.

How do I exercise my subscription rights if my shares are held in the name of my broker, custodian bank or other nominee?

If you hold your shares in a brokerage account, custodian bank or by another nominee, you will not receive a subscription rights certificate. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled ‘‘Beneficial Owner Election Form.’’ You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this offering.

What should I do if I want to participate in the rights offering and I am a shareholder in a foreign country or in the armed services?

The Subscription Agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the Subscription Agent on or prior to 5:00 p.m. Eastern Time on           , 2007, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

If I exercise my subscription rights in the rights offering, may I cancel or change my decision?

No. All exercises of subscription rights are irrevocable.

Will I be charged a sales commission or a fee if I exercise my subscription rights?

We will not charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

If I am a current Movie Star shareholder, what are the United States federal income tax consequences of exercising my subscription rights?

A holder of Movie Star common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See ‘‘Material United States Federal Income Tax Consequences’’ beginning on page 122.

Are there risks involved in exercising my subscription rights?

Yes. You should read and carefully consider the information set forth under ‘‘Risk Factors’’ beginning on page 16 and the information contained elsewhere in this prospectus. You should decide whether to subscribe for Movie Star common stock based upon your own assessment of your best interests.

What is the recommendation of Movie Star’s board of directors regarding the rights offering?

Movie Star’s board of directors makes no recommendation as to whether or not you should subscribe for additional shares of Movie Star common stock.

Whom should I contact with questions?

If you have questions or need assistance on how to subscribe for shares, you may contact Morrow & Co. Inc., our Information Agent for the rights offering, at the following telephone number and address:

Morrow & Co., Inc.
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Tel: (800) 607-0088

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes, or may be deemed to constitute, ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as ‘‘may,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘should,’’ ‘‘could,’’ ‘‘likely,’’ ‘‘foresee,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘project,’’ ‘‘predict’’ and ‘‘continue’’ or, in each case, their negative or other variations or comparable terminology. You should read statements that contain these words carefully because they may:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other ‘‘forward-looking’’ information.

We believe it is important to communicate our expectations to our shareholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or FOH Holdings in such forward-looking statements, including, among other things:

•	difficulties relating to the integration of our business and operations with FOH Holdings;

•	competition;

•	business conditions and industry growth;

•	rapidly changing consumer preferences and trends;

•	general economic conditions;

•	reliance on vendors and service providers;

•	large variations in sales volume with significant customers;

•	the addition or loss of significant customers;

•	continued compliance with government regulations;

•	the loss of key personnel;

•	labor practices;

•	product development;

•	management of growth;

•	increases of costs of operations or inability to meet efficiency or cost reduction objectives;

•	timing of orders and deliveries of products; and

•	foreign government regulations and risks of doing business abroad.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to Movie Star, FOH Holdings or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Movie Star and FOH Holdings undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

You should be aware that the occurrence of the events described in the ‘‘Risk Factors’’ section and elsewhere in this prospectus could have a material adverse effect on the business, prospects, financial condition or operating results of Movie Star and/or FOH Holdings.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our and FOH Holdings’ financial statements and related notes referred to elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in ‘‘Risk Factors.’’

MOVIE STAR, INC.

Our Business

Movie Star designs, manufactures (through independent contractors), imports, markets and distributes an extensive line of women’s intimate apparel to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Our products include pajamas, nightgowns, baby dolls, nightshirts, dusters, shifts, caftans, sundresses, rompers, short sets, beachwear, peignoir ensembles, robes, leisurewear, panties and daywear consisting of bodysuits, soft bras, slips, half-slips, teddies, camisoles and cami tap sets. These products are manufactured in various fabrics, designs, colors and styles depending upon seasonal requirements, changes in fashion and customer demand. Retail prices for our products range from approximately $5.00 for products such as nightshirts, to approximately $85.00 for products such as peignoir sets. We maintain an in-house design staff, which affords us the flexibility to work with merchandise buyers on fashion design and price points.

Our Corporate Information

Since our incorporation in 1935, we have competed on the basis of price, quality, the desirability of our fabrics and designs, and the reliability of our delivery and service.

In August 2004, we acquired certain assets of Sidney Bernstein & Son Lingerie, Inc., a company engaged in the design, marketing and sale of women’s lingerie and related apparel and accessories. The Sidney Bernstein acquisition has enabled us to broaden our customer base to include discount chains and other retailers that sell similar products at lower price points than our other product lines.

The intimate apparel business for department stores, specialty stores and regional chains is broken down into four selling seasons per year. For each selling season, we create a new line of products that represent our own brand name Cinema Etoile®. Our brand name does not have widespread consumer recognition, although it is well known to our customers. We sell our brand name products primarily during these selling seasons. We also develop specific products for some of our larger accounts, mass merchandisers and national chains, and make between five and eight presentations throughout the year to these accounts. Since we do not have long-term contracts with any of our customers, our business is subject to unpredictable increases and decreases in sales depending upon the size and number of orders that we receive each time we present our products to our customers.

On December 18, 2006, we entered into the merger agreement with FOH Holdings and Merger Sub, our wholly-owned subsidiary. Under the terms of the merger agreement, Merger Sub will be merged with and into FOH Holdings, with FOH Holdings continuing as the surviving corporation as our wholly-owned subsidiary, and FOH Holdings’ stockholders will be issued approximately 23.7 million shares of our common stock. Upon the consummation of the merger, we will change our name to ‘‘Frederick’s of Hollywood Group Inc.’’

Our board of directors unanimously approved the merger agreement and the transactions contemplated thereby on the unanimous recommendation of a special committee of our board of directors composed of independent directors. The special committee engaged special legal counsel and Chanin Capital, LLC (‘‘Chanin’’) to serve as its financial advisor. On December 18, 2006, Chanin delivered its opinion to the special committee on which our board of directors was entitled to rely, stating that, as of the date of the opinion, the consideration to be paid by us to the holders of FOH Holdings’ common stock is fair to the holders of our common stock from a financial point of view.

Approximately 50% of FOH Holdings’ common stock is owned by Tokarz Investments, an affiliate of TTG Apparel, which is a current shareholder of Movie Star and owns 3,532,644 shares of our common stock. The other approximately 50% of FOH Holdings common stock is owned by accounts and funds managed by and/or affiliated with Fursa.

The completion of the merger and this rights offering is subject to various conditions, including obtaining the requisite approval by our shareholders of (i) the issuance of shares of our common stock in connection with the transactions contemplated by the merger agreement and (ii) an amendment to our certificate of incorporation to (a) increase the number of authorized shares of our common stock to 200,000,000 shares and (b) authorize the issuance of up to 10,000,000 shares of preferred stock as more fully described below. The merger agreement also includes customary termination provisions for both Movie Star and FOH Holdings and provides that, in connection with the termination of the merger agreement under specified circumstances relating to our receipt of a proposal that is superior to the transaction with FOH Holdings, we may be required to pay FOH Holdings a termination fee of $300,000 plus the reimbursement of the reasonable fees and expenses of FOH Holdings and its stockholders relating to the merger.

In connection with the merger and related transactions, we have filed a proxy statement on Schedule 14A (the ‘‘Proxy Statement’’) with the Securities and Exchange Commission (‘‘SEC’’) pursuant to which we are calling a special meeting of our shareholders in lieu of our annual meeting and asking our shareholders to vote on proposals to:

•	issue shares of our common stock in connection with the merger, this rights offering and the other transactions contemplated by the merger agreement;

•	amend our certificate of incorporation to:

•	increase the number of authorized shares of common stock from 30,000,000 to 200,000,000 shares;

•	change our name to Frederick’s of Hollywood Group Inc.; and

•	authorize the issuance of up to 10,000,000 shares of our preferred stock and to establish the terms, rights, preference and privileges of the Series A Preferred Stock.

•	authorize our board of directors, in its discretion, to amend our certificate of incorporation to effect a reverse stock split of our outstanding common stock simultaneous with the closing of the merger within a range to be determined by our board of directors from 9 for 10 to 1 for 2, in order to satisfy the minimum price requirement of $2.00 per share for continued listing on the American Stock Exchange;

•	approve an amendment to our 2000 Performance Equity Plan to increase the number of shares of common stock available for issuance under the plan from 750,000 shares to 7,000,000 shares;

•	elect eleven directors to our board of directors to serve from the effective time of the merger until the annual meeting to be held in 2008 and until their successors are elected and qualified; and

•	approve an adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting.

On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC, pursuant to which it will provide Movie Star with the personal services of Peter Cole, a current member of our board of directors, to (i) act as the lead member of our board of directors to facilitate the timely and successful completion of the merger and (ii) serve as the Executive Chairman of the combined company following the closing of the transactions contemplated by the merger agreement until July 26, 2008.

The mailing address of our principal executive office is 1115 Broadway, New York, New York 10010, and our telephone number is (212) 798-4700. Our website address is www.moviestarinc.com. The information on, or that can be accessed through, our website is not part of this prospectus.

FOH HOLDINGS

FOH Holdings’ Business

FOH Holdings is a privately-held company headquartered in Hollywood, California that has four subsidiaries that operate under the brand name ‘‘Frederick’s of Hollywood.’’ Frederick’s of Hollywood is a mall-based specialty retailer of women’s intimate apparel and related products in the United States, and a direct retailer of intimate apparel and other women’s apparel through its catalog and Internet operations. Frederick’s of Hollywood currently operates 133 stores nationwide, operates an online store at www.fredericks.com and, in its 2006 fiscal year, mailed approximately 27 million catalogs.

FOH Holdings’ Corporate Information

Frederick’s of Hollywood, Inc., a Delaware corporation, was incorporated in 1962 as a successor to a business founded in 1946 by Frederick Mellinger. The purpose was to design sexy, beautiful lingerie that emulated European trends in the 1940s. Frederick’s of Hollywood is known for its innovative introductions into the intimate apparel market in the United States and is generally credited with introducing black lingerie into the American market in 1946, the padded bra in the late 1940s, the push-up bra in 1950, the thong panty in 1982 and the first water bra in the 1990s.

Frederick’s of Hollywood, Inc. went public in 1969. In 1996, a financial advisor was hired to explore strategic alternatives that would include the sale of the shares owned by the founding family stockholders’ trusts. After operating as a public company for over two decades, Frederick’s of Hollywood, Inc. was taken private by an investor group in September 1997 that formed FOH Holdings (formerly known as Royalty Corporation) for this purpose and Frederick’s of Hollywood, Inc. became a wholly owned subsidiary of FOH Holdings. In June 2000, a new investor group purchased substantially all of the outstanding capital stock of FOH Holdings. Shortly thereafter, in July 2000, FOH Holdings (excluding its subsidiary Fredericks.com, Inc.) filed for voluntary protection under Chapter 11 of the United States Bankruptcy Code. In January 2003, FOH Holdings emerged from bankruptcy.

Since its emergence from bankruptcy in January 2003, Frederick’s of Hollywood has embarked on initiatives to improve the image and acceptance of the brand, align its operations and improve efficiencies. In particular, Frederick’s of Hollywood focused its merchandising and marketing efforts on targeting a younger, more affluent, fashion-conscious customer and implemented a unified, merchandise buying approach across its sales channels.

The mailing address of FOH Holdings’ principal executive office is 6255 Sunset Boulevard, Sixth Floor, Hollywood, California 90028, and its telephone number is (323) 466-5151. FOH Holdings’ website address is www.fredericks.com. The information on, or that can be accessed through, FOH Holdings’ website is not part of this prospectus.

RIGHTS OFFERING SUMMARY

Rights Granted	We have granted to each holder of Movie Star common stock on the record date, ‘‘subscription rights,’’ which we also refer to as ‘‘rights,’’ consisting of a basic subscription privilege and an over-subscription privilege for each share of Movie Star common stock held by such record holder. Each basic subscription privilege will entitle the shareholder to subscribe for and purchase shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of per share.

To exercise your rights, you must deliver a properly completed subscription rights certificate to the Subscription Agent along with payment of the applicable subscription price in immediately available funds before 5:00 p.m. Eastern Time on , 2007.

Securities Offered	We are offering shares of Movie Star common stock, the rights of which are described below and in greater detail under ‘‘Description of Capital Stock,’’ beginning on page 124.

Exercise some or all of your subscription rights	You may exercise some or all of your subscription rights, or you may choose not to exercise any of your subscription rights.

Record date	, 2007

Expiration date and time	The subscription rights expire at 5:00 p.m. Eastern Time on , 2007, unless we extend the subscription rights offering. Subscription rights not exercised by the expiration date will become null and void.

Subscription Agent	By mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

By hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15thAvenue Brooklyn, New York 11219

Reasons for the rights offering/Use of proceeds	The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into FOH Holdings in which FOH Holdings will be the surviving entity and become our wholly owned subsidiary. In connection with the transactions contemplated by the merger agreement, we are distributing at no charge, non-transferable subscription rights to purchase our common stock. The rights offering is being made to raise equity to be used primarily for the addition of new Frederick’s of Hollywood stores, the renovation of certain existing Frederick’s of Hollywood stores, working capital and other general corporate purposes. See ‘‘Use of Proceeds.’’

No board recommendation	Our board of directors makes no recommendation regarding the exercise of rights under this offering. Shareholders who exercise subscription rights risk the complete loss of their investment. We refer you to the section entitled ‘‘Risk Factors’’ beginning on page 16.

Non-transferability of rights	The rights are not transferable and may be exercised only by the shareholder of record on the record date.

No revocation	If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

U.S. federal income tax consequences	A holder of Movie Star common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See ‘‘Material United States Federal Income Tax Consequences.’’

Withdrawal, amendment and extension	We may withdraw, amend or extend the rights offering at any time prior to the expiration date. If we withdraw the rights offering, we will return all funds received in the rights offering, without interest, to those persons who exercised their rights and subscribed for shares in the rights offering.

 Selected CONSOLIDATED FINANCIAL AND OTHER DATA AND SUMMARY SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We are providing the following selected financial information to assist you in your analysis of the financial aspects of the merger and related transactions, including the rights offering.

FOH Holdings’ consolidated balance sheet data as of July 29, 2006 and July 30, 2005 and the consolidated statement of operations data for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005 and the year ended July 31, 2004, are derived from FOH Holdings’ consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, which are included elsewhere in this prospectus.

FOH Holdings’ consolidated balance sheet data as of January 27, 2007 and the consolidated statements of operations data for the six months ended January 27, 2007 and January 28, 2006 are derived from FOH Holdings’ unaudited interim condensed consolidated financial statements which are included elsewhere in this prospectus. In the opinion of FOH Holdings’ management, the unaudited interim condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such unaudited interim condensed consolidated financial statements.

Movie Star’s consolidated balance sheet data as of June 30, 2006 and 2005 and the consolidated statements of operations data for each of the three years in the period ended June 30, 2006, are derived from Movie Star’s consolidated financial statements audited by Mahoney Cohen & Company, CPA, P.C., an independent registered public accounting firm, which are included elsewhere in this prospectus.

Movie Star’s consolidated balance sheet data as of March 31, 2007 and the consolidated statements of operations data for the nine months ended March 31, 2007 and March 31, 2006 are derived from Movie Star’s unaudited interim condensed consolidated financial statements which are included elsewhere in this prospectus. In the opinion of Movie Star’s management, the unaudited condensed consolidated interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

The following data of FOH Holdings and Movie Star is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and each of FOH Holdings’ and Movie Star’s ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained elsewhere in this prospectus. The information presented may not be indicative of the future performance of FOH Holdings, Movie Star or the combined company.

FOH Holdings’ Selected Historical Consolidated Financial and Other Data

The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and its operating subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc., and Frederick’s.com, Inc.

Fiscal 2005 Presentation

On March 3, 2005, Tokarz Investments and Fursa, along with its affiliated funds, acting together as a collaborative group, purchased in a private shareholder transaction the outstanding common stock of FOH Holdings held by all other shareholders. Additionally, one of the investors, an existing debtholder, purchased directly from the non-affiliated former lenders the outstanding balances under FOH Holdings’ term loans (collectively the ‘‘Tranche A, B and C’’). Accordingly, pushdown accounting has been applied as of the date of these transactions. FOH Holdings’ selected financial data for periods as of and subsequent to March 3, 2005 reflect the results of FOH Holdings as of these transactions. The purchase price in excess of the fair value of the assets was allocated to FOH

Holdings’ assets based on their respective fair values in accordance with the provisions of Statement of Financial Accounting Standards (‘‘SFAS’’) No. 141, Business Combinations. As a result of applying purchase accounting, the results of operations of FOH Holdings for periods after March 3, 2005 are not comparable to the results of operations for periods prior to March 3, 2005, and therefore, the results for fiscal 2005 should not be taken as indicative of historical or future results.

The following tables set forth selected historical financial and other data for FOH Holdings and Movie Star as of the dates and for the periods indicated.

FOH Holdings Selected Historical Consolidated Financial and Other Data
(dollar amounts in thousands, except store operating data)

	Six months Ended January 27, 2007	Six months Ended January 28, 2006	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
Summary of Operations Data:
Net sales	$80,228	$69,367	$137,968	$47,205	$77,485	$129,371
Cost of goods sold, buying and occupancy	46,244	39,981	80,839	27,301	44,520	72,283
Gross profit	33,984	29,386	57,129	19,904	32,965	57,088
Selling, general and administrative expense	30,216	30,333	57,985	20,433	35,405	55,312
Operating income (loss)	3,768	(947)	(856)	(529)	(2,440)	1,776
Interest expense, net	1,096	1,167	2,421	700	1,102	1,592
Income (loss) from continuing operations before income tax provision (benefit)	2,672	(2,114)	(3,277)	(1,229)	(3,542)	184
Income tax provision (benefit)	802	2	121	(132)	(934)	78
Income (loss) from continuing operations	1,870	(2,116)	(3,398)	(1,097)	(2,608)	106
Income (loss) from discontinued operations (a)	29	(23)	113	(139)	389	856
Net income (loss)	$1,899	$(2,139)	$(3,285)	$(1,236)	$(2,219)	$962
Balance Sheet Data:	At January 27, 2007		At July 29, 2006	At July 30, 2005		At July 31, 2004
Working capital	$(1,246)		$(299)	$(1,562)		$2,080
Goodwill	$7,131		$7,299	$7,299		$585
Trademarks	$18,090		$18,090	$18,090		$13,900
Total assets	$71,199		$60,734	$58,733		$39,848
Total long-term debt-related party	$15,826		$18,742	$18,095		$17,287
Stockholders’ equity	$14,019		$12,059	$11,344		$174
Store Operating Data (unaudited) (b):
Percentage increase (decrease) in comparable store sales (c)	10.4%	3.7%	6.5%	(3.6%)	(4.1%)	11.4%
Total square footage at the end of the period (d)	232,770	227,173	225,634	229,626	229,536	231,578
Average monthly sales per square foot (e)	$35.24	$33.06	$31.67	$25.96	$32.32	$30.83
Number of retail stores:
Open at beginning of period	134	140	140	140	145	155
Opened during the period	3	4	5	0	4	2
Closed during the period	(3)	(3)	(11)	0	(9)	(12)
Open at the end of the period	134	141	134	140	140	145

(a)	Income (loss) from discontinued operations represents the net income (loss) of those stores closed at the expiration of their leases. Stores closed in a period will have their prior results reflected in discontinued operations for all of the previous periods presented that the store was in operation.
(b)	Represents financial measures used by FOH Holdings’ management to assess business performance.
(c)	Represents increase (decrease) over respective prior year comparable period. Comparable store sales include net merchandise sales from retail stores that have been open for one complete fiscal year, but exclude new or permanently relocated stores locations from comparable store sales until they have been in operation for one complete fiscal year. Also excluded from comparable sales are those stores that have had a change in selling square footage of 30% or more until they have been in operation in their new configuration for one complete fiscal year.
(d)	Represents total retail store gross square footage at the end of each reported period.
(e)	The average monthly sales per square foot is determined by dividing net sales from retail stores for the respective period presented by the average of the beginning and ending store gross square footage for the respective period divided by the number of months in the period. Excluded from the numerator and the denominator are store sales and square footage corresponding to stores that have been closed at the expiration of their lease through January 27, 2007.

Movie Star Selected Historical Consolidated Financial Data
(in thousands, except per share data)

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2007	2006	2006	2005	2004
Statement of Operations Data:
Net sales	$50,000	$43,444	$51,639	$58,533	$53,691
Cost of sales	33,801	31,199	37,528	44,304	37,581
Selling, general and administrative expenses	13,368	12,426	16,556	19,024	15,824
Merger related fees	1,952	—	—	—	—
Gain on sale of property, plant and equipment	(496)	—	—	—	—
Insurance recovery	—	(1,424)	(1,450)	—	—
Total costs and expenses	48,625	42,201	52,634	63,328	53,405
Operating income (loss)	1,375	1,243	(995)	(4,795)	286
Interest income	—	—	(3)	(1)	(12)
Interest expense	526	383	476	282	76
Income (loss) before income tax provision (benefit)	849	860	(1,468)	(5,076)	222
Income tax provision (benefit)	340	345	(468)	(1,954)	94
Net income (loss)	$509	$515	$(1,000)	$(3,122)	$128
Basic net income (loss) per share	$.03	$.03	$(.06)	$(.20)	$.01
Diluted net income (loss) per share	$.03	$.03	$(.06)	$(.20)	$.01
Basic weighted average number of shares outstanding	15,978	15,687	15,700	15,625	15,574
Diluted weighted average number of shares outstanding	16,467	15,776	15,700	15,625	16,199

	At March 31,	At June 30,
	2007	2006	2005
Balance Sheet Data:
Working Capital	$10,250	$8,932	$10,673
Total Assets	$21,782	$23,221	$24,907
Short-Term Debt – Including current maturities of long-term debt and capital lease obligations	$3,533	$4,955	$4,794
Long-Term Debt – Including deferred lease and other long-term liabilities	$400	$398	$390
Shareholders’ Equity	$14,937	$13,782	$14,677

Summary Selected Pro Forma Condensed Consolidated Financial Information

The following summary selected pro forma condensed consolidated financial information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information and related notes included elsewhere in this prospectus. The merger of FOH Holdings and Movie Star will be accounted for under the purchase method of accounting as a reverse acquisition with FOH Holdings being treated as having acquired Movie Star as of the date of the completion of the merger. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of FOH Holdings and Movie Star and should be read in conjunction with those financial statements and notes thereto included elsewhere in this prospectus. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended January 27, 2007 and December 31, 2006 for FOH Holdings and Movie Star, respectively, give effect to the merger and other transactions contemplated by the merger agreement as if they had occurred on July 31, 2005. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended July 29, 2006 and June 30, 2006 for FOH Holdings and Movie Star, respectively, give effect to the merger and other transactions contemplated by the merger agreement as if they had occurred on July 31, 2005. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of January 27, 2007 and December 31, 2006 for FOH Holdings and Movie Star, respectively, give effect to the merger and other transactions contemplated by the merger agreement as if they occurred on January 27, 2007. Because FOH Holdings is the accounting acquirer, the pro forma reporting periods have been conformed to FOH Holdings’ reporting periods. You should not rely on this pro forma information as being indicative of the results that would actually have been obtained if the merger had been in effect for the above-mentioned periods or the future results of the combined company. See ‘‘Where You Can Find More Information’’ and ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’

	Six Months Ended January 27, 2007	Twelve Months Ended July 29, 2006
	(in thousands, except per share data)
Pro Forma Statement of Operations Information:
Net sales	$114,383	$188,396
Income (loss) from continuing operations	$2,647	$(5,696)
Less: Preferred stock dividends	$(281)	$(563)
Income (loss) available to common shareholders	$2,366	$(6,259)
Income (loss) from continuing operations per share:
— basic	$0.05	$(0.12)
— diluted	$0.05	$(0.12)
Shares used in computing basic and diluted income (loss) per share:
— basic	50,874	50,788
— diluted	51,589	50,788

As of January 27, 2007
(in thousands)
Pro Forma Balance Sheet Information:
Cash and cash equivalents	$20,951
Total current assets	$69,859
Total liabilities	$65,616
Shareholders’ equity	$58,177

RISK FACTORS

You should carefully consider the following factors, together with the other information contained in this prospectus, before exercising subscription rights to purchase the shares of Movie Star common stock that we are offering. An investment in Movie Star common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose some or all of their investment.

Risks Relating to the Rights Offering

As a holder of Movie Star common stock, you may suffer significant dilution of your percentage ownership of Movie Star common stock if you do not purchase shares in this rights offering, and a lack of participation by Movie Star common shareholders may result in our largest shareholder and the FOH Holdings stockholders holding a greater controlling interest in the outstanding shares of Movie Star common stock.

The issuance of shares of our common stock to the holders of FOH Holdings common stock in the merger will cause your percentage ownership of our outstanding shares of common stock to decline significantly. If you do not fully exercise your subscription rights, your proportionate voting and ownership interest will be further reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. For example, if you owned 1% of our outstanding common stock (approximately              shares) on the record date, the new shares to be issued in the merger will reduce your ownership percentage to approximately    % of the shares outstanding immediately after the merger. If you exercise none of your subscription rights, then your percentage ownership will be further reduced to approximately    %. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you participate in the rights offering.

The subscription price per share is not an indication of our value, and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share does not necessarily bear any relationship to the value of our assets, operations, cash flows, earnings, financial condition or any other established criteria for value. As a result, you should not consider the subscription price as an indication of the current value of our company or Movie Star common stock. You may not be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

The rights offering may cause the price of Movie Star common stock to decrease immediately, and this decrease may continue.

The subscription price per share of              is 85% of the average of the closing prices of Movie Star common stock on the American Stock Exchange during the 20 trading days immediately preceding the record date. This discount, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of Movie Star common stock. This decrease may continue after the completion of the rights offering. On June 6, 2007, the closing price of Movie Star common stock was $2.21 per share.

If you exercise your subscription rights, you may not revoke the exercise of your subscription rights even if there is a decline in Movie Star common stock prior to the expiration date of the subscription period, and you may be unable to sell any shares you purchase at a profit.

The public trading market price of Movie Star common stock may decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of common stock at a price above the prevailing market price and you may not revoke or change your exercise rights. Following the exercise of your subscription rights, you may not be able to sell your shares of Movie Star common stock at a price equal to or greater than the subscription price.

Your ability to sell shares of Movie Star common stock purchased in the rights offering may be delayed by the time required to deliver the corresponding stock certificates to you.

Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of Movie Star common stock that you purchase in the rights offering. Certificates representing shares of Movie Star common stock purchased will be delivered as soon as practicable after expiration of the rights offering.

You may not revoke the exercise of your subscription rights even if we decide to extend the expiration date of the subscription period.

We may, in our sole discretion, extend the expiration date of the subscription period. During any potential extension of time, the public trading market price of Movie Star common stock may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of Movie Star common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

You will not receive interest on subscription funds returned to you.

If we cancel the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Because we may terminate the offering, your participation in the offering is not assured.

Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the rights offering under certain circumstances. If we decide to terminate the rights offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

If you do not act promptly and follow all of the subscription instructions, your subscription rights may be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m. Eastern Time on     , 2007, the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it to the extent of payment received. If you are making your payment of the subscription price by an uncertified check, your payment will be deemed to have been received by the Subscription Agent only upon clearance of such uncertified check. Neither we nor our Subscription Agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows subscription procedures.

Risks Related to the Reverse Stock Split

If a reverse stock split is implemented, the market price per share of our common stock after the reverse stock split may not exceed or remain in excess of the current market price, which could impact the combined company’s ability to maintain an American Stock Exchange listing.

Due to the structure of the proposed merger through which FOH Holdings’ stockholders will be the majority shareholders of the combined company immediately following the effective time of the merger, the American Stock Exchange has informed us that we would be obligated to satisfy the American Stock Exchange’s original listing standards which, among other things, require that our shares of common stock have a bid price of at least $2.00 per share. If our bid price is less than $2.00 per share and we are required to effect a reverse stock split, there can be no assurance that the market price of the combined company’s common stock after effecting such reverse stock split will increase in proportion to the reduction in the number of shares of our common stock issued and outstanding before the reverse stock split. Further, the market price per share of the combined company’s common stock following the effective time of the reverse stock split may not be maintained for any period of time following the reverse stock split. For example, based on the closing price of our common stock on June 6, 2007 of $2.21 per share, if the reverse stock split was implemented at 1 for 2, there can be no assurance that the post-split market price of our common stock would be $4.42, or even that it would remain above the pre-split market price. Failure to do so may impact the combined company’s ability to maintain an American Stock Exchange listing.

Risks Relating to the Merger

The value of our shares of common stock to be issued to FOH Holdings’ stockholders will fluctuate; the shares being issued to FOH Holdings may be at a higher purchase price than we anticipated paying to the FOH Holdings stockholders depending on fluctuations in the price of our common stock.

The number of shares of our common stock to be issued in the merger for each share of FOH Holdings common stock was fixed at the time we entered into the merger agreement. As a result of changes in our business, operations or prospects, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors, the per share price of our common stock upon the consummation of the merger may be considerably higher or lower than the per share price on the date of this prospectus, on the date of the special meeting of our shareholders or on the date of our board’s approval of the merger and related transactions. Because the exchange ratio will not be adjusted to reflect any changes in the market value of our common stock, if the market value of our common stock should rise considerably, the purchase price we pay may be considerably higher than we originally anticipated when the merger agreement was executed. During the 12-month period ending on June 6, 2007, our common stock traded in a range from a low of $0.67 to a high of $3.50 and ended that period at $2.21. See ‘‘Price Range of Movie Star Common Stock and Dividends’’ on page 30 for more detailed share price information.

The combined company may fail to realize some or all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to achieve the anticipated synergies and other strategic benefits from combining our business with Frederick’s of Hollywood. We expect the combined company to benefit from operational synergies resulting from the creation of a vertical entity for designing, sourcing, manufacturing and selling intimate apparel products, as well as greater efficiencies from increased scale which should allow the combined company to borrow funds and access capital markets on more favorable terms than either we or FOH Holdings could have before, and reduce the combined company’s supply and overall distribution costs. However, to realize these anticipated benefits, we must successfully combine our business with FOH Holdings. If we are not able to achieve these objectives, the anticipated cost synergies and other strategic benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. The combined company may fail to realize some or all of the anticipated benefits of the transaction for a number of reasons, including that the integration may take longer than anticipated, be more costly than anticipated or have unanticipated adverse results relating to either of the existing businesses.

Pursuant to the standby purchase agreement, TTG Apparel, Tokarz Investments and the Fursa Standby Purchasers agreed to purchase any shares of our common stock not subscribed for in the rights offering, which would enable them to materially influence the election of our directors and other major corporate decisions requiring the approval of our shareholders.

TTG Apparel currently owns approximately 21.5% of our outstanding common stock and, at the effective time of the merger, TTG Apparel, together with Tokarz Investments, will own approximately 38.4% of the combined company’s outstanding common stock (32.4% if the shares of Movie Star common stock to be contributed into escrow are excluded), prior to giving effect to any shares purchased under their Standby Purchase Commitment. At the effective time of the merger, Fursa will beneficially own approximately 29.5% of the combined company’s outstanding common stock (23.6% if the shares of Movie Star common stock to be contributed into escrow are excluded), prior to giving effect to any shares purchased under its Standby Purchase Commitment or the issuance of the Series A Preferred Stock. Pursuant to the standby purchase agreement, if and to the extent any shares of our common stock are not subscribed for in the rights offering, the Fursa Standby Purchasers have agreed to purchase on a several, but not on a joint and several basis, 50% of such amount of unsubscribed shares and TTG Apparel and Tokarz Investments have agreed to purchase the remaining 50% of such amount of unsubscribed shares. Further, as sole consideration for the commitments by the parties entering into the standby purchase agreement with us, we will issue warrants representing the right to purchase, in the aggregate,                    shares of our common stock. If no Movie Star shareholder participates in the rights offering, TTG Apparel, together with Tokarz Investments, would then beneficially own in the aggregate         % of the combined company’s outstanding common stock after giving effect to the shares purchased under their Standby Purchase Commitment and the issuance of the guarantor warrants and the Fursa Standby Purchasers would then beneficially own in the aggregate     % of the combined company’s outstanding common stock, after giving effect to the shares purchased under their Standby Purchase Commitment, the issuance of the guarantor warrants and the issuance of the Series A Preferred Stock.

This substantial ownership of the combined company’s common stock would enable TTG Apparel, Tokarz Investments and the Fursa Standby Purchasers to significantly influence the election of the combined company’s directors and other significant corporate decisions and transactions with respect to which the combined company’s shareholders are entitled to vote, subject to the limitations on their abilities to act together for 18 months following the consummation of the merger as provided in the shareholders agreement and subject to those actions that will require a super-majority vote of the combined company’s directors during such 18-month period.

The failure to integrate successfully in a timely manner our business and operations and those of Frederick’s of Hollywood may adversely affect the combined company’s future results.

Historically, we and Frederick’s of Hollywood have operated as independent companies, and will continue to do so until the completion of the merger. The management of the combined company may face significant challenges in consolidating our functions with Frederick’s of Hollywood and its subsidiaries, integrating its technologies, organizations, procedures, policies and operations, as well as addressing differences in the business cultures of the two companies and retaining key personnel. These tasks will be complex and time consuming, and will require substantial resources and effort. The integration process and other disruptions resulting from the merger may also disrupt each company’s ongoing business or cause inconsistencies in standards, controls, procedures and policies that adversely affect our and Frederick’s of Hollywood’s relationships with customers, suppliers and other market participants, employees and others with whom we or Frederick’s of Hollywood have business or other dealings.

The fairness opinion obtained by our special committee will not reflect changes in circumstances during the period between when the merger agreement was signed and the merger is consummated.

Our special committee has not obtained an updated opinion from Chanin as of the date of this prospectus. Changes in our or Frederick’s of Hollywood’s operations and prospects, general market and economic conditions and other factors which may be beyond our control or the control of

Frederick’s of Hollywood and on which the fairness opinion was based, may alter the value of Movie Star or Frederick’s of Hollywood or the price of shares of our common stock by the time the merger is completed. The opinion is based on the information in existence on the date delivered and will not be updated as of the time the merger is consummated. Since we do not intend to obtain an updated opinion, the opinion given at the time the merger agreement was signed does not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

The merger agreement limits our ability to pursue alternatives to the merger.

Under the merger agreement, we have agreed that we will not initiate, solicit, facilitate or encourage any inquiries or proposals regarding, or take certain other actions in connection with, any acquisition proposals by third parties, but we may respond to certain unsolicited proposals from third parties. We have also agreed that our board of directors will not change its recommendation to our shareholders, subject to limited exceptions, including that, at any time prior to the applicable shareholder approval, our special committee, advising our board of directors in connection with the transaction, may make a change in recommendation in response to certain superior proposals or if required to comply with its fiduciary duties. Further, subject to limited exceptions, before we can terminate the merger agreement in favor of a superior proposal from a third party, we have agreed to provide FOH Holdings five business days to negotiate changes to its proposal. In addition, under specified circumstances, we may be required to pay a termination fee of $300,000 if the merger is not consummated and reimburse FOH Holdings for all of its actual and reasonable documented out-of-pocket expenses incurred in connection with the termination of the merger.

These provisions might discourage a potential third party that might have an interest in entering into a transaction with us from considering or proposing any such transaction, even if it were prepared to enter into a transaction that would be more financially beneficial to our shareholders.

Our executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of our shareholders. These interests may have influenced their decision to approve the merger and other transactions contemplated by the merger agreement.

At the recommendation of our special committee, our board of directors unanimously approved the merger agreement and the transactions, agreements and documents contemplated thereby and recommended our shareholders to vote to adopt the proposals set forth in the Proxy Statement that we filed with the SEC. Certain of our executive officers and directors have interests in the merger that are different from, or in addition to, those of our shareholders generally. These interests include the continuing employment of our executive officers and the continuing service of all of our current directors as directors of the combined company. These interests may have influenced their decision as members of our board of directors to vote for the merger and other transactions contemplated by the merger agreement. Additionally, the exercise of our directors’ and officers’ discretion in agreeing to changes in or waivers to the terms of the merger agreement and other transaction documents may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

The unaudited pro forma financial information included in this prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been or will be for any future period.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. Such information also is not necessarily indicative of the financial position or results of operations for any future period. Accordingly, the final purchase accounting may lead to materially different financial results from the pro forma financial information reflected in this prospectus. See ‘‘Unaudited Pro Forma Condensed Consolidated Financial Information.’’

If we are damaged and become entitled to indemnification under the merger agreement, our claim on the shares placed in escrow by the FOH Holdings stockholders will not mitigate the impact that such damage may have on the combined company’s cash resources.

As part of the merger agreement, we have required, pursuant to an escrow agreement, that the FOH Holdings stockholders place in escrow a portion of the common stock they would have otherwise received upon consummation of the merger to cover their indemnification obligations to us under the merger agreement. There is no way of predicting the total dollar amount of such claims. Although the satisfaction of an indemnification claim against FOH Holdings stockholders by reclaiming shares of our common stock to be placed in escrow will adjust the relative equity ownership between our current shareholders and the FOH Holdings stockholders, any related cash expenditures could be a drain on the cash resources of the combined company.

We and FOH Holdings may not be able to fully utilize each of our respective existing net operating loss carryovers in determining future taxable income.

As a result of the merger, our ability to use the net operating losses that we incurred prior to the merger will be limited on an annual basis. The ability of FOH Holdings to use its operating losses that it incurred prior to the merger may also be limited. Consequently, subsequent to the merger, our income tax liability and/or that of FOH Holdings may be greater than what it would have been had the merger not been effected. FOH Holdings, as of July 29, 2006, and Movie Star, as of June 30, 2006, had net operating loss carryforwards (for federal income tax purposes) of approximately $5.2 million and $9.3 million, respectively.

Completion of the merger may be subject to the receipt of consents and approvals from, or the making of filings with, government entities that could delay completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger.

The merger may be subject to review by the Antitrust Division of the U.S. Department of Justice (‘‘Department of Justice’’) and the U.S. Federal Trade Commission (‘‘Federal Trade Commission’’) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’), and the related rules and regulations that have been issued by the Federal Trade Commission. Under the HSR Act, we and FOH Holdings may be required to make pre-merger notification filings and to await the expiration of the statutory waiting period prior to completing the merger. In connection with a review, at the end of an initial 30-day waiting period we could receive a request for additional information regarding the merger from either the Department of Justice or the Federal Trade Commission. Such a request would extend the initial waiting period under the statute during which time either the Department of Justice or the Federal Trade Commission is permitted to review a proposed transaction until 30 days after the parties have substantially complied with the request, unless the Department of Justice or the Federal Trade Commission chooses to terminate that period early.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the merger. Private parties as well as state attorneys general and foreign antitrust regulators may also bring legal actions under the antitrust laws under certain circumstances. There is a possibility that such an injunction may be imposed. Neither we nor FOH Holdings is obligated to complete the merger if a waiting period under the HSR Act in connection with the merger has not expired or a voluntary agreement exists between either party and the Department of Justice or the Federal Trade Commission pursuant to which the party has agreed not to consummate the merger for any period.

The combined company will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in the future. Any delays or difficulty in satisfying these requirements could adversely affect the combined company’s future results of operations and its stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires the combined company to document and test the effectiveness of its internal control over financial reporting in accordance with an established internal control framework and to report on the combined company’s conclusion as to the effectiveness of its internal controls. It also requires an independent registered public accounting firm to test the combined company’s internal control over financial reporting and report on the effectiveness of such controls. Following the merger, an independent registered public accounting firm will be required to test, evaluate and report on the completeness of the combined company’s assessment of internal controls over financial reporting.

While our independent registered public accounting firm has not reported any ‘‘material weaknesses’’ in our internal control over financial reporting in the past, in preparing for the combined company’s compliance with Section 404 going forward, we may discover areas of internal control that need improvement. In addition, we will need to address issues relating to FOH Holdings’ internal control over financial reporting as described below. Any remedial measures that the combined company takes may not result in adequate internal controls over its financial processes and reporting in the future. The combined company’s failure to implement or maintain adequate internal controls, or any difficulties it experiences in their implementation, could harm the combined company’s operating results or cause it to fail to meet its reporting obligations. If the combined company is unable to conclude that it has effective internal control over financial reporting, or if its independent registered public accounting firm is unable to provide the combined company with an unqualified report regarding the effectiveness of its management’s assessment of our internal control over financial reporting and in future periods as required by Section 404, investors could lose confidence in the reliability of the combined company’s financial statements, which could result in a decrease in the market price of its common stock. Failure to comply with Section 404 could potentially subject the combined company to sanctions or investigations by the SEC, the American Stock Exchange or other regulatory authorities.

In connection with the audit of FOH Holdings’ consolidated financial statements for fiscal year 2006, which did not include an audit of its internal controls over financial reporting, its independent registered public accounting firm reported to its audit committee two ‘‘material weaknesses’’ and other deficiencies in FOH Holdings’ internal control over financial reporting. In general, a material weakness is defined as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Two specific material weaknesses were identified:

•	FOH Holdings did not perform reconciliations of significant accounts on a timely basis during the course of the year, nor did these reconciliations undergo the appropriate level of review; and

•	FOH Holdings did not have adequate cut-off procedures to ensure that all costs during the year were properly recorded in the correct period.

FOH Holdings is in the process of implementing procedures to remediate these material weaknesses and other deficiencies. If these weaknesses are not adequately remediated, there could be a material misstatement of the combined company’s financial statements and investors could lose confidence in the accuracy and reliability of the combined company’s financial statements, which would cause the market price of the combined company’s stock to decline and could lead to stockholder litigation.

Risks Related to the Businesses of Movie Star and Frederick’s of Hollywood

The following risk factors apply to us and Frederick’s of Hollywood, individually, where appropriate, and also are expected to apply to the combined company following the consummation of the merger.

If the combined company cannot compete effectively in the retail and wholesale apparel industry, its business, financial condition and results of operations may be adversely affected.

The intimate apparel industry is highly competitive, both on the wholesale and retail levels. The wholesale industry is characterized by a large number of small companies manufacturing and selling unbranded merchandise, and by several large companies which have developed widespread consumer recognition of the brand names associated with merchandise manufactured and sold by these companies. In addition, certain of the larger retailers to whom we have historically sold our products have sought to expand the development and marketing of their own brands and to obtain intimate apparel products directly from the same or similar sources from which we obtain our products. If we do not continue to provide high quality and reliable services on a timely basis at competitive prices, we may not be able to continue to compete in our industry. If we are unable to compete successfully, we could lose one or more of our significant customers which, if not replaced, could negatively impact sales and have an adverse effect on our business, financial condition and results of operations, as well as those of the combined company after the consummation of the merger.

Frederick’s of Hollywood competes with a variety of retailers, including national department store chains, national and international specialty apparel chains, apparel catalog businesses and online apparel businesses that sell similar lines of merchandise. Since Frederick’s of Hollywood emerged from bankruptcy in 2003, it has been limited in its ability to invest in its business and infrastructure. Many of Frederick’s of Hollywood’s competitors may have greater financial, distribution, logistics, marketing and other resources available to them and may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies. If Frederick’s of Hollywood is unable to overcome these potential competitive disadvantages, such factors could have an adverse effect on Frederick’s of Hollywood’s business, financial condition and results of operations, as well as those of the combined company after the consummation of the merger.

Adverse changes in the economy may adversely affect consumer spending, which could negatively impact the combined company’s business.

Frederick’s of Hollywood’s business and our business are heavily dependent on discretionary consumer spending patterns and, accordingly, are sensitive to numerous factors that affect discretionary consumer income, including adverse general economic conditions, changes in employment trends and levels of unemployment, increases in interest rates, acts of war, terrorist attacks, political events, a significant rise in energy prices or other events or actions that may lead to a decrease in consumer confidence or a reduction in discretionary income. Declines in consumer spending on apparel and accessories could lead to a decline in revenues and there could be a material adverse effect on the business, financial condition and results of operations of the combined company.

The combined company’s failure to successfully order and manage inventory to reflect customer demand and anticipate changing consumer preferences and buying trends may adversely affect the combined company’s revenue and profitability.

The success of the combined company depends, in part, on management’s ability to anticipate and respond effectively to rapidly changing fashion trends and consumer tastes and to translate market trends into appropriate, saleable product offerings. Generally, merchandise must be ordered well in advance of the applicable selling season. The extended lead times for many of our and Frederick’s of Hollywood’s purchases may make it difficult to respond rapidly to new or changing product trends or changes in prices. If we and/or Frederick’s of Hollywood are unable to successfully anticipate, identify or react to changing styles or trends and misjudge the market for our products or our customers’ purchasing habits, then our and Frederick’s of Hollywood’s product offerings may be poorly received by the ultimate consumer and may require substantial discounts to sell, which would reduce the combined company’s sales revenue and lower profit margins. In addition, we and/or Frederick’s of Hollywood will incur additional costs if we need to redesign our product offerings. Our brand image or Frederick’s of Hollywood’s brand image may also suffer if our customers believe that we are unable to offer innovative products, respond to the latest fashion trends or maintain the quality of our products.

The combined company depends on its key personnel.

The combined company’s success depends to a large extent upon the continued services of our key employees and Frederick’s of Hollywood’s key employees. The loss of the services of any key employee by us or Frederick’s of Hollywood could have a material negative impact on our ability to manage our businesses successfully. The combined company’s success depends upon our and Frederick’s of Hollywood’s ability to retain and attract qualified management, administrative and sales personnel to support our businesses. Our or Frederick’s of Hollywood’s inability to do so may have a significant negative impact on the combined company’s ability to manage and grow its businesses. Except for a key man life insurance policy that we carry on our Chief Executive Officer, neither we nor Frederick’s of Hollywood carries key man life insurance on key employees. The death of a key employee of the combined company could adversely affect its profitability and there would be no insurance to mitigate the loss.

Frederick’s of Hollywood historically has depended on a high volume of mall traffic, the lack of which would hurt the combined company’s business.

Most Frederick’s of Hollywood stores are located in shopping malls. Sales at these stores are derived, in part, from the volume of traffic in those malls. Frederick’s of Hollywood stores benefit from the ability of the malls’ ‘‘anchor’’ tenants, generally large department stores, and other area attractions to generate customer traffic in the vicinity of its stores and the continuing popularity of malls as shopping destinations. A decline in the desirability of the shopping environment of a particular mall, whether due to the closing of an anchor tenant or competition from non-mall retailers, or a decline in the popularity of shopping mall generally, could reduce the volume of mall traffic, which could have an adverse effect on the combined company’s business, financial condition and results of operations.

If leases for Frederick’s of Hollywood stores cannot be negotiated on reasonable terms, the combined company’s growth and profitability could be harmed.

The growth in Frederick’s of Hollywood’s sales is significantly dependent on Frederick’s of Hollywood’s ability and will be dependent on the combined company’s ability to operate Frederick’s of Hollywood stores in desirable locations with capital investments and lease costs that allow the combined company to earn a reasonable return. Desirable locations and configurations may not be available at a reasonable cost, or at all. If Frederick’s of Hollywood is unable to renew or replace its store leases or enter into leases for new stores on favorable terms, the combined company’s growth and profitability could be harmed.

If the combined company does not continue to broaden the appeal of the Frederick’s of Hollywood brand, its business may be adversely impacted.

Frederick’s of Hollywood has taken, and the combined company will continue to take, a number of strategic, operational and management actions designed to further enhance Frederick’s of Hollywood’s customer relationships and broaden the targeted appeal of Frederick’s of Hollywood as a premium quality brand. The additional actions the combined company takes or intends to take may not be successful. If the combined company cannot continue the Frederick’s of Hollywood brand strategy, or if its continuing efforts take longer or cost more than anticipated, such contingencies could have an adverse effect on its business, financial condition and results of operations.

We rely on one key customer, and the loss of such key customer could substantially reduce revenues. There has also been a growing trend toward retail consolidation and we are increasingly dependent upon fewer customers.

In fiscal 2006, approximately 40% of our sales were generated from five customers, including approximately 25% of our sales from Wal-Mart. During the nine months ended March 31, 2007, approximately 65% of our sales were generated from five customers, including approximately 48% of our sales from Wal-Mart. We do not have long-term contracts with any of our customers and therefore our business is subject to unpredictable increases and decreases in sales depending upon the size and number of orders received from our customers. A significant decrease in business from or loss of any of our major customers could have a material adverse effect on our business, financial condition and results of operations and such material adverse effect could continue to affect the business, financial condition and results of operations of the combined company.

Frederick’s of Hollywood and Movie Star both depend on vendors and service providers to operate their respective businesses and any disruption of the supply of products and services to either company could have an adverse impact on the revenue and profitability of the combined company.

We and Frederick’s of Hollywood do not own or operate any manufacturing facilities, other than a small facility operated by Movie Star in the Philippines to handle specialty orders. Further, we and Frederick’s of Hollywood each depend, and the combined company will depend, on a number of other vendors and service providers to operate our and Frederick’s of Hollywood’s businesses, including, but not limited to:

•	vendors to supply merchandise in sufficient quantities at competitive prices in a timely manner;

•	shipping companies, such as United Parcel Service, the U.S. Postal Service and common carriers, for shipment of merchandise to customers and delivery of merchandise from our and Frederick’s of Hollywood’s vendors to us and from our and Frederick’s of Hollywood’s distribution centers to retail stores, and for timely delivery of catalogs;

•	outside printers and catalog production vendors to print and mail Frederick’s of Hollywood’s catalogs and to convert catalogs to digital format for website posting; and

•	communications providers to provide telephone service to Frederick’s of Hollywood’s in-house customer call centers, to provide Internet users with access to Frederick’s of Hollywood’s website and a website hosting service provider to host and manage Frederick’s of Hollywood’s website.

Any disruption in these services could have a negative impact on the combined company’s ability to market and sell its products, and serve its customers. If the combined company is unable to acquire suitable merchandise or lose one or more key vendors, the combined company may not be able to offer products that are important to its merchandise assortment. The combined company is also subject to risks, such as the unavailability of raw materials, labor disputes, union organizing activity, strikes, inclement weather, natural disasters, war and terrorism, and adverse general economic and political conditions that might limit the combined company’s vendors’ ability to provide it with quality merchandise on a timely basis. Neither we nor Frederick’s of Hollywood has long-term contractual arrangements from our key vendors and our vendors may discontinue selling to us at any time. The combined company may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and more expensive than those we and Frederick’s of Hollywood currently purchase. Any delay or failure in offering products to the combined company’s customers could have an adverse impact on its business, financial condition and results of operations.

We and Frederick’s of Hollywood operate on very tight delivery schedules and if there are delays and we and/or Frederick’s of Hollywood are unable to meet the expected delivery dates, it could negatively affect the combined company’s profitability.

If there is a delay in the delivery of goods and either we or Frederick’s of Hollywood cannot meet delivery schedules, then our wholesale customers and both our and Frederick’s of Hollywood’s retail customers may cancel their orders or request a reduced price for the delivery of their orders. If orders are canceled, it would leave us or Frederick’s of Hollywood in an over-inventoried position and require the sale of inventory at low or negative gross profits, which would reduce the combined company’s profitability. We and/or Frederick’s of Hollywood may also incur extra costs to meet the delivery dates of our customers, which would also reduce the combined company’s profitability.

Any disruptions at our or Frederick’s of Hollywood’s distribution centers could materially affect the ability of the combined company to distribute products, which could lead to a reduction in the combined company’s revenue and/or profits.

Frederick’s of Hollywood’s and our respective distribution centers in Phoenix, AZ and Poplarville, MS will serve the combined company’s customers. There is no backup facility or any alternate distribution arrangements in place. If Frederick’s of Hollywood or we experience disruptions at our respective distribution centers that impede the timeliness or fulfillment of the products being distributed, or either distribution center is partially or completely destroyed, becomes inaccessible, or is otherwise not fully usable, whether due to unexpected circumstances such as weather conditions or disruption of the transportation systems or uncontrollable factors such as terrorism and war, it would have a material adverse effect on the combined company’s ability to distribute its products, which in turn would have a material adverse effect on the combined company’s business, financial condition and results of operations.

Transactions with foreign contractors and suppliers are subject to risks of doing business abroad.

Our and Frederick’s of Hollywood’s import operations are subject to restraints imposed by agreements between the United States and certain foreign countries, primarily China, in which we and Frederick’s of Hollywood do business. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Our and Frederick’s of Hollywood’s imported products are also subject to United States customs duties and, in the ordinary course of business, we and Frederick’s of Hollywood or our respective vendors are from time to time subject to claims by the United States Customs and Border Protection for duties and other charges. The United States and other countries in which our and Frederick’s of Hollywood’s products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which could adversely affect the combined company’s operations and ability to continue to import products at current or increased levels.

Increases in costs of mailing, paper and printing may affect the combined company’s business.

Postal rate increases and paper and printing costs will affect the cost of the combined company’s catalog and promotional mailings. Frederick’s of Hollywood currently relies, and the combined company intends to rely, on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting. Future paper, printing costs and postal rate increases could adversely impact future earnings.

Frederick’s of Hollywood is exposed to business risks as a result of its Internet operations.

Frederick’s of Hollywood operates an online store at www.fredericks.com. Its Internet operations are subject to numerous risks, including online security breaches and/or credit card fraud, reliance on third-party software providers, and diversion of sales from its retail stores. In addition, increased Internet sales by competitors of Frederick’s of Hollywood could result in increased price competition and decreased margins. Frederick’s of Hollywood’s inability to effectively address these risks and any other risks that it faces in connection with its Internet operations could adversely affect the profitability of the combined company.

Failures or disruptions of its information technology systems could adversely affect the ability of the combined company to process orders and deliver products in a timely manner.

The combined company will depend, in part, on the secure and uninterrupted performance of its information technology systems. The combined company’s computer systems as well as those of its service providers are vulnerable to damage from a variety of sources, including telecommunication failures, malicious human acts and natural disasters. Moreover, some of the combined company’s servers and those of its service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Unanticipated problems may cause failures in the combined company’s information technology systems. Sustained or repeated system failures that interrupt the combined company’s ability to process orders and deliver products in a timely manner could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The failure to upgrade information technology systems as necessary could have an adverse effect on the combined company’s operations.

Some of our and Frederick’s of Hollywood’s information technology systems are dated and are an amalgamation of multiple applications, rather than one overarching state-of-the-art system.

Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. If the combined company is unable to effectively implement these systems and update them where necessary, this could have a material adverse effect on its business, financial condition and results of operations.

The processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

The collection of data and processing of transactions through Frederick’s of Hollywood’s websites and through its call centers, require Frederick’s of Hollywood, and will require the combined company, to receive and store a large volume of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. The combined company may become exposed to potential liabilities with respect to the data that it collects, manages and processes, and may incur legal costs if the combined company’s information security policies and procedures are not effective or if it is required to defend its respective methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to its methods of handling personal data could adversely affect the combined company’s business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

The combined company may not have the personnel and the infrastructure to successfully complete Frederick’s of Hollywood’s store expansion plan and remodeling program following the merger.

The growth of the combined company will depend, in part, on its ability to open and operate Frederick’s of Hollywood’s stores successfully and to manage Frederick’s of Hollywood’s planned retail store expansion. Frederick’s of Hollywood’s store expansion plan is to open approximately 50 new stores over the three years commencing with the closing of the merger. Additionally, Frederick’s of Hollywood is currently implementing a program of regularly remodeling or expanding existing stores. There can be no assurance that the combined company will be able to achieve such store expansion goals, manage its growth effectively, successfully integrate the planned new stores into its operations effectively remodel or expand its stores or operate its new and remodeled stores profitably.

Frederick’s of Hollywood’s collection and remittance of sales and use tax may be subject to audit and may expose the combined company to liabilities for unpaid sales or use taxes, interest and penalties on past sales.

Frederick’s of Hollywood sells its products through three channels: retail specialty stores, mail order catalogs and the Internet. Historically, Frederick’s of Hollywood has operated its channels separately and accounts for sales and use tax accordingly. Frederick’s of Hollywood and its subsidiaries are periodically audited by state governmental authorities. It is possible that one or more states may disagree with Frederick’s of Hollywood’s method of assessing and remitting these taxes. The combined company expects that it will challenge any and all future assertions by state governmental authorities or private litigants that it owes sales or use tax, but the combined company may not prevail. If the combined company does not prevail, it could be held liable for substantial sales or use taxes, interest and penalties which could have an adverse effect on the profitability of the combined company.

The combined company could be sued for trademark infringement, which could force it to incur substantial costs and devote significant resources to defend the litigation.

We and Frederick’s of Hollywood use many trademarks and product designs in our businesses. As appropriate, we and Frederick’s of Hollywood rely on the trademark and copyright laws to protect these designs even if not formally registered as marks, copyrights or designs. We and Frederick’s of Hollywood believe these trademarks and product designs are important to each of our businesses and the combined company’s competitive position and success. Third parties may sue us, Frederick’s of Hollywood, and/or the combined company for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than the combined company to pursue its claims, and the combined company could be forced to incur substantial costs and devote significant management resources to defend the litigation. Moreover, if the party claiming infringement were to prevail, the combined company could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party, assuming these royalty or licensing arrangements are available at all on an economically feasible basis, which they may not be.

If the combined company cannot protect its trademarks and other proprietary intellectual property rights, its business may be adversely affected.

We and Frederick’s of Hollywood may experience difficulty in effectively limiting unauthorized use of our respective trademarks and product designs worldwide. Unauthorized use of our or Frederick’s of Hollywood’s trademarks or other proprietary rights may cause significant damage to our or Frederick’s of Hollywood’s brand name and our respective ability to effectively represent ourselves to our agents, suppliers, vendors and/or customers. The combined company may not be successful in enforcing its trademark and other proprietary rights and there can be no assurance that it will be adequately protected in all countries or that it will prevail when defending its trademark and proprietary rights.

The combined company may suffer negative publicity or be sued if the manufacturers of our and Frederick’s of Hollywood’s merchandise violate labor laws or engage in practices that are viewed as unethical, which could harm the combined company’s business and reputation.

We and Frederick’s of Hollywood rely on our sourcing personnel, utilizing established procedures, to select manufacturers with legal and ethical labor practices, but neither we nor Frederick’s of Hollywood can control the business and labor practices of our manufacturers. If one of these manufacturers violates, or is accused of violating, labor laws or other applicable regulations, or if such a manufacturer engages in labor or other practices that would be viewed as unethical if such practices occurred in the United States, the combined company could in turn suffer negative publicity or be sued. In addition, if such negative publicity affected one of the combined company’s customers, it could result in a loss of business for the combined company.

Risks related to Movie Star common stock

Our stock price has been highly volatile.

The trading price of Movie Star common stock has been highly volatile. For example, the trading price of Movie Star common stock has ranged from $1.28 per share on December 18, 2006, the day prior to our announcement of the merger, to $2.21 per share on June 6, 2007, with intraday low and high prices ranging from $1.28 to $3.50 per share. Our stock price is subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in operating results;

•	general economic conditions; and

•	other events or factors that are beyond our control.

In addition, our stock has been subject to significant price and volume fluctuations since the public announcement of the merger. These fluctuations have often been unrelated or disproportionate to our operating performance. Further, any negative change in the public’s perception of the prospects of the retail industry could further depress our stock price regardless of our results. Other broad market fluctuations may lower the trading price of Movie Star common stock. Following significant declines in the market price of a company’s securities, securities class action litigation may be instituted against that company. Litigation could result in substantial costs and a diversion of management’s attention and resources.

USE OF PROCEEDS

We will receive aggregate gross proceeds of $20 million from the issuance of our common stock upon the exercise of subscription rights and pursuant to the Standby Purchase Agreement, before deducting expenses of this rights offering payable by us, which are estimated to be approximately $1,000,000. These net proceeds will be used primarily for the addition of new Frederick’s of Hollywood stores, the renovation of certain existing Frederick’s of Hollywood stores, working capital and other general corporate purposes.

The following table describes the expected allocation of the net proceeds of the rights offering:

	Application of net proceeds	Percentage of net proceeds
Opening new Frederick’s of Hollywood stores and renovating existing stores	$17,000,000	89.5%
Working capital and general corporate purposes	2,000,000	10.5%
Total	$19,000,000	100.0%

We believe that the net proceeds of the rights offering will be sufficient to fund the opening and renovation of between 40 and 50 Frederick’s of Hollywood stores. We will have significant discretion in the use of the net proceeds of the rights offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of the offering.

Until we use the net proceeds as discussed above, we intend to invest the net proceeds from the rights offering in short term direct obligations of the United States or Federal agencies, in each case with maturities of one year or less, short term certificates of deposit or other time deposits with banks or corporate bonds with a Moody’s or Standard & Poor’s investment grade rating, or to reduce short-term interest expense by temporarily reducing the needs of the combined company under its revolving credit facilities. We expect that the proceeds from the rights offering will provide us with sufficient growth capital for at least the next 36 months.

 PRICE RANGE OF MOVIE STAR COMMON STOCK and dividends

Movie Star’s common stock is traded on the American Stock Exchange under the symbol ‘‘MSI.’’ The following table sets forth for the indicated periods the reported high and low sales prices per share.

	High	Low
Year Ending June 30, 2007
First Quarter	$0.87	$0.72
Second Quarter	1.68	0.75
Third Quarter	3.50	1.60
Fourth Quarter through June 6, 2007	2.66	1.96
Year Ending June 30, 2006
First Quarter	$0.93	$0.66
Second Quarter	0.75	0.46
Third Quarter	0.82	0.55
Fourth Quarter	0.98	0.67
Year Ending June 30, 2005
First Quarter	$1.46	$1.07
Second Quarter	1.55	1.08
Third Quarter	1.61	0.85
Fourth Quarter	1.30	0.80

On December 18, 2006, the day prior to the announcement of the execution of the merger agreement, the closing sale price of Movie Star’s common stock was $1.28. On June 6, 2007, the closing sale price of Movie Star’s common stock was $2.21.

FOH Holdings is a privately held company and there is no established public trading market for FOH Holdings common stock.

Holders

As of June 6, 2007, there were 762 shareholders of record of Movie Star’s common stock. We believe that there are a significant number of beneficial owners of our common stock whose shares are held in ‘‘street name.’’

Dividend Policy

Movie Star has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any cash dividends in the foreseeable future. The payment of dividends subsequent to the merger will be within the discretion of our board of directors and will be contingent upon our revenues and earnings, if any, capital requirements, general financial condition subsequent to completion of the merger and such other factors as such board will consider.

Equity Compensation Plan Information

The following sets forth certain information as of May 15, 2007 concerning our equity compensation plans:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders
1988 Non-Qualified Stock Option Plan	900,000		$1.03	766,666
1994 Incentive Stock Option Plan	110,000		$0.63	0
2000 Performance Equity Plan	331,000	(1)	$0.90	125,649	(2)
Plans not approved by shareholders
Warrant(3)	50,000		$0.44	0
Total	1,391,000		$0.95	892,315

1.	Includes 36,000 shares of common stock issuable upon exercise of options under our 2000 Performance Equity Plan granted to non-employee directors pursuant to our Non-Employee Director Compensation Plan.
2.	Our Non-Employee Director Compensation Plan provides that each non-employee director may elect to receive his or her annual stipend and meeting fees in cash and/or shares of our common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned. As of May 15, 2007, an aggregate of 191,351 shares of common stock have been issued to non-employee directors.
3.	See Note 13 to the Consolidated Financial Statements of Movie Star for the description of the warrant.

 Dilution

If you purchase a share of our common stock in the rights offering, you will suffer immediate per share ‘‘dilution’’ in an amount equal to the difference between the price you paid per share and the net tangible book value per share after the rights offering. Net tangible book value per share represents the amount of our tangible assets less the amount of our liabilities divided by the number of shares of our common stock outstanding.

As of December 31, 2006, our net tangible book value available to our shareholders was approximately $9,859,000, or $0.62 per share of our common stock. Our net tangible book value per share is based upon 15,942,787 shares outstanding as of December 31, 2006.

On a combined basis prior to giving effect to the rights offering, the pro forma net tangible book value for FOH Holdings as of January 27, 2007 and for Movie Star as of December 31, 2006 would have been approximately $5,667,000, or $0.14 per share of common stock. Our pro forma net tangible book value gives effect to (i) the issuance of 23,689,181 shares of our common stock in the merger and (ii) the issuance of 100,000 shares of our common stock to Performance Enhancement Partners, LLC on the closing of the merger. Our pro forma net tangible book value per share is based upon 39,731,968 shares of our common stock outstanding.

Giving effect to (i) the issuance of                          shares of common stock offered by us in the rights offering at an offering price of $             per share and (ii) the dilutive impact of the exercise of the guarantor warrants to purchase                      shares of our common stock, on a combined basis, our net tangible book value on a pro forma as adjusted basis, for FOH Holdings as of January 27, 2007 and for Movie Star as of December 31, 2006 would have been $                    , or $         per share. This represents an immediate increase in net tangible book value of $         per share to our existing shareholders and an immediate dilution of $             per share to investors in the rights offering.

The following table illustrates this dilution per share of common stock as of the closing of the rights offering on an adjusted pro forma net tangible book value basis:

Rights offering price per share			$
Net tangible book value per share available to common shareholders as of December 31, 2006		$0.62
Decrease attributable to pro forma adjustments before the rights offering		$(0.48)
Pro forma net tangible book value per share before the rights offering		$0.14
Increase per share attributable to investors in the rights offering	$
Pro forma net tangible book value per share after the rights offering			$
Dilution per share to investors in the rights offering			$

The following table shows the number of shares of our common stock to be owned by shareholders prior to the rights offering and by investors in the rights offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Shareholders prior to rights offering	39,731,968	%	$5,667,000	%	$0.14
Investors in rights offering		%		%
Total		100.0%		100.0%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

We are providing the following selected financial information to assist you in your analysis of the financial aspects of the merger and related transactions.

FOH Holdings’ consolidated balance sheet data as of July 29, 2006 and July 30, 2005 and the consolidated statement of operations data for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005 and the year ended July 31, 2004, are derived from FOH Holdings’ consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, which are included elsewhere in this prospectus. FOH Holdings’ consolidated balance sheet data as of July 31, 2004, July 26, 2003 and July 27, 2002 and the consolidated statements of operations data for the year ended July 31, 2004, the seven months ended July 26, 2003, the five months ended December 31, 2002 and the year ended July 27, 2002 have been derived from FOH Holdings’ audited consolidated financial statements, which are not included in this prospectus.

FOH Holdings’ consolidated balance sheet data as of January 27, 2007 and the consolidated statements of operations data for the six months ended January 27, 2007 and January 28, 2006 are derived from FOH Holdings’ unaudited interim condensed consolidated financial statements which are included elsewhere in this prospectus. In the opinion of FOH Holdings’ management, the unaudited interim condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such unaudited interim condensed consolidated financial statements.

Movie Star’s consolidated balance sheet data as of June 30, 2006 and 2005 and the consolidated statements of operations data for each of the three years in the period ended June 30, 2006, are derived from Movie Star’s consolidated financial statements audited by Mahoney Cohen & Company, CPA, P.C., an independent registered public accounting firm, which are included elsewhere in this prospectus. Movie Star’s consolidated balance sheet data as of June 30, 2004, 2003 and 2002 and the consolidated statements of operations data for the years ended June 30, 2003 and 2002 have been derived from Movie Star’s audited consolidated financial statements, which are not included in this prospectus.

Movie Star’s consolidated balance sheet data as of March 31, 2007 and the consolidated statements of operations data for the nine months ended March 31, 2007 and March 31, 2006 are derived from Movie Star’s unaudited interim condensed consolidated financial statements which are included elsewhere in this prospectus. In the opinion of Movie Star’s management, the unaudited condensed consolidated interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

The selected financial information of FOH Holdings and Movie Star is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and each of FOH Holdings’ and Movie Star’s ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained elsewhere in this prospectus. The information presented may not be indicative of the future performance of FOH Holdings, Movie Star or the combined company.

FOH Holdings’ Selected Historical Consolidated Financial and Other Data

The selected consolidated financial data set forth below should be read in conjunction with ‘‘FOH Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the audited consolidated financial statements and notes to the financial statements of FOH Holdings. The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and its operating subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc., and Frederick’s.com, Inc.

Fiscal 2003 Presentation

On July 10, 2000, FOH Holdings, excluding its subsidiary Frederick’s.com. Inc., filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United

States Bankruptcy Court. The Bankruptcy Court confirmed the plan of reorganization on December 18, 2002, it became effective on January 6, 2003, and at the close of business on that day FOH Holdings emerged from bankruptcy. FOH Holdings prior to emergence from bankruptcy is referred to as the ‘‘Predecessor’’ and the emerged company is referred to as the ‘‘First Successor’’. FOH Holdings’ selected financial data for periods prior to January 6, 2003 included in this prospectus reflect the financial results of the Predecessor. FOH Holdings’ selected financial data for periods as of January 6, 2003 to March 3, 2005 included in this prospectus reflect the financial results of the First Successor.

FOH Holdings applied the accounting and reporting requirements of ‘‘fresh start’’ accounting to the First Successor effective January 6, 2003. As a result of applying fresh start accounting, the First Successor’s results of operations for periods after emergence from bankruptcy are not comparable to the Predecessor’s results of operations for periods prior to emergence from bankruptcy, and therefore, the combined results for fiscal 2003 should not be taken as indicative of historical or future results.

Fiscal 2005 Presentation

On March 3, 2005, Tokarz Investments and Fursa, along with its affiliated funds, acting together as a collaborative group, purchased in a private shareholder transaction the outstanding common stock of FOH Holdings held by all other shareholders. Additionally, one of the investors, an existing debt holder, purchased directly from the non-affiliated former lenders the outstanding balances under the Tranche A, B and C. Accordingly, pushdown accounting has been applied as of the date of these transactions. FOH Holdings’ selected financial data for periods as of and subsequent to March 3, 2005 reflect the results of the ‘‘Second Successor.’’ The purchase price in excess of the fair value of the assets was allocated to FOH Holdings’ assets based on their respective fair values in accordance with the provisions of SFAS No. 141, Business Combinations. As a result of applying purchase accounting, the results of operations of the Second Successor for periods after March 3, 2005 are not comparable to the results of operations for periods prior to March 3, 2005, and therefore, the combined results for fiscal 2005 should not be taken as indicative of historical or future results.

Financial Operations Overview

FOH Holdings assesses the performance of its business using various financial and operating measures, which primarily include:

•	Net sales — Net sales include sales of merchandise from retail stores, catalogs and websites, less discounts and sales return allowances.

•	Comparable store sales — Comparable store sales include net merchandise sales from stores that have been open for one complete fiscal year. FOH Holdings excludes new store locations from the comparable store sales until they have been in operation for one complete fiscal year. Similarly, stores that are expanded or down-sized by more than 30% are also excluded from the comparable store base until they have been in operation in their new configuration for one complete fiscal year. Comparable store sales do not include net sales from the catalogs and websites.

•	Average monthly sales per square foot — Average monthly sales per square foot is determined by dividing net sales from retail stores for the respective period presented by the average of the beginning and ending store gross square footage for the respective period divided by the number of months in the period. Excluded from the numerator and the denominator are store sales and square footage corresponding to stores that have been closed at the expiration of their lease through January 27, 2007.

•	Gross profit — Gross profit is equal to the net sales less the costs of goods sold, buying and occupancy. FOH Holdings includes in the costs of goods sold, buying and occupancy the cost of merchandise and inventory markdowns, freight from vendors, shipping and handling, payroll and benefits for the design, buying, and merchandising personnel, warehouse and distribution costs, and store occupancy costs. Store occupancy costs include rent, deferred rent, common area maintenance, utilities, real estate taxes, and depreciation. Other costs are included in selling, general and administrative expenses. As a result, the gross profit may not be comparable to those of other retailers.

•	Selling, General and Administrative expenses — Selling, general, and administrative expenses primarily include payroll and benefit costs for FOH Holdings’ retail store, catalog, and Internet selling and administrative departments (including corporate functions), advertising, and other operating expenses not specifically categorized elsewhere in the consolidated statements of operations.

•	Interest expense, net — Interest includes interest on the FOH Holdings revolving line of credit facility, the secured term loans and the long-term debt.

The following tables set forth selected historical financial and other data for FOH Holdings and Movie Star as of the dates and for the periods indicated.

FOH Holdings’ Selected Historical Consolidated Financial and Other Data
(in thousands, except store operating data)

	[Second Successor]				[First Successor]			[Predecessor]
	Six Months ended January 27, 2007	Six Months ended January 28, 2006	Year ended July 29, 2006	Five Months ended July 30, 2005	Seven Months ended March 3, 2005	Year ended July 31, 2004	Seven Months ended July 26, 2003	Five Months ended December 31, 2002	Year ended July 27, 2002
Statement of Operations Data:
Net sales	$80,228	$69,367	$137,968	$47,205	$77,485	$129,371	$61,669	$53,118	$117,743
Cost of goods sold, buying and occupancy	46,244	39,981	80,839	27,301	44,520	72,283	42,127	31,790	56,084
Gross profit	33,984	29,386	57,129	19,904	32,965	57,088	19,542	21,328	61,659
Selling, general and administrative expenses	30,216	30,333	57,985	20,433	35,405	55,312	19,507	20,982	63,735
Operating income (loss) from continuing operations	3,768	(947)	(856)	(529)	(2,440)	1,776	35	346	(2,076)
Interest expense, net	1,096	1,167	2,421	700	1,102	1,592	836	335	712
Reorganization items (income) expense(a)	—	—	—	—	—	—	—	(15,112)	1,921
Gain on debt extinguishment(b)	—	—	—	—	—	—	—	(20,471)	—
Income (loss) from continuing operations before income tax provision (benefit)	2,672	(2,114)	(3,277)	(1,229)	(3,542)	184	(801)	35,594	(4,709)
Income tax provision (benefit)	802	2	121	(132)	(934)	78	500	10	128
Income (loss) from continuing operations	1,870	(2,116)	(3,398)	(1,097)	(2,608)	106	(1,301)	35,584	(4,837)
Income (loss) from discontinued operations(c)	29	(23)	113	(139)	389	856	(89)	628	$1,280
Net income (loss)	$1,899	$(2,139)	$(3,285)	$(1,236)	$(2,219)	$962	$(1,390)	$36,212	(3,557)
	At January 27, 2007		At July 29, 2006	At July 30, 2005		At July 31, 2004	At July 26, 2003		At July 27, 2002
Balance Sheet Data:
Working capital (deficiency)	$(1,246)		$(299)	$(1,562)		$2,080	$1,377		$(50,193)
Goodwill	$7,131		$7,299	$7,299		$585	$585		$—
Trademarks	$18,090		$18,090	$18,090		$13,900	$13,900		$28,429
Total assets	$71,199		$60,734	$58,733		$39,848	$38,540		$57,444
Total long-term debt-related party	$15,826		$18,742	$18,095		$17,287	$17,309		$—
Stockholders’ equity (deficiency)	$14,019		$12,059	$11,344		$174	$(788)		$(15,452)

	At January 27, 2007		At July 29, 2006	At July 30, 2005		At July 31, 2004	At July 26, 2003		At July 27, 2002
Store Operating Data(d):
Percentage increase (decrease) in comparable store sales(e)	10.4%	3.7%	6.5%	(3.6)%	(4.1)%	11.4%	1.5%	0.5%	0.3%
Total square footage at the end of the period(f)	232,740	227,173	225,634	229,626	229,536	231,578	243,638	234,383	235,647
Average monthly retail sales per square foot	$35.24	$33.06	$$31.67	$25.96	$32.32	$30.83	$25.88	$36.13	30.67
Number of retail stores:
Open at beginning of period	134	140	140	140	145	155	166	166	173
Opened during the period	3	4	5	—	4	2		1	5
Closed during the period	(3)	(3)	(11)	—	(9)	(12)	(11)	(1)	(12)
Open at the end of the period	134	141	134	140	140	145	155	166	166

(a)	The financial statements prior to emergence from bankruptcy on January 6, 2003 include amounts directly related to the Chapter 11 filing that were recognized as incurred and are included as reorganization items in the consolidated statements of operations.
(b)	In accordance with SOP 90-7, FOH Holdings recorded a net gain of approximately $20.5 million related to the discharge of its liabilities upon emergence from bankruptcy for the five months ended December 31, 2002.
(c)	Income (loss) from discontinued operations represents the net income (loss) of those stores closed at the expiration of their leases. Stores closed in a period will have their prior results reflected in discontinued operations for all of the previous periods presented that the store was in operation.
(d)	Represents financial measures used by FOH Holdings’ management to assess business performance.
(e)	Represents increase (decrease) over respective prior year comparable periods. Comparable store sales include net merchandise sales from stores that have been open for one complete fiscal year, but exclude new or permanently relocated store locations from comparable store sales until they have been in operation for one complete fiscal year. Also excluded from comparable sales are those stores that have had a change in selling square footage of 30% or more until they have been in operation in their new configuration for one complete fiscal year.
(f)	Represents total retail store gross square footage at the end of each reported period.

Movie Star Selected Historical Consolidated Financial Data
(dollar amounts in thousands, except per share data)

	Nine Months Ended March 31,
			Fiscal Year Ended June 30,
	2007	2006	2006	2005	2004	2003	2002
Statement of Operations Data:
Net sales	$50,000	$43,444	$51,639	$58,533	$53,691	$64,916	$54,359
Cost of sales	33,801	31,199	37,528	44,304	37,581	44,345	39,157
Selling, general and administrative expenses	13,368	12,426	16,556	19,024	15,824	14,623	13,689
Merger related fees	1,952	—	—	—	—	—	—
Gain on sale of property, plant and equipment	(496)	—	—	—	—	—	—
Insurance recovery	—	(1,424)	(1,450)	—	—	—	—
Total costs and expenses	48,625	42,201	52,634	63,328	53,405	58,968	52,846
Operating income (loss) from continuing operations	1,375	1,243	(995)	(4,795)	286	5,948	1,513
Interest income	—	—	(3)	(1)	(12)	(4)	(3)
Interest expense	526	383	476	282	76	351	695
Income (loss) from continuing operations before income tax provision (benefit)	849	860	(1,468)	(5,076)	222	5,601	821
Income tax provision (benefit)	340	345	(468)	(1,954)	94	2,170	360
Income (loss) from continuing operations	509	515	(1,000)	(3,122)	128	3,431	461
Income from discontinued operations	—	—	—	—	—	—	86
Net income (loss)	$509	$515	$(1,000)	$(3,122)	$128	$3,431	$547
BASIC NET INCOME (LOSS) PER SHARE:
From continuing operations	$.03	$.03	$(.06)	$(.20)	$.01	$.23	$.03
From discontinued operations	—	—	—	—	—	—	.01
Net income (loss) per share	$.03	$.03	$(.06)	$(.20)	$.01	$.23	$.04
DILUTED NET INCOME (LOSS) PER SHARE:
From continuing operations	$.03	$.03	$(.06)	$(.20)	$.01	$.22	$.03
From discontinued operations	—	—	—	—	—	—	.01
Net income (loss) per share	$.03	$.03	$(.06)	$(.20)	$.01	$.22	$.04
Basic weighted average number of shares outstanding	15,978	15,687	15,700	15,625	15,574	15,133	15,085
Diluted weighted average number of shares outstanding	16,467	15,776	15,700	15,625	16,199	15,407	15,112

	At March 31,	At June 30,
Balance Sheet Data:	2007	2006	2005	2004	2003	2002
Working Capital	$10,250	$8,932	$10,673	$16,543	$15,979	$9,529
Total Assets	$21,782	$23,221	$24,907	$20,779	$24,089	$22,406
Short-Term Debt – Including current maturities of long-term debt and capital lease obligations	$3,533	$4,955	$4,794	$—	$2,304	$4,169
Long-Term Debt – Including deferred lease And other long-term liabilities	$400	$398	$390	$374	$325	$254
Shareholders’ Equity	$14,937	$13,782	$14,677	$17,747	$17,264	$13,624

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the merger of FOH Holdings, the accounting acquirer, with Merger Sub, a wholly owned subsidiary of Movie Star, in a reverse acquisition transaction accounted for as a purchase by FOH Holdings. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets as of January 27, 2007 for FOH Holdings and as of December 31, 2006 for Movie Star and gives effect to the merger and the other transactions contemplated by the merger agreement as if they had occurred on January 27, 2007. The unaudited pro forma condensed consolidated statements of operations for the six months ended January 27, 2007 and the year ended July 29, 2006 give effect to the merger and the other transactions contemplated by the merger agreement as if they had occurred on July 31, 2005. Because FOH Holdings is the accounting acquirer, the pro forma reporting periods have been conformed to FOH Holdings’ reporting periods. The unaudited pro forma consolidated financial statements reflect the following events:

•	the issuance to FOH Holdings’ stockholders of 23,689,181 shares of Movie Star common stock (fair value of $21.1 million, based on the assumptions described below) in connection with the merger;

•	the issuance of approximately 11.3 million shares of Movie Star common stock (with a market value of $20.0 million, based on the assumptions described below) for cash in the rights offering and warrants to purchase approximately 1.2 million shares of Movie Star common stock to the Standby Purchasers; and

•	the conversion of $7.5 million of FOH Holdings’ long-term debt into an estimated 3.6 million shares of Series A Preferred Stock that are convertible into approximately 3.0 million shares of our common stock.

The merger will be accounted for using the purchase method of accounting as a reverse acquisition. As such, Movie Star will be treated as the accounting acquiree. The pre-acquisition financial statements of FOH Holdings will be treated as the historical financial statements of the combined company and Movie Star’s historical stockholders’ equity will not be carried forward to the merged company as of the date of the merger. The fair value of Movie Star’s assets and related assumed liabilities are based on preliminary estimates. Additional analysis will be required to determine the fair value of Movie Star’s assets and assumed liabilities, primarily with respect to inventory, property, plant and equipment, intangible assets and certain assumed liabilities. These amounts will change from the amounts shown based on the final valuations. The final allocation of the acquisition consideration may result in significant differences from the pro forma amounts reflected in the unaudited pro forma consolidated financial statements. The pro forma consolidated financial statements should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the historical consolidated financial statements, including related notes covering the relevant periods, for each of Movie Star and FOH Holdings, included elsewhere in this prospectus.

The unaudited pro forma financial statements are based on assumptions that we and FOH Holdings believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of our future financial position or results of operations or of the financial positions or results of operations that would have actually occurred had the acquisition of Movie Star taken place as of the dates or for the periods presented. The combined pro forma results do not reflect the conforming of Movie Star’s accounting policies with the accounting policies of FOH Holdings that will be made subject to the consummation of the merger. The following assumptions were made:

•	For convenience, an estimated price of $2.08 per share was calculated using an average of the closing prices of Movie Star common stock for the five trading days ending on May 16, 2007 and is being used to calculate:

•	the number of shares of Movie Star common stock to be issued in the rights offering (and the number of guarantor warrants to be issued to the Standby Purchasers); and

•	the number of shares of Series A Preferred Stock (and the number of shares of Movie Star common stock to be issued upon conversion of the Series A Preferred Stock) to be issued in connection with the merger and the other transactions contemplated by the merger agreement.

The share price used as a basis for the actual amounts will be calculated based on the average of the closing prices of Movie Star common stock for the 20 trading days immediately preceding the record date for our special meeting of shareholders.

•	The merger will be accounted for using the purchase method of accounting and Movie Star’s assets and related assumed liabilities will be valued at fair value based on preliminary estimates. The final allocation of the acquisition consideration may result in significant differences from the pro forma amounts reflected in the unaudited pro forma financial statements. Included in the consideration being paid are estimated transaction costs that are being capitalized. Currently, we have estimated these transaction costs to be $2,500,000.

•	In connection with the merger, Movie Star will also enter into an escrow agreement with designated stockholder representatives of the holders of FOH Holdings common stock. Pursuant to the escrow agreement, 20% of the shares of Movie Star’s common stock to be issued to each stockholder of FOH Holdings in connection with the merger will be held in escrow to cover indemnification claims that may be brought by Movie Star for certain matters, including breaches of representations, warranties and covenants of FOH Holdings under the merger agreement. Shares remaining in escrow will be released following the 18-month anniversary of the effective time of the merger, subject to extension under certain circumstances. Similarly, treasury shares of Movie Star’s common stock representing 7.5% of the aggregate number of issued and outstanding shares of our common stock prior to the effective time of the merger will be deposited into escrow to cover any indemnification claims that may be brought by FOH Holdings’ stockholders against Movie Star, which shares will be returned to us following the 18-month anniversary of the effective time of the merger, subject to certain conditions and to the extent not used to satisfy these indemnification claims. We have assumed that all of the escrowed shares will be returned to their respective parties.

Included in the Movie Star historical financial statements are material non-recurring items that consist of:

•	Merger related fees of $1,342,000 for the six months ended December 31, 2006 and $246,000 for the year ended June 30, 2006. Included in the merger related fees are legal fees, costs associated with Movie Star’s financial advisor, which included the issuance of a fairness opinion to Movie Star’s special committee, and accounting costs for due diligence. These fees are being expensed as a result of the merger being treated as a reverse acquisition.

•	Movie Star recorded a gain on the sale of property, plant and equipment of $496,000 for the six months ended December 31, 2006, which resulted primarily from the sale of its closed distribution facility in Petersburg, Pennsylvania. On October 17, 2006, the transaction was completed for approximately $683,000 in cash. As a result of this transaction, a gain of approximately $482,000 was recorded, net of related costs.

•	Movie Star recorded a gain of $1,450,000 for the year ended June 30, 2006, which was the result of resolving an insurance claim with respect to the Poplarville, Mississippi distribution facilities, which were damaged by hurricane Katrina in Movie Star’s first quarter of fiscal 2006.

In addition, the following non-recurring expenses attributable to the transactions contemplated by the merger agreement have been excluded from the unaudited pro forma condensed consolidated statements of operations of Movie Star for the six months ended December 31, 2006 and for the fiscal year ended June 30, 2006. These items consist of:

•	A one-time engagement fee of 100,000 shares of Movie Star common stock to be issued on the closing date of the merger to Performance Enhancement Partners, LLC in connection with its consulting agreement with Movie Star. Performance Enhancement Partners, LLC is required to provide Movie Star with the personal services of Peter Cole to act as Executive Chairman of the combined company.

•	A grant to Performance Enhancement Partners, LLC, on the closing date of the merger, of non-qualified options to purchase 275,000 shares of Movie Star common stock at an exercise price equal to the fair market value of a share of Movie Star common stock on the grant date. These options will vest within one year of the closing date of the merger.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of January 27, 2007
(amounts in thousands)

	FOH Holdings	Movie Star	Pro forma Adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Assets:
Current Assets
Cash and equivalents	$1,861	$90	$19,000	(a)	$20,951
Accounts Receivable	777	10,090	(788	)(b)	10,079
Merchandise inventories	19,128	10,168	308	(b)(c)	29,604
Prepaid expenses and other current assets	6,309	244	—		6,553
Deferred income tax assets	944	1,728	—		2,672
Total current assets	29,019	22,320	18,520		69,859
Property, and equipment, net	15,479	1,028	644	(c)	17,151
Goodwill	7,131	537	6,357	(d)	14,025
Intangibles and other assets	19,570	3,368	7,320	(e)	30,258
Total Assets	$71,199	$27,253	$32,841		$131,293
Liabilities and Shareholders’ Equity:
Current liabilities:
Revolving line of credit and term loans	$6,861	$7,651	$—		$14,512
Current portion of long-term debt	3,257	55	—		3,312
Accounts payable and accrued expenses	20,147	4,074	706	(b)(c)(d)	24,927
Total current liabilities	30,265	11,780	706		42,751
Deferred rent	2,228	295	(295	)(c)	2,228
Long-term debt	15,826	—	(7,500	)(f)	8,326
Other	34	139	—		173
Deferred income tax liabilities	8,827	0	3,311	(g)	12,138
Total Liabilities	57,180	12,214	(3,778)		65,616
Series A Preferred Stock	—	—	7,500	(f)	7,500
Total Shareholders’ Equity	14,019	15,039	29,119	(a)	58,177
Total Liabilities and Shareholders’ Equity	$71,199	$27,253	$32,841		$131,293

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended July 29, 2006
(amounts in thousands, except per share amounts)

	FOH Holdings	Movie Star	Pro forma Adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Net sales	$137,968	$51,639	$(1,211	)(h)	$188,396
Cost of goods sold	80,839	37,528	(1,115	)(h)	117,252
Gross profit	57,129	14,111	(96)		71,144
Selling, general and administrative expenses	57,985	16,310	1,342	(h)	75,637
Merger related fees		246	—		246
Insurance recovery		(1,450)	—		(1,450)
Operating loss	(856)	(995)	(1,438)		(3,289)
Interest expense, net	2,421	473	(608	)(i)	2,286
Loss before income taxes and discontinued operations	(3,277)	(1,468)	(830)		(5,575)
Income tax provision (benefit)	121	(468)	468(j	)	121
Loss from continuing operations	$(3,398)	$(1,000)	$(1,298	)(j)	$(5,696)
Loss from continuing operations		$(1,000)			$(5,696)
Less: Preferred stock dividends		—			(563	)(k)
Loss available to common shareholders		$(1,000)			$(6,259)
Basic earnings per share		$(0.06)			$(0.12)
Diluted earnings per share		$(0.06)			$(0.12)
Weighted average shares outstanding – basic		15,700			50,788	(k)
Weighted average shares outstanding – diluted		15,700			50,788	(k)

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the six months ended January 27, 2007
(amounts in thousands, except per share amounts)

	FOH Holdings	Movie Star	Pro forma adjustments		FOH Holdings and Movie Star Pro Forma Consolidated
Net sales	$80,228	$36,214	$(2,059	)(h)	$114,383
Cost of goods sold	46,244	24,329	(1,851	)(h)	68,722
Gross profit	33,984	11,885	(208)		45,661
Selling, general and administrative expenses	30,216	9,067	562	(h)	39,845
Merger related fees	—	1,342	—		1,342
Gain on sale of property, plant and equipment	—	(496)	—		(496)
Operating income	3,768	1,972	(770)		4,970
Interest expense, net	1,096	399	(306	)(i)	1,189
Income before income taxes and discontinued operations	2,672	1,573	(464)		3,781
Income tax provision (benefit)	802	629	(297)		1,134
Income (loss) from continuing operations	$1,870	$944	$(167)		$2,647
Income from continuing operations		$944			$2,647
Less: Preferred stock dividends		—			(281	)(k)
Net Income available to common shareholders		$944			$2,366
Basic earnings per share		$0.06			$0.05
Diluted earnings per share		$0.06			$0.05
Weighted average shares outstanding – basic		15,786			50,874	(k)
Weighted average shares outstanding – diluted		16,090			51,589	(k)

See Accompanying Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information (amounts in thousands, except where the context indicates otherwise)

(a)	Stockholders’ Equity: Stockholders’ equity is computed as follows:

Purchase price (note d)	$25,158
Cash raised from rights offering	20,000
Less: Estimated offering issuance costs	(1,000)
Less: Historical Movie Star equity prior to the transactions	(15,039)
Pro forma adjustment to stockholders’ equity	$29,119

Movie Star assumes raising aggregate gross proceeds of $20 million in cash from the rights offering. The offering price will be based upon the average of the per share closing prices of Movie Star’s common stock for the 20 trading days immediately preceding the record date less a 15% discount. For convenience purposes, an estimated price of $2.08 per share was calculated using an average of the per share closing prices of Movie Star’s common stock for the five trading days ending on May 16, 2007. Based upon an average share price of $2.08 and expected proceeds of $20 million, Movie Star expects to issue approximately 11.3 million shares.

(b)	Intercompany Transactions: The following represents the pro forma adjustments to eliminate the impact of intercompany sales between FOH Holdings and Movie Star:

Accounts Receivable: Elimination of receivable due to Movie Star from FOH Holdings	$(788)
Inventory: Elimination of intercompany profit included in FOH Holdings inventory	(304)
Inventory: Intercompany timing difference	629
Accounts Payable: Elimination of accounts payable due from FOH Holdings to Movie Star	159
$(304)

In the normal course of business, Movie Star sells apparel goods to FOH Holdings. The adjustments reflected above are to eliminate the impact of these intercompany sales on the unaudited pro forma condensed consolidated balance sheet. In addition, the unaudited pro forma condensed consolidated statements of operations reflect the elimination of $1,211 and $2,059 of sales from Movie Star to FOH Holdings during the year ended July 29, 2006 and six months ended January 27, 2007, respectively, as well as the elimination of $96 and $304 of profit included in FOH Holdings’ ending inventory as of July 29, 2006 and January 27, 2007, respectively.

(c)	Net Tangible Assets: The following represents the estimated purchase accounting adjustments attributable to net tangible assets resulting from the transactions contemplated by the merger agreement:

Inventory	$(17)
Property, plant and equipment	644
Deferred rent – short term	35
Deferred rent – long term	295
$957

The purchase accounting adjustment to inventory is to adjust the inventory to fair value less the estimated selling and distribution costs plus a normal profit margin. The purchase accounting adjustment to property, plant and equipment primarily relates to the step-up of land and a building. The adjustment to deferred rent is to eliminate the historical deferred rent recorded by Movie Star due to the application of purchase accounting.

(d)	Goodwill and Intangible Assets: A preliminary allocation of the purchase price has been made to the major categories of assets acquired and liabilities assumed in the accompanying pro forma financial statements. The final allocation of the purchase price may result in significant differences from the pro forma amounts included herein. The following represents the estimated value attributable to goodwill and intangibles resulting from the transactions contemplated by the merger agreement:

Fair value of common stock issued (15,792,787 shares at $1.36 per share)	$21,478
Estimated transaction costs	2,500
Stock options (1,258,000 vested stock options at $0.94 per share)	1,180
Total purchase price	$25,158
Historical Movie Star net assets acquired	$15,039
Adjustment to historical net assets due to the elimination of intercompany activity (note b)	(304)
Adjusted historical net assets	$14,735
Excess purchase price over adjusted historical net assets acquired	$10,423

Fair Value Adjustments:
Step-up of net tangible assets acquired (see note c)	$(957)
Elimination of historical goodwill	537
Establishment of intangible assets (see note e)	(7,320)
Deferred income taxes associated with step-up adjustments (see note g)	3,311
Accrual for estimated transaction costs to be incurred	900
Excess purchase price over fair value of net assets acquired	6,894
Less adjustment to remove historical goodwill	(537)
Pro forma adjustment to goodwill	$6,357

The fair value of the common stock issued is based upon the issuance of 15,792,787 shares of common stock based upon $1.36 per share, which represents the average share price two days before and two days after December 18, 2006, the day prior to the announcement of the execution of the merger agreement.

The purchase price attributable to stock options represents the fair value of Movie Star’s vested options valued using the Black-Scholes option pricing model.

(e)	Intangible and other assets: Represents the establishment of indefinite-lived and definite-lived intangible assets resulting from the transactions contemplated by the merger agreement:

Trademark (indefinite-lived)	$4,300
Customer relationships	2,700
Other intangibles	320
Pro forma adjustment to other assets	$7,320

(f)	Long-term Debt: Represents the conversion of $7.5 million of FOH Holdings’ long-term debt into an estimated 3.6 million shares of Series A Preferred Stock that will be issued upon the closing of the transactions contemplated by the merger agreement. This debt was converted utilizing an estimated conversion rate that was based on an original issue price of $2.08 per share, which represents the average of the closing prices of Movie Star common stock for the five trading days ending on May 16, 2007. Because the redemption of Series A Preferred Stock is outside of the control of the combined company, Series A Preferred Stock is considered to be mezzanine equity and has been recorded separately from stockholders’ equity.

(g)	Deferred income tax liabilities: Represents deferred income taxes corresponding to estimated temporary differences resulting from the transactions contemplated by the merger agreement. Deferred income taxes are computed as follows:

Identifiable intangible assets resulting from the transactions (note e)	$7,320
Fair value adjustments to net tangible assets resulting from the transactions (note c)	957
Purchase accounting adjustments resulting in temporary tax differences	8,277
Assumed statutory tax rate	40.0%
Pro forma adjustment to other non-current liabilities for deferred income taxes	$3,311

The deferred income tax liability adjustment has been determined by using the overall assumed statutory tax rate for the year ended July 29, 2006 and for the six months ended January 27, 2007. For purposes of the pro forma financial statements it has been assumed that goodwill is not tax deductible.

(h)	Sales, cost of goods sold and selling, general and administrative expenses: Reflects the impact of the elimination of intercompany sales activity, the effects of purchase accounting adjustments and adjustments to consulting and compensation expenses.

	Fiscal Year Ended July 29, 2006	Six Months Ended January 27, 2007
Pro forma adjustment to net sales for the elimination of intercompany sales (note b)	$(1,211)	$(2,059)
Pro forma elimination of intercompany profit included in inventory (note b)	96	208
Pro forma elimination of intercompany cost of goods sold, buying and occupancy (note b)	(1,211)	(2,059)
Total pro forma adjustment to cost of goods sold, buying and occupancy	$(1,115)	$(1,851)
Pro forma depreciation of property, plant and equipment	$19	$10
Pro forma amortization of customer relationship intangibles	675	253
Pro forma amortization of other intangibles	30	15
Pro forma elimination of management fee	(200)	(100)
Pro forma adjustment of compensation expense	818	384
Total pro forma adjustment to selling, general and administrative expenses	$1,342	$562

The pro forma adjustment related to the elimination of intercompany profit included in ending inventory is to reverse profit recognized by Movie Star on the sale of inventory to FOH Holdings that had not yet been sold to the end customer.

It has been assumed that the pro forma adjustment to fixed assets relates to land and a building. The building has a weighted average remaining life of 25 years, and the associated depreciation expense would be included in selling, general and administrative expenses. It also has been assumed that the customer relationships and other intangibles will have an estimated life of 10 and 4 years, respectively, and that the amortization expense would be included in selling, general and administrative expenses. There is no amortization expense associated with the trademark because it has an indefinite life. The customer relationships are being amortized by an accelerated method based upon customer retention rates and other intangible assets are amortized on a straight line basis. Upon the consummation of the transactions contemplated by the merger agreement, estimated yearly amortization expense to be recorded for the customer relationships is expected to be as follows: $675, $506, $380, $285, $214, and $640 in total thereafter.

Management fees reflect an adjustment to selling, general and administrative expenses for the elimination of management fees paid by FOH Holdings. All management fee agreements will be terminated upon the closing of the transactions contemplated by the merger agreement.

Compensation expense reflects an adjustment to selling, general and administrative expenses for incremental stock compensation expense to be recorded in connection with the revaluation of Movie Star’s unvested stock options outstanding as of the effective time of the merger, and additional annual expenses of $500 for consulting services to be provided by the new Executive Chairman.

(i)	Interest Expense: The pro forma adjustment to interest expense reflects the elimination of FOH Holdings’ interest expense on its $7.5 million of long-term debt that is being converted into Series A Preferred Stock in connection with the transactions contemplated by the merger agreement. Interest expense incurred on the $7.5 million of long term debt was $608 and $306 for the year ended July 29, 2006 and the six months ended January 27, 2007, respectively.

(j)	Income Taxes: Due to the cumulative losses incurred by FOH Holdings during the year ended July 29, 2006, it has been assumed for pro forma purposes that it would be more likely than not that the combined company would not be able to realize the benefit of its existing deferred taxes during the year ended July 29, 2006. As a result, a pro forma adjustment has been made to eliminate the income tax benefit recorded by Movie Star during the year ended July 29, 2006. The combined company will evaluate its ability to realize the future benefit of its deferred income tax asset at the end of each of its reporting periods. During the six months ended January 27, 2007, the assumed statutory tax rate of 30% was used to calculate the pro forma tax expense.

(k)	Earnings per share: The following is the calculation of the pro forma number of basic and diluted shares:

	Fiscal Year Ended July 29, 2006	Six Months Ended January 27, 2007
Issuance of common stock in connection with the rights offering	11,299	11,299
Issuance of common stock in connection with the merger	23,689	23,689
Issuance of common stock to consultant	100	100
Pro forma adjustment to the number of basic shares outstanding	35,088	35,088
Plus: Historical basic shares outstanding	15,700	15,786
Pro forma basic shares outstanding	50,788	50,874
Pro forma adjustment to the number of basic shares outstanding		35,088
Dilutive impact of FOH Holdings options		382
Dilutive impact of warrants issued		29
Pro forma adjustment to diluted shares outstanding		35,499
Plus: Historical weighted average diluted shares outstanding		16,090
Pro forma dilutive average shares outstanding		51,589

The pro forma adjustments related to the rights offering reflect the assumed issuance of 11.3 million shares of Movie Star common stock in connection with the rights offering, and an offering price that is 15 percent below such price. We have assumed that 23.7 million shares of common stock will be issued in connection with the merger. The basic average shares also have been adjusted for the issuance of 100,000 shares of Movie Star common stock to be issued upon the closing of the transactions contemplated by the merger agreement to Performance Enhancement Partners, LLC in connection with its consulting agreement with Movie Star.

The pro forma adjustment to the diluted shares outstanding reflects the dilutive impact of FOH Holdings options that will be assumed by Movie Star, as well as the dilutive impact of guarantor warrants that will be issued as compensation to the standby purchasers under the standby purchase agreement. The income available to common shareholders has been reduced to reflect dividends of 7.5 percent accumulated on the Series A Preferred Stock.

For pro forma purposes, it has been assumed that the Series A Preferred Stock to be issued upon the closing of the transactions contemplated by the merger agreement will not have a dilutive impact because it has been assumed that the holders of the Series A Preferred Stock would not exercise their conversion right until the Movie Star common stock price exceeds $2.50 per share.

MOVIE STAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This following discussion and analysis should be read in conjunction with Movie Star’s consolidated financial statements and notes thereto included elsewhere in this prospectus.

Overview

The intimate apparel business is highly competitive. The industry is characterized by a large number of small companies selling unbranded merchandise, and by several large companies that have developed widespread consumer recognition of the brand names associated with the merchandise sold by these companies. In addition, retailers to whom we sell our products have sought to expand the development and marketing of their own brands and to obtain intimate apparel products directly from the same or similar sources from which we obtain our products.

The intimate apparel business for department stores, specialty stores and regional chains is divided into four selling seasons per year. For each selling season, we create a new line of products that represent our own brand name Cinema Etoile®. Our brand name does not have widespread consumer recognition, although it is well known by our customers. We sell our brand name products primarily during these selling seasons. We also develop specific products for some of our larger accounts, mass merchandisers and national chains, and make between five and eight presentations throughout the year to these accounts. We do not have long-term contracts with any of our customers and therefore our business is subject to unpredictable increases and decreases in sales depending upon the size and number of orders that we receive each time we present our products to our customers.

Hurricane Katrina impacted our business operations during the quarter ended September 30, 2005 and, to a lesser extent, the quarter ended December 31, 2005. Our distribution center in Poplarville, Mississippi was forced to close from August 29, 2005 to September 6, 2005 as a result of the hurricane. Because some of our employees were unable to return to work, the facility operated at less than full capacity until mid-October 2005. We have resolved all of our insurance claims relating to hurricane Katrina. The claim for our loss of inventory was resolved in the third quarter of fiscal 2006 and did not result in any significant financial adjustment. The claim for the physical damage to our distribution facilities also was resolved in the third and fourth quarters of fiscal 2006 and resulted in a gain of $1,450,000. The final claim of additional expenses incurred was resolved in the fourth quarter of fiscal 2006 and did not have a material impact on our results of operations.

On December 18, 2006, we entered into the merger agreement with FOH Holdings and Merger Sub, our wholly-owned subsidiary. Under the terms of the merger agreement, Merger Sub will be merged with and into FOH Holdings, with FOH Holdings continuing as the surviving corporation as our wholly-owned subsidiary. Upon the consummation of the merger, we will change our name to ‘‘Frederick’s of Hollywood Group Inc.’’

Our board of directors unanimously approved the merger agreement and the transactions contemplated thereby on the unanimous recommendation our special committee. The special committee engaged special legal counsel and Chanin to serve as its financial advisor. On December 18, 2006, Chanin delivered its opinion to the special committee on which our board of directors was entitled to rely, stating that, as of the date of the opinion, the consideration to be paid by us to the holders of FOH Holdings’ common stock is fair to the holders of our common stock from a financial point of view.

As a result of the merger, we anticipate issuing approximately 23.7 million shares of our common stock to the stockholders of FOH Holdings as merger consideration. Approximately 50% of FOH Holdings common stock is owned by Tokarz Investments, an affiliate of TTG Apparel, which is a current shareholder of Movie Star and owns 3,532,644 shares of our common stock. The other approximately 50% of FOH Holdings common stock is owned by accounts and funds managed by and/or affiliated with Fursa.

In connection with the merger agreement, we have agreed to issue to our shareholders shares of our common stock upon the exercise of non-transferable subscription rights. To the extent that our shareholders do not purchase, on an aggregate basis, their pro rata percentage of our common stock in the rights offering, TTG Apparel and its affiliates, including Tokarz Investments, and funds affiliated with Fursa have agreed to purchase, on an equal basis, any such shortfall.

The completion of the merger and this rights offering are subject to various conditions, including obtaining the requisite approval by our shareholders of (i) the issuance of shares of our common stock in connection with the transactions contemplated by the merger agreement and (ii) an amendment to our certificate of incorporation to (a) increase the number of authorized shares of our common stock to 200,000,000 shares and (b) authorize the issuance of up to 10,000,000 shares of preferred stock. The merger agreement also includes customary termination provisions for both Movie Star and FOH Holdings and provides that, in connection with the termination of the merger agreement under specified circumstances relating to our receipt of a proposal that is superior to the transaction with FOH Holdings, we may be required to pay FOH Holdings a termination fee of $300,000 plus the reimbursement of the reasonable fees and expenses of FOH Holdings and its stockholders relating to the merger.

On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC, pursuant to which it will provide Movie Star with the personal services of Peter Cole, a current member of our board of directors, to (i) act as the lead member of our board of directors to facilitate the timely and successful completion of the merger and (ii) serve as the Executive Chairman of the combined company following the closing of the transactions contemplated by the merger agreement until July 26, 2008.

On June 8, 2007, we entered into an amendment to the merger agreement with FOH Holdings and Merger Sub, pursuant to which the parties agreed to, among other things, extend the termination date under the merger agreement from September 1, 2007 to December 31, 2007 and amend the form of our amended and restated certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share. A copy of the amendment to the merger agreement is attached as Annex B to the Proxy Statement.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the financial statements.

Our management believes the application of accounting policies, and the estimates inherently required by the policies, are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. Historically, management has found the application of accounting policies to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates.

Our accounting policies are more fully described in Note 1 to our consolidated financial statements for the fiscal year ended June 30, 2006, included in this prospectus. Our management has identified certain critical accounting policies and estimates that are described below.

Inventory – Inventory is carried at the lower of cost or market on a first-in, first-out basis. Our management writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions and the age of the inventory. If actual market conditions are less favorable than those projected by our management, additional inventory write-downs may be required. Historically, our management has found its write down of inventory to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Inventory reserves were $1,085,000 at March 31, 2007, $1,015,000 at June 30, 2006 and $900,000 at March 31, 2006.

Accounts Receivable/Allowance for Doubtful Accounts and Sales Discounts – Accounts receivable is net of allowance for doubtful accounts and sales discounts. An allowance for doubtful accounts is determined through the analysis of the aging of accounts receivable at the date of the financial statements. An assessment of the accounts receivable is made based on historical trends and an evaluation of the impact of economic conditions. This amount is not significant, primarily due to our history of minimal bad debts. An allowance for sales discounts is based on discounts relating to open invoices where trade discounts have been extended to customers, costs associated with potential returns of products, as well as allowable customer markdowns and operational charge backs, net of expected recoveries. These allowances are included as a reduction to net sales and are part of the provision for allowances included in accounts receivable. The foregoing results from seasonal negotiations and historic deduction trends, net of expected recoveries and the evaluation of current market conditions. As of March 31, 2007, June 30, 2006 and March 31, 2006, accounts receivable was net of allowances of $1,301,000, $950,000 and $1,578,000, respectively. Historically, our management has found its allowance for doubtful accounts and sales discounts to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. However, if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If market conditions were to decline, our management may take actions to increase customer incentive offerings, possibly resulting in an incremental allowance at the time the incentive is offered.

Deferred Tax Valuation Allowance – In assessing the need for a deferred tax valuation allowance, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Since we were able to determine that we should be able to realize our deferred tax assets in the future, a deferred tax asset valuation allowance was not deemed necessary. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Results of Operations

Three and Nine Months Ended March 31, 2007 compared to Three and Nine Months Ended March 31, 2006

The following table shows each specified item as a dollar amount and as a percentage of net sales in each fiscal period, and should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus (in thousands, except for percentages):

	Three Months Ended March 31,				Nine Months Ended March 31,
	2007		2006		2007		2006
Net sales	$13,786	100.0%	$11,940	100.0%	$50,000	100.0%	$43,444	100.0%
Cost of sales	9,472	68.7	8,689	72.8	33,801	67.6	31,199	71.8
Gross profit	4,314	31.3	3,251	27.2	16,199	32.4	12,245	28.2
Selling, general and administrative expenses	4,301	31.2	4,114	34.5	13,368	26.7	12,426	28.6
Insurance recovery	—	—	(1,424)	(11.9)	—	—	(1,424)	(3.3)
Merger related fees	610	4.4	—	—	1,952	3.9	—	—
Gain on sale of property, plant and equipment	—	—	—	—	(496)	(1.0)	—	—
(Loss) income from operations	(597)	(4.3)	561	4.7	1,375	2.8	1,243	2.9
Interest expense	127	0.9	99	0.8	526	1.1	383	0.9
(Loss) income before (benefit from) provision for income taxes	(724)	(5.3)	462	3.9	849	1.7	860	2.0
(Benefit from) provision for income taxes	(289)	(2.1)	186	1.6	340	0.7	345	0.8
Net (loss) income	$(435)	(3.2)%	$276	2.3%	$509	1.0%	$515	1.2%

Percent amounts may not add due to rounding.

Net sales for the three months ended March 31, 2007 increased $1,846,000 to $13,786,000 from $11,940,000 in the comparable period in 2006. Net sales for the nine months ended March 31, 2007 increased by $6,556,000 to $50,000,000 from $43,444,000 in the comparable period in 2006. The increase for the three and nine-month periods was primarily due to an increase in shipments to our largest customer of approximately $4,767,000 and $13,492,000, an increase in shipments to Frederick’s of Hollywood of approximately $313,000 and $2,032,000, partially offset by an approximate net overall decrease in shipments to other customers of $3,234,000 and $8,968,000, respectively.

We expect sales for the fourth quarter of fiscal 2007 to be higher than the fourth quarter of fiscal 2006. At March 31, 2007, our backlog of orders was approximately $17,700,000 as compared to $27,400,000 at March 31, 2006. This decrease in our backlog was due to a shift in the timing of orders booked from the third to the fourth 2007 fiscal quarter. Orders booked for April 2007 were $13,600,000 as compared to $3,000,000 for April 2006.

The gross profit percentage increased to 31.3% and 32.4% for the three and nine months ended March 31, 2007, respectively, from 27.2% and 28.2% in the same periods in the prior year. The higher overall margin resulted from a better product mix in the current year, which created a higher initial gross margin. The margin also improved as a result of lower allowances and markdowns in the current year.

As a result of differences among the accounting policies of companies in the apparel industry relating to whether certain items of expense are included in cost of sales rather than being included as selling expenses, the reported gross profits of different companies, including our own, may not be directly comparable. For example, we record the costs of preparing merchandise for shipment, including warehousing costs and shipping and handling costs, as a selling expense, rather than a cost of sale. Therefore, our gross profit is higher than it would be if such costs were included in cost of sales.

Selling, general and administrative expenses were $4,301,000, or 31.2% of net sales for the three months ended March 31, 2007, as compared to $4,114,000, or 34.5% of net sales for the same period in 2006. This increase of $187,000 resulted primarily from an increase in salary and related costs of $148,000 and a net overall increase in other selling, general and administrative expenses. The increase in salary expense and related costs was the result of an increase in the number of employees in the current year, which primarily related to employees added to service the expected increase in business with Frederick’s of Hollywood.

Selling, general and administrative expenses were $13,368,000, or 26.7% of net sales for the nine months ended March 31, 2007, as compared to $12,426,000, or 28.6% of net sales for the same period in 2006. This increase of $942,000 resulted primarily from an increase in salary and related costs of $456,000, stock compensation expense of $196,000, general corporate legal expense of $95,000, shipping expense and related costs of $88,000 and a net overall increase in other selling, general and administrative expenses, partially offset by expenses related to hurricane Katrina in the prior year of $139,000. The increase in salary expense and related costs was the result of an increase in the number of employees in the current year, which primarily related to employees added to service the expected increase in business with Frederick’s of Hollywood. The increase in stock compensation expense was the result of options being issued to six employees in the second quarter, three of whom are executive officers. The increase in shipping expense and related costs was the result of higher sales.

In connection with our previously announced merger with FOH Holdings, we have incurred merger related fees of $610,000 and $1,952,000, respectively, for the three and nine months ended March 31, 2007. Included in the merger related fees are legal fees, costs associated with our financial advisor, which included the issuance of a fairness opinion to our special committee, and accounting costs for due diligence. These fees are being expensed as a result of the merger being treated as a reverse acquisition.

We recorded a gain on the sale of property, plant and equipment in the second quarter of fiscal 2007 of $496,000, which resulted primarily from the sale of our closed distribution facility in Petersburg, Pennsylvania. On August 14, 2006, we entered into a contract for the sale of the land, building and contents of that facility. On October 17, 2006, we completed the sale for approximately $683,000 in cash. As a result of that transaction, we recorded a gain of approximately $482,000, net of related costs.

During the third quarter of fiscal 2006, we resolved our insurance claim related to hurricane Katrina on the Poplarville, Mississippi distribution facilities which resulted in a gain of $1,424,000, net of expenses.

For the three months ended March 31, 2007, we recorded a loss from operations of $597,000 compared to income from operations of $561,000 for the same period in the prior year. For the nine months ended March 31, 2007, we recorded income from operations of $1,375,000 compared to income from operations of $1,243,000 for the same period in the prior year. The decrease for the three-month period was due primarily to higher selling, general and administrative and expenses, the merger related fees and the insurance gain in the prior year, offset by higher sales and gross margin. The increase for the nine-month period was due to higher sales, a higher gross margin and the gain on the sale of property, plant and equipment, partially offset by higher selling, general and administrative expenses, the merger related fees and the insurance gain in the prior year.

Net interest expense for the three and nine months ended March 31, 2007 increased to $127,000 and $526,000, as compared to $99,000 and $383,000 in the comparable periods in 2006, respectively. These increases were due primarily to higher interest rates for the current fiscal year’s three and nine-month periods, as compared to the prior year.

We recorded an income tax benefit of $289,000 and an income tax provision of $340,000 for the three and nine months ended March 31, 2007, as compared to an income tax provision of $186,000 and $345,000 for the same periods in the prior year, respectively. We utilized an estimated income tax rate of 40% in all periods.

We had a net loss of $435,000 and net income of $509,000 for the three and nine months ended March 31, 2007, as compared to net income of $276,000 and $515,000 for the same periods in the prior year, respectively. The decrease for the three-month period was due primarily to higher selling, general and administrative and expenses, the merger related fees, higher interest costs and the insurance gain in the prior year, offset by higher sales, a higher gross margin and a tax benefit in the current year as compared to a tax provision in the prior year. The decrease for the nine-month period was due to higher selling, general and administrative expenses, the merger related fees, higher interest costs and the insurance gain in the prior year, offset by higher sales, a higher gross margin and the gain on the sale of property, plant and equipment.

Fiscal Years Ended June 30, 2006, 2005 and 2004

The following table shows each specified item as a dollar amount and as a percentage of net sales in each fiscal period, and should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus (in thousands, except for percentages):

	Years Ended June 30,
	2006		2005		2004
Net sales	$51,639	100.0%	$58,533	100.0%	$53,691	100.0%
Cost of sales	37,528	72.7%	44,304	75.7%	37,581	70.0%
Gross profit	14,111	27.3%	14,229	24.3%	16,110	30.0%
Selling, general and administrative expenses	16,556	32.1%	19,024	32.5%	15,824	29.5%
Insurance recovery	(1,450)	(2.8)%	—	—	—	—
(Loss) income from operations	(995)	(1.9)%	(4,795)	(8.2)%	286	0.5%
Interest income	(3)	—	(1)	—	(12)	—
Interest expense	476	0.9%	282	0.5%	76	0.1%
(Loss) income before income tax (benefit) provision	(1,468)	(2.8)%	(5,076)	(8.7)%	222	0.4%
Income tax (benefit) provision	(468)	(0.9)%	(1,954)	(3.4)%	94	0.2%
Net (loss) income	$(1,000)	(1.9)%	$(3,122)	(5.3)%	$128	0.2%

Percent amounts may not add due to rounding.

Fiscal 2006 Compared to Fiscal 2005

Net sales for the year ended June 30, 2006 were $51,639,000 compared to $58,533,000 in the comparable period in 2005. The Sidney Bernstein & Son (SB&S) division accounted for $14,124,000 and $12,964,000 of net sales for the years ended June 30, 2006 and 2005, respectively. Absent the sales from the SB&S division, we had net sales of $37,515,000 for the year ended June 30, 2006 compared to net sales of $45,569,000 in the comparable period in 2005. The reduction in net sales was primarily due the shipment of a $7,800,000 low margin order in the prior year. We declined to bid on the low margin program in the current year. This reduction was partially offset by the full year of shipping for the SB&S division in the current year as compared to eleven months in the prior year. At June 30, 2006, our backlog of orders was approximately $41,686,000 as compared to $28,363,000 at June 30, 2005.

The low margin order of $7,800,000, as mentioned above, was shipped in the second and third quarters of fiscal 2005. This order was for one major retailer and the expected gross margin was considerably lower than Movie Star’s regular business. The costs to prepare this order for shipment were significantly higher than we originally anticipated. In addition, a significant portion of the merchandise arrived late at our distribution centers from India and, in some cases, to meet our customer’s delivery dates, goods were air shipped at a much higher cost.

The gross profit percentage was 27.3% for the year ended June 30, 2006 as compared to 24.3% for the year ended June 30, 2005. The higher overall margin resulted primarily from not having the large low margin order that we shipped in the second and third quarters of fiscal 2005.

Selling, general and administrative expenses were $16,556,000, or 32.1% of net sales, for the year ended June 30, 2006 compared to $19,024,000, or 32.5% of net sales, for the similar period in 2005. This decrease of $2,468,000 resulted from a decrease in salary expense and salary related costs of $857,000, consulting fees of $639,000, shipping expense and shipping related costs of $520,000, samples and design related costs of $411,000, and a net overall reduction in other general overhead expenses, partially offset by an increase in professional fees of $173,000 and royalty expense of $121,000. The decrease in salary expense and salary related costs was the result of changes in the composition of personnel. The decrease in samples and design related costs was the result of lower purchases of sample fabrics and trims and increased usage of in-house resources related to design and artwork. The decrease in shipping expense is primarily the result of lower sales, the elimination of the SB&S distribution center in January 2005 and the Pennsylvania distribution facility in December 2005. The decisions to eliminate these two facilities were made by us to enhance our competitiveness, to reduce expenses and to improve efficiencies. The decrease in consulting fees is related to the termination of our prior Chairman’s services in connection with our consulting agreement with him. The increase in professional fees is primarily related to our continuing exploration of strategic alternatives. The increase in royalty expense is primarily due to the Maidenform license agreement.

During the third and fourth quarter of fiscal 2006, we resolved our insurance claim on the Poplarville, Mississippi distribution facilities which resulted in a gain of $1,450,000, net of expenses. A portion of the proceeds has been and will be used to replace certain portions of the facility that were damaged during hurricane Katrina.

We recorded a loss from operations of $995,000 for the year ended June 30, 2006, compared to a loss from operations of $4,795,000 for the similar period in 2005. This improvement was primarily due to the insurance recovery, higher gross profit margins and the net overall reduction in selling, general and administrative expenses, partially offset by lower sales volume.

Interest income for the year ended June 30, 2006 was $3,000 as compared to $1,000 for 2005.

Interest expense for the year ended June 30, 2006 was $476,000 as compared to $282,000 for 2005. This increase was due primarily to higher interest rates and higher borrowing levels.

We provided for an income tax benefit of $468,000 for the year ended June 30, 2006, as compared to an income tax benefit of $1,954,000 for the similar period in 2005. The decrease in income tax benefit is due to the lower loss in fiscal 2006.

We recorded a net loss for the year ended June 30, 2006 of $1,000,000 as compared to a net loss of $3,122,000 for the same period in 2005. This improvement was primarily due to the insurance recovery, higher gross profit margins and the net overall reduction in selling, general and administrative expenses, partially offset by lower sales volume, an increase in interest expense, and a lower income tax benefit in the current period as compared to the same period last year.

Fiscal 2005 Compared to Fiscal 2004

Net sales for the year ended June 30, 2005 were $58,533,000 as compared to $53,691,000 in the comparable period in 2004. The increase in sales was due to the sales contribution of $12,964,000 of the SB&S division and the shipment of a $7,800,000 low margin order partially offset by a reduction in orders from some of our larger customers. The revenues of the Movie Star division declined by approximately $8,122,000 and were adversely impacted by higher than expected markdown allowances due to a highly promotional retail environment as well as lower than anticipated product performance at retail.

The low margin order of $7,800,000, as mentioned above, was shipped in the second and third quarters of fiscal 2005. This order was for one major retailer and the expected gross margin was considerably lower than Movie Star’s regular business. The costs to prepare this order for shipment were significantly higher than we originally anticipated. In addition, a significant portion of the merchandise arrived late at our distribution centers from India and, in some cases, to meet the delivery dates of our customer, goods were shipped via air at a much higher cost and we also incurred additional costs to prepare the goods for shipment to our customer. We declined to bid on this order for fiscal 2006.

The gross profit percentage was 24.3% for the year ended June 30, 2005 as compared to 30.0% for the year ended June 30, 2004. The lower overall margin resulted primarily from the addition of the SB&S division, which operated at 23.2% (which was lower than the anticipated margin due to the sale of closeouts), the low margin order that was shipped in the second and third quarters of fiscal 2005 and the higher sale of closeouts. Also contributing to the reduction in gross margins were the additional costs to exit the Dominican Republic as a source of production and move the production of the product being produced there to El Salvador.

Selling, general and administrative expenses were $19,024,000, or 32.5% of net sales, for the year ended June 30, 2005 as compared to $15,824,000, or 29.5% of net sales, for the similar period in 2004. This increase of $3,200,000 is a result of an increase in salary expense and salary related costs of $411,000, shipping expense and shipping related costs of $725,000, consulting fees of $520,000, samples and design related costs of $351,000, outbound freight expense of $214,000, commissions of $174,000, a greater recovery of bad debts in the prior year of $308,000 and a net increase in other general overhead expenses. The increase in salaries was primarily the result of the additional personnel for the SB&S division and costs associated with personnel changes, partially offset by a one-time expense of $1,084,000 related to a lump sum payment to President and Chief Executive Officer, Mel Knigin, in the prior year. Absent this one-time expense in the prior year, salaries would have increased approximately $1,495,000. The payment to Mr. Knigin occurred as a result of a stock ownership sale by the former Chairman of the Company, which activated a provision in Mr. Knigin’s employment agreement. Under the terms of the agreement with Mr. Knigin, this payment is to be applied against any severance obligations of the Company owed to Mr. Knigin under his employment contract, which, in accordance with its terms, expires on June 30, 2007. The increase in shipping expense is the result of the addition of the SB&S division, unanticipated costs for the large low margin order and the increased use of a West Coast public warehouse. Also, utilizing the SB&S distribution center created excess shipping capacity and as of January 2005, we closed this facility and began shipping the SB&S orders from our distribution centers in Mississippi and Pennsylvania. We also decided in June 2005 to close the Pennsylvania distribution center. In September 2005, we temporarily reopened the Pennsylvania facility to handle some of the backlog of orders caused by the hurricane in Mississippi. The increase in samples and design related costs was the result of the addition of the SB&S division and the new Maidenform line. The increase in outbound freight expense was due to the expediting of the large order discussed earlier. The increase in consulting fees was primarily due to termination of our prior Chairman’s services in connection with our consulting agreement with him in the amount of $450,000 and the addition of our consulting agreement with LLI, Inc. to provide the sales representation for us in Canada and supervise the operations of our office in Montreal. The increase in commissionable sales was the result of commissions paid on the SB&S division’s sales and an increase in commissionable sales in the remaining business. The recovery of bad debts in the prior year resulted primarily from one customer in bankruptcy that resolved our claim more favorably than we had anticipated.

We recorded a loss from operations of $4,795,000 for the year ended June 30, 2005, as compared to operating income of $286,000 for the similar period in 2004. This decrease was due to, lower gross margins and higher selling, general and administrative expenses partially offset by higher sales.

Interest income for the year ended June 30, 2005 was $1,000 as compared to $12,000 for 2004.

Interest expense for the year ended June 30, 2005 was $282,000 as compared to $76,000 for 2004. This increase was due primarily to higher borrowing levels, which were the result of the acquisition of the SB&S division and higher sales, which required higher inventories and accounts receivable.

We provided for an income tax benefit of $1,954,000 for the year ended June 30, 2005, as compared to a provision for income taxes of $94,000 for the similar period in 2004. The tax benefit was the result of the loss in fiscal 2005.

We recorded a net loss for the year ended June 30, 2005 of $3,122,000 as compared to net income of $128,000 for the same period in 2004. This reduction was due to lower gross margins, higher selling, general and administrative expenses and higher interest costs, partially offset by higher sales and an income tax benefit in the current year as compared to an income tax provision for the prior year.

Liquidity and Capital Resources

Net cash provided by operating activities for the nine months ended March 31, 2007 was $495,000, resulting primarily from net income of $509,000, non-cash expenses of $261,000 for depreciation and amortization, $356,000 for the provision for sales allowances and doubtful accounts and $204,000 of stock-based compensation expenses, the decrease in inventory of $866,000 and the decrease in the prepaid expenses and other current assets of $655,000 partially offset by the increase in accounts receivable of $931,000 and the decrease in accounts payable and other liabilities of $1,274,000. The decrease in inventory is primarily due to a reduction in finished goods in-transit. The decrease in prepaid expenses and other current assets is primarily due to the receipt of payment of the insurance receivable for hurricane Katrina. The increase in accounts receivable is due to higher sales in the current quarter as compared to the prior year’s fourth quarter and the decrease in accounts payable is primarily due to less finished goods in-transit.

Net cash provided by investing activities of $485,000 consisted of proceeds from the sales of property, plant and equipment of $698,000 and insurance proceeds of $26,000 associated with damage to our Poplarville, Mississippi distribution facilities from hurricane Katrina, offset by purchases of property, plant and equipment of $239,000.

Net cash used in financing activities of $1,092,000 resulted from the net repayments of short-term borrowings of $1,477,000 and the repayments of capital lease obligations of $31,000, offset by proceeds of $416,000 from the exercise of stock options.

Contractual Obligations and Commercial Commitments

To facilitate an understanding of our contractual obligations and commercial commitments, the following data is provided as of March 31, 2007 (in thousands):

	Payments Due by Period
	Total	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Note Payable(1)	$3,477	$3,477	$—	$—	$—
Note Payable Interest(2)	261	261	—	—	—
Capital Lease Obligation	132	61	71	—	—
Licensing Agreement	142	142	—	—	—
Operating Leases	5,024	1,300	2,643	1,081	—
Employment Contracts	3,476	1,345	1,781	350	—
Consulting Agreement(3)	633	400	233	—	—
Long-term Liability	92	17	39	36	—
Total Contractual Obligations	$13,237	$7,003	$4,767	$1,467	$—

		Amount of Commitment Expiration Per Period
	Total Amounts Committed	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
Other Commercial Commitments
Letters of Credit	$2,359	$2,359	$—	$—	$—
Total Commercial Commitments	$2,359	$2,359	$—	$—	$—

(1)	Note Payable is a less than one-year obligation because the financial institution may demand payment at any time. Interest on outstanding borrowings is payable at a variable rate per annum, equal to the prime rate less 0.75% (our current borrowing rate at March 31, 2007 was 7.50%).
(2)	Note Payable Interest assumes that the principal amount outstanding on our line of credit is paid in full on March 31, 2007, that the principal amount to be repaid on that date will be $3,477,000 and that the interest rate will be 7.50% (our current borrowing rate at March 31, 2007).
(3)	Includes agreement that was executed subsequent to March 31, 2007.

We have no obligations that have a provision for increased or accelerated payments, except in respect of defaults.

Note Payable

Effective June 30, 2006, we obtained a new revolving line of credit of up to $30,000,000. This revolving line of credit and letter of credit facility expires on June 30, 2008 and is sufficient for our projected needs for operating capital and letters of credit to fund the purchase of imported goods through June 30, 2008. Direct borrowings under this line bear interest at the J.P. Morgan Chase Bank prime rate less .75 percent per annum. Availability under the line of credit is subject to our compliance with certain agreed upon financial formulas. We were in compliance with our requirements under this facility at March 31, 2007. This line of credit is secured by substantially all of our assets.

Future Financing Requirements

For the nine months ended March 31, 2007, our working capital increased by $1,318,000 to $10,250,000 from $8,932,000 at June 30, 2006, primarily due to income from operations and the sale of property, plant and equipment.

We believe the available borrowing under our revolving line of credit, along with anticipated operating cash flows, will be sufficient to cover our working capital requirements through June 30, 2008.

We anticipate that capital expenditures for fiscal 2007 will be less than $500,000.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of capital resources.

Effect of New Accounting Standards

In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued SFAS Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes — An Interpretation of SFAS No. 109’’ (‘‘FIN 48’’). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. We first will be required to determine whether it is more likely than not that a tax position, if any, will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the ‘‘more likely than not’’ recognition threshold will then be measured to determine the amount of benefit to recognize in the financial statements based upon the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the effect that FIN 48 may have on our financial statements.

Inflation

We do not believe that our operating results have been materially affected by inflation during the preceding three years. There can be no assurance, however, that our operating results will not be affected by inflation in the future.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to changes in the J.P. Morgan Chase Bank prime rate based on the Federal Reserve actions and general market interest fluctuations. We believe that moderate interest rate increases or decreases will not have a material impact on our results of operations, or financial position, in the foreseeable future. For the nine months ended March 31, 2007, borrowings peaked during the period at $15,831,000 and the average daily amount of borrowings was $8,523,000.

Imports

Transactions with our foreign manufacturers and suppliers are subject to the risks of doing business outside of the United States. Our import and offshore operations are subject to constraints imposed by agreements between the United States and the foreign countries in which we do business. These agreements often impose quotas on the amount and type of goods that can be imported into the United States from these countries. Such agreements also allow the United States to impose, at any time, restraints on the importation of categories of merchandise that, under the terms of the agreements, are not subject to specified limits. Our imported products are also subject to United States customs duties and, in the ordinary course of business, we are from time to time subject to claims by the United States Customs Service for duties and other charges. The United States and other countries in which our products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which could adversely affect our operations and our ability to continue to import products at current or increased levels. We cannot predict the likelihood or frequency of any such events occurring.

MOVIE STAR’S BUSINESS

Business of Movie Star

General

Movie Star designs, manufactures (through independent contractors), imports, markets and distributes an extensive line of women’s intimate apparel to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Our products include pajamas, nightgowns, baby dolls, nightshirts, dusters, shifts, caftans, sundresses, rompers, short sets, beachwear, peignoir ensembles, robes, leisurewear, panties and daywear consisting of bodysuits, soft bras, slips, half-slips, teddies, camisoles and cami tap sets. These products are manufactured in various fabrics, designs, colors and styles depending upon seasonal requirements, changes in fashion and customer demand. Retail prices for our products range from approximately $5.00 for products such as nightshirts, to approximately $85.00 for products such as peignoir sets. We maintain an in-house design staff, which affords us the flexibility to work with merchandise buyers on fashion design and price points. Since our incorporation in 1935, we have competed on the basis of price, quality, the desirability of our fabrics and designs, and the reliability of our delivery and service.

In August 2004, we acquired certain assets of Sidney Bernstein & Son Lingerie, Inc., a company engaged in the design, marketing and sale of women’s lingerie and related apparel and accessories. The Sidney Bernstein acquisition has enabled us to broaden our customer base to include discount chains and other retailers that sell similar products at lower price points than our other product lines.

The intimate apparel business for department stores, specialty stores and regional chains is broken down into four selling seasons per year. For each selling season, we create a new line of products that represent our own brand name Cinema Etoile®. Our brand name does not have widespread consumer recognition, although it is well known to our customers. We sell our brand name products primarily during these selling seasons. We also develop specific products for some of our larger accounts, mass merchandisers and national chains, and make between five and eight presentations throughout the year to these accounts. Since we do not have long-term contracts with any of our customers, our business is subject to unpredictable increases and decreases in sales depending upon the size and number of orders that we receive each time we present our products to our customers.

Raw Materials

We utilize a large variety of fabrics made from natural and man-made fibers, including cotton, broadcloth, stretch terry, brushed terry, flannel, brushed flannel, nylon, polyester, spun polyester, velour, satin, tricot, jersey, fleece, jacquard, lace, stretch lace, charmeuse, chambray, microfiber, spandex and various knit fabrics. These fabrics are available in most countries in which we contract for production and are easily imported to those countries that do not have an internal supply of such materials. The sources of these materials are highly competitive with each other and we expect these competitive conditions to continue in the foreseeable future. Generally, we have long-standing relationships with our suppliers and purchase our raw materials in anticipation of orders, or as a result of need based on orders received. Our ability to purchase raw materials in high volume, together with the competitive prices offered by our suppliers, provide us with the opportunity to buy these materials at relatively low prices. In turn, we are able to take advantage of these lower prices in the pricing of our finished goods. We are not dependent on a single source of supply for material that is not readily replaceable.

Sourcing and Supply

All of the products that we sell are manufactured outside the United States. Contracting with foreign entities enables us to take advantage of prevailing lower labor rates. We arrange for the production of garments with suppliers on a purchase order basis. We do not have any long-term contractual arrangements with contractors. This provides us with flexibility in the selection of contractors for the future production of goods. We believe that we could replace the loss of any particular contractor in any country within a reasonable time period. However, the loss of a major contractor would cause a temporary interruption in supply.

In order to maximize our opportunities to obtain superior quality product at the most competitive prices with reliable and efficient service, we source our products in three different ways:

•	Cut, Make and Trim (CMT) Contractors. We contract with CMT contractors to assemble the materials that we purchase from other sources.

•	Finished Good Purchases. We purchase products directly from finished package manufacturers.

•	Assisted Finished Good Purchases. We hire contractors to assemble the products for which these contractors purchase the fabrics with our extensive input on type and source of such fabrics and we purchase some of the trim and embellishments.

The following table shows each country from which we have (1) contracted for the assembly of products using our materials, (2) purchased finished goods and (3) contracted for the assembly of products using fabrics purchased by the contractor with our input on the type and source of such fabrics, and the approximate percentage of our total cost of production during fiscal years 2006 and 2005 allocable to each country:

	Fiscal 2006				Fiscal 2005
	CMT	Finished Good Purchases	Assisted Finished Good Purchases	Total	CMT	Finished Good Purchases	Assisted Finished Good Purchases	Total
Bangladesh	—	19%	11%	30%	—	10%	8%	18%
Cambodia	—	1%	14%	15%	—	—	8%	8%
China	—	10%	4%	14%	—	7%	—	7%
Dominican Republic(1)	—	—	—	—	12%	—	—	12%
El Salvador	7%	—	—	7%	1%	—	—	1%
India	—	1%	—	1%	—	22%	—	22%
Mexico	—	1%	—	1%	—	4%	—	4%
Pakistan	—	3%	—	3%	—	3%	—	3%
Philippines	—	—	25%	25%	—	—	21%	21%
Taiwan	—	4%	—	4%	—	2%	—	2%
Other	—	—	—	—	—	2%	—	2%
Total	7%	39%	54%	100%	13%	50%	37%	100%

1.	In the second half of fiscal 2005, we exited the Dominican Republic as a source of production and moved this production in its entirety to El Salvador.

We have a representative office in the Philippines to facilitate the coordination of our production there, which was 25% of total production in fiscal year 2006 and 21% in fiscal year 2005. This office is utilized primarily for administrative and manufacturing support functions, as well as sample making and pattern making.

Quality Control

We currently have two independent representatives in Bangladesh, one employee in El Salvador, and eight employees in the Philippines supervising the production of finished products purchased by us or assembled for us by CMT contractors in those countries and the other countries from which we source our products. These employees and representatives assist in maintaining quality and on-time delivery. Management personnel travel to El Salvador and Asia throughout the year to monitor the performance of our offshore contractors.

Marketing and Distribution

Our products are sold through an established sales network consisting of both in-house sales personnel and independent sales representatives. Employees in our showroom in New York City represent our company in soliciting orders nationally. In general, in fiscal 2006, approximately 34% of our sales are made to mass merchandisers, 16% to department stores, 15% to specialty stores and 14% to discount retailers. The balance of our sales are unevenly distributed among national chain stores, regional chain stores and direct mail catalog marketers.

Our wholly-owned subsidiary, Cinejour Lingerie Inc., is a Canadian corporation, formed in May 2004 to market and sell our products throughout Canada. We have an agreement with an independent representative to provide sales representation for us in Canada and to supervise the operations of our office there.

We generally limit the promotion of our products to cooperative advertising in conjunction with our retail customers directed to the ultimate retail consumer of our products. Under our license agreement with Maidenform Inc., we also engage in limited direct advertising of the Maidenform brand in the form of print ads in trade publications.

Garments are shipped directly by contractors to our warehouse in Mississippi, where they are stored and packed for distribution to our customers. We utilize a public warehouse in California to accommodate our largest customer, to reduce transit times from our contractors and to accommodate our requirements during peak shipping periods. We also utilize a public warehouse in Canada to accommodate our customers in Canada. Our overseas contractors perform sorting and packing functions to expedite the delivery time to our customers and to reduce our overall costs.

All sales have terms that generally require payment within 30 to 60 days from the date the goods are shipped. Although sales are made without the right of return, in certain instances, we may accept returns or agree to allowances.

Our business is concentrated on certain significant customers. Sales to Wal-Mart accounted for approximately 48% of sales for the nine months ended March 31, 2007, 25% of sales for fiscal 2006 and 20% for fiscal 2005. Target accounted for 15% of our sales in fiscal 2005. While we believe our relationships with our major customers are good, because of competitive changes, the availability of the types of garments we sell from a number of other contractors and an increase in retailers who design, produce and sell their own products directly to consumers, there is the possibility that any customer could alter the amount of business it does with us.

Purchasing decisions by our customers with respect to each group of our products and, in some instances, products within a group, generally are made by different buyers and purchasing departments. We believe that the loss of orders from any one buyer or purchasing department would not necessarily result in the loss of sales to other buyers or purchasing departments of those customers.

Trademarks and Licenses

We have several registered trademarks, of which Movie Star®, Movie Star Loungewear®, Cinema Etoile®, Seductive Wear®, Meant To Be®, Cine Jour®, Private Property®, Heather Nicole® and Night Magic® are material to the marketing of our products. In February 2006, we applied for the trademark, Cinema StudioTM, and a statement of use was filed in March 2007. In March 2007, we applied for the trademark, Knickers by Cinema EtoileTM.

In addition to our own branded products, we design, produce and market a line of ladies’ sleepwear and robes under the Maidenform® name through a licensing agreement with Maidenform Inc. Our Maidenform Collection is available to department stores, chains and high-end specialty stores nationally. We also actively market a line of sleepwear, robes and daywear under the Maidenform trademarks Sweet Nothings®, Self Expressions® and Rendezvous®.

Imports and Import Restrictions

Transactions with our foreign contractors and suppliers are subject to the risks of doing business abroad. Our import and offshore operations are subject to restraints imposed by agreements between the United States and certain foreign countries, primarily China, in which we do business. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Our imported products are also subject to United States customs duties and, in the ordinary course of business, we are from time to time subject to claims by the United States Customs and Border Protection for duties and other charges. The United States and other countries in which our products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which, in turn, could adversely affect our operations and ability to continue to import products at current or increased levels. We cannot predict the likelihood or frequency of any of these events occurring.

Backlog

At March 31, 2007, our backlog of orders was approximately $17,700,000 as compared to $27,400,000 at March 31, 2006. This decrease in our backlog was due to a shift in the timing of orders booked from the third to the fourth 2007 fiscal quarter. Orders booked for April 2007 were $13,600,000 as compared to $3,000,000 for April 2006. We believe that the current backlog is firm and will be filled. Orders are booked upon receipt.

Seasonality

We manufacture a wide variety of intimate apparel in many different styles and sizes and for use in all seasons and climates in the United States. Because of our product mix, we are subject to seasonal variations in sales. Historically, more than 50% of our sales have been made in the first six months of our fiscal year (i.e., the second half of the calendar year).

Competition

The intimate apparel business is fragmented and highly competitive. The industry is characterized by a large number of small companies manufacturing and selling unbranded merchandise, and by several large companies which have developed widespread consumer recognition of the brand names associated with merchandise manufactured and sold by these companies. In addition, some of the larger retailers to whom we have historically sold our products have sought to expand the development and marketing of their own brands and to obtain intimate apparel products directly from the same or similar sources from which we obtain our products.

The intimate apparel industry is further characterized by competition on the basis of price, quality, efficient service and prompt delivery. Because of this competitive pressure, we no longer rely on domestic manufacturing, but rather rely entirely on offshore contractors. Accordingly, changes in import quotas, currency valuations and political conditions in the countries from which we import products could adversely affect our business.

Employees

As of May 15, 2007, we had 289 full-time and 7 part-time employees. Of our full-time employees, approximately 11 are executive and senior management, 86 are in design, design support and sample making, 12 are in sales and sales support, 47 are administrative personnel and office support, 98 are in production, manufacturing and offshore support and 42 are in distribution and warehousing.

We have never experienced an interruption of our operations because of a work stoppage. Even though we are subject to certain seasonal variations in sales, significant seasonal layoffs are rare.

We believe our relationship with our employees to be good. We are not a party to any collective bargaining agreement with any union.

Properties

The following table sets forth all of the facilities that we owned or leased as of May 15, 2007.

Location	Use	Owned or Leased	Square Footage	Annual Rent	Expiration of Lease
1115 Broadway,	Corporate Offices	Leased	11,000	$1,109,000	12/2010
New York, NY	Divisional Sales Office and Showroom		8,000
	Production Staff and Design		12,000
			31,000
180 Madison Ave.,	Sales Office and Showroom	Leased	3,000	$90,000	5/2011
New York, NY
Poplarville, MS	Manufacturing Support	Leased	24,000	$8,000	11/2010
	Warehousing and Distribution		172,000
	Office		16,000
			212,000
	Warehousing	Owned	27,000		N/A
	Office		2,000
			29,000
Makati, Philippines	Administrative and Manufacturing Support, Sample and Pattern Making	Leased	3,800	$15,000	4/2008
Montreal, Canada	Office	—	1,000	$9,000	Month to Month

Period Reporting and Audited Financial Statements

Movie Star has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Movie Star’s annual reports contain financial statements audited and reported on by Movie Star’s independent registered public accounting firm. Movie Star has filed with the SEC a Form 10-K, as amended, covering the fiscal year ended June 30, 2006 and Forms 10-Q covering the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007.

Legal Proceedings

There are no legal proceedings pending which we consider to be material.

FOH HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis should be read in conjunction with FOH Holdings’ consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and all of its subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc. and Frederick’s.com, Inc.

Overview

The sale of intimate apparel, personal care and beauty products is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail sales.

FOH Holdings is a retailer of primarily women’s apparel and related merchandise through mall-based specialty stores, mail order catalogs and the Internet. References throughout this discussion and analysis to ‘‘Direct’’ collectively refer to the catalog and Internet sales channels. At July 29, 2006 and July 30, 2005, FOH Holdings operated 134 and 140 stores, respectively. In the first six months of fiscal year 2007, FOH Holdings opened three stores and closed three under-performing stores. During the year ended July 29, 2006, FOH Holdings closed two stores in New Orleans as a result of damages caused by Hurricane Katrina and nine under-performing stores and opened five new stores. During the year ended July 31, 2005, FOH Holdings closed nine under-performing stores and opened four new stores.

Critical Accounting Policies and Estimates

FOH Holdings’ discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’). The preparation of financial statements in conformity with GAAP requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will differ from FOH Holdings’ estimates. Such differences could be material to the financial statements.

FOH Holdings’ management believes the application of accounting policies, and the estimates required by these policies, are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. FOH Holdings evaluates its estimates on an on-going basis, including those related to revenues, inventories, deferred catalog expenses, goodwill, intangible assets, taxes, stock-based compensation, contingencies and litigation. FOH Holdings’ most significant areas of estimation and assumption are:

•	estimation of expected customer merchandise returns;

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving inventory;

•	estimation of the timing and level of future catalog revenues;

•	estimation of future cash flows, discount rates and other underlying assumptions used to assess the carrying value of indefinite-lived intangible assets, goodwill and long-lived assets, including amortizable intangible assets;

•	estimation of its net deferred income tax asset valuation allowance; and

•	estimation of future common stock performance and determination of stock option lives.

Historically, FOH Holdings’ management has found the application of accounting policies to be appropriate, and actual results generally do not differ materially from those determined using estimates.

FOH Holdings’ accounting policies are more fully described in Note 1 to its consolidated financial statements for the fiscal year ended July 29, 2006, and included elsewhere in this prospectus. FOH Holdings’ management has identified certain critical accounting policies that are described below.

Revenue Recognition – FOH Holdings records revenue at the point of sale for retail stores and at the time of estimated receipt by the customers for catalog and Internet sales. Outbound shipping charges billed to customers are included in net sales for catalog and Internet sales. FOH Holdings records an allowance for estimated returns in the period of sale based on prior experience. If actual returns are greater than expected returns, additional sales returns may be recorded in the future.

Merchandise Inventories – Store inventories are valued at the lower of cost or market using the retail inventory first-in, first-out (‘‘FIFO’’) method, and Direct inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Freight costs are included in inventory and vendor promotional allowances are recorded as a reduction in inventory cost.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations as well as gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. When a decision is made to permanently mark down merchandise, the resulting gross margin reduction is recognized in the period the markdown is recorded. Additionally, FOH Holdings accrues for planned but unexecuted markdowns. FOH Holdings’ management believes that markdowns have been appropriately reflected in its consolidated financial statements.

To the extent that FOH Holdings’ management estimates differ from actual results, additional markdowns may be required that could reduce gross margin, operating income and the carrying value of inventories.

Deferred Catalog Costs – Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. Direct-response advertising consists primarily of product catalogs of FOH Holdings’ mail order subsidiary. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, which is generally six months. FOH Holdings’ management believes that they have appropriately determined the expected period of future benefit as of the date of its consolidated financial statements; however, should actual sales results differ from expected sales, deferred catalog costs may be written off on an accelerated basis.

Impairment of Long-Lived Assets – FOH Holdings reviews long-lived assets, including property and equipment and its amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows, as prescribed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If long-lived assets are impaired, an impairment loss is recognized, measured as the amount by which the carrying value exceeds the estimated fair value of the assets.

The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. If FOH Holdings’ sales growth, gross margin performance or other estimated operating results are not achieved at or above the forecasted level, or cost inflation exceeds the forecast and FOH Holdings is unable to recover such costs through price increases, the carrying value of certain of the retail stores may prove to be unrecoverable and FOH Holdings may incur additional impairment charges in the future. FOH Holdings’ management believes that the long-lived assets’ carrying values and useful lives continue to be appropriate.

Goodwill and Trademark – As of July 29, 2006, FOH Holdings had goodwill of $7.3 million and trademarks valued at $18 million, arising from the push-down accounting applied as a result of a change in control on March 3, 2005, when FOH Holdings’ outstanding common stock was purchased by certain shareholders. Note 1 of FOH Holdings’ audited consolidated financial statements, included elsewhere in this prospectus, provides further information about this transaction. Intangible assets consist of the trademarks, principally FOH Holdings’ trade name, as well as customer relationships and domain names recognized in accordance with push-down accounting. FOH Holdings has determined the trademarks and domain names to have indefinite lives.

FASB Statement No. 142, Goodwill and Other Intangible Assets, requires FOH Holdings to not amortize its goodwill, trademarks and certain other indefinite life intangible assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. The goodwill impairment review is highly judgmental and involves the use of significant estimates and assumptions, which have a significant impact on the amount of any impairment charge recorded. Estimates of fair value are primarily determined using discounted cash flow methods and are dependent on assumptions on future sales trends, market conditions and cash flows over several years. In estimating future cash flows, FOH Holdings’ management uses assumptions for items such as comparable store sales, the rate of inflation, new store openings and future sales trends.

The carrying value of the trademark was determined using the relief-from-royalty method. The relief-from-royalty valuation method estimates the royalty expense that could be avoided in the operating business as a result of owning the respective asset or technology. The royalty savings are measured, tax-effected and, thereafter, converted to present value with a discount rate that considers the risk associated with owning the intangible assets. No impairment was present and no write-down was required when the trademark was reviewed for impairment in connection with the annual impairment test. The relief-from-royalty method requires the review of certain assumptions, including projected cash flows, royalty rates and discount rates.

If assumptions used in performing the goodwill or trademark impairment test prove inaccurate, the fair value of the goodwill and trademark may ultimately prove to be significantly lower, thereby causing the carrying value to exceed the fair value and indicating impairment has occurred. FOH Holdings’ management believes that the carrying values of certain intangible assets and goodwill continue to be appropriate and no impairments have been identified.

Income Taxes – Income taxes are accounted for by FOH Holdings under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in FOH Holdings’ consolidated financial statements and income tax returns. FOH Holdings’ management provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized. Future realization of certain income tax assets on which FOH Holdings’ management has provided a valuation allowance is dependent upon future cumulative profitability, among other factors.

Stock-based Compensation – Effective July 30, 2006, FOH Holdings adopted the provisions of SFAS No. 123(R), ‘‘Shared-Based Payment,’’ which requires an entity to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. FOH Holdings adopted SFAS 123(R) using the prospective application method. Under this method, share-based compensation expense recognized during the six months ended January 27, 2007 included only share-based compensation expense for all share-based awards granted or modified subsequent to July 29, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with the prospective application method, FOH Holdings’ consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). The prospective application of SFAS 123(R) did not have a material impact on FOH Holdings’ consolidated financial positions, results of operations and cash flows.

FOH Holdings currently uses the Black-Scholes option-pricing model to value stock options granted to employees. It uses these values to recognize stock compensation expense for stock options in accordance with SFAS No. 123(R). The Black-Scholes model is complex and requires significant exercise of judgment to estimate future common stock dividend yield, common stock expected volatility and the expected life of the stock options. These assumptions significantly affect stock option valuations and future changes in these assumptions could significantly change valuations of future stock option grants and, thus, affect future stock compensation expense.

New Accounting Pronouncements Not Yet Adopted

In July 2006, the FASB issued FASB interpretation (‘‘FIN’’) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. FOH Holdings is currently assessing the impact of FIN No. 48, which it will adopt effective at the beginning of the fiscal year ending in July 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. FOH Holdings is currently assessing the impact of SFAS No. 157 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (‘‘SFAS No. 159’’). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at fiscal year ends. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Accordingly, SFAS No. 159 will be adopted commencing in FOH Holdings’ fiscal year ending in July 2009. FOH Holdings is currently assessing the impact of SFAS No. 159 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

Results of Operations

Six Months Ended January 27, 2007 Compared to
Six Months Ended January 28, 2006

(In thousands except for percentages)	Six Months Ended January 27, 2007	Percentage of Net Sales	Six Months Ended January 28, 2006	Percentage of Net Sales
Net sales	$80,228	100.0%	$69,367	100.0%
Cost of goods sold, buying and occupancy	46,244	57.6%	39,981	57.6%
Gross profit	33,984	42.4%	29,386	42.4%
Selling, general and administrative expenses	30,216	37.7%	30,333	43.7%
Operating income (loss)	3,768	4.7%	(947)	(1.4)%
Interest expense, net	1,096	1.4%	1,167	1.7%
Income (loss) from continuing operations before income tax provision	2,672	3.3%	(2,114)	(3.0)%
Income tax provision	802	1.0%	2	0.0%
Income (loss) from continuing operations	1,870	2.3%	(2,116)	(3.1)%
Income (loss) from discontinued operations, net of tax provision (benefit) of $12 and $(1) for the six months ended January 27, 2007 and January 28, 2006, respectively	29	0.0%	(23)	(0.0)%
Net income (loss)	$1,899	2.4%	$(2,139)	(3.1)%

Net Sales

Net sales for the six months ended January 27, 2007 increased $10,861,000 or 15.7% as compared with the prior year six month fiscal period, generated by the continuing strength of Frederick’s of Hollywood’s product offering to its core customers. Changes in the merchandising strategy across all channels led to growth in all categories. Frederick’s of Hollywood’s primary merchandise categories consist of foundations (including bras, corsets and panties), lingerie (including daywear and sleepwear), Ready to Wear (dresses and sportswear, offered primarily in the Direct Division), fragrance and accessories (including personal care products and novelties). Overall, store sales increased 8.1% for the six months ended January 27, 2007 as compared with the prior year six month fiscal period, driven by an increase in comparable store sales of 10.4%, partially offset by a net decrease of seven stores and the relocation of two stores between the two six month fiscal periods. Net sales from Frederick’s of Hollywood’s Direct business increased by $5,246,000 or 19.3% for the six months ended January 27, 2007 as compared with the prior year six month fiscal period, reflecting a new creative strategy and revitalized prospecting and promotion strategies. Net sales from the catalog business increased by $2,231,000, or 15.1%, for the six months ended January 27, 2007, largely driven by the success of a new creative strategy and the resulting increase in both customer orders and average purchases per order. Net sales from the Internet business increased by $2,646,000, or 37.0%, for the six months ended January 27, 2007 as compared with the prior year six month fiscal period. This increase was largely driven by the increased traffic to the website from expanded search and affiliate programs.

Gross Profit

For the six months ended January 27, 2007, the gross profit rate (expressed as a percentage of net sales) remained consistent at 42.4%. The gross margin for the six months ended January 27, 2007 was impacted by an increase in net sales volume of 15.7%, which enabled Frederick’s of Hollywood to better leverage certain fixed buying and occupancy, which was mostly off-set by an increase of $593,000 in freight costs.

Selling, General and Administrative Expenses

For the six months ended January 27, 2007, selling, general and administrative expenses as a percentage of sales decreased to 37.7% from 43.7% for the prior year six month fiscal period, primarily as a result of decreased general and administrative costs over the prior year six month fiscal period. General and administrative costs decreased as a result of decreased spending on brand marketing initiatives of 40%, partially offset by increased personnel costs of 7.2% and increased expenditures on technology initiatives of 9.4%.

Interest Expense, Net

During the six months ended January 27, 2007, net interest expense of approximately $1,096,000 was incurred compared to $1,167,000 for the prior year six month fiscal period, a decrease of approximately $71,000 or 6.1%. This was driven, in part, by a decrease in the average outstanding borrowings of approximately $2,271,000 or 8.3%, partially offset by an increase in the average borrowing rate from 7.6% to 8.2%.

Income Tax Provision — Continuing Operations

Income taxes for the six months ended January 27, 2007 of $802,000 represents an effective income tax rate of approximately 30.0%. The effective income tax rate reflects the change in valuation allowances associated with projected current year utilization of post-change in control net operating loss carryforwards, offset by the realization of certain pre-change in control net operating losses of $167,000 recorded as a reduction of goodwill. Income taxes for the six months ended January 28, 2006 were not material.

Income (Loss) from Discontinued Operations

Income (loss) from discontinued operations of $29,000 and $(23,000) for the six months ended January 27, 2007 and January 28, 2006, respectively, includes revenues and expenses directly associated with the stores closed. Three stores were closed during the six months ended January 27, 2007 and three stores were closed during the prior year six month fiscal period. These stores closed at the end of the applicable contractual lease termination date. Additionally, discontinued operations for the six-month fiscal period ended January 28, 2006 reflect the retrospective adjustment for eleven stores that closed from January 28, 2006 through January 27, 2007. FOH Holdings expects that two additional stores will close upon the expiration of their leases during the remainder of fiscal year 2007.

Fiscal Years 2006, 2005 and 2004

The table below shows how FOH Holdings’ operating results have changed over the periods presented. The financial information presented reflects the push-down accounting adjustments related to the March 2005 transaction that is described in ‘‘Selected Historical Consolidated Financial and Other Data and Summary Selected Pro Forma Condensed Consolidated Financial Information—FOH Holdings’ Selected Historical Consolidated Financial and Other Data’’ and more fully disclosed in Note 1 of FOH Holdings’ audited consolidated financial statements included elsewhere in this prospectus. The relevant percentage of total revenue is provided next to each period’s results of operations so that comparisons can be made about the relative change in revenue and expenses. As a result of the push-down accounting adjustments, the information in the post-push down periods (the year ended July 29, 2006 and the five months ended July 30, 2005) and the pre-push down periods (the seven months ended March 3, 2005 and the year ended July 31, 2004) presented may not be comparable.

	Year Ended July 29, 2006	Percentage of Net Sales	Five Months Ended July 30, 2005	Percentage of Net Sales	Seven Months Ended March 3, 2005	Percentage of Net Sales	Year Ended July 31, 2004	Percentage of Net Sales
(In thousands except for percentages)
Net sales	$137,968	100.0%	$47,205	100.0%	$77,485	100.0%	$129,371	100.0%
Cost of goods sold, buying and occupancy	80,839	58.6%	27,301	57.8%	44,520	57.5%	72,283	55.9%
Gross profit	57,129	41.4%	19,904	42.2%	32,965	42.5%	57,088	44.1%
Selling, general and administrative expenses	57,985	42.0%	20,433	43.3%	35,405	45.7%	55,312	42.8%
Operating (loss) income	(856)	(0.6)%	(529)	(1.1)%	(2,440)	(3.1)%	1,776	1.4%
Interest expense, net	2,421	1.8%	700	1.5%	1,102	1.4%	1,592	1.2%
(Loss) income from continuing operations before income tax provision (benefit)	(3,277)	(2.4)%	(1,229)	(2.6)%	(3,542)	(4.6)%	184	0.1%
Income tax provision (benefit)	121	0.1%	(132)	(0.3)%	(934)	(1.2)%	78	0.1%
(Loss) income from continuing operations	(3,398)	(2.5)%	(1,097)	(2.3)%	(2,608)	(3.4)%	106	0.1%
Income (loss) from discontinued operations, net of tax provision (benefit) of $(4) for the year ended July 29, 2006, $(16) for the five months ended July 30, 2005, $139 for the seven months ended March 3, 2005, and $614 for the year ended July 31, 2004	113	0.1%	(139)	(0.3)%	389	0.5%	856	0.7%
Net (loss) income	$(3,285)	(2.4)%	$(1,236)	(2.6)%	$(2,219)	(2.9)%	$962	0.7%

Fiscal Year 2006 Compared to
Fiscal Year 2005

Net Sales

Net sales for fiscal 2005 were not impacted by the March 3, 2005 change in control. As a result, FOH Holdings’ management has performed the analysis on the change in net sales from fiscal 2005 by combining the five months ended July 30, 2005 and the seven months ended March 3, 2005. Net sales for the fiscal year ended July 29, 2006 increased by $13,278,000 or 10.6% as compared with the prior fiscal year, generated by the continuing strength of Frederick’s of Hollywood’s product offerings to its core customers. Changes in the merchandising strategy across all channels led to growth in all product categories. Comparable store sales increased 6.5% for the fiscal year ended July 29, 2006 as compared with the prior fiscal year. Eleven stores were closed in 2006, including two in New Orleans as a result of damages caused by Hurricane Katrina and five new stores were opened. Net sales for Frederick’s of Hollywood’s Direct business increased by 9.7%, or $4,899,000, for the fiscal year ended July 29, 2006 as compared with the prior fiscal year, driven by a 32.3% increase in the net sales of the Internet business and 2.5% increase in the net sales of the catalog business. The success of both businesses was a reflection of a new creative strategy and revitalized prospecting and promotion strategies.

Gross Profit

For the fiscal year ended July 29, 2006, the gross profit rate (expressed as a percentage of net sales) decreased to 41.4% from 42.2% and 42.5% for the five months ended July 30, 2005 and the seven months ended March 3, 2005, respectively. The sequential decrease over the prior year periods was primarily due to an increase in buying costs of 7.4%, an increase in occupancy costs of 10.4%, and an increase in promotional markdowns to drive top line sales and the clearance of certain discontinued product offerings. The increase in buying and occupancy costs was not fully offset by a corresponding increase in sales volumes, resulting in a decrease in the gross profit.

Selling, General and Administrative Expenses

Selling, general and administrative expense as a percentage of sales for the fiscal year ended July 29, 2006 decreased to 42.0% from 43.3% and 45.7% for the five months ended July 30, 2005 and the seven months ended March 3, 2005, respectively. The sequential decrease over the prior year periods is primarily a result of increased sales, which were partially off-set by a comparable increase in selling, general and administrative expenses. General and administrative costs decreased as a result of decreases in brand marketing and personnel-related expenses of 9.3% and 2.8%, respectively, partially offset by an increase in professional expenses.

Interest Expense, Net

During the fiscal year ended July 29, 2006, net interest expense of approximately $2,421,000 was incurred compared to $700,000 and $1,102,000 for the five months ended July 30, 2005 and the seven months ended March 3, 2005, respectively. The increase in fiscal 2006 over each of the respective periods in fiscal 2005 is due primarily to each of the fiscal 2005 periods consisting of less than twelve months of interest expense. Interest expense increased by $619,000 over the combined prior fiscal year periods, an increase of 34.4%. This was also driven, in part, by an increase in the average outstanding borrowings of approximately $3,015,000 or 12.5%, and an increase in the average borrowing rate from 6.8% in fiscal year 2005 to 7.6% in fiscal year 2006.

Income Tax Provision — Continuing Operations

In the fiscal year ended July 29, 2006, FOH Holdings recognized income tax expense of $121,000, largely due to certain state income taxes. The net operating loss available for carry forward is offset by valuation allowances. For the five months ended July 30, 2005 and the seven months ended March 3, 2005, FOH Holdings recognized income tax benefits of $132,000 and $934,000, respectively. These income tax benefits were primarily attributed to certain available operating loss carry-backs. Beginning in fiscal 2005, FOH Holdings’ management determined, based in part on the cumulative losses, that it is more likely than not that certain of the deferred income tax assets will not be realized. As a result, a valuation allowance was recorded resulting in the significant difference between the effective tax rate and federal statutory rate in the fiscal 2006 and the fiscal 2005 periods. Following the March 3, 2005 change in control, future recognition of certain income tax assets will be recognized as a reduction to goodwill.

Income (Loss) from Discontinued Operations

Income (loss) from discontinued operations of $113,000 and $(139,000) for the year ended July 29, 2006 and July 30, 2005, respectively, includes revenues and expenses directly associated with the stores closed. Eleven stores were closed in the fiscal year ended July 29, 2006, including two in New Orleans as a result of damages caused by Hurricane Katrina, no stores were closed in the five months ended July 30, 2005 and nine stores were closed during the seven months ended March 3, 2005. These store closures occurred at the end of the applicable contractual lease termination dates. Additionally, discontinued operations for the fiscal year ended July 29, 2006, the five months ended July 30, 2005 and the seven months ended March 3, 2005 reflect the retrospective adjustment for 3, 14 and 14 stores, respectively, closed subsequent to the respective reporting periods.

Fiscal Year 2005 Compared to
Fiscal Year 2004

Net Sales

Net sales for fiscal 2005 were not impacted by the March 3, 2005 change in control. As a result, FOH Holdings’ management has performed the analysis on the change in net sales from fiscal 2005 by combining the five months ended July 30, 2005 and the seven months ended March 3, 2005. Net sales for the fiscal year ended July 30, 2005 decreased 3.6% as compared to the prior fiscal year, reflecting the clearance and re-merchandising activity during fiscal year 2005. Comparable store sales decreased 4.0% for the fiscal year ended July 30, 2005 as compared to the prior fiscal year, with nine stores closed, four stores opened and two stores relocated during the year.

Gross Profit

For the five months ended July 30, 2005 and the seven months ended March 3, 2005, the gross profit rate (expressed as a percentage of net sales) declined to 42.2% and 42.5%, respectively, from 44.1% for the prior fiscal year, primarily driven by a decrease in merchandising margin from the markdown clearance activity in the latter half of the fiscal year ended July 30, 2005 and an increase in merchandising operations of 43%.

Selling, General and Administrative Expenses

Selling, general and administrative expense as a percentage of sales for the five months ended July 30, 2005 and the seven months ended March 3, 2005 increased to 43.3% and 45.7%, respectively, from 42.8% for the prior fiscal year, primarily as a result of decreased sales, as selling, general and administrative costs increased by less than 1% over the prior year.

Interest Expense, Net

During the five months ended July 30, 2005 and the seven months ended March 3, 2005, FOH Holdings incurred net interest expense of approximately $700,000 and $1,102,000, respectively, compared to $1,592,000 in the prior fiscal year. Interest expense for the combined fiscal 2005 periods increased approximately $210,000 or 13.2% over the prior fiscal period. This was driven, in part, by an increase in the average outstanding borrowings of approximately $3,498,000 or 17.0%, and an increase in the average borrowing rate from 6.6% in fiscal year 2004 to 6.8% in fiscal year 2005.

Income Tax Provision – Continuing Operations

For the five months ended July 30, 2005 and the seven months ended March 3, 2005, FOH Holdings recognized income tax benefits and effective tax rates of $132,000 and 10.7% and $934,000 and 26.4%, respectively. These income tax benefits were primarily attributed to certain available operating loss carry-backs. The difference in effective income tax rates for fiscal 2005 was due to the establishment of valuation allowances related to the change of control in March 2005. For the year ended July 31, 2004, FOH Holdings recognized an income tax provision of $78,000, an effective tax rate of 41.8%, which differs from the federal statutory rate due to state income taxes and other permanent book to tax differences. Beginning in fiscal 2005, FOH Holdings’ management determined, based in part on the cumulative losses, that it is more likely than not that certain of the deferred income tax assets will not be realized. Following the March 3, 2005 change in control, future recognition of certain income tax assets will be recognized as a reduction to goodwill.

Income (Loss) from Discontinued Operations

Income (loss) from discontinued operations of $(139,000), $389,000 and $856,000 for the five months ended July 30, 2005, the seven months ended March 5, 2005, and the year ended July 31, 2004, respectively included revenues and expenses directly associated with the stores closed. No stores were closed in the five months ended July 30, 2005, nine stores were closed during the seven months ended March 3, 2005 and twelve stores were closed during the year ended July 31, 2004. These store closures occurred at the end of the applicable contractual lease termination dates. Additionally, discontinued operations for the five months ended July 30, 2005, the seven months ended March 3, 2005 and year ended July 31, 2004 reflect the retrospective adjustment for 14, 14 and 23 stores, respectively, closed subsequent to the respective reporting periods.

Liquidity and Capital Resources

FOH Holdings’ working capital requirements vary throughout the year, with the peak generally occurring in the first and second fiscal quarters.

Cash provided by operating activities for the six months ended January 27, 2007 was $2,088,000 compared to cash used in operating activities of $1,773,000 for the six months ended January 28, 2006. The primary sources of cash provided by operating activities for the six months ended January 27, 2007 were net income of $1,899,000, addbacks for non-cash depreciation and amortization of $1,591,000, noncash accrued interest of $341,000, and accounts payable, accrued expenses and deferred rent of $5,634,000, partially offset by the purchase of merchandise inventories of $6,159,000 and prepaid expenses and other current assets of $1,771,000. Cash used in investing activities consists primarily of capital expenditures of $3,483,000 and $2,728,000 for the six months ended January 27, 2007 and January 28, 2006, respectively, to fund store openings and renovations and other less significant corporate capital projects. Additionally, a total of $1,327,000 of transaction costs related to the merger and other transactions contemplated by the merger agreement, which consisted of $422,000 of cash payments and $905,000 of accrued non-cash investing activities, were recorded for the six months ended January 27, 2007. Cash provided by financing activities consists of $1,303,000 and $4,599,000 for the six months ended January 27, 2007 and January 28, 2006, respectively, principally representing net borrowings on the revolving line of credit as well as the issuance of common stock to stockholders of $1,000,000 in the 2006 period.

At July 29, 2006, FOH Holdings had approximately $1,842,000 of cash and cash equivalents on hand, in addition to a revolving line of credit facility under which FOH Holdings could borrow or issue letters of credit up to a combined $12,000,000, subject to availability levels calculated on the basis of accounts receivable and inventory balances. This facility has been renewed each year and it currently expires on January 7, 2008. FOH Holdings has not yet begun discussions to extend the revolving line of credit facility; however, FOH Holdings anticipates negotiating a renewal of the revolving line of credit during the second quarter of fiscal year 2008. As of July 29, 2006, there were cash borrowings of $5,558,000 and letters of credit of $1,000,000.

Net cash generated from operating activities of $957,000 in the fiscal year ended July 29, 2006 provided the primary source of cash to support operations. The largest source of operating cash flows are cash collections from customers, with the primary uses being wages and related employee benefits, merchandise inventory purchases and occupancy expenses. The increase provided by operating activities of $2,698,000 for the fiscal year ended July 29, 2006 over the fiscal year ended July 30, 2005 is primarily due to increases in merchandise inventories, offset by decreases in accounts payable and deferred rent.

Funds available under the revolving line of credit provide seasonal funding requirements. The holiday season accounts for approximately one-third of net sales. Accordingly, cash requirements are highest in the first fiscal quarter as the inventory builds in anticipation of the holiday period.

Cash flows from financing activities primarily consist of equity contributions of $4,000,000 made by stockholders in the fiscal year ended July 29, 2006, as part of FOH Holdings’ senior lender’s agreement to make a term loan to FOH Holdings. These contributions provided funds for capital expenditures and growth initiatives in fiscal 2006. In the fiscal year ended July 30, 2005, cash flows from financing activities primarily consisted of stockholders’ contributions of $5,000,000 and net borrowings on the revolving line of credit of $2,785,000, which were used to fund both capital expenditure and working capital needs. During fiscal year 2005, cash used in financing activities consisted of repayments of $400,000 on the long-term debt.

Capital expenditure of $3,983,000 and $6,011,000 in the fiscal years ended July 29, 2006 and July 30, 2005, respectively, related to the remodeling of existing stores and the opening of new stores, as well as investment in technology to support future growth. In fiscal 2006, six new stores were opened and one was relocated; in fiscal 2005, four new stores were opened and two were relocated. As of May 15, 2007, FOH Holdings had opened four stores and relocated two stores since July 29, 2006. In fiscal year 2007, capital expenditure on growth initiatives, including both new stores and technology, are expected to be approximately $8.0 million.

FOH Holdings believes that the current available cash and funds available under its revolving line of credit, along with anticipated operating cash flows, will be sufficient to cover its working capital requirements and contemplated new store opening expenditures, excluding those contemplated post-merger with Movie Star, for at least the next 12 months. If FOH Holdings’ cash flow from operations declines significantly or if FOH Holdings accelerates its store expansion or remodeling program, it may be necessary for it to seek additional sources of capital.

Seasonality and Inflation

FOH Holdings’ business is seasonal, with sales and earnings peaking during its second and third fiscal quarters, and is particularly driven by the November and December holiday periods, as well as the Valentine’s Day in the month of February. Approximately a third of the net annual sales occur over the holiday period. As a result of these seasonal sales patterns, FOH Holdings maintains higher inventory levels during these peak selling periods.

FOH Holdings’ management does not believe that inflation has had a material effect on the results of its operations during the fiscal years 2006, 2005 and 2004; however, they can not be certain that the business will not be affected by inflation in the future.

Quantitative and Qualitative Disclosures About Market and Interest Rate Risk

Interest Rate Risks

FOH Holdings is exposed to interest rate risk associated with its revolving credit facility and term loan. The term loan bears interest at the lender’s prime rate (8.25% at July 29, 2006) plus 1%. Borrowings under the revolving credit facility bear interest at variable rates based on (i) the sum of (a) the base rate, as defined, and (b) an applicable margin ranging from 0.25% to 1.25%, unless FOH Holdings elects to have interest charged at the London InterBank Offered Rate (‘‘LIBOR’’), in which case interest will be charged at (ii) the sum of (a) LIBOR and (b) an applicable margin. Outstanding borrowings were at the base rate of 8.75% at July 29, 2006, including the applicable margin of 0.50%. For the six months ended January 27, 2007, borrowings under the revolving facility peaked at $6,809,000 and the average borrowing during the period was $3,900,000. An increase in the interest rate of 100 basis points would have increased the interest on the revolving credit facility and term loan borrowings by approximately $30,000 for the six month fiscal period ended January 27, 2007 and approximately $81,000 for the fiscal year ended July 29, 2006.

As of July 29, 2006, FOH Holdings had $18,742,000 of fixed-rate debt due to a stockholder with a combined weighted-average interest rate of 7.4%.  FOH Holdings currently estimates that a 100 basis point increase in interest rates would decrease the fair value of its fixed-rate debt by approximately $443,000 as of July 29, 2006.

Foreign Currency Risks

FOH Holdings enters into a significant amount of purchase obligations outside of the U.S., all of which are negotiated and settled in U.S. dollars and, therefore, FOH Holdings has no exposure to foreign currency exchange risks.

Contractual Obligations and Commercial Commitments

The following table summarizes FOH Holdings’ minimum contractual obligations and commercial commitments as of July 29, 2006 (in thousands):

	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Amounts reflected in the consolidated balance sheet
debt(1)	$24,300	$5,558	$6,513	$12,229	$—
Other contractual obligations not reflected in the consolidated balance sheet
Operating leases(2)	55,483	10,449	16,222	10,795	18,017
Letters of credit(3)	1,000	1,000	—	—	—
Payment-in-kind to be accrued(4)	2,746	—	—	2,746	—
Management fee(5)	1,200	200	600	400	—
Interest	4,881	2,011	2,282	588	—
Total contractual obligations	$89,610	$19,218	$25,617	$26,758	$18,017

(1)	Represents principal and interest payment-in-kind accrued as of July 29, 2006. See Notes 6 and 7 of Notes to FOH Holdings’ Consolidated Financial Statements included elsewhere in this prospectus.
(2)	Payments for maintenance, insurance, taxes and percentage rent to which FOH Holdings is obligated are excluded. See Note 9 of Notes to FOH Holdings’ Consolidated Financial Statements included elsewhere in this prospectus.
(3)	Primarily for the purchase of merchandise and to secure obligations to the landlord of the corporate headquarters.
(4)	Represents accrued interest on FOH Holdings secured amended term loans that is payable upon the maturity of the loan.
(5)	Represents annual management fees of $200,000 payable to Tokarz Investments and certain affiliates of Fursa that FOH Holdings is obligated to pay. The obligation of FOH Holdings to pay the management fee will terminate upon consummation of the merger.

Off Balance Sheet Arrangements

Other than the contractual commitments set forth in the table above, FOH Holdings is not a party to any material off-balance sheet financing arrangements.

FOH HOLDINGS’ BUSINESS

General

FOH Holdings is a privately-held company headquartered in Hollywood, California that has four subsidiaries that operate under the brand name ‘‘Frederick’s of Hollywood.’’ Frederick’s of Hollywood is a mall-based specialty retailer of women’s intimate apparel and related products in the United States, and a direct retailer of intimate apparel and other women’s apparel through its catalog and Internet operations. Frederick’s of Hollywood currently operates 133 stores nationwide, operates an online store at www.fredericks.com and, in its 2006 fiscal year, mailed approximately 27 million catalogs. FOH Holdings anticipates that it will mail approximately 20 million catalogs during fiscal 2007.

Frederick’s of Hollywood develops the majority of its products under its proprietary Frederick’s of Hollywood® brand and various sub-brands, exclusively for sales through its retail stores, which we refer to as ‘‘Stores,’’ and through its catalog and website, which we refer to, collectively, as ‘‘Direct.’’ Although many aspects of the Stores and Direct divisions are distinct and operated separately, Frederick’s of Hollywood believes it is able to achieve economies of scale in purchasing as well as other operating efficiencies across these two divisions. Frederick’s of Hollywood’s merchandising objective is to be a primary provider of its customers’ special occasion and everyday intimate apparel, personal care and accessory needs.

Frederick’s of Hollywood believes it is one of the world’s most widely recognized intimate apparel brands. Frederick’s of Hollywood ranked 59th in Women’s Wear Daily’s 2006 top global 100 brands, and ranked ninth in consumer awareness among innerwear brands. A recent national consumer research study by Lieberman Research Worldwide measured unaided recognition of the Frederick’s of Hollywood brand at over 80%. The catalog and website serve as the primary advertising vehicles for the brand. Frederick’s of Hollywood maintains a consistent brand image across its Stores and Direct divisions and believes the concurrent operation of retail stores, a catalog and a website provides advantages in brand development and exposure.

Company History

Frederick’s of Hollywood, Inc., a Delaware corporation, was incorporated in 1962 as a successor to a business founded in 1946 by Frederick Mellinger. The purpose was to design sexy, beautiful lingerie that emulated European trends in the 1940s. Frederick’s of Hollywood is known for its innovative introductions into the intimate apparel market in the United States and is generally credited with introducing black lingerie into the American market in 1946, the padded bra in the late 1940s, the push-up bra in 1950, the thong panty in 1982 and the first water bra in the 1990s.

Frederick’s of Hollywood, Inc. went public in 1969. In 1996, a financial advisor was hired to explore strategic alternatives that would include the sale of the shares owned by the founding family stockholders’ trusts. After operating as a public company for over two decades, Frederick’s of Hollywood, Inc. was taken private by an investor group in September 1997 that formed FOH Holdings (formerly known as Royalty Corporation) for this purpose and Frederick’s of Hollywood, Inc. became a wholly owned subsidiary of FOH Holdings. In June 2000, a new investor group purchased substantially all of the outstanding capital stock of FOH Holdings. Shortly thereafter, in July 2000, FOH Holdings (excluding its subsidiary Fredericks.com, Inc.) filed for voluntary protection under Chapter 11 of the United States Bankruptcy Code. In January 2003, FOH Holdings emerged from bankruptcy.

Since its emergence from bankruptcy in January 2003, Frederick’s of Hollywood has embarked on initiatives to improve the image and acceptance of the brand, align its operations and improve efficiencies. In particular, Frederick’s of Hollywood focused its merchandising and marketing efforts on targeting a younger, more affluent, fashion-conscious customer and implemented a unified, merchandise buying approach across its sales channels.

Growth Strategy

To build upon increased brand awareness, Frederick’s of Hollywood has focused on enhancing its management team and making significant improvements in its merchandising approach, creative store design and direct marketing and customer service programs. These operational improvements, combined with Frederick’s of Hollywood’s continued high level of brand awareness, provided the support for the following elements of its growth strategy:

New Store Expansion Program.    From fiscal 2003 through fiscal 2006, in order to strengthen its core business, direct its focus on selected geographic markets and maximize cash flow and working capital, Frederick’s of Hollywood opened twelve new stores focusing on strategic locations and favorable real estate opportunities and closed 44 underperforming stores. These new store openings were used as an opportunity to develop and test new store formats (including the relocation and redesign of its flagship store on Hollywood Boulevard) as well as to reposition the Frederick’s of Hollywood® brand in the various markets. With increased access to capital, Frederick’s of Hollywood will open approximately 50 new stores over the three years commencing with the closing of the merger. While specific sites may vary in size and configuration, Frederick’s of Hollywood’s new ‘‘Modern Hollywood’’ stores feature a store design with a sexy and contemporary Modern Hollywood image and an average store size of approximately 2,300 gross square feet, with selling space representing approximately 75% of the gross square footage. The new store expansion program primarily targets Frederick’s of Hollywood’s existing core geographic markets.

Direct Marketing Strategies.    Frederick’s of Hollywood has reduced its annual catalog circulation since fiscal 2006 from approximately 27 million to approximately 20 million expected in fiscal 2007. This reduction shifted funding from catalog circulation to the Internet in an effort to increase profitability and to focus on Frederick’s of Hollywood’s core customers. As a result of this initiative, since the beginning of fiscal 2006, Frederick’s of Hollywood’s twelve month house file (i.e., customers that have made a direct purchase in the past twelve months) increased and now totals over 600,000 names. Frederick’s of Hollywood also plans to launch a redesigned website in the Summer of 2007, which is expected to provide additional functionality and an improved online customer experience.

Market and Products

Frederick’s of Hollywood sells its merchandise primarily under the Frederick’s of Hollywood® brand and sub-brands. Its customer target is women primarily between the ages of 18 and 35. According to the NPD Group/NPD Fashionworld, 2005 report, the intimate apparel industry is a $12.6 billion industry with large growth potential.

Frederick’s of Hollywood’s primary merchandise categories consist of foundations (including bras, corsets and panties), lingerie (including daywear and sleepwear), Ready to Wear (dresses and sportswear, offered primarily in the Direct Division), fragrance and accessories (including personal care products and novelties).

The following table provides information regarding sales of Frederick’s of Hollywood’s products by those product categories for the fiscal year ended July 29, 2006:

Product Category	% of Sales
Foundations	49%
Lingerie	33%
Fragrance and Accessories	12%
Ready to Wear	6%

Certain merchandise categories, especially in foundations and lingerie, are marketed as collections of related items to increase the average transaction value.

Merchandising and Product Development

Frederick’s of Hollywood’s product development efforts focus on satisfying customer demand for current trends and identifying new fashion trends and opportunities. In this regard, some of its employees travel throughout the United States, Europe and Asia in an effort to identify fashion trends and new product opportunities. Those employees then work with merchandise vendors to develop products consistent with those trends and with the broad seasonal merchandising themes that are created.

Planning and Allocation Systems.    Separate inventories are held and managed for each of the two channels: Stores and Direct. In fiscal 2005, Frederick’s of Hollywood implemented new planning and allocation systems that enable it to better control purchasing, distribution and replenishment of merchandise to retail stores. New operating systems for the Direct division were also implemented to further improve inventory tracking and monitoring.

Catalog and Website Merchandising.    Frederick’s of Hollywood’s merchandise planners monitor the sales performance of products offered via the catalog and website to seek to maximize profitability on a per page and per square inch basis (for catalog) and a per frame basis (for featured website items). Frederick’s of Hollywood also uses its catalog and website to test new items and promotional strategies.

Corporate Brand Marketing

Over the past five years, Frederick’s of Hollywood’s brand marketing group has emphasized a re-positioning of the brand as more contemporary, hip and ‘‘Modern Hollywood.’’ Frederick’s of Hollywood’s primary advertising vehicles are its catalogs and website. Frederick’s of Hollywood has also allocated resources to public relations activities, including supporting new product launches and new store openings and the relocation of its flagship store on Hollywood Boulevard. Recent product launches have included the following: the Hollywood Extreme Cleavage bra, the Hollywood Triple Feature bra, Seduction by Frederick’s of Hollywood and the Premiere Line Solutions kit.

Sales Channels

Stores Division

Frederick’s of Hollywood operated 133 stores as of May 15, 2007. These stores are primarily located in shopping malls in 30 states, with approximately one-third of the stores in California. Over 50% of those stores are situated in its other key operating states, including Florida, Texas, Arizona and Nevada. Frederick’s of Hollywood operates its flagship store on Hollywood Boulevard in Hollywood, California.

The new store designs in Frederick’s of Hollywood’s new and remodeled stores seek to maximize the sales and margin performance of its selling space while creating a unique and attractive shopping experience for its customers. Frederick’s of Hollywood’s retail stores range in size from 900 to 3,200 square feet. A typical store uses approximately 75% of the square footage as selling space. Frederick’s of Hollywood operates a variety of store prototypes in addition to the ‘‘Modern Hollywood’’ store format. Frederick’s of Hollywood has relocated two stores, opened four new stores and closed five underperforming stores to date in fiscal 2007 and plans to open three additional stores before the end of the fiscal year.

Frederick’s of Hollywood’s store expansion plan is to open approximately 50 new stores over the three years commencing with the closing of the merger. The majority of these stores are planned for regional shopping malls in geographic markets where Frederick’s of Hollywood currently operates. New store locations are typically selected on the basis of local demographics, overall mall performance in terms of traffic, average sales per square foot and store location within the mall.

Direct Division

Frederick’s of Hollywood has an extensive history – dating back to the first catalog it produced in 1947 – of offering provocative, intimate women’s apparel directly to the consumer. Today, Frederick’s of Hollywood continues to market directly to consumers through its catalog and Internet operations, including actively marketing to its house file of recent direct purchasers of Frederick’s of Hollywood’s products. Frederick’s of Hollywood estimates that over 70% of all Direct orders are placed through the Internet. Frederick’s of Hollywood currently mails five major catalogs (fall, holiday, spring preview, spring and summer) as well as several sale and re-mail catalogs to approximately 20 million households annually.

Frederick’s of Hollywood began selling intimate apparel on its website, www.fredericks.com, in 1997. It is currently upgrading the website to increase its functionality and enhance the customer experience. Frederick’s of Hollywood believes its upgraded website, combined with improved customer acquisition and retention capabilities, will enable www.fredericks.com to continue to be a destination for intimate apparel online sales.

All creative and copy design for Frederick’s of Hollywood’s catalogs and website is coordinated by Frederick’s of Hollywood’s staff. Catalogs are designed approximately four months before their respective mailing dates. Photography is conducted on location or in studios to create the ‘‘Modern Hollywood’’ image. Printing and mailing of catalogs is performed by outside vendors. Frederick’s of Hollywood mails catalogs only within the United States.

Customer Service and Distribution

Frederick’s of Hollywood operates a customer contact center, distribution center and information technology center in Phoenix, Arizona. The customer contact center provides toll-free order placement and customer services as well as email customer support services. The customer contact center is open seven days per week. Frederick’s of Hollywood believes its contact center capacity is adequate to handle projected call volumes for the next several years.

The Phoenix Operations Center is a 130,000 square foot distribution facility that serves both the Stores and Direct divisions. The inventory systems and stock-keeping unit numbers for Stores and Direct are currently maintained separately. The majority of shipments received for Stores are allocated to individual stores and shipped within a few days; as part of its merchandising strategy, a portion of inventory is held in the distribution center as replenishment inventory to be distributed based on sales performance. Frederick’s of Hollywood believes its distribution center capacity is adequate to meet Frederick’s of Hollywood’s projected sales volume for the next several years. Catalog and Internet orders are typically processed within 24 hours. In fiscal 2006, Frederick’s of Hollywood switched its delivery service to United Parcel Service without significant disruption. Frederick’s of Hollywood believes its distribution center’s capacity is adequate to meet its projected sales volume for the next several years.

Sourcing

Frederick’s of Hollywood does not own or operate any manufacturing facilities. It generally issues purchase orders to third-party vendors for sourcing and manufacturing its merchandise. Orders are typically placed with vendors approximately four to six months prior to the initial sale date for new products, and approximately three months for reorders. Separate purchase orders are issued for Stores and Direct purchases. Frederick’s of Hollywood believes its sourcing strategy allows it to maintain high quality standards, while enhancing the speed of its order fulfillment process.

In fiscal 2006, Frederick’s of Hollywood purchased product from over 100 vendors. Its top ten vendors accounted for approximately 74% of the dollar value of those purchases. Movie Star accounted for approximately 3% of the dollar value of the purchases in fiscal 2006. There are three major suppliers that individually exceeded 10% of total purchases in fiscal 2006. On a combined basis, these suppliers represented 49% of all purchases and individually accounted for 21%, 15% and 13% of total purchases in the fiscal year ended July 29, 2006. Although Frederick’s of Hollywood has no long term manufacturing contracts, it believes that it has good relationships with its vendors and that, as its number of stores increases, there will be adequate sources to produce a sufficient supply of quality goods in a timely manner and on satisfactory economic terms.

Information Technology

Frederick’s of Hollywood maintains information technology systems to support its product development, merchandising, marketing, planning, store operations, sourcing, finance, accounting, call centers, Internet, inventory distribution and order fulfillment.

In Frederick’s of Hollywood’s retail stores, sales are updated daily in the merchandise reporting systems by polling sales information from each store’s point of sale terminals. Through automated nightly communication with each store, sales information and payroll hours are uploaded to the host system, and stock changes are downloaded through the terminals. Frederick’s of Hollywood evaluates information obtained through daily reporting to implement merchandising decisions regarding markdowns and allocation of merchandise.

Competition

The sale of intimate apparel, personal care and beauty products is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales. Frederick’s of Hollywood’s Direct division competes with numerous national and regional catalog and online merchants. Image presentation, fulfillment and the factors affecting retail store sales discussed above are the principal competitive factors in catalog and online sales.

The retail industry for women’s apparel, intimate apparel, beauty products and personal care products is multi-faceted and operates through various channels; primarily retail stores, catalog and e-commerce. A leading competitor is Victoria’s Secret, a division of Limited Brands, which reported sales of approximately $5.1 billion in 2006.

Frederick’s of Hollywood believes it has significant competitive strengths relative to its competition because of its widely recognized brand, its presence in regional shopping malls, its direct marketing expertise and the experience of its management team. However, a number of Frederick’s of Hollywood’s competitors are larger and have significantly greater financial, marketing and other resources than Frederick’s of Hollywood, and there can be no assurance that Frederick’s of Hollywood will be able to compete successfully with them in the future. For information on the risks Frederick’s of Hollywood faces from competition, see ‘‘Risk Factors — Risks Related to the Businesses of Movie Star and Frederick’s of Hollywood.’’

Seasonality

Frederick’s of Hollywood’s business is seasonal, with sales and earnings peaking during its second and third fiscal quarters, particularly driven by the November/December holiday periods and the month of February, which includes Valentine’s Day. As a result of these seasonal sales patterns, Frederick’s of Hollywood maintains higher inventory levels during these peak selling periods.

Trademarks and Service Marks

Frederick’s of Hollywood has a variety of trademark applications and registrations in the United States and foreign countries. Frederick’s of Hollywood believes that its products and services are identified by its intellectual property. Frederick’s of Hollywood has and intends to maintain its intellectual property by vigorously protecting its intellectual property against infringement.

Employees

As of May 15, 2007, Frederick’s of Hollywood had approximately 609 full-time employees and 607 part-time employees in the United States. As a result of seasonal sales patterns, Frederick’s of Hollywood hires additional temporary staff at its retail stores and at its distribution and contact centers during peak sales periods. Employees are not represented by unions and are not covered by any collective bargaining agreements. Frederick’s of Hollywood considers its relations with its employees to be good.

Import and Import Restrictions

Frederick’s of Hollywood engages in transactions with foreign contractors and suppliers, which are subject to the risks of doing business abroad. Its import and offshore operations are subject to restraints imposed by agreements between the United States and certain foreign countries. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Imported products purchased by Frederick’s of Hollywood from its vendors are also subject to United States customs duties. The United States and other countries in which Frederick’s of Hollywood products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quotas, duty or tariff levels, which could adversely affect its operations and ability to continue to purchased imported products at current or increased levels.

Properties

Frederick’s of Hollywood leases its corporate headquarters in Hollywood, California and its operations center in Phoenix, Arizona. The corporate headquarters is approximately 22,462 square feet, while the operations center has a 130,000 square foot distribution center.

The following table sets forth information, as of May 15, 2007 regarding FOH Holdings’ leased corporate facilities, excluding retail stores.

Location	Use	Owned or Leased	Square Footage	Annual Rent		Expiration of Lease
6255 Sunset Boulevard	Corporate Offices	Leased	22,462	$548,146	(1)	2/28/2015
Los Angeles, CA	Storage space		73	876		month to month
	Storage space		256	3.840		month to month
			22,791	$552,862
5005 S. 40th Street Phoenix, AZ	Operations Center and Corporate Offices	Leased	130,000	$826,956		9/30/2009

(1)	Annual rent escalates in subsequent years

Frederick’s of Hollywood’s 133 retail stores are located in leased facilities, primarily in shopping malls in 30 states. A substantial portion of these lease commitments consist of store leases with an initial term of ten years. The leases expire at various dates between 2007 and 2017. Rental terms for new locations often include a fixed minimum rent plus a percentage of sales in excess of a specified amount. Certain operating costs such as common area maintenance, utilities, insurance and taxes are typically paid by Frederick’s of Hollywood. As a part of its normal-course operations, Frederick’s of Hollywood will continue to close certain underperforming retail stores upon the expiration of such store leases. See ‘‘FOH Holdings’ Business — Sales Channels — Stores Division.’’

The following table sets forth the locations of Frederick’s of Hollywood’s retail stores as of May 15, 2007.

Arizona	7	Massachusetts	4	Ohio	4
California	43	Maryland	1	Oklahoma	2
Connecticut	1	Michigan	4	Oregon	2
Florida	14	Minnesota	1	Pennsylvania	2
Georgia	5	Missouri	1	South Carolina	2
Hawaii	1	New Hampshire	2	Tennessee	2
Illinois	4	New Jersey	1	Texas	12
Indiana	1	New Mexico	1	Virginia	3
Kansas	1	Nevada	3	Washington	1
Louisiana	1	New York	6	Wisconsin	1

Typically, when space is leased for a retail store in a mall shopping center, all improvements, including interior walls, floors, ceilings, fixtures and decorations are performed by contractors designated by Frederick’s of Hollywood. The cost of improvements varies widely, depending on the design, size and location of the store. As a lease incentive in certain cases, the landlord of the property may provide a construction allowance to fund all or a portion of the cost of improvements.

Legal Proceedings

In July 2004, Frederick’s of Hollywood became involved in three separate purported class action lawsuits filed that individually allege that Frederick’s of Hollywood improperly classified store managers in California stores as exempt from overtime requirements, engaged in unfair competition and violated other provisions of the California Labor Code. These cases were consolidated into a single case. The basis of the complaints was the allegation that store managers in all Frederick’s of Hollywood stores are improperly classified as ‘‘exempt’’ from overtime laws, when in fact they should be classified as ‘‘nonexempt’’ and paid overtime for hours worked in excess of eight hours per day or forty hours per week. The complaints allege that Frederick’s of Hollywood forced employees to work off the clock, through meal and rest breaks, and did not pay for all time worked. Frederick’s of Hollywood agreed to a settlement with respect to the California managerial employees. The parties further agreed to dismiss the hourly claims and managerial claims for non-California managers. On November 10, 2005, the court signed a Preliminary Approval Order approving the settlement and certifying a settlement class. The Final Approval Hearing on the settlement was held on January 17, 2006. Frederick’s of Hollywood paid $953,000 in full settlement of the claim in February 2006. These costs, along with the related legal costs of approximately $218,000, were recorded as a pre-acquisition liability under purchase accounting in connection with the change of control that occurred in March 2005. No amounts are outstanding as of July 29, 2006.

Frederick’s of Hollywood was served with a purported class action complaint on October 23, 2006, in which the plaintiff claims Frederick’s of Hollywood violated certain consumer privacy rights. Frederick’s of Hollywood has filed an answer denying the plaintiff’s claims and asserting various defenses. Nonetheless, Frederick’s of Hollywood has determined that total costs for the resolution of this legal action are likely to approximate $250,000. Frederick’s of Hollywood has provided for these costs as of July 29, 2006. The plaintiff and Frederick’s of Hollywood entered into a settlement agreement for the named plaintiff and the purported class, which was preliminarily approved by the court on June 6, 2007. A hearing on the final order will be held in October 2007. Under the settlement agreement, the total costs incurred by Frederick’s of Hollywood in resolving this matter, including legal fees, are not expected to exceed $250,000. Management of Frederick’s of Hollywood agreed to the settlement in order to mitigate the cost of litigation.

Frederick’s of Hollywood is involved from time to time in litigation incidental to its business. Frederick’s of Hollywood believes that the outcome of any other litigation will not have a material adverse effect on its results of operations or financial condition.

MANAGEMENT

Directors and Executive Officers

Pursuant to our bylaws, our board of directors has previously set the number of directors constituting the full board at seven directors. In connection with its approval of the merger and other transactions contemplated by the merger agreement, our board of directors approved the increase of the number of directors constituting the full board from seven to eleven which will be effective at the effective time of the merger. Concurrently with the filing of this prospectus, we have filed a proxy statement on Schedule 14A with the SEC pursuant to which our shareholders are being asked to, among other things, elect eleven directors to our board of directors. All directors elected at the special meeting will hold office from the effective time of the merger until the next annual meeting of shareholders and their successors have been elected and qualified. If the merger is not consummated, our existing directors will continue to serve as directors of Movie Star until the next annual meeting of shareholders and their successors have been elected and qualified.

If the merger is consummated and assuming the election of the individuals set forth below, the board of directors and executive officers of the combined company will be as follows:

Name	Age	Position
Peter Cole	58	Executive Chairman and Director
Thomas Rende	46	Chief Financial Officer and Director
Melvyn Knigin	64	Director and President and Chief Executive Officer of the Movie Star division
Linda LoRe	53	Director and President and Chief Executive Officer of the Frederick’s of Hollywood division
John L. Eisel	58	Director
William F. Harley	43	Director
Rose Peabody Lynch	57	Director
Thomas J. Lynch	38	Director
Michael A. Salberg	55	Director
Joel M. Simon	61	Director
Milton J. Walters	65	Director

Peter Cole has been a member of the board of directors of Movie Star since April 2004 and the lead director to facilitate the timely and successful completion of the merger since January 2007. Since October 2005, Mr. Cole has been the managing member of Performance Enhancement Partners, LLC, a private consulting firm that he founded. From April 2001 through July 2005, Mr. Cole served as Chairman of the board and Chief Executive Officer of Qwiz, Inc., a leading provider of pre-employment competency assessment solutions and training needs analysis. Prior to joining Qwiz, Inc., Mr. Cole was a Managing Director at Citibank where he was responsible for one of its global capital markets businesses. At both Qwiz and Citibank, Mr. Cole successfully integrated acquired companies into existing core businesses. Mr. Cole serves as a director and member of the audit committee of Qwiz Holdings, LLC. Mr. Cole earned his B.A. degree in economics from the University of Vermont.

Thomas Rende has served as Chief Financial Officer of Movie Star since February 1999 and as a member of the board of directors of Movie Star from April 2004 to April 2007. Since joining Movie Star in 1989, Mr. Rende has held various positions within the finance department.

Melvyn Knigin has served as President of Movie Star since September 1997 and Chief Executive Officer since February 1999. He has been a member of the board of directors of Movie Star since February 1997. From February 2004 to December 2004, he served as interim Chairman of our board of directors and has served as Chairman of our board since December 2004. From February 1997 to September 1997, Mr. Knigin served as Senior Vice President and Chief Operating Officer. Since joining Movie Star in 1987 and until February 1997, he was President of Cinema Etoile, our upscale intimate apparel division. Prior to joining Movie Star, he had spent most of his career in the intimate apparel industry.

Linda LoRe has served as President and Chief Executive Officer of FOH Holdings, Inc. and its subsidiaries since August 1999. Prior to joining Frederick’s of Hollywood, Ms. LoRe was President and Chief Executive Officer of Giorgio Beverly Hills for eight years. Ms. LoRe has 35 years experience in retail and wholesale including 16 years as a Chief Executive Officer. Ms. LoRe has been a member of the board of directors of FOH Holdings, Inc. since October 1998 and of its subsidiaries since 1999. Ms. LoRe also serves on the Board of Directors for the Trusteeship of the International Women’s Forum, The Women’s Leadership Board for the Kennedy School of Government at Harvard University, the Board of Advisors for the Fashion Institute of Design Merchandising (FIDM), the United States Air Force, as their Entertainment and Industry Liaison emeritus, the National Association of Women Business Owners (NAWBO) Enterprise Institute, and the Executive Woman’s Alliance (EWA). In addition, Ms. LoRe is the founding Board Member of the Youth Mentoring Connection, which serves at-risk youth in Southern California.

John L. Eisel has been a member of the board of directors of Movie Star since April 2004. Since 1980, Mr. Eisel has been a partner at Wildman, Harrold, Allen & Dixon LLP, a law firm located in Chicago, Illinois that he joined in 1975. Mr. Eisel’s primary areas of practice are mergers and acquisitions and securities regulation and he is the chairman of his firm’s Transactional Department and a member of his firm’s Executive Committee. Mr. Eisel earned his B.S. degree in accounting and his Juris Doctor degree from the University of Illinois.

William F. ‘‘Mickey’’ Harley, III is President and Chief Investment Officer of Fursa. Mr. Harley is principally responsible for Fursa’s investment decisions. Mr. Harley co-founded Fursa in April 1999 (as HBV Capital Management, LLC) and then sold Fursa to Mellon Financial Corporation in July 2002 (at which time it was re-named Mellon HBV Alternative Strategies LLC). Mr. Harley served as Chief Investment Officer and Chief Executive Officer of Fursa from July 2002 until he purchased it from Mellon in December 2006. Before co-founding Fursa, Mr. Harley was the Head of Research at Milton Partners, L.P. (‘‘Milton’’), a hedge fund manager specializing in arbitrage funds. Mr. Harley joined Milton in June 1996 and concentrated on analyzing investment opportunities, developing new investment strategies and managing the overall direction of its risk arbitrage portfolio. At the same time, he managed a proprietary event driven distressed fund for Milton. Before joining Milton, Mr. Harley was a Vice President and Director of Allen & Company, where he was responsible for the day-to-day management and investment strategies of the arbitrage department, which had over $150 million of assets under management. During his tenure at Allen & Company, Mr. Harley also had investment banking responsibilities and co-managed proprietary funds focusing on turnarounds and banking. From January 2003 to April 2006, Mr. Harley served as a director of FOH Holdings, Inc. He was reappointed as a director of FOH Holdings, Inc. in April 2007. Mr. Harley also serves on the board of directors of Metromedia International Group, Inc., Integral Systems, Inc., Coastal Greenland Limited, Frederick’s of Hollywood and Interboro Insurance. Mr. Harley graduated with a Masters in public and private management from Yale University’s School of Management in 1990 and Mr. Harley also holds a Bachelor of Science degree in chemical engineering and a Bachelor of Arts degree in economics from Yale University, which he earned in 1986.

Rose Peabody Lynch has most recently operated her own consulting business, Market Strategies, LLC, focusing on strategic marketing and operating issues for small and medium size companies in branded, image-oriented product categories, which she founded in 1999. From April 1993 to August 1996, Ms. Lynch served as EVP/GMM of Victoria’s Secret Fragrance based in Columbus, Ohio. Before joining Victoria’s Secret Fragrance, Ms. Lynch served as Chief Operating Officer of LeRoi Princeton from March 1991 to July 1992 and as President of Danskin from 1986 to 1989. Ms. Lynch has 23 years of experience in brand management and spent 15 years in the health and beauty care industry and seven years in the fashion business. Since January 2003, Ms. Lynch has served as a director of FOH Holdings, Inc. Ms. Lynch has also served on a number of other boards, both corporate, including the Harmony Group-LeRoi Princeton, Salant Corporation (Perry Ellis Menswear), and not-for-profit, including The Manhattan Theatre Club, The Wildlife Trust, The Bridge Fund of New York and the Resurrection Episcopal Day School. Ms. Lynch is a member of the U.S. Foreign Policy and Women Advisory Committee at the Council on Foreign Relations. Ms. Lynch received her B.A. from Princeton University, where she has served on the Alumni Committee and is currently a class officer, and earned her M.B.A. from Harvard University. Ms. Lynch and Thomas J. Lynch are not related by blood, marriage or otherwise.

Thomas J. Lynch is Chief Executive Officer of Fursa. Prior to joining Fursa in February 2007, Mr. Lynch was a Managing Director at UBS, an investment bank and global asset management business, a position he held from July 2006 to January 2007. Prior to joining UBS, Mr. Lynch was Managing Director and Senior Vice-President of Mellon Asset Management from August 2000 to May 2006. Mr. Lynch was a member of the Mellon Asset Management Senior Management Committee and was a thought leader in global distribution strategies and strategic planning. Mr. Lynch had direct management responsibility for a $356 billion (Assets Under Management) institutional asset management business. From 1995 to 2000, Mr. Lynch was Northeast Regional Vice President for Fortis Inc. and was responsible for strategic management, training, marketing and thought leadership. From 1990 to 1995, Mr. Lynch was employed by Phoenix Inc. and The Paul Revere Insurance Group serving in various strategic and management roles. Mr. Lynch earned a BA from St. Anselm College and attended The Brandeis University International Business School. Mr. Lynch is a former board member of The Massachusetts Society for the Prevention of Cruelty to Children. Mr. Lynch and Rose Peabody Lynch are not related by blood, marriage or otherwise.

Michael A. Salberg has been a member of the board of directors of Movie Star since 2001. From November 2003 through July 2006, he served as General Counsel of the Anti-Defamation League, an international not-for-profit organization. In addition to his duties as General Counsel, Mr. Salberg served as Deputy Chief Operating Officer from November 2003 until December 2004 and then as Special Assistant to the National Director until July 2006. Since July 2006, he has served as Associate National Director and Director of International Affairs of the Anti-Defamation League. From April 1989 to November 2003, he was a partner in the New York law firm of Graubard Miller and its predecessors. The Graubard Miller firm and its predecessors have represented Movie Star as legal counsel for many years. Mr. Salberg received his Juris Doctor degree from New York Law School and a B.A. degree from the University of Cincinnati.

Joel M. Simon has been a member of the board of directors of Movie Star since 1996. Since July 2000, Mr. Simon has been a principal of XRoads Solutions Group, LLC, a financial consulting and advisory firm. Mr. Simon was the President and Chief Executive Officer of Starrett Corporation, a real estate construction, development and management company from March 1998 to December 1998. Prior to that, Mr. Simon was a private investor from 1996 to 1998, Executive Vice President and Chief Operating Officer of Olympia & York Companies (U.S.A.) from 1984 through 1996, and a practicing CPA from 1967 through 1983. Mr. Simon serves as a director and Chairman of the Audit Committee of Avatar Holdings, Inc., a residential real estate company. Mr. Simon has a B.S. degree in Accounting from Queens College of the City University of New York.

Milton J. Walters has been the President and Chief Executive Officer of Tri-River Capital, an investment banking financial management and valuation service provider which he founded, since August 1999. Mr. Walters is currently a director of FOH Holdings. Mr. Walters is also a director of DecisionOne and Sun Healthcare Group. He has more than 40 years of investment banking experience including AG Becker and its successor Warburg Paribas Becker (1965-1984), Smith Barney (1984-1988), Prudential Securities (1997-1999) and Tri-River Capital (1988-1997 and 1999 to present). Mr. Walters is a member of the Economics Club of New York and the National Association of Corporate Directors. He is a former Trustee of Hamilton College, Clinton, New York and Friends Academy, Locust Valley, New York.

Independence of Directors

As Movie Star’s common stock is listed on the American Stock Exchange, Movie Star is subject to the rules of this exchange applicable to determining whether a director is independent. The board of directors also consults with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The American Stock Exchange listing standards define an ‘‘independent director’’ generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The exchange requires that a majority of the board of directors of a company be independent, as determined by the board. Consistent with these considerations, the board of directors affirmatively has determined that, upon election to the board of directors of Movie Star on the closing of the merger, Messrs. Eisel, Lynch, Harley, Salberg, Simon, Walters and Ms. Lynch will be the independent directors of Movie Star. The other remaining directors are not independent because they are currently employed by us or will become employed by us upon the completion of the merger.

Committees of the Board of Directors of Movie Star

Movie Star has standing compensation, audit and nominating committees and, upon the consummation of the merger, will have an indemnity claims committee.

Audit Committee

General

Our audit committee consists of Joel M. Simon (chairman), John L. Eisel and Michael Salberg, each an independent director under the American Stock Exchange listing standards. Upon consummation of the merger in accordance with the merger agreement, the members of the audit committee will be Joel M. Simon (chairman), John L. Eisel and Milton J. Walters. As required by the American Stock Exchange standards, our audit committee is and will be comprised of at least three independent directors who are also ‘‘financially literate.’’ The American Stock Exchange standards define ‘‘financially literate’’ as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Financial Expert on Audit Committee

We must certify to the American Stock Exchange that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Joel Simon satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an ‘‘audit committee financial expert,’’ as defined under the rules and regulations of the SEC. Our board has determined that, following the completion of the merger, Mr. Simon will satisfy the American’s Stock Exchange’s definition of financial sophistication and also qualify as an ‘‘audit committee financial expert,’’ as defined under the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage our independent registered public accounting firm to render audit or permitted non-audit services, the engagement is approved by the audit committee.

Compensation Committee

Our compensation committee is currently comprised of Michael Salberg and Joel M. Simon, each an independent director under the American Stock Exchange listing standards. Peter Cole, who was a member of the compensation committee during fiscal 2006, resigned from the compensation committee at the time we entered into the consulting agreement with Performance Enhancement Partners. Upon consummation of the merger in accordance with the merger agreement, the members of the compensation committee will be Rose Peabody Lynch (chairman), Thomas J. Lynch and Michael Salberg, each an independent director or expected to be an independent director under the American Stock Exchange listing standards.

Movie Star Compensation Committee Interlocks and Insider Participation

No officers who are directors participated in deliberations regarding executive officer compensation and there are no ‘‘interlocks’’ with respect to any director who serves or for any part of fiscal year 2006 served as a member of the compensation committee.

Nominating Committee

Our nominating committee is currently comprised of Michael Salberg and John L. Eisel, each an independent director under the American Stock Exchange listing standards. Peter Cole, who was a member of the nominating committee during fiscal 2006, resigned from the nominating committee at the time we entered into the consulting agreement with Performance Enhancement Partners. Upon consummation of the merger in accordance with the merger agreement, the members of the nominating committee will be Michael Salberg (chairman), John L. Eisel and Thomas J. Lynch, each an independent director or expected to be an independent director under the American Stock Exchange listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Indemnity Claims Committee

Upon consummation of the merger in accordance with the merger agreement, an indemnity claims committee will be formed consisting of Joel M. Simon and Milton J. Walters (co-chairmen), each an independent director or expected to be an independent director under the American Stock Exchange listing standards. The indemnity claims committee will be responsible for making determinations regarding pursuing and responding to indemnification claims under the merger agreement.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal years indicated for services in all capacities awarded to, earned by or paid to our Chief Executive Officer and the other executive officers whose compensation exceeded $100,000 during the fiscal year ended June 30, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary($)	Bonus($)	Other Annual Compensation($)	Number of Options(#)
Melvyn Knigin	2006	551,385	—	27,761(1)	—
Chairman, President and	2005	527,437	—	28,714(1)	—
Chief Executive Officer	2004	505,127	—	1,094,508(2)	—

Saul Pomerantz	2006	250,961	—	12,037(1)	—
Executive Vice President and	2005	250,961	—	12,039(1)	50,000	(3)
Chief Operating Officer	2004	251,922	—	9,878(1)	—

Thomas Rende	2006	216,577	—	6,026(4)	—
Chief Financial Officer	2005	211,440	—	4,239(4)	75,000	(3)
	2004	168,843	—	3,009(4)	—

1.	Represents amounts for automobile expenses and life and disability insurance policies paid for by Movie Star.
2.	Represents a payment of $1,068,748 made to Mr. Knigin as a result of Mark M. David, our retired Chairman, and members of his family selling all of their shares of our common stock for a purchase price of $1.70 per share. The sale activated a provision under Mr. Knigin’s prior employment agreement, which required us to make the lump sum payment to Mr. Knigin. Also includes $25,760 for automobile expenses and life and disability insurance policies paid for by Movie Star.
3.	Represents options to purchase shares of common stock granted under our 1988 Non-Qualified Stock Option Plan.
4.	Represents amounts for automobile expenses and a disability insurance policy paid for by Movie Star.

Compensation Arrangements for Executive Officers

Peter Cole

On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC (‘‘Consultant’’), pursuant to which the Consultant provides us with the personal services of Peter Cole, a current member of our board of directors and the sole member of the Consultant, to (i) act as the lead member of our board to facilitate the timely and successful completion of the merger, the rights offering and other transactions contemplated by the merger agreement and (ii) serve as the Executive Chairman of the combined company following the closing of the merger until July 26, 2008. We have the option to extend the consulting agreement for up to two additional six-month periods. The consulting agreement provides for the Consultant to receive a base consulting fee at the annual rate of $400,000, payable in four equal quarterly installments in arrears, the first payment having been made on April 12, 2007. For the year ending July 28, 2007, the

Consultant will be entitled to receive an additional consulting fee, as determined on a discretionary basis by our board. For the year ending July 26, 2008, the Consultant will be entitled to receive an additional consulting fee of a minimum of $100,000 in accordance with the terms of a bonus plan expected to be adopted by the compensation committee following the closing of the merger. Mr. Cole is required to devote substantially all of his business time, energies and attention to the business and affairs of Movie Star (and the combined company following the merger) in the performance of his duties under the consulting agreement.

On the closing date of the merger, we will (i) issue to the Consultant 100,000 shares of our common stock under the 2000 Performance Equity Plan and (ii) grant to the Consultant a five-year option to purchase 275,000 shares of our common stock under the 2000 Performance Equity Plan at an exercise price equal to the last sale price of our common stock on the closing date of the merger. 75,000 of the shares underlying the option will vest on the date of grant and 100,000 shares will vest on each of January 3, 2008 and July 26, 2008. We also will grant to the Consultant under the 2000 Performance Equity Plan five-year non-qualified options to purchase an aggregate of 100,000 shares of our common stock, with each grant of 50,000 shares to be made on the commencement date of each six month extension period, if applicable, at an exercise price equal to the last sale price of our common stock on the date of grant. Each grant of 50,000 shares will vest on the six-month anniversary of the commencement date of the applicable extension period. In order to issue the shares of common stock and grant the stock options to the Consultant in accordance with the terms of the consulting agreement, the 2000 Performance Equity Plan must be amended to increase the number of shares available for issuance thereunder, which amendment will require shareholder approval, which is being sought at the special meeting. See ‘‘Executive Compensation — Movie Star Compensation Plans — Stock Option Plans — 2000 Performance Equity Plan.’’

The consulting agreement provides that if the merger agreement is terminated or the Consultant terminates the consulting agreement for ‘‘Good Reason’’ (as defined in the consulting agreement) prior to the closing of the merger, we will pay the Consultant the base consulting fee through September 30, 2007, net of any additional consulting fee awarded and paid to the Consultant for the year ending July 28, 2007. The consulting agreement also provides that if, following the closing of the merger, we terminate the Consultant without ‘‘Cause’’ or the Consultant terminates the consulting agreement for ‘‘Good Reason’’, we will pay to the Consultant the base consulting fee through July 26, 2008 or the end applicable extension period, as the case may be, and any additional consulting fee which would have become payable under the consulting agreement for the year ending July 26, 2008 or the applicable extension period, as the case may be. Additionally, options that have been granted and would otherwise have vested shall immediately vest upon such termination.

Melvyn Knigin

On October 3, 2006, we entered into an amended and restated employment agreement with Melvyn Knigin, which provides that Mr. Knigin will continue to be employed as our President and Chief Executive Officer (or as President and Chief Executive Officer of the Movie Star division in the event of a Significant Acquisition (as defined in the employment agreement and will include the merger with FOH Holdings)) until June 30, 2009 (‘‘Initial Term’’) and will then serve as our Senior Vice President of Global Wal-Mart Corporate Sales from July 1, 2009 until June 30, 2011 (‘‘Additional Term’’). Mr. Knigin’s employment agreement provides that he will receive a base salary of $575,000 per year during the Initial Term and a base salary of $280,000 per year during the Additional Term. During the Initial Term, Mr. Knigin will be required to devote substantially all of his business time and attention to the performance of his duties under the employment agreement, and during the Additional Term, he will be required to devote no less than three days per week to the performance of his duties under the employment agreement. Mr. Knigin is also entitled to receive an annual bonus during the Initial Term under our 1998 Senior Executive Incentive Plan equal to 3% of our net income before taxes and before calculation of all bonuses for each fiscal year during the Initial Term (which, if the merger is consummated, shall mean the thirteen-month period ending July 28, 2007, with corresponding adjustments, and the fiscal years ending July 26, 2008 and July 25, 2009), and excluding the expenses that we record for accounting purposes as transaction expenses associated with a

Significant Acquisition or a proposed Significant Acquisition in accordance with Generally Accepted Accounting Principles (‘‘Employment Agreement Net Income’’) in excess of $1,200,000 and up to $3,200,000, and equal to 3.75% of Employment Agreement Net Income in excess of $3,200,000. During the Additional Term, Mr. Knigin will be entitled to receive an annual bonus equal to the excess of 1.5% (‘‘Bonus Percentage’’) of Wal-Mart Net Sales (as defined in the employment agreement) over Mr. Knigin’s annual base salary. The Bonus Percentage will be increased or decreased for each year during the Additional Term in which our gross margin for Wal-Mart Net Sales during such period exceeds or is less than the blended average gross margin for Wal-Mart Net Sales for the three fiscal years ending June 30, 2007, 2008 and 2009 (which, if the merger is consummated, shall mean that thirteen month period ending July 28, 2007 and the fiscal years ending July 26, 2008 and July 25, 2009).

In addition to his base salary, we granted Mr. Knigin a ten-year option to purchase 500,000 shares of our common stock under our Amended and Restated 1988 Stock Option Plan at an exercise price of $1.00 per share, 125,000 shares of which will vest on each of (i) the date of grant, (ii) the six-month anniversary of the date of grant, (iii) the first anniversary of the date of grant and (iv) the second anniversary of the date of grant.

Additionally, on each of July 1, 2007 and 2008, provided that Mr. Knigin is employed by us on each such date (except as otherwise set forth in the employment agreement), we will issue Mr. Knigin shares of restricted stock equal to the number of shares of our common stock determined by dividing $25,000 by the last sale price of a share of our common stock on each such date. All such shares will vest on June 30, 2009.

Mr. Knigin’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Knigin’s designated beneficiary and a disability insurance policy for Mr. Knigin providing a non-taxable benefit of at least $10,000 per month payable to Mr. Knigin in the event of his disability. Mr. Knigin is also entitled to participate in our group medical insurance and Retired Senior Executive Medical Plan for the duration of the term of the employment agreement. Pursuant to the employment agreement, Mr. Knigin is prohibited from disclosing confidential information about us and prohibited from seeking employment with a competitor during the term of the employment agreement and, if he terminates his own employment other than for Good Reason (as defined in the employment agreement) prior to the expiration of the term of the employment agreement or we terminate his employment for Cause (as defined in the employment agreement) prior to the expiration of the term of the employment agreement, for an additional period of two years following the date of termination.

Movie Star currently has a key man insurance policy on the life of Mr. Knigin in the amount of $5.0 million under which Movie Star is the beneficiary.

Thomas Rende

On November 28, 2006, we entered into an employment agreement with Thomas Rende, pursuant to which Mr. Rende will continue to be employed as our Senior Vice President and Chief Financial Officer until December 31, 2009. Mr. Rende’s employment agreement provides that he will receive (i) a base salary of $240,000 per year commencing December 1, 2006 until December 31, 2008 and $260,000 per year from January 1, 2009 until December 31, 2009 and (ii) for each of fiscal years ending June 30, 2007, 2008, 2009 and 2010 (pro-rated for partial year) (which, if the merger is consummated, shall mean the thirteen-month period ending July 28, 2007, with corresponding adjustments, and the fiscal years ending July 26, 2008, July 25, 2009 and July 31, 2010), a bonus equal to 1.0% of Employment Agreement Net Income in excess of $1,200,000 and up to $3,200,000, and equal to 1.25% of Employment Agreement Net Income in excess of $3,200,000. The employment agreement also provides that if, during the employment term, we terminate Mr. Rende without ‘‘cause’’ or he terminates his employment for ‘‘good reason’’ (as such terms are defined in the employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, we will be required to pay to him (i) his base salary through the end of the employment term, (ii) any bonus which would have become payable under his employment agreement through the end of the employment term, (iii) the insurance benefits provided in his employment agreement through the end of the employment term, (iv) the sum of $200,000, which will be paid in equal installments in accordance with our normal payroll procedures, so that the entire $200,000 will be received by him by March 15th of the calendar year following the date of termination of employment and (v) medical coverage at our expense for one year commencing on either (a) the last day of the employment term if his employment is terminated during the employment term or (b) the date of termination if his employment is terminated after the end of the employment term.

Mr. Rende’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,000,000 to Mr. Rende’s designated beneficiary and a disability insurance policy for Mr. Rende providing a non-taxable benefit of at least $7,500 per month payable to Mr. Rende in the event of his disability. Mr. Rende is also entitled to participate in our group medical insurance and Retired Senior Executive Medical Plan for the duration of the term of the employment agreement. Under the agreement, Mr. Rende is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave our company during his employment and for a period of one year thereafter.

Linda LoRe

FOH Holdings entered into an employment agreement effective August 1, 2004, with Ms. LoRe that outlines the terms of her employment with FOH Holdings. Under the employment agreement, Ms. LoRe serves as FOH Holdings’ President and Chief Executive Officer. Ms. LoRe serves on the board of directors of FOH Holdings and reports directly to such board. Her salary was initially set at $500,000 per year, and increases at the beginning of each fiscal year by the greater of (i) 5% or (ii) the Consumer Price Index for the Los Angeles-Long Beach metropolitan area. Ms. LoRe’s current base salary is $551,250. The employment agreement provides for a performance bonus ranging from 20% to 30% of her base salary, depending on FOH Holdings’ achieving certain targeted earning projections and discretionary bonuses. The initial term of the employment agreement ends July 28, 2007. The employment agreement automatically renews for successive 12-month periods unless earlier terminated or either FOH Holdings or Ms. LoRe gives the other notice of its or her intent to terminate the contract at least 90 days prior to the end of an employment period.

Upon termination of the employment agreement by FOH Holdings for any reason other than for ‘‘cause’’ or by Ms. LoRe for ‘‘good reason,’’ Ms. LoRe is entitled to a severance payment of $250,000, in addition to any other compensation payable to her.

Aggregated Option Exercises and Fiscal Year End Option Values

The following table summarizes the number of exercisable and unexercisable options held by the following executive officers of Movie Star at June 30, 2006, and their value at that date if such options were in-the-money:

2006 Fiscal Year-End Option Values

Name	Number of securities underlying unexercised options at June 30, 2006			Value of securities underlying unexercised in-the-money options at June 30, 2006(1)
	Exercisable		Unexercisable	Exercisable		Unexercisable
Melvyn Knigin	—		—	$—		$—
Saul Pomerantz	640,000	(2)	40,000	72,213	(2)	—
Thomas Rende	170,000		60,000	14,013		—

1.	Represents the total gain that would be realized if all in-the-money options held at June 30, 2006 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $0.76, the closing price of our common stock on June 30, 2006.

2.	Includes options to purchase 50,000 shares of Movie Star common stock owned by Mr. Pomerantz’s spouse.

There were no option grants to any of the executive officers listed above during the fiscal year ended June 30, 2006.

Movie Star Compensation Plans

1998 Senior Executive Incentive Plan

In September 1998, our compensation committee adopted an incentive compensation plan. Under the 1998 Senior Executive Incentive Plan, as amended, the compensation committee has the discretion to award bonus compensation to senior executives in an amount not to exceed 6.75% of any excess pre-tax income over the base amount of $1,200,000. No awards were made under the plan for fiscal 2006.

Employee Stock Ownership Plan

We adopted an Employee Stock Ownership and Capital Accumulation Plan (‘‘Employee Stock Plan’’) as of July 1, 1983. The Employee Stock Plan is intended to comply as a stock bonus plan with the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984. A favorable determination letter was initially issued by the Internal Revenue Service with regard to the Employee Stock Plan in February 1985. From time to time, the Employee Stock Plan is amended as required to comply with amendments to the applicable statutes. Contributions that we make to the Employee Stock Plan are discretionary. The allocation of the contribution made in any year to eligible employees is based on their earnings. All employees over the age of 18 years who have been employed for one year are eligible to participate in the Employee Stock Plan. Participants in the Employee Stock Plan become vested after five years of employment. For the fiscal year ended June 30, 2006, we did not make a contribution to the Employee Stock Plan. As of April 30, 2007, the Employee Stock Plan owned 319,636 shares, or 1.95% of the outstanding shares of our common stock. Withdrawal of vested balances by participants can take place upon death, disability or early or normal retirement. Vested benefits will be paid to participants who have terminated their employment for reasons other than death, disability or early or normal retirement as quickly as possible after the third June 30th following their departure.

Stock Option Plans

2000 Performance Equity Plan

On February 21, 2000, the board of directors adopted the 2000 Performance Equity Plan covering 750,000 shares of common stock under which the our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards. Shareholders approved the 2000 Performance Equity Plan on November 28, 2000. The 2000 Performance Equity Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until February 21, 2010. To the extent permitted under the provisions of the 2000 Performance Equity Plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price and other conditions of awards. As of May 15, 2007, there were options outstanding to purchase 331,000 shares, exercisable at prices ranging from $0.63 per share to $1.36 per share. During fiscal 2007 (through May 15, 2007), 2006 and 2005, 72,752, 98,528 and 20,071 shares, respectively, of common stock were issued under the 2000 Performance Equity Plan to non-employee directors pursuant to our Non-Employee Director Compensation Plan. During fiscal 2007 (through May 15, 2007) and 2006, 55,000 and 40,000 options, respectively, were granted under the 2000 Performance Equity Plan to our employees and in fiscal 2005, 48,000 options were granted under the 2000 Performance Equity Plan to non-employee directors pursuant to our Non-Employee Director Compensation Plan.

We have filed the Proxy Statement with the SEC pursuant to which our shareholders are being asked to vote on a proposal to approve an amendment to the 2000 Performance Equity Plan to increase the number of shares issuable under the 2000 Performance Equity Plan from 750,000 shares to 7,000,000 shares. The amendment to the 2000 Performance Equity Plan is not a condition to the merger but the board believes that the increase in the size of the 2000 Performance Equity Plan is necessary in connection with the merger to cover currently outstanding FOH Holdings options and to enable us to continue to attract and retain employees, consultants and board members of the highest caliber, and provide increased incentive for them to promote our well-being through the grant of options and other awards. Under the merger agreement, each outstanding option to purchase shares of FOH Holdings common stock under FOH Holdings’ Amended and Restated 2003 Employee Equity Incentive Plan, whether or not exercisable, vested or unvested, will become exercisable for shares of Movie Star common stock.

Pursuant to the terms of a consulting agreement, dated April 9, 2007, with Performance Enhancement Partners, LLC (‘‘Consultant’’), upon the closing of the merger, we will (i) issue to the Consultant 100,000 shares of our common stock under the 2000 performance equity plan and (ii) grant to the Consultant a five-year option to purchase 275,000 shares of our common stock under our 2000 performance equity plan at an exercise price equal to the last sale price of our common stock on the closing date of the merger. 75,000 of the shares underlying the option will vest on the date of grant and 100,000 shares will vest on each of January 3, 2008 and July 26, 2008. We also will grant to the Consultant under the 2000 performance equity plan five-year non-qualified options to purchase an aggregate of 100,000 shares of our common stock, with each grant of 50,000 shares to be made upon the commencement date of each six month extension period, if applicable, at an exercise price equal to the last sale price of our common stock on the date of grant. Each grant of 50,000 shares will vest on the six-month anniversary of the commencement date of the applicable extension period. In order to issue the shares of common stock and grant the stock options to the Consultant in accordance with the terms of the Consulting Agreement, the 2000 performance equity plan must be amended to increase the number of shares available for issuance thereunder.

1994 Incentive Stock Option Plan

In 1994, we adopted an Incentive Stock Option Plan. Our shareholders approved the 1994 Plan on December 8, 1994. The purpose of the 1994 Plan was to enable us to attract and retain key employees by providing them with an opportunity to participate in our ownership. The compensation committee makes awards under the 1994 Plan. The 1994 Plan is intended to comply with Section 422A of the Internal Revenue Code of 1986, as amended. All options are granted at market value as determined by reference to the price of shares of our common stock on the American Stock Exchange. As of May 15, 2007, there were options outstanding to purchase 110,000 shares, exercisable at $0.625 per share. Effective July 15, 2004, options can no longer be granted under the 1994 Plan.

1988 Non-Qualified Stock Option Plan

On December 13, 1988, our shareholders approved the 1988 Non-Qualified Stock Option Plan covering up to 1,666,666 shares of common stock to provide an additional continuing form of long-term incentive to selected officers. Unless terminated by the board, the 1988 Plan shall remain effective until no further options may be granted and all options granted under the 1988 Plan are no longer outstanding. As of May 15, 2007, there were options outstanding to purchase 900,000 shares, exercisable at prices ranging from $0.625 per share to $1.45 per share. During the fiscal year ended June 30, 2005, we granted 50,000 options to Saul Pomerantz and 75,000 options to Thomas Rende, two of our executive officers. No options were granted in fiscal 2006. On October 3, 2006, we granted 500,000 options to Melvyn Knigin, our Chief Executive Officer, and on October 13, 2006, we granted 50,000 options to Saul Pomerantz, our Chief Operating Officer, and 150,000 options to Thomas Rende, our Chief Financial Officer.

On September 19, 2006, our board of directors approved the Amended and Restated 1988 Non-Qualified Stock Option Plan, which (i) increased the time period in which an employee terminated for any reason other than death or disability has to exercise the portion of the option which is exercisable on the date of termination from 30 days to 90 days following the date of termination; (ii) provides for continued exercisability of options after termination in the discretion of the compensation committee as set forth in the stock option agreement at the time of grant; (iii) increased the time period in which an employee terminated due to disability has to exercise the option from 180 days to one year from the date of termination; and (iv) increased the time period in which the legal representative or legatee under the will of an employee who dies within 90 days (instead of 30 days) after the date of termination of employment or while employed by Movie Star or a subsidiary has to exercise the decedent employee’s option from 180 days to one year from the date of death.

FOH Holdings Compensation Plans

Senior Executive 2007 Bonus Plan

FOH Holdings’ board of directors approved a bonus plan of up to $1 million for FOH Holdings’ top six executives for fiscal year 2007. A substantial portion of the bonus awards will be based on FOH Holdings meeting EBIDTA and EBIT targets approved in FOH Holdings’ budget for fiscal year 2007 and the executives meeting their individual performance goals. FOH Holdings’ board of directors anticipates that $800,000 of bonus awards will be made if such targets and performance goals are met. $200,000 of the bonus allotment is reserved to reward such top six executives for extraordinary performance on a discretional basis.

Amended and Restated 2003 Employee Equity Incentive Plan

FOH Holdings adopted the 2003 Employee Equity Incentive Plan on December 1, 2003. The plan authorized FOH Holdings to issue incentive stock options or nonqualified stock options for up to 70,000 shares to its employees and officers. The plan was amended and restated as of December 1, 2006, primarily to increase the number of shares covered under the plan to 120,000 and to permit issuance of nonqualified stock options to independent directors. As of January 27, 2007, there were 115,500 options outstanding with a weighted average exercise price of $18.68. On December 8, 2006, 58,000 options were granted, at an exercise price of $21.91 per share, to key employees (including options granted to Ms. LoRe described below) and independent directors. Subsequent to January 27, 2007 and through June 6, 2007, an additional 4,500 options were granted at an exercise price of $39.54 per share and 4,000 options were forfeited. Pursuant to the merger agreement, upon consummation of the merger, these options will be assumed by Movie Star and will represent options to acquire an aggregate of 2,066,124 shares of Movie Star common stock at a weighted average exercise price of $1.09 per share.

Ms. LoRe was issued a stock option dated December 2, 2003, which entitles her to purchase up to 27,500 shares of FOH Holdings common stock at $16.92 per share. This option is fully vested. On December 8, 2006, Ms. LoRe was issued a stock option to purchase up to 27,000 shares at $21.91 per share. This option will vest with respect to 25% of the total shares covered by the option on the last Saturday of January each year, commencing January 26, 2008. Pursuant to the merger agreement, Ms. LoRe’s options will be assumed by us upon consummation of the merger and such assumed options will entitle Ms. LoRe to receive an aggregate of 970,722 shares of our common stock upon an exercise of such options at a weighted average exercise price of $1.09 per share.

Compensation Arrangements for Directors

Current Compensation Arrangements

Effective January 1, 2005, we began paying our outside directors in accordance with the terms of Movie Star’s Non-Employee Director Compensation Plan. Each non-employee director currently receives (i) an annual stipend of $20,000, payable quarterly in arrears, (ii) $2,000 per day for board or committee meetings attended in person, regardless of the number of meetings held that day and (iii) $1,000 per meeting for board or committee meetings attended telephonically, unless two or more teleconference call meetings are held back-to-back on the same call, in which case each non-employee director will receive $1,000 for the entire call. Payment of the annual stipend and meeting fees are made, at the election of each non-employee director, in cash and/or shares of common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned.

On June 30, 2006, we entered into an agreement with two independent directors who comprise our special committee. Pursuant to the agreement, each committee member received a fee of $7,500 per month commencing with the month ended June 30, 2006 for a period of up to four months. Following the approval of the merger agreement, our board (excluding the two independent directors) approved an extension of the payment of monthly fees to these same two independent directors through December 31, 2006.

We also pay or reimburse each non-employee director for all transportation, hotel and other expenses reasonably incurred by the non-employee director in connection with attendance at board and committee meetings against itemized reports and receipts submitted with respect to any such expenses and approved in accordance with our customary procedures.

On December 6, 2004, each of our non-employee directors received a one-time grant of non-qualified options to purchase 12,000 shares of common stock under our 2000 Performance Equity Plan, at an exercise price of $1.36 per share, exercisable immediately and until the close of business on December 5, 2014.

Compensation Arrangements Following the Closing of the Merger

Following the closing of the merger, it is anticipated that the Movie Star Non-Employee Director Compensation Plan will be amended to provide for the following compensation to non-employee directors: (i) an annual stipend of $30,000, payable quarterly in arrears, with additional annual stipends for committee chairpersons of $5,000 for audit committee chairperson, $3,000 for compensation committee chairperson and $2,000 for nominating committee chairperson, payable quarterly in arrears; (ii) $2,500 per board or committee meetings attended in person and (iii) $1,000 per meeting for board or committee meetings attended telephonically, unless two or more teleconference call meetings are held back-to-back on the same call, in which case each non-employee director will receive $1,000 for the entire call. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned.

It is also contemplated that each non-employee director will receive a one-time grant of non-qualified options to purchase 15,000 shares of common stock under our 2000 Performance Equity Plan, at an exercise price equal to the last sale price of our common stock on the closing date of the merger, exercisable immediately and until the tenth anniversary of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Movie Star Related Party Transactions

FOH Holdings is owned by Tokarz Investments and certain funds and accounts affiliated with, managed by, or over which Fursa or its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights. Michael T. Tokarz is the sole controlling person of Tokarz Investments and is also the sole controlling person of TTG Apparel, which currently owns 3,532,644 shares of our common stock.

Immediately following the effective time of the merger, after giving effect to the contribution of the shares of Movie Star common stock into escrow, and without giving effect to the rights offering to our shareholders or the issuance of options, guarantor warrants, shares of common stock that may be issued pursuant to the standby purchase agreement or shares of Series A Preferred Stock, TTG Apparel, together with Tokarz Investments, will own approximately 38.4% of the outstanding common stock of Movie Star (32.4% if the shares of Movie Star common stock to be contributed into escrow are excluded).

In connection with the transactions contemplated by the merger agreement, we (i) entered into a voting agreement with TTG Apparel, a standby purchase agreement with the Fursa Standby Purchasers, Tokarz Investments and TTG Apparel and a stockholders agreement with FOH Holdings, Fursa, the Fursa Managed Accounts and Tokarz Investments, and (ii) will enter into an escrow agreement with designated stockholder representatives of the holders of FOH Holdings common stock, a registration rights agreement with Fursa (on its behalf and on behalf of the Fursa Managed Accounts), Tokarz Investments and TTG Apparel and a shareholders agreement with Tokarz Investments, TTG Apparel and Fursa (on its behalf and on behalf of the Fursa Managed Accounts), which agreements are more fully described elsewhere in this prospectus. See ‘‘Standby Purchase Commitment and Other Transactions.’’

FOH Holdings Related Party Transactions

FOH Holdings is indebted to the Fursa Debt Holders, pursuant to the Amended and Restated Tranche A/B and Tranche C Term Loan Agreement dated as of June 30, 2005, as amended, by and between FOH Holdings and its subsidiaries and Fursa and certain affiliates of Fursa. As of May 15, 2007, outstanding balance on Tranche A/B debt was approximately $7,600,000 and Tranche C debt was approximately $11,681,000 ($10,441,000 of principal and $1,240,000 of accrued payment-in-kind interest). This indebtedness was originally incurred by FOH Holdings upon its emergence from bankruptcy in January 2003 and was issued to the primary secured creditors in the bankruptcy proceeding. The secured creditors contributed $4,000,000 of new funds in exchange for Tranche A notes and the Tranche B and Tranche C notes were issued in consideration of pre-bankruptcy debt owed to the secured lenders.

In March 2005, the Fursa Debt Holders purchased all of the outstanding debt owed to the other secured creditors. In June 2005, the loan agreement was amended and restated and the indebtedness evidenced by the Tranche A Note and the Tranche B Note combined into the Tranche A/B Note. The Tranche A/B Note is payable in semiannual installments, is due in full on September 30, 2009, and bears interest at a rate of 8% per year. The Tranche C Note is due in full on January 7, 2010 and bears interest at a rate of 1% per year payable in cash and 6% per year payment-in-kind interest added to the unpaid principal. Pursuant to an agreement entered into with FOH Holdings’ revolving line of credit lender, no payment of principal on these loans is payable so long as a term loan extended by the revolving line of credit lender is outstanding. The Tranche A/B and Tranche C loans contain certain restrictive covenants, including, among others, limitations on capital expenditures and financial covenants consistent with restrictions contained in FOH Holdings’ revolving line of credit agreement and requires mandatory repayments of specified percentages of excess cash flow. These loans are secured by substantially all of FOH Holdings’ assets and are second in priority to the revolving line of credit lender. Pursuant to the stockholders agreement entered into with Movie Star, FOH Holdings, Fursa, the Fursa Managed Accounts and Tokarz Investments in connection with the merger, the Fursa Debt Holders agreed to cancel $7.5 million of this indebtedness in exchange for shares of Movie Star’s newly authorized Series A Preferred Stock. Further, FOH Holdings is obligated to obtain consents from the holders of any existing indebtedness for borrowed money of FOH Holdings if any such indebtedness is not refinanced prior to the consummation of the merger. The Fursa Debt Holders have already provided their consent.

Pursuant to the Amended and Restated Tranche A/B and Tranche C Term Loan Agreement, Tokarz Investments and certain affiliates of Fursa are entitled to receive combined annual management fees of $200,000. The obligation of FOH Holdings to pay such fees will terminate upon consummation of the merger in accordance with the stockholders agreement entered into with Movie Star, FOH Holdings, Fursa, the Fursa Managed Accounts and Tokarz Investments.

An Equity Provider Agreement was entered into as of November 23, 2005, as amended, by and among Tokarz Investments, certain affiliates of Fursa and FOH Holdings for the benefit of the revolving line of credit lender. Under this agreement as amended, Tokarz Investments, Fursa and certain affiliates of Fursa agreed to make certain capital contributions to FOH Holdings. Tokarz Investments, Fursa and certain affiliates of Fursa have complied with all such commitments and no further capital contributions are required under this agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 15, 2007 and after consummation of the merger by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock either on May 15, 2007 or immediately following the consummation of the merger and before giving effect to any shares or guarantor warrants to be issued in connection with the rights offering;

•	each of our current named executive officers and directors;

•	each person who will become a director upon consummation of the merger;

•	all our current executive officers and directors, as a group; and

•	all of our executive officers and directors, as a group, after the consummation of the merger.

	Beneficial Ownership of Our Common Stock on May 15, 2007			Beneficial Ownership of Our Common Stock After the Consummation of the Merger
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class before Merger	Number of Shares		Percent of Class after Merger(2)
TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	3,532,644	(2)	21.5%	3,532,644		8.8%
Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	—		—	11,844,608	(2)	29.5%
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 444 Merrick Road, Suite 104 Lynbrook, New York 11563	—		—	11,844,573	(3)	29.5%
Melvyn Knigin	365,500	(4)	2.2%	365,500		*
Saul Pomerantz	725,244	(5)	4.3%	1,145,244	(6)	2.8%
Thomas Rende	370,300	(7)	2.2%	527,800	(8)	1.3%
Joel M. Simon	117,242	(9)	*	117,242		*
Michael A. Salberg	84,533	(10)	*	84,533		*
John L. Eisel	90,897	(9)	*	90,897		*
Peter Cole	150,044		*	325,044	(11)	*
Linda LoRe	—		—	489,813	(12)	1.2%
Milton J. Walters	—		—	26,717	(13)
William F. Harley	—		—	—		—
Rose Peabody Lynch	—		—	26,717	(14)	*
Thomas J. Lynch 444 Merrick Road, Suite 104 Lynbrook, New York 11563	—		—	—		—
All current Movie Star directors and executive officers as a group (7 individuals)	1,903,760	(15)	11.1%	—		—
All post-merger directors and executive officers as a group (11 individuals)	—		—	2,054,264	(16)	5.0%

*	Less than 1%.

1.	Unless otherwise noted, the business address of each of (a) Melvyn Knigin, Saul Pomerantz, Thomas Rende, Joel M. Simon, Michael Salberg, John L. Eisel and Peter Cole is c/o Movie Star, Inc., 1115 Broadway, New York, New York 10010 and (b) Linda LoRe, Milton J. Walters, William F. Harley and Rose Peabody Lynch is c/o Frederick’s of Hollywood, Inc., 6255 Sunset Boulevard, Sixth Floor, Hollywood, California 90028.
2.	According to a Schedule 13D, dated February 17, 2004, as amended on December 21, 2006, the sole controlling person of TTG Apparel is Michael T. Tokarz, its Manager. The sole controlling person of Tokarz Investments is Michael T. Tokarz, its Manager. Pursuant to the standby purchase agreement, TTG Apparel and Tokarz Investments may be required to purchase shares of our common stock. In addition, as consideration for their commitments as Standby Purchasers, we will issue warrants to TTG Apparel and Tokarz Investments and/or their affiliates, representing the right to purchase, in the aggregate, shares of our common stock. Includes the shares of Movie Star common stock to be contributed into escrow in connection with the merger.
3.	Pursuant to the standby purchase agreement, Fursa Alternative Strategies LLC and certain funds and accounts affiliated with or managed by it or its affiliates may be required to purchase shares of our common stock. In addition, as consideration for their commitments as Standby Purchasers, we will issue warrants, to Fursa Alternative Strategies LLC and/or its affiliates representing the right to purchase, in the aggregate, shares of our common stock. Further, pursuant to the FOH Holdings’ stockholders agreement, we will issue to the Fursa Debt Holders shares of our new Series A Preferred Stock, in exchange for their cancellation of $7.5 million of FOH Holdings’ indebtedness. Such shares of Series A Preferred Stock will be convertible into shares of our common stock. Includes the shares of Movie Star common stock to be contributed into escrow in connection with the merger.
4.	Includes (a) options to purchase 250,000 shares pursuant to the 1988 Plan, of which 125,000 are currently exercisable and 125,000 are exercisable within 60 days of May 15, 2007 and (b) 100,000 shares owned by Mr. Knigin’s spouse. Excludes options to purchase 250,000 shares under the 1988 Plan which are not exercisable within 60 days of May 15, 2007.
5.	Includes (a) options to purchase (i) 75,000 shares pursuant to the 1994 Plan, (ii) 95,000 shares pursuant to the 1988 Plan and (iii) 130,000 shares pursuant to the 2000 Performance Equity Plan, all of which are exercisable within 60 days of May 15, 2007, (b) 106,910 shares owned by Mr. Pomerantz’s spouse and (c) 8,000 shares held jointly with Mr. Pomerantz’s spouse. Excludes options to purchase 80,000 shares under the 1988 Plan which are not exercisable within 60 days of May 15, 2007.
6.	Also includes options to purchase 420,000 shares of common stock to be granted to Mr. Pomerantz upon the consummation of the merger in order to prevent dilution of Mr. Pomerantz’s proportionate interest in Movie Star pursuant to the terms of certain stock option agreements between Movie Star and Mr. Pomerantz.
7.	Includes (a) options to purchase (i) 35,000 shares pursuant to the 1994 Plan, (ii) 30,000 shares pursuant to the 1988 Plan and (iii) 70,000 shares pursuant to the 2000 Performance Equity Plan, all of which are currently exercisable within 60 days of May 15, 2007, (b) 232,000 shares held jointly with Mr. Rende’s spouse and (c) 3,300 shares owned by Mr. Rende’s spouse. Excludes options to purchase 195,000 shares under the 1988 Plan which are not exercisable within 60 days of May 15, 2007.
8.	Also includes options to purchase 157,500 shares of common stock to be granted to Mr. Rende upon the consummation of the merger in order to prevent dilution of Mr. Rende’s proportionate interest in Movie Star pursuant to the terms of certain stock option agreements between Movie Star and Mr. Rende.
9.	Includes immediately exercisable options to purchase 12,000 shares pursuant to the 2000 Performance Equity Plan.

10.	Represents (a) 72,533 shares owned by Mr. Salberg’s spouse and (b) options to purchase 12,000 shares pursuant to the 2000 Performance Equity Plan.
11.	Includes (a) 100,000 shares of common stock and (b) options to purchase 75,000 shares, in each case, to be granted to Performance Enhancement Partners, LLC upon consummation of the merger pursuant to the 2000 Performance Equity Plan. These options will be exercisable upon the consummation of the merger. Excludes options to be granted to Performance Enhancement Partners, LLC upon consummation of the merger to purchase 200,000 shares under the 2000 Performance Equity Plan which will not be exercisable within 60 days of the consummation of the merger.
12.	Represents options granted pursuant to FOH Holdings’ 2003 Employee Equity Incentive Plan (‘‘FOH Holdings 2003 Plan’’) on December 2, 2003 to purchase 27,500 shares that are currently exercisable within 60 days of May 15, 2007. The options will be assumed by us upon consummation of the merger and such assumed options will entitle Ms. LoRe to receive shares of our common stock upon the exercise of such options in an amount adjusted to reflect the Exchange Ratio of 17.811414. Ms. LoRe has agreed to not exercise any of her options before the closing of the merger. Excludes options granted to Ms. LoRe pursuant to the FOH Holdings 2003 Plan on December 8, 2006 to purchase 27,000 shares that are not exercisable within 60 days of May 15, 2007.
13.	Represents options granted pursuant to the FOH Holdings 2003 Plan on December 8, 2006 to purchase 1,500 shares that are currently exercisable within 60 days of May 15, 2007. The options will be assumed by us upon consummation of the merger and such assumed options will entitle Mr. Walters to receive shares of our common stock upon the exercise of such options in an amount adjusted to reflect the Exchange Ratio of 17.811414. Mr. Walters has agreed to not exercise any of his options before the closing of the merger. Excludes options to purchase 2,000 shares granted to Mr. Walters pursuant to the FOH Holdings 2003 Plan that are not exercisable within 60 days of May 15, 2007.
14.	Represents options granted pursuant to the FOH Holdings 2003 Plan on December 8, 2006 to purchase 1,500 shares that are currently exercisable within 60 days of May 15, 2007. The options will be assumed by us upon consummation of the merger and such assumed options will entitle Ms. Lynch to receive shares of our common stock upon the exercise of such options in an amount adjusted to reflect the Exchange Ratio of 17.811414. Ms. Lynch has agreed to not exercise any of her options before the closing of the merger. Excludes options to purchase 2,000 shares granted to Ms. Lynch pursuant to the FOH Holdings 2003 Plan that are not exercisable within 60 days of May 15, 2007.
15.	Includes an aggregate of 721,000 shares that Messrs. Knigin, Pomerantz, Rende, Eisel, Simon and Salberg have the right to acquire upon exercise of outstanding options that are exercisable within 60 days of May 15, 2007.
16.	Includes an aggregate of 1,039,248 shares that Linda LoRe, Rose Peabody Lynch, Peter Cole, Melvyn Knigin, Thomas Rende, John L. Eisel, Joel M. Simon, Michael A. Salberg and Milton J. Walters have the right to acquire upon exercise of outstanding options that are exercisable within 60 days of May 15, 2007.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under ‘‘Risk Factors’’ on page 16.

Background

On December 18, 2006, we entered into the merger agreement with Merger Sub and FOH Holdings. The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into FOH Holdings in which FOH Holdings will be the surviving entity and become our wholly owned subsidiary. In connection with the transactions contemplated by the merger agreement, we are distributing at no charge to the holders of our common stock non-transferable subscription rights to purchase shares of our common stock. In order to ensure that we raise an aggregate $20 million of gross proceeds through the issuance of shares of our common stock, we have entered into a standby purchase agreement with the Standby Purchasers who have each agreed to purchase unsubscribed shares. As necessary, the Fursa Standby Purchasers have agreed to purchase, on a several, but not on a joint and several basis, 50% of such unsubscribed shares, and Tokarz Investments and TTG Apparel have agreed to purchase the remaining 50% of such unsubscribed shares. As consideration for these commitments, we will issue guarantor warrants with an exercise price equal to the subscription price of the shares being offered through the rights offering, representing the right to purchase in the aggregate              shares of our common stock, or 10.5% of the total number of new shares to be offered in this rights offering.

The subscription rights

We will distribute to each holder of Movie Star common stock on the record date,                     , 2007, at no charge, one non-transferable subscription right for each share of Movie Star common stock held on the record date. Each subscription right will allow you to purchase                  shares of our common stock, rounded down to the nearest whole number, at the subscription price of $         per share. The subscription price equals the product of 0.85 and the average of the closing prices of our common stock during the 20 trading days immediately preceding the record date. If all subscription rights are exercised, we will sell a total of approximately          shares of Movie Star common stock.

The subscription rights will be evidenced by non-transferable subscription rights certificates. Although we will distribute subscription rights to each holder of Movie Star common stock as of the record date, TTG Apparel agreed that it will not and will cause its affiliates not to purchase from us any of the additional shares of common stock that will be available for purchase by TTG Apparel and/or any of its affiliates in connection with the rights offering in order to enhance the subscription privileges of our other eligible participants.

If you elect to exercise your basic subscription privilege in full, you will also be entitled to subscribe, at the subscription price, for additional shares of Movie Star common stock in connection with your over-subscription privilege to the extent that other eligible participants do not exercise their basic subscription privileges in full; provided, however, that no shareholder will be entitled to subscribe for shares that would result in that holder owning more than 4.9% of the total outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the merger agreement. If the number of shares available after satisfaction of all basic subscriptions is insufficient to satisfy fully all elections to exercise the over-subscription privilege, we will allocate the excess shares pro rata among those over-subscribing. We will base the pro rata allocation on the number of shares of common stock held as of the record date. The opportunity to exercise the over-subscription privilege is available to all subscription rights holders on the same terms.

If you hold your shares in a brokerage account or by a custodian bank or other nominee, you will not receive a subscription rights certificate, and your subscription rights must be exercised through the broker, custodian bank or other nominee. The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of Movie Star common stock. If you hold your shares in a brokerage account or by a custodian bank or other nominee, please contact your broker, custodian bank or other nominee to participate in the rights offering.

If you hold your shares directly, you will receive a non-transferable subscription rights certificate. As a holder of subscription rights you will be entitled to two subscription privileges: (1) a basic subscription privilege and (2) an over-subscription privilege. These privileges are described below.

We will not issue fractional shares in the rights offering, but rather will round down any fractional shares to the nearest whole share. For example, if you exercise 100 subscription rights, you will receive          shares of Movie Star common stock instead of the          shares of Movie Star common stock you would have received without rounding.

Your purchase of shares of Movie Star common stock pursuant to this rights offering is not conditioned upon the subscription of any minimum number of shares by you and the other holders of the subscription rights. However, you may exercise the over-subscription privilege only if you exercise the basic subscription privilege in full.

Expiration date; amendments and termination

You may exercise the basic subscription privilege and the over-subscription privilege at any time before 5:00 p.m. Eastern Time on         , 2007, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights by giving oral or written notice to the Subscription Agent on or before the scheduled expiration of the rights offering. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended. If we elect to extend the date the subscription rights expire, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend, terminate or modify the terms of the rights offering. If we terminate the rights offering, all affected subscription rights will expire without value and, as soon as practicable, we will return all of your subscription payments to you, without interest or deduction.

If you do not exercise your subscription rights before the time they expire, then your subscription rights will become null and void. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the time they expire, regardless of when you transmitted the documents.

Subscription rights

Your subscription rights entitle you to the basic subscription privilege and the over-subscription privilege.

Basic Subscription Privilege.    With the basic subscription privilege, you may purchase                      shares of Movie Star common stock, rounded down in the aggregate to the nearest whole number, per subscription right, upon delivery of the required documents and payment of the subscription price of $         per share, before the time the subscription rights expire; provided, however, that no holder will be entitled to subscribe for shares of Movie Star common stock in this rights offering that would result in such holder owning more than 4.9% of the total outstanding shares of Movie Star common stock immediately following the consummation of the transactions contemplated by the merger agreement. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to those who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege.    In addition to your basic subscription privilege, you may subscribe for additional shares of Movie Star common stock, upon delivery of the required documents and payment of the subscription price of $         per share before the time the subscription rights expire, if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full; provided, however, that no shareholder will be entitled to subscribe for shares that would result in that holder owning more than 4.9% of the total outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the merger agreement.

Pro Rata Allocation.    If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the remaining shares pro rata (subject to the elimination of fractional shares) among those over-subscribing. Pro rata means in proportion to the number of shares of common stock you and the other holders exercising the basic subscription privileges held as of the record date. If there is a pro rata allocation of the remaining shares and the pro-ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege.

Full Exercise of the Basic Subscription Privilege.    You may exercise the over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted subscription rights for shares of Movie Star common stock you own individually and shares of Movie Star common stock you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to subscription rights you own collectively with your spouse, you only need to exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of the subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of Movie Star common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full by properly completing the subscription rights certificate and indicating the number of shares you wish to purchase through the over-subscription privilege and delivering a check for the proper amount.

If you own your shares of Movie Star common stock through your bank, broker or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the Subscription Agent:

•	the number of shares held on the record date on your behalf;

•	the number of subscription rights you exercised under your basic subscription privilege;

•	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

•	the number of shares of common stock you subscribed for pursuant to the over-subscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

If you exercise fewer than all of the subscription rights evidenced by your subscription rights certificate by so indicating on your subscription rights certificate, the Subscription Agent will, if you so request, issue to you a new rights certificate evidencing the unexercised subscription rights. A new subscription rights certificate will be issued to you according to your instructions upon the partial exercise of subscription rights only if the Subscription Agent receives a properly endorsed subscription rights certificate no later than the seventh business day prior to the expiration date of the rights offering. After that date no new subscription rights certificates will be issued. Accordingly, after such date if you exercise less than all of your subscription rights you will lose the power to exercise your remaining subscription rights.

Return of Excess Payment.    If you exercised your over-subscription privilege and are allocated less than all of the shares of Movie Star common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares of Movie Star common stock that were purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Transferability of Subscription Rights.    You may not transfer your subscription rights. Only you may exercise your subscription rights.

Subscription Price.    To exercise your subscription rights, you must pay in cash the subscription price of $         per share of Movie Star common stock.

Record date

The record date for the rights offering is                 , 2007.

Subscription agent

We have appointed American Stock Transfer & Trust Company as Subscription Agent for the rights offering. We will pay the fees and expenses of the Subscription Agent. We also have agreed to indemnify the Subscription Agent from certain liabilities that it may incur in connection with the rights offering. American Stock Transfer & Trust Company’s telephone number is (718) 921-8317.

Exercise of subscription rights

You may exercise your subscription rights by delivering the following to the Subscription Agent at or before 5:00 p.m. Eastern Time on         , 2007, the expiration date of the rights offering:

•	your properly completed and executed subscription rights certificate evidencing those subscription rights with any required signature guarantees or other supplemental documentation; and

•	your payment in full of the subscription price for each share of Movie Star common stock subscribed for under your basic subscription privilege and over-subscription privilege.

If you are a beneficial owner of shares of Movie Star common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Eastern Time on         , 2007, the expiration date of the rights offering.

Your subscription rights will not be considered exercised unless the Subscription Agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. Eastern Time on         , 2007, the expiration date of the rights offering.

Once you exercise your subscription rights, you cannot revoke your subscription. In order to exercise your subscription rights, you must exercise them before they expire.

Method of payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Movie Star common stock for which you are subscribing by either:

•	a personal check, certified or cashier’s check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, as Subscription Agent; or

•	wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose.

Receipt of Payment

Your payment of the subscription price will be deemed to have been received by the Subscription Agent only upon:

•	clearance of any uncertified check;

•	receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

•	receipt of collected funds in the Subscription Agent’s account designated above.

Clearance of uncertified checks

You should note that funds paid by uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by an uncertified check, we urge you to make your payment sufficiently in advance of the time the subscription rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights. If you pay the subscription price with an uncertified check that does not clear by the expiration date of the rights offering, your exercise will not be effective.

Delivery of subscription materials and payment

You should deliver the subscription rights certificate and payment of the subscription price, as well as any Nominee Holder Certifications and DTC Participant Over-Subscription Forms as follows:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company Operations Center	American Stock Transfer & Trust Company Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15thAvenue
New York, New York 10272-2042	Brooklyn, New York 11219

You may call the Subscription Agent at (718) 921-8317.

Your delivery to another address or by any method other than as set forth above will not constitute valid delivery.

Calculation of subscription rights exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of subscription rights that may be exercised for the aggregate subscription price payment you delivered to the Subscription Agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the full basic subscription privilege and the over-subscription privilege to purchase the maximum number of shares of Movie Star common stock with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of Movie Star common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Your funds will be held by the Subscription Agent until shares of Movie Star common stock are issued

The Subscription Agent will hold your payment of the subscription price in a segregated account with other payments received from holders of subscription rights until the completion of the rights offering.

If you exercised your over-subscription privilege and are allocated less than all of the shares of Movie Star common stock for which you wished to subscribe, the excess funds you paid for shares of Movie Star common stock that are not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date of the subscription rights.

Medallion guarantee may be required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States), subject to standards and procedures adopted by the Subscription Agent, unless

•	your subscription rights certificate provides that the shares of Movie Star common stock you subscribed for are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice to beneficial holders

If you are a broker, a trustee or a depositary for securities that held shares of Movie Star common stock for the account of others as of the record date of                 , 2007 (a ‘‘nominee record holder’’), you should notify the respective beneficial owners of such shares of the subscription rights as soon as possible to find out such beneficial owners’ intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of Movie Star common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of Movie Star common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled ‘‘Nominee Holder Certification’’ that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial owners

If you are a beneficial owner of shares of Movie Star common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of Movie Star common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled ‘‘Beneficial Owner Election Form.’’ You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for completing your subscription rights certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully. If you want to exercise your subscription rights, you must send your subscription rights certificates to the Subscription Agent. You should not send the subscription rights certificates to Movie Star. We can not guarantee that any subscription rights certificates sent to Movie Star will be forwarded to the Subscription Agent.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the Subscription Agent.    If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the time the subscription rights expire. Because uncertified checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

Determinations regarding the exercise of your subscription rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the Subscription Agent will be under any duty to notify you of a defect or irregularity in connection with your submission of subscription rights certificates. We will not be liable for failing to give you such notice. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of Movie Star common stock pursuant to your exercise could be deemed unlawful or materially burdensome.

Regulatory limitation

We will not be required to issue shares of Movie Star common stock pursuant to the rights offering to you if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Questions about exercising subscription rights

You may direct any questions or require assistance regarding the method of exercising your subscription rights, additional copies of this prospectus, the Instructions as to the Use of Movie Star, Inc. Subscription Rights Certificates, the Nominee Holder Certification or other subscription documents referred to herein, to Morrow & Co., Inc., our Information Agent, at the following telephone number and address.

Morrow & Co., Inc.
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Tel: (800) 607-0088

No revocation

Once you have exercised your basic subscription privilege or basic subscription privilege and over-subscription privilege, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire and will have no value.

Procedures for DTC participants

We expect that your exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of The Depository Trust Company (‘‘DTC’’). If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights that you are exercising and the number of shares of Movie Star common stock that you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of Movie Star common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Determination of subscription price

The subscription rights are being issued pursuant to the terms of the rights offering agreed between us and FOH Holdings in connection with the merger and the other transactions contemplated by the merger agreement. The subscription price, like all other aspects of the merger, was determined through arm’s length negotiations between us and FOH Holdings and approved by our special committee and board of directors. The $         per share subscription price should not be considered an indication of the actual value of Movie Star or of Movie Star common stock. We cannot assure you that the market price of Movie Star common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $         per share. We urge you to obtain a current quote for Movie Star common stock before exercising your subscription rights. On June 6, 2007, the closing price of Movie Star common stock was $2.21 per share. Movie Star common stock is traded on the American Stock Exchange under the symbol ‘‘MSI.’’

No recommendations to subscription rights holders

An investment in shares of Movie Star common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the ‘‘Risk Factors’’ section of this prospectus. None of our board of directors, our officers or any other person are making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Non-U.S. and certain other shareholders

The Subscription Agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the Subscription Agent on or prior to 5:00 p.m. Eastern Time on         , 2007, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

Issuance of common stock

The Subscription Agent will issue to you certificates representing shares of Movie Star common stock that you purchase pursuant to the rights offering as soon as practicable after the time the subscription rights expire.

Your payment of the subscription price will be retained by the Subscription Agent, and will not be delivered to us, until your subscription is accepted. We will not pay you any interest on funds paid to the Subscription Agent, regardless of whether such funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of Movie Star with respect to shares of Movie Star common stock subscribed for in the rights offering until certificates representing such shares are issued to you. Unless otherwise instructed in the subscription rights certificates, your certificates for shares issued pursuant to your exercise of subscription rights will be registered in your name.

If the rights offering is not completed for any reason, the Subscription Agent will as soon as practicable return, without interest, all funds received by it.

Shares of common stock outstanding after the rights offering

As of June 6, 2007 there were 16,423,326 shares of Movie Star common stock outstanding. After giving effect to the shares to be issued in the merger and the full number of shares available for subscription in the rights offering, there will be approximately          shares of Movie Star common stock issued and outstanding.

Other matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of Movie Star common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of that state, you will not be eligible to participate in the rights offering.

THE STANDBY PURCHASE COMMITMENT and other transactions

The Standby Purchase Commitment

Concurrently with the execution of the merger agreement, the Standby Purchasers entered into a standby purchase agreement with us. The obligations of the Standby Purchasers under the standby purchase agreement ensures that we raise an aggregate $20 million of gross proceeds through the issuance of shares of our common stock at the time we consummate the merger. Pursuant to the standby purchase agreement, if and to the extent any shares of our common stock are unsubscribed in the rights offering, the Standby Purchasers will purchase from us, at the subscription price of $             per share, such unsubscribed shares through the private placement of such unsubscribed shares. The Fursa Standby Purchasers have agreed to purchase, on a several but not on a joint and several basis, 50% of such amount of unsubscribed shares, and TTG Apparel and Tokarz Investments have agreed to purchase the remaining 50% of such amount of unsubscribed shares. In addition, TTG Apparel has agreed that it and its affiliates will not purchase from us any shares of our common stock that will be available for purchase by TTG Apparel and/or any of its affiliates in connection with the rights offering in their capacities as Movie Star shareholders in order to enhance the subscription privileges of our other eligible participants. The only condition to our obligations and the obligations of the Standby Purchasers under the standby purchase agreement is the consummation of the merger.

All of our securities that the Standby Purchasers purchase under the terms of the standby purchase agreement will be subject to restrictions on transfer under the Securities Act of 1933, as amended (‘‘Securities Act’’). Accordingly, such securities may only be transferred or sold by the Standby Purchasers pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. None of such securities can be resold by the Standby Purchasers by means or use of this prospectus. We have provided each of the Standby Purchasers with certain registration rights to enable them to elect to transfer and sell their securities. See ‘‘— Registration Rights’’ below.

The foregoing description of the standby purchase agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement attached as Exhibit B to the Merger Agreement, a copy of which was attached as Annex A to the Proxy Statement.

Guarantor Warrants

As sole consideration for the commitments by the Standby Purchasers, we will issue warrants representing the right to purchase, in the aggregate,                    shares of our common stock, which we refer to as the guarantor warrants. The material terms of these warrants are as follows:

Term.    Each guarantor warrant will expire three years following its issuance.

Exercise Price.    The guarantor warrants will have an exercise price equal to $         per share. The exercise price will be subject to adjustment pursuant to adjustment and anti-dilution provisions, which are summarized below.

At the option of the holders of the guarantor warrants, the guarantor warrants may be exercised on a cashless net-exercise basis.

Transfer.    The guarantor warrants will not be transferable or assignable by their holders, except that the guarantor warrants may be transferred to any affiliate of a holder, any wholly owned subsidiary of such holder or any other person, managed fund or managed client account over which such holder or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, in a private offering. In order to effect such transfer or assignment, such holder will be obligated to deliver to us a written notice countersigned by the relevant assignee, containing specific information required under the guarantor warrant, including the assignee’s representations and warranties as to its accredited investor status and its investment intent and its understanding as to the transfer restrictions.

Adjustments, Anti-dilution.    The guarantor warrants will have weighted-average anti-dilution protection for issues of equity by us that are below the exercise price and other adjustments in connection with a reclassification, subdivision or combination of our common stock, our consolidation, merger or share exchange with or into another corporation, a sale transfer or lease of all or substantially all of our assets or a distribution of our assets or common stock or a liquidating dividend to our shareholders.

The foregoing description of the guarantor warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of guarantor warrant attached as Exhibit L to the merger agreement, a copy of which is attached as Annex A to the Proxy Statement.

The following table sets forth the names of each Standby Purchaser, its percentage of the total standby purchase obligation, the maximum dollar amount of its individual obligation under the standby purchase agreement, the maximum number of shares of our common stock it would be required to purchase thereunder (assuming none of the subscription rights issued in the rights offering are exercised) and the number of guarantor warrants it will receive.

Standby Purchaser(1)	Percentage of Total Standby Purchase Obligation	Maximum Dollar Amount of Standby Purchase Obligation	Maximum Number of Shares to be Purchased under Standby Purchase Agreement	Number of Guarantor Warrants to be Received
Fursa Alternative Strategies LLC and its managed funds	50.0%	$10,000,000
Tokarz Investments, LLC / TTG Apparel, LLC	50.0%	10,000,000
	100.0%	$20,000,000

(1)	Please see ‘‘Security Ownership of Certain Beneficial Owners and Management’’ for a description of the relationship among the Standby Purchasers.

Registration Rights

In connection with the consummation of the transactions contemplated by the merger agreement, we will enter into a registration rights agreement with Fursa (on its behalf and on behalf of the Fursa Managed Accounts), Tokarz Investments and TTG Apparel. Pursuant to this agreement, we will, subject to certain conditions and exceptions, agree to register the resale of shares of our common stock held by these entities under the Securities Act. Subject to the specific conditions, the Fursa Managed Accounts as a group and TTG Apparel and Tokarz Investments as a group, will each be allowed to request such a registration with respect to an underwritten offering of their shares of our common stock up to two times. In connection with any such requested registration, we will select the underwriters for such registration, subject to the reasonable consent of the requesting party, and we may preempt such a demand to register shares if we elect to effect an underwritten primary registration in lieu thereof.

The holders of our securities that are registrable pursuant to the registration rights agreement, subject to certain conditions and exceptions, will also be allowed to include their shares of our common stock on registration statements effected by us pursuant to certain of their ‘‘piggyback’’ registration rights.

Each of the holders of our securities that are registrable pursuant to the registration rights agreement will agree not to effect any public sale or distribution of any of its shares of our common stock or any of its securities convertible into or exchangeable or exercisable for our common stock during the 30 days prior to and up to 120 days after the effective date of any registration statement filed by us in connection with a public offering (or for such longer period of time as required by the managing underwriter (or us if in a non-underwritten offering)), if and to the extent requested by such managing underwriter or us, as the case may be, except as part of such registration statement, whether or not such party participates in such registration. Similarly, we will agree not to effect any public sale or distribution of our equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 30 days prior to and the 120 days after the effective date of the registration statements filed in connection with an underwritten offering made pursuant to a demand by Fursa (on its behalf and on behalf of the Fursa Managed Accounts), or Tokarz Investments and TTG Apparel (or for such longer period of time as is sufficient and appropriate, in the opinion of the managing underwriter, in order to complete the sale and distribution of such securities), except as part of such underwritten registration and except pursuant to registration on Form S-4 or Form S-8 promulgated by the SEC or similar form thereto.

Subject to certain conditions, the ‘‘piggyback’’ registration rights will not be assignable by any of the Fursa Managed Accounts or TTG Apparel and Tokarz Investments except to (i) a person that acquires from such party in a private offering such party’s shares of our common stock equal to at least five percent of the total outstanding shares of our common stock or (ii) any affiliate (as defined in Rule 12b-2 under the Exchange Act) of such party or any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority in a private offering. Demand rights will only be assignable to a party’s wholly owned subsidiary, affiliate or any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority. As a condition to the effectiveness of any assignment under the registration rights agreement, the assignee will be required to execute a counterpart to the registration rights agreement assuming all of the obligations of the transferring party and agreeing to be treated as if an original party to the registration rights agreement. We will not be able to assign any of our rights or delegate any of our duties under the registration rights agreement without the prior written consent of Fursa (on its behalf and on behalf of the Fursa Managed Accounts), Tokarz Investments and TTG Apparel.

The registration rights agreement will contain customary indemnification provisions. In addition, pursuant to the registration rights agreement, we will be contractually obligated to file reports in compliance with the Exchange Act and comply with all rules and regulations of the SEC applicable in connection with the use of Rule 144 and take such other actions and furnish the holders of our securities registrable pursuant to the registration rights agreement with such other information as such holder may request in order to avail itself of such rule in order to sell such securities. If at any time we are not required to file reports pursuant to either Section 13 or Section 15(d) of the Exchange Act, we will at our expense, upon such holder’s written request, make available our current public information within the meaning of Rule 144.

The foregoing description of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement attached as Exhibit K to the merger agreement, a copy of which is attached as Annex A to the Proxy Statement.

Voting Agreement

Concurrently with the execution of the merger agreement, TTG Apparel, which currently beneficially owns 21.5% of our outstanding common stock, entered into a voting agreement with us. Under the terms of this voting agreement, TTG Apparel agreed to vote all shares of our common stock that it holds in favor of the transactions contemplated by the merger agreement, including, without limitation, approval of the issuance of shares of our common stock in connection with the merger and pursuant to the rights offering and in favor of the proposed amendment to our certificate of incorporation that allows an increase of authorized shares of our common stock to 200,000,000. TTG Apparel also agreed to grant an irrevocable proxy to us to vote its shares in the manner contemplated above and to execute and deliver any additional documents necessary or desirable to carry out the purpose of such agreement. Subject to specified conditions, TTG Apparel further agreed not to transfer any shares of our common stock owned by it or the voting rights related to such common stock until the termination of this voting agreement. This voting agreement and the obligations of TTG Apparel, as well as the irrevocable proxy signed by TTG Apparel, will terminate upon the earlier to occur of (i) the effective time of the merger or (ii) the date of termination of the merger agreement in accordance with its terms.

The foregoing description of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to the Proxy Statement.

FOH Holdings’ Stockholders Agreement

Immediately following the execution and delivery of the merger agreement, FOH Holdings, Fursa, the Fursa Managed Accounts and Tokarz Investments entered into a stockholders agreement with us. As beneficial holders of 100% of FOH Holdings’ outstanding common stock, the Fursa Managed Accounts holding FOH Holdings common stock and Tokarz Investments agreed, among other things:

•	to vote the shares for which they have voting control in favor of the merger and the other transactions contemplated by the merger agreement;

•	not to transfer any shares of FOH Holdings common stock owned by them or the voting rights related to such common stock, other than in connection with the merger or to their affiliates or managed funds and accounts;

•	not to solicit or accept any third party proposals involving a merger or acquisition of FOH Holdings;

•	to irrevocably constitute and appoint Patrick Brennan and Michael T. Tokarz as joint stockholder representatives to act on behalf of each of them with respect to the provisions of this stockholders agreement, the merger agreement, the escrow agreement (as described below) and any other agreements contemplated thereby, as well as generally to perform all acts deemed advisable to effectuating their respective duties as stockholder representatives; and

•	to execute and deliver any additional documents necessary or desirable to carry out the purpose of such agreement.

The obligations with respect to voting, transfers and not soliciting alternative transactions expressly terminate upon the earlier to occur of (i) the effective time of the merger, or (ii) the date of termination of the merger agreement in accordance with its terms.

In addition, as part of this stockholders agreement, the Fursa Debt Holders, in their capacities as holders of FOH Holdings indebtedness, agreed to cancel $7.5 million of such indebtedness in exchange for the issuance of                              shares of our newly authorized Series A Preferred Stock at an initial issuance price of $                     per share, which are convertible into                      shares of common stock. The share amounts and issue price will be adjusted proportionately if we effect a reverse stock split upon consummation of the merger. The material terms of the Series A Preferred Stock, the actual terms of which will be included in our amended and restated certificate of incorporation, are as follows:

Series A Preferred Stock

Dividends.    Holders of Series A Preferred Stock, in preference to the holders of common stock or any other junior securities, will be entitled to receive, when, as and if declared by our board of directors, but only out of funds that are legally available therefor, cumulative dividends at the rate of 7.5% per annum of the sum of the original issue price and any accumulated and unpaid dividends thereon on each outstanding share of Series A Preferred Stock. Such dividends will be payable in additional shares of Series A Preferred Stock or in cash, at our option, only when, as and if declared by our board of directors and will be payable in arrears in equal amounts (with the first payment to be prorated based on the actual issue date) on the tenth business day after the end of each of our fiscal quarters of each year commencing on the first of these dates to occur after the first issuance of Series A Preferred Stock.

Liquidation preference.    In the event that we are a party to an acquisition or asset transfer or upon any liquidation, dissolution, or winding up, whether voluntary or involuntary, before any distribution or payment will be made to the holders of any securities junior to the Series A Preferred Stock, subject to the right of any series of preferred stock that may from time to time come into existence, the holders of Series A Preferred Stock will be paid out of the proceeds of such acquisition or asset transfer or the assets legally available for distribution for each share of Series A Preferred Stock held by them, the greater of (i) the amount equal to the original issue price of the Series A Preferred Stock plus all accumulated but unpaid dividends on the Series A Preferred Stock or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in the event of a liquidation, dissolution or winding up with respect to such shares if such shares had been converted to common stock immediately prior to such event.

Conversion by Holder.    Holders of our Series A Preferred Stock may convert their shares of Series A Preferred Stock at any time into fully-paid and non-assessable shares of our common stock. The number of shares of our common stock to which a holder of our Series A Preferred Stock will be entitled upon conversion will be equal to the product obtained by multiplying the conversion rate then in effect by the number of shares of Series A Preferred Stock being converted. Based on the initial conversion rate of                  (determined by dividing the original issue price of the Series A Preferred Stock by the product of 1.2 multiplied by the conversion price), one share of common stock will be issuable for every 1.2 shares of Series A Preferred Stock converted.

Conversion Price.    The initial per share conversion price for our Series A Preferred Stock will be equal to the original issue price for the Series A Preferred Stock, subject to adjustments for (i) stock splits of our common stock, (ii) combinations of our common stock into a smaller aggregate number, (iii) dividends paid or distributions made on our common stock without a corresponding dividend paid or distribution made to holders of our Series A Preferred Stock or (iv) other specified changes in our capitalization.

Anti-Dilution.    In addition to the proportional adjustments for stock dividends, stock splits and other similar changes in our capitalization, the conversion price will also be subject to an anti-dilution adjustment in the event of issuances of our common stock (or securities convertible into common stock) without consideration or at a price below the then effective conversion price of the Series A Preferred Stock. The conversion price will not be adjusted for (i) shares of common stock issued upon conversion of the Series A Preferred Stock, (ii) common stock or convertible securities issued to our employees, directors or advisors pursuant to stock option plans or other arrangements approved by the our board of directors, (iii) common stock issued pursuant to the exercise of convertible securities outstanding on the date of issuance of the Series A Preferred Stock, (iv) common stock or convertible securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, (v) common stock issued pursuant to any debt refinancing with a financial institution or equipment or real property leasing we may choose to enter into, (vi) common stock or convertible securities issued to third-party service providers in exchange for or as partial consideration for services rendered to us, or (vii) common stock or convertible securities issued in connection with strategic transactions involving us and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided that the issuance of shares therewith has been approved by our board of directors.

Automatic Conversion.    Upon the occurrence of any liquidation, dissolution, or winding up of our company, in which the amount of cash, securities or other property a holder of the Series A Preferred Stock would be entitled to receive is greater than the amount equal to the original issue price plus all accumulated but unpaid dividends on the Series A Preferred Stock, each share of our Series A Preferred Stock will automatically be converted into fully-paid and non-assessable shares of our common stock, based on the then-effective conversion price and in an amount immediately prior to such liquidation, dissolution, or winding up.

Redemption.    On the later to occur of (A) January 7, 2010 and (B) the six-month anniversary of the maturity date (or any extensions thereof) of our credit facility, we will be required to redeem all of our then outstanding Series A Preferred Stock by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed on such date a sum equal to the original issue price per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus accumulated but unpaid dividends with respect to such shares; provided, that if, on the 60th day prior to the date of redemption, the current market value (or the fair market value as determined in good faith by our board of directors in the event that the common stock is not publicly traded on the American Stock Exchange or other national securities exchange) is greater than the original issue price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) plus accumulated and unpaid dividends with respect to such shares, then all of our outstanding shares of Series A Preferred Stock shall be automatically converted to our common stock on the date of redemption. At least 30 days but no more than 60 days prior to the redemption date, we will send a notice of redemption to all holders of Series A Preferred Stock. There is no restriction on the redemption of Series A Preferred Stock due to any arrearage in the payment of dividends.

Voting Rights.    Each holder of shares of our Series A Preferred Stock will be entitled to the number of votes equal to the number of shares of our common stock into which such shares of Series A Preferred Stock could be converted. Holders of our Series A Preferred Stock will vote together with the common stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent in the same manner as our common stock; provided, however, that for so long as any shares of Series A Preferred Stock remain outstanding, the vote or written consent of the holders of at least a majority of such shares will be necessary for effecting or validating the following actions:

•	any amendment, alteration, or repeal of any provision of our certificate of incorporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of our Series A Preferred Stock so as to affect the holders adversely; or

•	any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series.

Assignment.    The FOH Holdings’ stockholders agreement and the obligations of each of the Fursa Managed Accounts holding FOH Holdings common stock and Tokarz Investments thereunder may be assigned, delegated or transferred, in whole or in part, by such party to any affiliate of such party or to any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, provided, that any such assignee, as a condition to the effectiveness of any such assignment, delegation or transfer, assumes within five business days of any such assignment, the obligations of such transferring party under the stockholders agreement and agrees in writing to be bound by the terms of the stockholders agreement in the same manner as such transferring party.

The foregoing description of the stockholders agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement attached as Exhibit M to the merger agreement, a copy of which is attached as Annex A to the Proxy Statement. The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the proposed amended and restated certificate of incorporation, a copy of which is attached as Annex D to the Proxy Statement.

Shareholders Agreement

In connection with, and as a condition to, the consummation of the transactions contemplated by the merger agreement, we will enter into a shareholders agreement with Fursa (acting on its behalf and on behalf of the Fursa Managed Accounts), Tokarz Investments and TTG Apparel. Pursuant to this shareholders agreement, for a period of 18 months following the consummation of the merger, each of such parties will agree, subject to certain exceptions, to not:

•	acquire or enter into any agreement, arrangement or undertaking the purpose of which is to acquire, directly or indirectly, except with respect to the shares of our common stock or any of our securities convertible into or exchangeable or exercisable for our common stock that such party will acquire in connection with the merger or the related transactions, or any shares of our common stock issuable under such convertible, exchangeable or exercisable securities, any direct or indirect interest in any of our securities or the securities of any of our affiliates or successors, unless, after giving effect to such acquisition, such party’s beneficial ownership does not exceed 1.0% more than the percentage of outstanding shares of our common stock that will be beneficially owned in the aggregate by such party and its affiliates after giving effect to the shares of our common stock such party received, or that may be issued upon exercise or conversion of our securities issued, in connection with the merger and the related transactions, or such acquisition is approved by a majority of the independent members of our board of directors who are also not an affiliate or nominee of such party involved in the proposed transaction;

•	sell or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to sell, directly or indirectly, or transfer, assign, pledge, encumber, contribute, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit in any voting trust, or create or permit to exist any liens of any nature with respect to, any direct or indirect ownership interests in shares of our common stock, except as described in the next succeeding paragraph or except in compliance with Rule 144 under the Securities Act or with the approval by a majority of the independent members of our board of directors who are also not an affiliate or nominee of such party involved in the proposed transaction; and

•	act together with such other parties as a group within the meaning of the Exchange Act with respect to any of our securities.

Notwithstanding the foregoing limitations, any such party or group of such parties will be allowed to make and consummate a proposal or a tender offer to acquire all, but not less than all, shares of our common stock not owned by such parties. Further, such party will be able to transfer its shares of our securities in a private transaction to any affiliate of such party or to any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, provided, that any such transferee, as a condition to the effectiveness of any such transfer, executes within five business days of any such transfer, a counterpart to the shareholders agreement assuming all of the obligations of such transferring party with respect to such transferred securities and agreeing to be treated as if an original party to the shareholders agreement.

The parties entering into the shareholders agreement with us will also agree, for the same 18-month period, to vote their shares of common stock or direct their shares of common stock to be voted by proxy in favor of the directors who will initially serve on the board of directors immediately following the consummation of the merger (and their duly appointed successors) and take all necessary action to maintain that board of directors. Furthermore, each of the parties entering into the shareholders agreement with us will not, during the same 18-month period, directly or indirectly, make or direct, encourage or in any way participate in any solicitations of proxies to vote or seek to advise or influence any person with respect to the voting of any of our securities, to contest, object or to vote the shares of our common stock that they own against or frustrate the intent of this shareholders agreement or take any action to prevent or disable us or any of the other parties to this shareholders agreement from performing any of our or their respective obligations under this shareholders agreement.

The foregoing description of the shareholders agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement attached as Exhibit J to the merger agreement, a copy of which is attached as Annex A to the Proxy Statement.

Escrow Arrangements

We and the stockholder representatives for the FOH Holdings stockholders will enter into an escrow agreement at or prior to the effective time of the merger with an escrow agent whereby we will deposit into escrow an amount of shares of our common stock equal to the product of (i) 0.2 multiplied by (ii) the number of shares of FOH Holdings common stock held by the stockholders of FOH Holdings immediately prior to the effective time of the merger multiplied by (iii) the exchange ratio of 17.811414 to cover indemnification claims that may be brought by us for certain matters, including breaches of representations, warranties and covenants by FOH Holdings under the merger agreement and the stockholders agreement. Shares remaining in escrow will be released following the 18-month anniversary of the effective time of the merger, subject to extension under certain circumstances. Similarly, treasury shares of our common stock representing 7.5% of the aggregate number of issued and outstanding shares of our common stock immediately prior to the effective time of the merger will be deposited into escrow to cover any indemnification claims that may be brought by FOH Holdings’ stockholders, which shares shall be returned to us following the 18-month anniversary of the effective time of the merger, subject to certain conditions and to the extent not used to satisfy indemnification claims.

Pursuant to the merger agreement, a committee of the board of directors of the combined company will be formed to make determinations regarding, pursuing and responding to indemnification claims, the amount of losses and the offset of losses against our common stock deposited into escrow. This committee will initially be comprised of Joel M. Simon and Milton J. Walters. If we or the FOH Holdings stockholder representatives do not agree with the determination made by this committee and, further, these parties are unable to reach an agreement, any disputes, claims, or controversies arising out of or relating to these indemnification matters will be resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Services (‘‘JAMS’’) in New York City before a single arbitrator pursuant to JAMS Comprehensive Arbitration Rules and Procedures, the results of which will be final and binding on us and FOH Holdings’ stockholders.

The record owner of the shares of our common stock that will be deposited with the escrow agent pursuant to the merger agreement will be entitled to exercise all voting rights with respect to such shares. Any income earned, including any ordinary cash dividends or other property paid as a distribution in respect of such shares, will not be distributed to the beneficial owners of such shares but will be held in escrow by the escrow agent and will become part of the appropriate escrow fund.

While the escrow agreement is in effect, the escrow agent will only release shares after receiving (i) a joint written instruction from both FOH Holdings stockholder representatives and us, (ii) an arbitration decision or award, or (iii) a court order relating to the release of shares being held in escrow as directed by such instruction, decision, award or order.

In addition, the escrow agent will release the shares of our common stock that it holds in escrow, as follows:

Release of Escrow with respect to Potential Tax Liability

•	Within five business days following the 18-month anniversary of the closing under the merger agreement, we will provide the escrow agent and the FOH Holdings stockholder representatives with a notice setting forth the amount of any tax liability, as of the date of such 18-month anniversary, for which we are being indemnified under the merger agreement. The FOH Holdings stockholder representatives will have 30 days from the delivery of such notice to elect to extend the payment of any such tax liability until the 24-month anniversary of the closing under the merger agreement. In the event that the FOH Holdings stockholder representatives do not make such election during such 30 day period, the escrow agent will deliver to us shares of our common stock that were deposited with the escrow agent to cover claims against FOH Holdings having a value equal to such tax liability, within 10 business days of the expiration of such period. For purposes of valuing shares of our common stock under the escrow agreement, the per share value will be based upon the average daily closing price of the shares of our common stock, rounded to two decimal places, for the 10 trading days ending two business days prior to the date of any distribution thereof. If the shares of our common stock then held in escrow that were deposited with the escrow agent to cover claims against FOH Holdings are valued at an amount that is less than the tax liability amount, the escrow agent will deliver to us all of such shares, together with any other cash or property deposited, accrued or earned in respect of such shares up to the amount due. If any such shares, cash or property remain after payment of the tax liability then (x) if there are any claims remaining against such shares, cash or property, the escrow agent will reserve an amount equal in value to 120% of the amount of any such claims and will distribute to the FOH Holdings stockholders the balance of such shares, cash or property on a pro rata basis as instructed by the FOH Holdings stockholder representatives and (y) if there are no claims that have not been finally resolved or paid against such shares, cash or property, the escrow agent will distribute the balance of such shares, cash or property to the FOH Holdings stockholders on a pro rata basis as instructed by the FOH Holdings stockholder representatives.

•	If the FOH Holdings stockholder representatives have timely elected to extend the payment of any such tax liability until the 24-month anniversary of the closing under the merger agreement, within five business days of the expiration of such 24-month period, we will deliver a notice to the escrow agent and the FOH Holdings stockholder representatives setting forth the amount, as of such 24-month anniversary, of the final tax liability amount for which we are being indemnified under the merger agreement. Within 10 business days after our delivery of such notice, the escrow agent will deliver to us shares of our common stock that were deposited with the escrow agent to cover claims against FOH Holdings in amount equal to such final tax liability. If the shares then held in escrow that were deposited with the escrow agent to cover claims against FOH Holdings are valued at an amount that is less than the final tax liability amount, the escrow agent will deliver to us all of the shares of our common stock that were deposited with the escrow agent to cover claims against FOH Holdings, together with any other cash or property deposited, accrued or earned in respect of such shares up to the amount due. If any such shares, cash or property remain after payment of the final tax liability then (x) if there are any claims remaining against such shares, cash or property, the escrow agent will reserve an amount equal in value to 120% of the amount of any such claims and will distribute to the FOH Holdings stockholders the balance of such shares, cash or property on a pro rata basis as instructed by their representatives and (y) if there are no claims that have not been finally resolved or paid against such shares, cash or property, the escrow agent will distribute the balance of such shares, cash or property to the FOH Holdings stockholders on a pro rata basis as instructed by their representatives.

•	If the FOH Holdings stockholder representatives elect to extend the payment of any such tax liability until the 24-month anniversary of the closing under the merger agreement, to the extent that the value of the shares of our common stock that was deposited with the escrow agent to cover claims against FOH Holdings, cash and other property deposited, accrued or earned in respect of such shares exceed (x) the tax liability amount and (y) an amount equal in value to 120% of any claims against such shares, cash and property that have not been finally resolved and paid as of the 18-month anniversary of the closing under the merger agreement, the escrow agent will, within 10 business days of such election, distribute to the FOH Holdings stockholders on a pro rata basis such shares, cash and property equal in value to such excess, as instructed by the FOH Holdings stockholder representatives.

Release of Treasury Shares Held in Escrow

•	Within 10 business days following the 18-month anniversary of the closing under the merger agreement, if there are no claims against the treasury shares of our common stock that were deposited with the escrow agent to cover claims against us or against any other cash or property deposited, accrued or earned in respect of such shares, the escrow agent will deliver to us the balance of such shares, cash or property. If on such 18-month anniversary there are claims against the treasury shares of our common stock that were deposited with the escrow agent to cover claims against us or against any other cash or deposited, accrued or earned in respect of such shares, the escrow agent will distribute to us the excess, if any, by which the amount of such shares, cash or property exceed an amount equal to 120% of the amount of any such claims.

Disputes

All disputes, claims or controversies arising out of or relating to the provisions of the escrow agreement described above, including any disputes, claims or controversies as to the amount of the shares in escrow to be released or the timing of the release of the shares in escrow, that are not resolved by mutual agreement between us and the FOH Holdings stockholder representatives, as directed by our Indemnity Claims Committee, will be resolved solely and exclusively by binding arbitration to be conducted before JAMS, as described in ‘‘The Standby Purchase Commitment and Other Transactions — Escrow Arrangements.’’

Distributions

Whenever a distribution of shares of our common stock is to be made pursuant to the escrow agreement, the escrow agent will requisition the appropriate number of shares from our transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective stock powers, together with appropriate instructions. No fractional shares will be issued in connection with any distribution of our common stock pursuant to the escrow agreement. Within five business days prior to any distribution of shares or other property by the escrow agent to the FOH Holdings stockholders pursuant to the escrow agreement, the escrow agent will notify the FOH Holdings stockholder representatives and request them to update the then current Schedule 1 to the escrow agreement, which schedule provides names and addresses of the FOH Holdings stockholders who are entitled to receive distributions under the escrow agreement as well as the number and percentage of their respective escrowed shares. The escrow agent will not be obligated to make any distribution to the FOH Holdings stockholders unless it has received from the FOH Holdings stockholder representatives such an updated schedule.

Assignment

Each of the FOH Holdings stockholders and its permitted assigns will be able to assign, delegate or transfer its rights under the escrow agreement, in whole or in part, to any affiliate of such party or to any other person, managed fund or managed client account over which such party or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights.

The foregoing description of the escrow agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement attached as Exhibit H to the merger agreement, a copy of which is attached as Annex A to the Proxy Statement.

Amended and Restated Bylaws

The merger agreement provides for the amendment and restatement of our bylaws upon the consummation of the merger pursuant to which during the 18-month period following the merger, the following actions by us or any of our subsidiaries will require approval by at least 75% of the members of our board of directors:

•	appointing or removing the Chairman, Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer;

•	appointing or removing any directors or members of a board committee or creating any new board committee;

•	amending the charter or bylaws or other organizational documents;

•	engaging in any merger, consolidation, sale of a substantial amount of assets or similar transaction;

•	approving the annual business plans/annual budgets and any material modifications to such plans/budgets;

•	incurring any term indebtedness for borrowed money where the amount of such indebtedness incurred exceeds $20.0 million in the aggregate, or making any material modifications to the terms of such indebtedness, or guaranteeing or otherwise providing any financial accommodation with respect to any indebtedness for borrowed money of any other person;

•	creating or issuing any securities other than: (a) in connection with compensation arrangements approved by our compensation committee; or (b) those contemplated by the merger agreement;

•	modifying, in any material manner, our capital structure;

•	redeeming, repurchasing, retiring or otherwise acquiring for value any of our equity securities or the equity securities of our subsidiaries;

•	engaging in, amending or terminating any transaction or series of related transactions with or for the benefit of any shareholder, director or officer;

•	making any proposal to wind up, dissolve, liquidate or file for, or consent to, any bankruptcy or similar proceeding;

•	declaring or paying any dividend or other distribution (whether in cash or property) to our shareholders (other than dividends payable solely in shares of our common stock); or

•	adopting any equity or other incentive plans for officers, directors and/or employees.

The proposed amendment and restatement of our bylaws will also change the end of our fiscal year from June 30 to the date corresponding with the final Saturday in the month of July.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material United States federal income tax consequences of the rights offering to holders of Movie Star common stock that hold such stock as a capital asset for United States federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of our warrants (including holders of our warrants that, by virtue of the terms of the warrants, will receive rights in this offering), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

Moreover, this summary does not address the tax consequences of the rights offering under state, local or foreign tax laws. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

Issuance of the subscription rights

If you hold Movie Star common stock on the record date, you should not recognize taxable income upon the receipt of the subscription rights.

In general, a distribution by a corporation to its shareholders of subscription rights to acquire stock of the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a disproportionate distribution with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a disproportionate distribution if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of (1) the receipt of property (including cash) by some shareholders and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the distributing corporation.

We intend to treat the distribution of subscription rights as a nontaxable distribution. If the Internal Revenue Service were to take a contrary position with respect to this matter, by deeming the distribution of subscription rights to constitute a taxable distribution, a person receiving a right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the right received, but only to the extent of our current and accumulated earnings and profits, if any. To the extent the deemed distribution exceeds such current and accumulated earnings and profits, any excess would be treated first as a nontaxable recovery of your adjusted tax basis in your Movie Star common stock with respect to which the right was distributed, and then as gain from the sale or exchange of your Movie Star common stock. Your tax basis in a right received in a taxable distribution would equal the fair market value of the right as of the date of distribution of the right. Your holding period in the right would begin on the day following the date of distribution of the right.

The following discussion assumes that the distribution of the subscription rights will be treated as a nontaxable distribution.

Basis and holding period of the subscription rights

Generally, if you hold Movie Star common stock on the record date, your basis in the subscription rights will depend on the relative fair market value of the subscription rights you receive and your Movie Star common stock at the time the subscription rights are distributed. If (1) the fair market value of the subscription rights you receive on the date we issue the subscription rights is 15% or more of the fair market value (on that same date) of your Movie Star common stock, or (2) you properly elect under Section 307 of the Internal Revenue Code in your federal income tax return to allocate part of the basis of your Movie Star common stock to the subscription rights, then your basis in your shares of Movie Star common stock will be allocated between your Movie Star common stock and the subscription rights in proportion to the fair market values of each on the date we issue the subscription rights. If the fair market value of the subscription rights is less than 15% of the fair market value of your Movie Star common stock on the date of distribution, your basis in your subscription rights will be zero unless you properly elect to allocate part of the basis of such common stock to the subscription rights. Basis is to be allocated only if the subscription rights are exercised. We have not obtained an independent appraisal of the valuation of the subscription rights and, therefore, each shareholder individually must determine how Internal Revenue Code Section 307 will apply in that shareholder’s particular situation.

The holding period of your subscription rights will include your holding period (as of the date of issuance) of the Movie Star common stock with respect to which we distributed the subscription rights to you.

Expiration of the subscription rights

If you allow the subscription rights you receive to expire unexercised, you will not have any basis in your common stock allocated to your subscription rights and thus you will have a zero basis in your subscription rights and no adjustment will be made to the basis of the common stock you own. Because your basis in the subscription rights is zero, you will not recognize any gain or loss on the expiration of your rights.

Exercise of the subscription rights, basis and holding period of acquired shares

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in each share of Movie Star common stock you acquire through exercise of your subscription rights will equal the sum of the subscription price you paid to exercise your subscription rights and your basis, if any, in the subscription rights. Your holding period for the Movie Star common stock you acquire through exercise of your subscription rights will begin on the date you exercise your subscription rights.

Sale or exchange of common stock

If you sell or exchange shares of Movie Star common stock, you will generally recognize capital gain or loss on the transaction. The gain or loss you recognize will be equal to the difference between the amount realized on the transaction and your basis in the shares you sell. Gain or loss from a capital asset held for more than one year will generally be taxable as long-term capital gain or loss. The deductibility of capital loss is subject to limitations under the Internal Revenue Code.

Information reporting and backup withholding

You may be subject to backup withholding with respect to the rights offering. However, you will not be subject to backup withholding if you: (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you have previously reported all dividends and interest income.

Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our certificate of incorporation currently authorizes us to issue up to 30,000,000 shares (to be increased to 200,000,000 in connection with the merger) of common stock, par value $.01 per share, of which 16,423,326 shares were issued and outstanding as of June 6, 2007. Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by shareholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in the merger and the rights offering will be, validly issued, fully-paid and non-assessable.

Preferred Stock

As part of the transactions contemplated in connection with the proposed merger, we are proposing to amend our certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share, and to establish the terms, rights, preference and privileges of our Series A Preferred Stock, upon consummation of the merger (the ‘‘preferred stock proposal’’). If the preferred stock proposal is approved, the preferred stock will have such designations, preferences and dividend, conversion, cumulative, relative, participating, optional and other rights, including voting rights, qualifications, limitations and restrictions as are determined by the board of directors. As part of the stockholders agreement, the Fursa Debt Holders, in their capacities as holders of FOH Holdings indebtedness, agreed to cancel $7.5 million of such indebtedness in exchange for                              shares of the Series A Preferred Stock, which are convertible into                          shares of common stock. We have already agreed that the shares of preferred stock that will be issued to the Fursa Debt Holders in connection with the proposed merger will contain the terms, rights, preference and privileges described under the section entitled ‘‘The Standby Purchase Commitment and Other Transactions — FOH Holdings’ Stockholders Agreement — Series A Preferred Stock.’’

Warrants

On October 1, 1998, we issued a warrant to a financial consulting firm to purchase 50,000 shares of our common stock at an exercise price of $0.4375 per share. The warrant provides that the expiration date (originally September 30, 2003) will be extended until 90 days after the holder has the opportunity to exercise its ‘‘piggyback’’ registration rights on all of the shares.

In connection with executing the standby purchase agreement, we will issue to the Standby Purchasers warrants to purchase, in the aggregate,                  shares of the combined company’s common stock, or 10.5% of the total number of new shares to be offered in the rights offering, with an exercise price equal to $         per share, which is equal to the subscription price of the new shares to be issued in the rights offering. The warrants expire three years from the date of the issuance and will have weighted-average anti-dilution protection for issuances of equity by the combined company that are below the exercise price of the warrants. The number of shares underlying the warrants and the exercise price will be adjusted in connection with a reclassifications of our common stock, consolidation, merger or share exchange with or into another corporation, any sale or transfer of all or substantially all of our assets, a distribution of our assets or common stock or a dividend in liquidation to our shareholders. See ‘‘The Standby Purchase Commitment and Other Transactions — Guarantor Warrants.’’

Anti-Takeover Provisions

Some provisions of New York law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

New York Law

We are subject to Section 912 of the New York Business Corporation Law, or the NYBCL, which regulates, subject to some exceptions, acquisitions of New York corporations. In general, Section 912 prohibits us from engaging in a ‘‘business combination’’ with an ‘‘interested shareholder’’ for a period of five years following the date the person becomes an interested shareholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested shareholder prior to the date the person attained this status;

•	the holders of a majority of our outstanding voting stock not beneficially owned by such interested shareholder approved such business combination at a meeting called for such purpose no earlier than five years after such interested shareholder attained his status; or

•	the business combination meets certain valuation requirements.

Section 912 defines a ‘‘business combination’’ to include, among others:

•	any merger or consolidation involving us and the interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested shareholder of 10% or more of our assets;

•	the issuance or transfer by us of 5% or more of our outstanding stock to the interested shareholder, subject to certain exceptions;

•	the adoption of any plan or proposal for our liquidation or dissolution pursuant to any agreement with the interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested shareholder; and

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 912 defines an ‘‘interested shareholder’’ as any shareholder who beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a corporation or who is an affiliate or associate of such corporation and at any time within the five-year period prior to the time of determination of interested shareholder status did own 20% or more of the then outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws provide that:

•	no action can be taken by shareholders except at an annual or special meeting of the shareholders called in accordance with our bylaws;

•	the approval of holders of a majority of the shares entitled to vote at an election of directors will be required to amend, alter or repeal our bylaws;

•	our board of directors is expressly authorized to adopt, alter, amend or repeal our bylaws;

•	in general, shareholders may not call special meetings of the shareholders or fill vacancies on the board of directors, except that a shareholder owning not less than 25% of the outstanding shares of our common stock entitled to vote at an election of directors may call special meetings;

•	directors may be removed, with or without cause, by the vote of the holders entitled to vote at a special meeting called for such purpose; and

•	we will indemnify officers and directors against losses that may be incurred by investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

In addition, the merger agreement provides for the amendment of our bylaws in connection with the consummation of the merger pursuant to which during the 18-month period following the merger, certain material transactions not in the ordinary course or actions that affect our capital structure or securities will require the approval of 75% of the directors. See ‘‘The Standby Purchase Commitment and Other Transactions—Amended and Restated Bylaws.’’ Further, if the preferred stock proposal is approved, we may issue up to 10,000,000 shares of preferred stock (which includes the shares to be designated as Series A Preferred Stock) in one or more series with such rights, limitations and restrictions, including dividend rights, dividend rates, terms of redemption, conversion rights and liquidation preferences, as may be determined in the board’s sole discretion. Although the board has no present intention of doing so, it could issue shares of preferred stock in addition to the contemplated Series A Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for Movie Star common stock listing.

Listing

Our common stock is listed on the American Stock Exchange under the symbol ‘‘MSI.’’ On June 6, 2007, the closing price of our common stock was $2.21 per share.

PLAN OF DISTRIBUTION

We are making the rights offering directly to you, the holders of Movie Star common stock exercisable for shares of Movie Star common stock that, by their terms, grant you the right to participate in this rights offering. We have not employed any brokers, dealers or underwriters in connection with the rights offering and will not pay any underwriting commissions, fees or discounts in connection with the rights offering. Some of our directors or officers may assist in the rights offering. These individuals will not receive any commissions or compensation other than their normal directors’ fees or employment compensation.

We will bear all costs, expenses and fees in connection with the rights offering. We will pay the Subscription Agent a fee of approximately $40,000 and reimburse the Subscription Agent for certain expenses incurred in connection with the rights offering. We will pay the Information Agent a fee of approximately $5,000 and reimburse the Information Agent for certain expenses incurred in connection with the rights offering. We estimate that the total expenses in connection with the rights offering, including fees to the Subscription Agent and the Information Agent, will be approximately $1,000,000. As consideration for the commitments assumed by the Standby Purchasers under the standby purchase agreement, we will issue warrants with an exercise price equal to the subscription price of the new shares in the rights offering, representing the right to purchase, in the aggregate,                  shares of our common stock, or 10.5% of the total number of new shares to be offered in the rights offering.

LEGAL MATTERS

Graubard Miller, New York, New York will pass upon the validity of the common stock offered by this prospectus for us and upon certain tax matters.

EXPERTS

The consolidated financial statements of FOH Holdings, Inc. as of July 29, 2006 and July 30, 2005 and for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, included in this prospectus have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in a method of accounting to conform to Emerging Issues Task Force Topic D-97: Push-Down Accounting and the retrospective adjustment for discontinued operations of stores closed in the interim six-month period ended January 27, 2007) appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Movie Star at June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006 included in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein. These financial statements and the report of Mahoney Cohen & Company, CPA, P.C. are included in reliance upon their report given upon the authority of Mahoney Cohen & Company, CPA, P.C. as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. In addition, you can access our Annual Report on Form 10-K and our other SEC filings through our website at www.moviestarinc.com. You can also read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other information filed as an exhibit to this prospectus.

All information contained in this prospectus relating to Movie Star has been supplied by Movie Star and all information relating to FOH Holdings has been supplied by FOH Holdings. Information provided by one party does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

FOH Holdings, Inc. and Subsidiaries

Audited Financial Statements:
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
Consolidated Balance Sheets as of July 29, 2006 and July 30, 2005	F-3
Consolidated Statements of Operations for the year ended July 29, 2006, the FIVE MONTHS ENDED July 30, 2005, the SEVEN MONTHS ENDED MARCH 3, 2005 AND the YEAR ENDED July 31, 2004	F-4
Consolidated Statements of STOCKHOLDERS’ Equity for the year ended July 29, 2006, the FIVE MONTHS ENDED July 30, 2005, the SEVEN MONTHS ENDED MARCH 3, 2005 AND the YEAR ENDED July 31, 2004	F-5
Consolidated Statements of Cash Flows for the year ended July 29, 2006, the FIVE MONTHS ENDED July 30, 2005, the SEVEN MONTHS ENDED MARCH 3, 2005 AND the YEAR ENDED July 31, 2004	F-6
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-7
Unaudited Interim Financial Statements:
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF JANUARY 27, 2007 AND JULY 29, 2006	F-24
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE SIX MONTHS ENDED JANUARY 27, 2007 AND JANUARY 28, 2006	F-25
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE six months ENDED JANUARY 27, 2007 AND JANUARY 28, 2006	F-26
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	F-27

Movie Star, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
FOH Holdings, Inc.
Hollywood, California

We have audited the accompanying consolidated balance sheets of FOH Holdings, Inc. and subsidiaries (‘‘FOH Holdings’’) as of July 29, 2006, and July 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004. These financial statements are the responsibility of FOH Holdings’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. FOH Holdings is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of FOH Holdings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FOH Holdings, Inc. and subsidiaries as of July 29, 2006 and July 30, 2005, and the results of their operations and their cash flows for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2006 FOH Holdings changed its method of accounting for the change in control that occurred on March 3, 2005, to conform to Emerging Issues Task Force Topic D-97: Push-Down Accounting, and, retrospectively, adjusted the 2005 financial statements for the change.

As discussed in Note 13 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for discontinued operations of stores closed in the interim six month period ended January 27, 2007.

/s/ Deloitte & Touche LLP

May 17, 2007
(June 4, 2007 as to Note 13)

Los Angeles, California

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JULY 29, 2006 AND JULY 30, 2005
(In thousands, except share data)

	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,842	$1,095
Accounts receivable	738	777
Merchandise inventories	12,969	11,954
Prepaid expenses and other current assets	3,183	3,283
Income tax receivable	28	495
Deferred income tax assets	944	959
Total current assets	19,704	18,563
PROPERTY AND EQUIPMENT – Net	13,957	12,743
OTHER ASSETS:
Deferred financing costs, net of accumulated amortization of $59 and $306 at July 29, 2006 and July 30, 2005, respectively	177	291
Intangibles – net	18,826	19,051
Goodwill	7,299	7,299
Other	771	786
Total other assets	27,073	27,427
TOTAL	$60,734	$58,733
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit and term loans	$5,558	$5,644
Accounts payable and accrued expense	14,445	14,481
Total current liabilities	20,003	20,125
LONG-TERM DEBT AND OTHER LIABILITIES:
Deferred rent	1,697	888
Long-term debt – related party	18,742	18,095
Other	53	86
Deferred income tax liabilities	8,180	8,195
Total liabilities	48,675	47,389
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value of $0.01 per share – 250,000 shares authorized; none issued and outstanding
Voting common stock, par value $0.01 per share – 2,250,000 shares authorized at July 29, 2006 and July 30, 2005, respectively; 1,330,000 and 930,000 shares issued and outstanding at July 29, 2006 and July 30, 2005, respectively	13	9
Additional paid-in capital – common stock	16,567	12,571
Accumulated deficit	(4,521)	(1,236)
Total stockholders’ equity	12,059	11,344
TOTAL	$60,734	$58,733

See notes to consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED JULY 29, 2006, THE FIVE MONTHS ENDED JULY 30, 2005,
THE SEVEN MONTHS ENDED MARCH 3, 2005, AND THE YEAR ENDED JULY 31, 2004
(In thousands)

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
NET SALES	$137,968	$47,205	$77,485	$129,371
COST OF GOODS SOLD, BUYING AND OCCUPANCY	80,839	27,301	44,520	72,283
GROSS PROFIT	57,129	19,904	32,965	57,088
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	57,985	20,433	35,405	55,312
OPERATING (LOSS) INCOME	(856)	(529)	(2,440)	1,776
INTEREST EXPENSE	2,426	701	1,106	1,596
INTEREST INCOME	(5)	(1)	(4)	(4)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION (BENEFIT)	(3,277)	(1,229)	(3,542)	184
INCOME TAX PROVISION (BENEFIT)	121	(132)	(934)	78
(LOSS) INCOME FROM CONTINUING OPERATIONS	(3,398)	(1,097)	(2,608)	106
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, Net of tax provision (benefit) of $(4) for the year ended July 29, 2006, $(16) for the five months ended July 30, 2005, $139 for the seven months ended March 3, 2005, and $614 for the year ended July 31, 2004	113	(139)	389	856
NET (LOSS) INCOME	$(3,285)	$(1,236)	$(2,219)	$962

See notes to consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED JULY 29, 2006, THE FIVE MONTHS ENDED JULY 30, 2005,
THE SEVEN MONTHS ENDED MARCH 3, 2005, AND THE YEAR ENDED JULY 31, 2004
(In thousands except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
BALANCE – July 27, 2003	430,000	$4	$598	$(1,390)	$(788)
Net income for the year ended July 31, 2004	—	—	—	962	962
BALANCE – July 31, 2004	430,000	4	598	(428)	174
Net loss for the seven months ended March 3, 2005	—	—	—	(2,219)	(2,219)
BALANCE – March 3, 2005	430,000	4	598	(2,647)	(2,045)
Push down accounting adjustments	—	—	6,978	2,647	9,625
Issuance of common stock to stockholders	500,000	5	4,995	—	5,000
Net loss for the five months ended July 30, 2005	—	—	—	(1,236)	(1,236)
BALANCE – July 30, 2005	930,000	9	12,571	(1,236)	11,344
Issuance of common stock to stockholders	400,000	4	3,996	—	4,000
Net loss for the year ended July 29, 2006	—	—	—	(3,285)	(3,285)
BALANCE – July 29, 2006	1,330,000	$13	$16,567	$(4,521)	$12,059

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED JULY 29, 2006, THE FIVE MONTHS ENDED JULY 30, 2005,
THE SEVEN MONTHS ENDED MARCH 3, 2005, AND THE YEAR ENDED JULY 31, 2004
(In thousands)

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,285)	$(1,236)	$(2,219)	$962
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Loss on disposal of property and equipment	89	—	13	103
Amortization of deferred financing costs	255	126	88	131
Amortization of intangibles – customer relationships	225	97	68	117
Depreciation and amortization	2,992	1,093	1,510	2,352
Deferred income taxes	—	—	(244)	(66)
Noncash accrued interest on Tranche C term loan	647	260	348	578
Changes in operating assets and liabilities:
Accounts receivable	39	(367)	(18)	3
Merchandise inventories	(1,015)	300	(5,183)	(441)
Prepaid expenses and other current assets	100	2,214	(2,553)	(1,324)
Income tax receivable	467	324	(559)	(260)
Other assets	15	(128)	(29)	(80)
Accounts payable, accrued expense, and other	(381)	(5,278)	7,469	596
Deferred rent	809	636	1,527	(81)
Net cash provided by (used in) operating activities	957	(1,959)	218	2,590
CASH FLOWS FROM INVESTING ACTIVITIES – Purchases of property and equipment	(3,983)	(2,400)	(3,611)	(2,210)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock to stockholders	4,000	5,000	—	—
Payment of deferred financing costs	(141)	(126)	—	(164)
Net payments (borrowings) under revolving line of credit	(86)	(1,290)	4,075	126
Payments on long-term debt			(400)	(500)
Net cash provided by (used in) financing activities	3,773	3,584	3,675	(538)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	747	(775)	282	(158)
CASH AND CASH EQUIVALENTS:
Beginning of period	1,095	1,870	1,588	1,746
End of period	$1,842	$1,095	$1,870	$1,588
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION –
Cash paid during the period for:
Interest	$1,433	$466	$622	$883
Taxes	$24	$12	$9	$1,009

FOH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF JULY 29, 2006 AND JULY 30, 2005, AND FOR THE YEAR ENDED JULY 29, 2006,
THE FIVE MONTHS ENDED JULY 30, 2005, THE SEVEN MONTHS ENDED MARCH 3, 2005, AND THE YEAR ENDED JULY 31, 2004

1.	BASIS OF PRESENTATION

FOH Holdings, Inc. and subsidiaries (‘‘FOH Holdings’’) sells women’s apparel merchandise through retail specialty stores, mail order catalogs, and the Internet. The consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and its operating subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc., and Fredericks.com, Inc.

On March 3, 2005, Tokarz Investments, LLC and Fursa, along with its affiliated funds (collectively, the ‘‘Acquiring Shareholders’’), acting together as a collaborative group, purchased in a private shareholder transaction the outstanding common stock held by all other shareholders (the ‘‘FOH Transaction’’). The FOH Transaction resulted in FOH Holdings becoming wholly owned by the Acquiring Shareholders. Additionally, one of the Acquiring Shareholders, an existing debt holder, purchased the remaining debt of approximately $12,604,000 from the other debt holders at par value in a private exchange (see Note 8). The purchase price was determined as follows (in thousands):

Cash Consideration	$7,285
Transaction costs	295
$7,580

In accordance with the consensus reached in Emerging Issues Task Force (‘‘EITF’’) Issue No. 86-9, IRC Section 338 and Push-Down Accounting, push-down accounting is not required for companies that are not public registrants under the Securities and Exchange Commission rules. Accordingly, FOH Holdings elected to not apply push-down accounting as a result of the FOH Transaction. On December 18, 2006, FOH Holdings announced that it had signed a merger agreement with Movie Star, Inc, a company listed on the American Stock Exchange (see Note 14). Accordingly, FOH Holdings has retrospectively adjusted its 2005 financial statements in accordance with the provisions of EITF Issue No. 86-9 and EITF Topic D-97, Push-Down Accounting, since the FOH Transaction resulted in a change in control and FOH Holdings became wholly owned by a collaborative group. Pursuant to Financial Accounting Standards Board (‘‘FASB’’) Statement No. 141, Business Combinations, the purchase price of FOH Holdings was allocated to FOH Holdings’ assets based on their respective fair values; the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed has been recorded as goodwill of $7,299,000 at the date of acquisition. For accounting purposes, the purchase accounting adjustments have been recorded in the consolidated financial statements as of March 3, 2005.

The allocation of purchase price to the assets acquired and liabilities assumed on March 3, 2005, are as follows (in thousands):

Total current assets, including cash of $1,870	$23,288
Property and equipment	11,566
Goodwill	7,299
Trademark	18,090
Other intangible assets	1,058
Other long-term assets	949
Total assets acquired	$62,250
Total current liabilities, including $1,241 of pre-acquisition contingencies	$26,809
Total long-term liabilities, including $17,835 of long-term debt assumed	27,861
Total liabilities assumed	$54,670
Purchase price	$7,580

FOH Holdings’ management determined the fair values of the assets acquired and liabilities assumed with the assistance of valuation specialists. In valuing acquired assets and liabilities assumed, fair values were based on, but not limited to expected discounted cash flows for the customer relationships, replacement cost for fixed assets, relief from royalty for trademark, and comparable market rates for contractual obligations. Due to the impact of the changes resulting from the push-down accounting adjustments described above, the income statement and cash flows presentations separate FOH Holdings’ results into two periods: (1) the period ending with the March 3, 2005 consummation of the FOH Transaction and (2) the period beginning after that date utilizing the new basis of accounting.

The following unaudited pro forma information for FOH Holdings gives effect to the FOH Transaction, including its impact upon depreciation and amortization and the related income tax effect as if the FOH Transaction had occurred at the beginning of the periods presented (in thousands):

	Year Ended July 30, 2005	Year Ended July 31, 2004
Net sales	$124,690	$129,371
Net (loss) income	(3,893)	198

The pro forma results have been prepared for comparative purposes only and do not purport to represent what FOH Holdings’ actual results of operations would have been had the transaction occurred at the beginning of the periods presented and are not intended to be a projection of future results or trends.

Due to losses in fiscal 2005, FOH Holdings’ management initiated various operating, capital, and financing plans designed to increase operating performance and to improve capitalization and liquidity. While FOH Holdings made steady progress with its turnaround strategy during the year ended July 29, 2006, it continued to experience losses. As a result, FOH Holdings had negative working capital of $299,000 and an accumulated deficit of $4,521,000 at July 29, 2006. During the year ended July 29, 2006, FOH Holdings successfully negotiated certain capital and liquidity improvements, including (i) the removal of nearly all restrictive covenants from the existing revolving line of credit agreement and related term loans, (ii) the elimination of the minimum availability reserve requirement under the revolving line of credit agreement, (iii) an increase in the borrowing capacity under the revolving line of credit, and (iv) a capital infusion of $4,000,000 from the stockholders (see Notes 7, 8, and 10).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation   –   All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates   –   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOH Holdings’ most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving inventory;

•	estimation of future cash flows used to assess the recoverability of long-lived assets, including goodwill;

•	estimation of expected customer merchandise returns; and

•	estimation of its net deferred income tax asset valuation allowance.

Fiscal Year   –   FOH Holdings’ fiscal year is the 52- or 53-week period ending on the last Saturday in July. FOH Holdings’ financial statements for fiscal year 2006, 2005, and 2004 consist of the 52-week periods ended July 29, 2006 and July 30, 2005, and the 53-week period ended July 31, 2004, respectively.

Cash and Cash Equivalents   –   FOH Holdings considers highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents of $1,143,000 and $562,000 at July 29, 2006 and July 30, 2005, respectively, represent amounts due from commercial credit card companies, such as Visa, MasterCard, and American Express, which are generally received within a few days of the related transaction.

Merchandise Inventories   –   Retail store inventories are valued at the lower of cost or market using the retail inventory first-in, first-out (‘‘FIFO’’) method, and catalog and Internet inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Freight costs are included in inventory and vendor promotional allowances are recorded as a reduction in inventory cost.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations as well as gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. When a decision is made to permanently mark down merchandise, the resulting gross margin reduction is recognized in the period the markdown is recorded. Additionally, FOH Holdings accrues for planned but unexecuted markdowns.

Deferred Catalog Costs   –   Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. Direct-response advertising consists primarily of product catalogs of FOH Holdings’ mail order subsidiary. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, generally six months. Direct-response advertising costs of $2,265,000 and $1,107,000 were included in prepaid expenses and other current assets in the accompanying consolidated balance sheets at July 29, 2006 and July 30, 2005, respectively. Direct-response advertising expenses for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004 were $14,874,000, $6,242,000, $8,338,000, and $14,720,000, respectively.

Property and Equipment   –   Prior to March 3, 2005, property and equipment are stated at cost. From March 3, 2005, property and equipment are stated at cost, adjusted for purchase accounting related to the FOH Transaction (see Note 1). FOH Holdings’ policy is to capitalize expenditures that materially increase asset lives and expense ordinary repairs and maintenance as incurred. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets; three years for computer software, five years for computer equipment, seven years for fixtures and equipment, and the shorter of the remaining lease term or the estimated useful life for leasehold improvements.

Deferred Financing Costs   –   Deferred financing costs are amortized using the straight-line method over the terms of the related debt agreements, which approximates the effective interest method. Amortization of deferred financing costs for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, were $255,000, $126,000, $88,000, and $131,000, respectively, and were included in interest expense in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets   –   FOH Holdings reviews long-lived assets, including property and equipment and its amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized, measured as the amount by which the carrying value exceeds the estimated fair value of the assets.

Goodwill and Intangible Assets   –   FOH Holdings has certain intangible assets and goodwill arising from the FOH Transaction (see Note 1). Intangible assets resulting from the FOH Transaction consist of trademarks, principally FOH Holdings’ trade name, customer relationships and domain names recognized in accordance with purchase accounting. Goodwill of $7,299,000 represents the portion of the purchase price of FOH Holdings at March 3, 2005, that could not be attributed to specific tangible or identified intangible assets recorded in connection with purchase accounting for the FOH Transaction. Goodwill is not deductible for tax purposes.

FOH Holdings has determined the trademark and domain names to have indefinite lives. FASB Statement No. 142, Goodwill and Other Intangible Assets, requires FOH Holdings to not amortize goodwill and certain other indefinite life intangible assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. FASB Statement No. 142 requires goodwill to be allocated to reporting units. At July 29, 2006 and July 30, 2005, FOH Holdings’ management identified three reporting units consisting of retail stores, catalog, and Internet. FOH Holdings’ management conducted annual impairment evaluations of goodwill and indefinite life intangibles in accordance with FASB Statement No. 142 as of July 29, 2006, July 30, 2005, and July 31, 2004. Based on these evaluations, no impairment was recorded for the year ended July 29, 2006, five months ended July 30, 2005, seven months ended March 3, 2005, and the year ended July 31, 2004.

Deferred Rent Obligations   –   FOH Holdings recognizes rent expense for operating leases on a straight-line basis (including the effect of reduced or free rent and contractually obligated rent escalations) over the lease term. The difference between the cash paid to the landlord and the amount recognized as rent expense on a straight-line basis is included in deferred rent in the accompanying consolidated balance sheets. Cash reimbursements received from landlords for leasehold improvements and other cash payments received from landlords as lease incentives are recorded as deferred rent. Deferred rent related to landlord incentives is amortized using the straight-line method over the lease term as a reduction to rent expense.

In accordance with FASB Statement No. 141, FOH Holdings recognized a favorable lease asset of $118,000 as a result of the FOH Transaction (see Note 1), which has been recorded to deferred rent. The determination and valuation of the favorable leases was based upon FOH Holdings’ management’s estimate with the assistance of an independent valuation appraiser of the payment terms of FOH Holdings’ existing leases compared to market conditions over the remaining terms of the leases.

Fair Value of Financial Instruments   –   FOH Holdings’ management believes the carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value due to their short maturity. The carrying amount of the revolving line of credit approximates fair value, as these borrowings have variable rates that reflect currently available terms and conditions for similar debt. It is not practicable to estimate the fair value of long-term debt due to the related-party nature of the long-term debt being due to a principal shareholder of FOH Holdings.

Accounting for Stock-Based Compensation   –   FOH Holdings applies Accounting Principles Board (‘‘APB’’) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for grants of stock options under FOH Holdings’ stock option plan. Accordingly, no compensation cost was recognized for grants to employees or directors because all options granted under the plan had an exercise price equal to the estimated fair value of the underlying common stock on the date of grant. FASB Statement No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had FOH Holdings adopted the fair value method. Under FASB Statement No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from FOH Holdings’ stock-option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. FOH Holdings applied the Black-Scholes option-pricing model, excluding the expected volatility over the life of the option, to determine the minimum value for stock options and other plans with fixed terms using the following weighted-average assumptions:

	2006	2005	2004
Weighted-average risk-free interest rate	4.58%	4.09%	4.67%
Dividend yield	0%	0%	0%
Expected volatility	0%	0%	0%
Expected option life (years)	7	7	7

Had compensation costs for FOH Holdings’ stock option plan been determined on the fair value at the grant dates for awards under the plan consistent with FASB Statement No. 123, the pro forma net income for the year ended July 29, 2006, the five-months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, would have been as follows (in thousands):

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
Net (loss) income:
As reported	$(3,285)	$(1,236)	$(2,219)	$962
Deduct total stock-based compensation	(64)	(28)	(40)	(47)
Pro forma	$(3,349)	$(1,264)	$(2,259)	$915

Income Taxes   –   Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in FOH Holdings’ financial statements and income tax returns. FOH Holdings’ management provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized. FOH Holdings’ deferred income taxes primarily represent the differences in book and tax bases in assets and liabilities as a result of the push-down reporting in connection with the FOH Transaction (see Note 1).

Revenue Recognition   –   FOH Holdings records revenue at the point of sale for retail stores and at the time of estimated receipt by the customer for catalog and Internet sales. Outbound shipping charges billed to customers are included in net sales for catalog and Internet sales.

FOH Holdings records an allowance for estimated returns in the period of sale based on prior experience. If actual returns are greater than those expected, additional sales returns may be recorded in the future.

FOH Holdings records revenues for consigned inventory and commissions earned on direct sell-through programs on a net basis as FOH Holdings acts as an agent on behalf of the related vendors. Total revenues recorded on a net basis of $3,435,000, $1,437,000, $1,725,000, and $2,707,000 for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended

March 3, 2005, and the year ended July 31, 2004, respectively, were recorded in net sales in the accompanying consolidated statements of operations.

Gift certificates sold are carried as a liability and revenue is recognized when the gift certificate is redeemed. Also, customers may receive a store credit in exchange for returned goods, which are carried as a liability until redeemed.

Costs of Goods Sold, Buying and Occupancy   –   FOH Holdings includes the cost of merchandise, freight from vendors, shipping and handling, payroll and benefits for the design, buying, and merchandising personnel, warehouse and distribution, and store occupancy costs in costs of goods sold, buying and occupancy. Store occupancy costs include rent, deferred rent, common area maintenance, utilities, real estate taxes, and depreciation.

Shipping and Handling Costs   –   Amounts billed to customers for shipping and handling are included in net sales at the time of shipment. Costs incurred for shipping and handling are included in costs of goods sold, buying, and occupancy.

Selling, General, and Administrative Expenses   –   Selling, general, and administrative expenses primarily include payroll and benefit costs for FOH Holdings’ store, catalog, and Internet selling and administrative departments (including corporate functions), advertising, and other operating expenses not specifically categorized elsewhere in the consolidated statements of operations.

Advertising Costs   –   Costs associated with advertising, excluding direct-response advertising, and including in-store signage and promotions, are charged to store operating expense when the advertising first takes place. For the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, FOH Holdings recorded advertising costs of approximately $5,203,000, $984,000, $3,876,000, and $4,711,000, respectively.

Store Preopening Costs   –   Store preopening costs and internal costs incurred in selecting and developing sites for new stores are expensed as incurred.

Discontinued Operations   –   Discontinued operations consist of stores closed during the course of the year. Accordingly, FOH Holdings excludes the operations of the closed stores from the ongoing operations of FOH Holdings, and reports them separately as discontinued operations. In reaching a determination as to whether the results of a store will be eliminated from ongoing operations, FOH Holdings considers whether it is likely that customers will migrate to similar stores in the same geographic market and FOH Holdings’ consideration includes an evaluation of the proximity of those stores to the closed store.

In February 2005, the FASB issued EITF Issue No. 03-13, Applying the Conditions in Paragraph 42 of FASB Standard No. 144 in Determining Whether to Report Discontinued Operations. EITF Issue No. 03-13 gives guidance on how to evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from ongoing operations and the types of continuing involvement that constitute significant continuing involvement in the operations of the disposed component. EITF Issue No. 03-13 is effective for fiscal years beginning after December 15, 2004. FOH Holdings has applied the provisions of EITF Issue No. 03-13 when determining its discontinued operations presentation.

Supplemental Disclosure of Noncash Financing Transactions   –   On March 3, 2005, an existing noteholder, an affiliate of a minority stockholder of FOH Holdings, purchased directly from the original nonaffiliated lenders their interests in the outstanding secured term loans (Tranches A/B, and C) totaling approximately $12,604,000 (see Notes 1 and 8). Additionally, FOH Holdings had outstanding accounts payable and accrued expenses of $617,000, $305,000, and $435,000 at July 29, 2006, July 30, 2005, and March 3, 2005, respectively, relating to purchases of property and equipment.

Segment Reporting   –   In accordance with FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, FOH Holdings has identified three operating segments (retail stores, catalog, and Internet). The three operating segments have been aggregated and are presented as one reportable segment as permitted by FASB Statement No. 131, based on their similar economic characteristics, products, production processes, and target customers. Subsequent to July 29, 2006, FOH Holdings reorganized the catalog and Internet operating segments into a single ‘‘Direct’’ operating segment.

Concentration   –   FOH Holdings has three major suppliers that individually exceed 10% of total purchases in fiscal 2006. These suppliers combined represented 49% and individually accounted for 21%, 15%, and 13% of total purchases in fiscal 2006. FOH Holdings does not believe that the loss of any one of these vendors would adversely impact its operations.

Reclassifications   –   Certain amounts in the prior periods’ consolidated financial statements, such as the discontinued operations of stores closed in fiscal 2006, have been reclassified in the 2005 and 2004 financials to conform to the current year’s presentation (see Note 13). In connection with the FOH Transaction (see Note 1), FOH Holdings began to classify buying and occupancy costs as a component of cost of goods sold. As a result, the related buying and occupancy costs for all periods are now included in costs of goods sold, buying and occupancy.

Recently Issued Accounting Pronouncements – In December 2004, the FASB issued FASB Statement No. 123(R), Share-Based Payment. FASB Statement No. 123(R) requires an entity to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. For any unvested portion of previously issued and outstanding awards, compensation expense is required to be recorded based on the previously disclosed FASB Statement No. 123 methodology and amounts. Prior periods presented do not require restatement. This statement is effective for the first fiscal year beginning after December 15, 2005. FOH Holdings will be adopting this pronouncement during the fiscal year ending July 28, 2007, at which time FOH Holdings will begin to record stock-based compensation expense, based on the fair values of awards on their respective measurement dates, over the remaining vesting period for prior stock option grants and certain other stock awards to employees that are not fully vested as of the end of fiscal 2006. FOH Holdings is currently assessing the impact of FASB Statement No. 123(R) upon the financial position, statement of operations, and cash flows.

In June 2006, the EITF ratified its conclusion on EITF Issue No. 06-03, How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation). The EITF concluded that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer such as sales, use, value added, and certain excise taxes, is an accounting policy decision that should be disclosed in a company’s financial statements. Additionally, companies that record such taxes on a gross basis should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. EITF Issue No. 06-03 is effective for fiscal years beginning after December 15, 2006. Taxes collected from FOH Holdings’ customers are and have been recorded on a net basis. FOH Holdings has no intention of modifying this accounting policy. As such, the adoption of EITF Issue No. 06-03 will not have an effect on FOH Holdings’ consolidated financial position or results of operations.

In July 2006, the FASB issued FASB interpretation (‘‘FIN’’) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. FOH Holdings is currently assessing the impact of FIN No. 48 and will adopt this interpretation effective at the beginning of the fiscal year ending in July 2008.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FASB Statement No. 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. FASB Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. FOH Holdings is currently assessing the impact of FASB Statement No. 157 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. FASB Statement No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at fiscal year ends. FASB Statement No. 159 is effective for fiscal years beginning after November 15, 2007. Accordingly, FASB Statement No. 159 will be adopted commencing in FOH Holdings’ fiscal year ending in July 2009. FOH Holdings is currently assessing the impact of FASB Statement No. 157 and will adopt this standard at the beginning of the fiscal year ending in July 2009.

3.	PROPERTY AND EQUIPMENT

Property and equipment at July 29, 2006 and July 30, 2005, consist of the following (in thousands):

	2006	2005
Fixtures and equipment	$2,881	$2,328
Leasehold improvements	11,837	8,278
Computer equipment and software	2,356	1,616
Construction in progress	823	1,614
	17,897	13,836
Less accumulated depreciation and amortization	3,940	1,093
Property and equipment – net	$13,957	$12,743

4.	INTANGIBLES

In connection with the purchase accounting resulting from the FOH Transaction (see Note 1), FOH Holdings’ trademark, domain names, and customer relationship intangible assets and goodwill were revalued in accordance with FOH Holdings’ application of FASB Statement No. 141 on March 3, 2005; these valuations were determined by FOH Holdings’ management and supported by the work of independent valuation appraisers. In valuing acquired assets and liabilities, fair values were based on, but not limited to, expected discounted cash flows for the customer relationships and relief from royalty for trademark. FASB Statement No. 141 requires identifiable assets acquired, other than goodwill, to be amortized over their estimated useful economic life. FOH Holdings believes the trademark and domain names have indefinite lives and the customer relationships have an economic useful life of four years and are amortized on a straight-line basis. Intangibles at July 29, 2006 and July 30, 2005, consist of the following (in thousands):

	2006	2005
Trademark	$18,090	$18,090
Customer relationships	889	889
Domain names	169	169
	19,148	19,148
Less accumulated amortization on customer relationships	322	97
Intangibles – net	$18,826	19,051

Aggregate amortization expense was $225,000, $97,000, $68,000, and $117,000 for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, respectively. Estimated future annual amortization expense over the remaining useful life of the customer relationships, will approximate the following amounts (in thousands):

Fiscal Years Ending
2007	$221
2008	221
2009	125
$567

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS AND ACCOUNTS PAYABLE AND ACCRUED EXPENSE

Prepaid expenses and other current assets and accounts payable and accrued expense at July 29, 2006 and July 30, 2005, consist of the following (in thousands):

	2006	2005
Prepaid expenses and other current assets:
Prepaid direct response advertising costs	$2,265	$1,107
Prepaid rent	39	1,299
Other	879	877
Total	$3,183	$3,283
Accounts payable and accrued expense:
Accounts payable	$5,857	$7,906
Accrued payroll and benefits	663	652
Accrued vacation	1,184	1,067
Return reserves	1,200	927
Gift certificates	1,146	907
Sales and other taxes payable	476	402
Pre-acquisition contingency (Note 9)		1,121
Miscellaneous accrued expense and other	3,919	1,499
Total	$14,445	$14,481

6.	INCOME TAXES

The provision for income taxes for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, consists of the following (in thousands):

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
Current:
Federal	$14	$(124)	$(468)	$650
State	103	(24)	(83)	108
	117	(148)	(551)	758
Deferred:
Federal	(5)		(207)	(59)
State	5	—	(37)	(7)
	—	—	(244)	(66)
	$117	$(148)	$(795)	$692

The total provision (benefit) for income taxes for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, is as follows (in thousands):

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
Continuing operations	$121	$(132)	$(934)	$78
Discontinued operations	(4)	(16)	139	614
	$117	$(148)	$(795)	$692

Reconciliations of the provision (benefit) for income taxes to the amount of the provision (benefit) that would result from applying the federal statutory rate of 35% to income (loss) before provision (benefit) for income taxes for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, are as follows:

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
Provision for income taxes at federal statutory rate	35.0%	35.0%	35.0%	35.0%
Surtax benefit	(1.0)	(1.0)	(1.0)	(1.0)
State income taxes – net of federal income tax benefit	4.0	3.9	4.2	4.3
Other nondeductible expenses	(3.9)	(0.5)	(0.3)	1.2
Other	(2.7)		8.9	2.3
Valuation allowance	(35.2)	(26.7)	(20.4)
Effective tax rate	(3.8)%	10.7%	26.4%	41.8%

The major components of the Company’s net deferred income tax liability at July 29, 2006, and July 30, 2005, are as follows (in thousands):

	2006	2005
Deferred tax assets:
Merchandise inventories	$1,082	$879
Net operating loss and other tax attribute carryforwards	1,980	1,471
Accrued vacation and bonuses	399	333
Deferred rent	675	378
Other	209
Valuation allowance	(2,455)	(983)
	$1,890	$2,078
Deferred tax liabilities:
Trademark	$(6,867)	$(6,867)
Difference between book and tax basis of fixed assets	(2,043)	(2,103)
Customer relationship	(216)	(301)
Other		(43)
	(9,126)	(9,314)
Net deferred income tax liability	$(7,236)	$(7,236)

As a result of cumulative losses, FOH Holdings’ management concluded that it is more likely than not that FOH Holdings will not realize certain deferred income tax assets beginning in fiscal 2005. As a result, FOH Holdings has established a valuation allowance in fiscal 2006 and 2005 to reduce the deferred income tax assets to an amount expected to be realized. As of July 29, 2006 and July 30,

2005, the valuation allowance was $2,455,000 and $983,000, respectively. The valuation allowance changed by $1,114,000, $370,000, $613,000, and $0, for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, respectively. The valuation allowance established at the FOH Transaction date, includes approximately $613,000 of deferred income tax assets for which subsequently recognized tax benefits, if any, would be allocated to reduce goodwill related to the FOH Transaction with any remaining amounts recognized as a benefit in the income tax provision.

FOH Holdings has a federal net operating loss carryforward of $5,205,000,that will expire from 2025 to 2026. FOH Holdings also has state net operating loss carryforwards in various states that have different expiration dates depending on the state.

Section 382 of the Internal Revenue Code (‘‘Section 382’’) contains provisions that may limit the availability of net operating carryforwards to be used to offset taxable income in any given year upon the occurrence of certain events, including significant changes in ownership interests. Under Section 382, an ownership change that triggers potential limitations on net operating loss carryforwards occurs when there has been a greater than 50% change in ownership interest by shareholders owning 5% or more of a company over a period of three years or less. Based on FOH Holdings’ management’s analysis, FOH Holdings had an ownership change on March 3, 2005, which results in Section 382 limitations applying to federal net operating loss carryforwards generated prior to that date. FOH Holdings’ management estimates that all of the pre-ownership change net operating loss carryforwards are below any Section 382 annual limitation on the utilization of the pre-ownership change net operating loss carryforward and will be available within the carryforward period.

7.	REVOLVING LINE OF CREDIT AND TERM LOANS

FOH Holdings has a financing agreement (the ‘‘Agreement’’), as amended, which provides that the lender will make revolving loans to FOH Holdings, inclusive of a subfacility for letters of credit, in an aggregate principal amount not to exceed $12,000,000. Maximum borrowings under the Agreement are restricted to the lesser of the revolving credit limit or a borrowing base determined as a percentage of eligible inventories and credit card receivables less certain minimum availability reserves and other reductions determined by the lender. FOH Holdings is authorized to issue $750,000 and $250,000 of standby letters of credit related to its corporate office lease and for merchandise purchases, respectively. The letters of credit were fully outstanding as of July 29, 2006 and July 30, 2005, respectively.

Borrowings under the Agreement are collateralized by all assets of FOH Holdings. Each loan bears interest at a rate per annum equal to (i) the sum of (a) the base rate, as defined, and (b) an applicable margin ranging from 0.25% to 1.25% determined annually based on earnings before interest, tax, depreciation, and amortization (‘‘EBITDA’’) targets, unless FOH Holdings elects the option of having interest charged at the London InterBank Offered Rate (‘‘LIBOR’’), in which case interest will be charged at (ii) the sum of (a) LIBOR and (b) an applicable margin. Interest is payable monthly, in arrears, on the first day of the month. All outstanding borrowings were at the base rate of 8.75% and 6.50% at July 29, 2006 and July 30, 2005, including the applicable margin of 0.50% and 0.25%, respectively. FOH Holdings also pays, on a monthly basis, 0.5% on the amount of any unused credit commitment. The Agreement also requires FOH Holdings to repay excess cash, as defined in the agreement, against the revolving loans.

Additionally, on July 20, 2005, FOH Holdings amended the Agreement to provide for term loans of up to $3,000,000 and to amend certain restrictive covenants. Combined revolving and term loan borrowings under the Agreement are limited to the lesser of the revolver borrowing base plus the maximum term loan commitment or the total revolver and term loan commitment of $15,000,000. Prior to the amendments discussed below, the term loans, which bear interest at the bank’s prime rate (8.25% at July 29, 2006) plus 1%, were due on February 1, 2006, and were collateralized by FOH Holdings’ trademark. As of July 30, 2005, FOH Holdings had no amounts outstanding under the term loans and $5,644,000 outstanding under the revolving line of credit.

FOH Holdings amended the Agreement on November 23, 2005 and December 8, 2005, to (i) replace all existing financial covenants with a single prospective covenant of cumulative operating cash flows,

as defined by the amendment, beginning December 2005 through July 2006, (ii) waive events of default as of the amendment date, (iii) require FOH Holdings’ stockholders to contribute $1,000,000 in new equity by December 15, 2005, (iv) require FOH Holdings’ stockholders to make a new capital infusion of cash or subordinated debt based on the excess of the total outstanding revolving line of credit balance plus past due trade payables and expenses, as defined in the amendment, at July 31, 2006, less $3,000,000, (v) require the lenders to provide FOH Holdings with term loans for the remaining term loan commitment totaling $1,500,000, subject to certain conditions, including among others, FOH Holdings’ stockholders’ $1,000,000 capital contribution noted above, and requiring that $750,000 of the total be used to repay amounts outstanding under the revolving line of credit, (vi) extend the term loan maturity date to July 31, 2006, (vii) include a restrictive covenant limiting FOH Holdings’ payment of the class action suit not to exceed $955,000 (see Note 9), and (viii) require mandatory prepayments of the net cash proceeds received upon the sale or issuance of FOH Holdings’ capital stock applied first to the amounts outstanding under the revolving line of credit and then the term loans.

On July 27, 2006, FOH Holdings amended the Agreement to (i) extend the maturity date of the revolving loans to January 7, 2008, (ii) extend a right to the lender to make an offer to refinance the debt under certain conditions, (iii) eliminate the minimum availability reserve requirement, (iv) extend the term loan maturity to July 31, 2007, (v) extend a right to FOH Holdings to request that the total revolving credit commitment be increased at any time before October 9, 2007, by up to $3,000,000 in increments of $1,000,000 to a maximum total revolving credit commitment of $15,000,000, (vi) impose a prepayment premium of 0.5% on the total revolving credit commitment should it be repaid after January 7, 2007, but before the 90th consecutive day prior to the maturity date, and (vii) replace the previous requirement of FOH Holdings’ shareholders to make a capital contribution at July 31, 2006, with a requirement that the shareholders contribute capital of $3,000,000 before August 15, 2006. On July 27, 2006, the shareholders contributed $3,000,000 (see Note 10). As of July 29, 2006, FOH Holdings had $2,250,000 outstanding under the term loans and $3,308,000 outstanding under the revolving line of credit.

8.	LONG-TERM DEBT

FOH Holdings’ long-term debt at July 29, 2006 and July 30, 2005, consists of the following (in thousands):

	2006	2005
Secured amended term loan (‘‘Tranche A/B’’); interest due semiannually on March 31 and September 30 at 8% beginning September 30, 2005, principal of approximately $1,086 due semiannually on March 31 and September 30 beginning September 30, 2006	$7,600	$7,600
Secured amended term loan (‘‘Tranche C’’); principal of approximately $10,441 due on maturity on January 7, 2010, commencing July 1, 2005, interest at 7% per annum, consisting of 1% in cash paid monthly and 6% accrued to principal monthly and due on maturity (includes accrued interest of approximately $701 and $54 at July 29, 2006 and July 30, 2005, respectively)	11,142	10,495
Total long-term debt	$18,742	$18,095

Long-term debt maturities during the next five fiscal years are as follows (in thousands):

Fiscal Years Ending
2007	$—
2008	4,342
2009	2,171
2010	12,229
$18,742

On March 3, 2005, an affiliate of a minority stockholder of FOH Holdings purchased from the original nonaffiliated lenders their share of the outstanding balances of the original secured term loans (Tranches A/B and C) totaling $12,604,000. As a result of the transaction, all of the outstanding secured term loans were held by a stockholder and its affiliate. No cash was received or paid by FOH Holdings related to this transaction. On June 30, 2005, FOH Holdings entered into an amended and restated Tranche A/B and Tranche C term loan agreement with the lenders (the ‘‘Amended Secured Term Loans’’). In connection with the Amended Secured Term Loans, the previous amounts due under Tranche A and B as of June 30, 2005, were combined into a single loan with a principal balance of $7,600,000 and repayment terms as disclosed above. The Tranche C principal of $9,000,000 plus cumulative accrued interest of $1,441,000 was combined into a single loan principal balance as of June 30, 2005, of $10,441,000. Interest accrued under the terms of the old Tranche C loan was $578,000 and $348,000 for the year ended July 31, 2004, and the seven months ended March 3, 2005, respectively. There was $206,000 of accrued interest in the last five months ended July 29, 2005, related to the old Tranche C loan. Accrued interest on the new Tranche C loan was $647,000 and $54,000 for the year ended July 29, 2006, and the five months ended July 30, 2005, respectively.

The Amended Secured Term Loans contain certain restrictive financial covenants, including, among others, limitations on capital expenditures and financial covenants as contained in the revolving line of credit, and requires mandatory repayments of a percentage of excess cash flow, as defined in the agreement, equal to 25% for fiscal years ending 2006 and 2007 and 75% for fiscal years ending 2008 and 2009, due 90 days following the last day of each fiscal year to be applied first to Tranche A/B and then, Tranche C beginning the fiscal year ending 2008. No such repayments were made in fiscal year 2006. Additionally, the Amended Secured Term Loans are secured by substantially all of FOH Holdings’ assets and are second in priority to the revolving line of credit lender.

On July 27, 2006, FOH Holdings amended the Amended Secured Term Loans to extend any repayment of the Amended Secured Term Loans to be no earlier than the repayment date of the term loans (the ‘‘Senior Term Loans’’) , currently July 31, 2007, under the revolving line of credit (see Note 7). Upon repayment of the Senior Term Loans, all unpaid scheduled payments from September 2006 through date of the term loans repayment will become cumulatively due and payable on the date of the first scheduled payment following the repayment date of the Senior Term Loans.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases   –   Store, warehouse, and office facilities are occupied under operating leases that expire at various dates through 2013. Aggregate minimum rental commitments under all noncancelable leases in effect as of July 29, 2006, were as follows (in thousands):

Fiscal Years Ending
2007	$10,449
2008	8,793
2009	7,429
2010	5,742
2011	5,053
Thereafter	18,017
$55,483

On substantially all leases, FOH Holdings is responsible for incremental rental increases based on sales, as well as repairs, maintenance, and property taxes. Renewal privileges exist on certain leases.

Rental expense for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, consists of the following (in thousands):

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 2, 2005	Year Ended July 31, 2004
Minimum rentals	$10,969	$4,103	$6,366	$9,539
Contingent rentals	140	70	169	284
Total rental expense	$11,109	$4,173	$6,535	$9,823

Management Fees   –   During the year ended July 29, 2005, FOH Holdings entered into a management fee arrangement with its stockholders, whereby, the stockholders receive a combined annual management fee of $200,000. Payments are made on a calendar quarterly basis and began with the quarter ended June 30, 2005. FOH Holdings recorded management fees of $200,000 and $67,000 for the year ended July 29, 2006 and the five months ended July 30, 2005, respectively.

Legal Matters   –   In July 2004, FOH Holdings became involved in three separate purported class action lawsuits filed that individually allege that FOH Holdings improperly classified store managers in California stores as exempt from overtime requirements, engaged in unfair competition and violated other provisions of the California Labor Code. These cases were consolidated into a single case. The basis of the complaints was the allegation that store managers in all Company stores are improperly classified as ‘‘exempt’’ from overtime laws, when in fact they should be classified as ‘‘nonexempt’’ and paid overtime for hours worked in excess of eight hours per day or forty hours per week. The complaints allege that FOH Holdings forced employees to work off the clock, through meal and rest breaks, and did not pay for all time worked. FOH Holdings agreed to a settlement with respect to the California managerial employees. The parties further agreed to dismiss the hourly claims and managerial claims for non-California managers. On November 10, 2005, the court signed a Preliminary Approval Order approving the settlement and certifying a settlement class. The Final Approval Hearing on the settlement was held on January 17, 2006. FOH Holdings paid $953,000 in full settlement of the claim in February 2006. These costs, along with the related legal costs of approximately $218,000, were recorded as a pre-acquisition liability under purchase accounting in connection with the FOH Transaction (see Note 1). No amounts are outstanding as of July 29, 2006.

FOH Holdings was served with a purported class action complaint on October 23, 2006, in which the plaintiff claims FOH Holdings violated certain consumer privacy rights. FOH Holdings has filed an answer denying the plaintiff’s claims and asserting various defenses. Nonetheless, FOH Holdings has determined that total costs for the resolution of this legal action are likely to approximate $250,000. FOH Holdings has provided for these costs as at July 29, 2006.

FOH Holdings is involved from time to time in litigation incidental to its business. FOH Holdings believes that the outcome of any other litigation will not have a material adverse effect on its results of operations or financial condition.

State Sales Taxes   –   FOH Holdings sells its products through three channels, retail specialty stores, mail order catalogs, and the Internet. FOH Holdings operates its channels separately and accounts for sales and use tax accordingly. FOH Holdings is periodically audited by the states. It is possible states may disagree with the method of assessing and remitting these taxes. FOH Holdings believes that it is properly assessing and remitting all applicable state sales taxes in the applicable jurisdictions and records necessary reserves for any contingencies that require recognition under FASB Statement No. 5, Accounting for Contingencies.

10.	STOCKHOLDERS’ EQUITY

As of August 1, 2004, FOH Holdings had authorized 750,000 shares of common stock, of which 430,000 shares were issued and outstanding and 70,000 shares were reserved for the issuance of employee stock options. In addition, FOH Holdings had authorized 250,000 shares of preferred stock, of which no shares were issued or outstanding as of August 1, 2004.

On March 24, 2005, FOH Holdings’ Board of Directors amended and revised its articles of incorporation. Under the new articles of incorporation, FOH Holdings authorized 2,250,000 shares of common stock and 250,000 shares of preferred stock. On March 29, 2005, FOH Holdings’ stockholders contributed $5,000,000 in consideration of the issuance of 500,000 shares of common stock of FOH Holdings. As of July 30, 2005, FOH Holdings has 2,250,000 authorized shares of common stock, of which 930,000 shares were issued and 70,000 shares were reserved for the issuance of employee stock options. FOH Holdings had no shares of preferred stock issued or outstanding as of July 30, 2005.

In connection with the amendments to FOH Holdings’ revolving credit agreement (see Note 7), the stockholders contributed $1,000,000 to FOH Holdings in consideration for the issuance of 100,000 shares of FOH Holdings’ common stock in December 2005. Additionally, FOH Holdings’ stockholders contributed $3,000,000 to FOH Holdings on July 27, 2006, in consideration of the issuance of 300,000 shares of common stock of FOH Holdings. As of July 29, 2006, FOH Holdings has 2,250,000 authorized shares of common stock, of which 1,330,000 shares were issued and 70,000 shares were reserved for the issuance of employee stock options. FOH Holdings has no shares of preferred stock issued or outstanding as of July 29, 2006.

11.	STOCK OPTIONS

On December 1, 2003, FOH Holdings’ Board of Directors approved the 2003 Employee Equity Incentive Plan to grant stock options to specific employees. Options granted under the 2003 Employee Equity Incentive Plan have terms of 10 years and generally vest 25% on the last day of the January fiscal period for four years, commencing on the first January following the date of grant.

The vesting for these employee’s stock options will cease as follows: 1) upon termination for cause, 2) 12 months after termination for disability, 3) 90 days after termination for other than cause or disability, or 4) on the day before the 10th anniversary of the grant date.

	Number of Shares	Weighted- Average Exercise Price per Share
The following is a summary of stock option activity:
Outstanding – July 31, 2003
Granted	60,000	$16.92
Outstanding – July 31, 2004	60,000	16.92
Issued	7,500	10.00
Canceled	(8,750)	16.92
Outstanding – July 30, 2005	58,750	16.04
Issued	5,000	10.00
Canceled	(3,750)	16.92
Outstanding – July 29, 2006	60,000	15.48

The weighted-average fair value per option granted in fiscal 2006, fiscal 2005, and fiscal 2004, based on the Black-Scholes option valuation method, was $2.77, $2.43, and $4.67, respectively. At July 29, 2006, July 30, 2005, and July 31, 2004, there were 25,625, 27,500, and 15,000 outstanding options exercisable at weighted-average exercise prices of $16.41, $16.92, and $16.92, respectively.

The following table summarizes information on outstanding and exercisable stock options as of July 29, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of July 29, 2006	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable As of July 29, 2006	Weighted- Average Exercise Price
$10.00	12,500	9.10	$10.00	1,875	$10.00
16.92	47,500	7.33	16.92	23,750	16.92
$10.00 – $16.92	60,000	7.68	$15.48	25,625	$16.41

As of July 29, 2006 and July 30, 2005, 60,000 and 58,750 employee stock options were outstanding, respectively. At July 29, 2006, there were 10,000 shares available for grant under the 2003 Employee Equity Incentive Plan.

Subsequent to the 2006 fiscal year end, in December 2006, FOH Holdings’ Board of Directors authorized an additional 50,000 shares be reserved for the issuance of stock options under the 2003 Employee Equity Incentive Plan and subsequently granted options to purchase 58,000 shares to specific employees and directors at an exercise price of $21.91 per share.

12.	EMPLOYEE BENEFIT PLAN

FOH Holdings maintains a 401(k) profit sharing plan that covers substantially all employees who have completed six months of service and have reached age 20 1/2. Employee contributions are discretionary. Company 401(k) contributions are made equal to 50% of the participant’s first 3% of contributed compensation. FOH Holdings made contributions of $113,000, $49,000, $65,000, and $111,000 for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, respectively.

13.	DISCONTINUED OPERATIONS

From time to time FOH Holdings may consider closure of certain store locations that are determined to be either underperforming or inconsistent with the long-term operating strategy of FOH Holdings. During the year ended July 29, 2006, FOH Holdings closed eleven store locations. During the year ended July 30, 2005, FOH Holdings closed nine store locations. During the six-month period ended January 27, 2007, FOH Holdings closed an additional three stores, thereby requiring the retrospective adjustment to the discontinued operations for prior periods. All the store closures occurred at the contractual lease termination date.

The loss from operations of discontinued stores includes only revenues generated from, and expenses directly associated with, the operation of such stores and consists of the following (in thousands):

	Year Ended July 29, 2006	Five Months Ended July 30, 2005	Seven Months Ended March 3, 2005	Year Ended July 31, 2004
Net sales from closed stores	$3,684	$1,989	$5,642	$12,325
Less:
Cost of goods sold, buying, and occupancy	2,214	1,390	3,193	6,925
Selling, general, and administrative expenses	1,361	754	1,921	3,930
	109	(155)	528	1,470
Income tax provision (benefit)	(4)	(16)	139	614
Income (loss) from discontinued operations of closed stores – net of tax	$113	$(139)	$389	$856

14.	SUBSEQUENT EVENTS

On December 18, 2006, Movie Star, Inc., a New York corporation (‘‘Movie Star’’), entered into an Agreement and Plan of Merger and Reorganization (as amended, the ‘‘Merger Agreement’’) with FOH Holdings and Fred Merger Corp., a Delaware corporation and a wholly owned subsidiary of Movie Star (‘‘Merger Sub’’). Under the terms of the Merger Agreement, Merger Sub will be merged with and into FOH Holdings, with FOH Holdings continuing as the surviving corporation as a wholly owned subsidiary of Movie Star (the ‘‘Merger’’). Upon the consummation of the merger, Movie Star will change its name to ‘‘Frederick’s of Hollywood Group Inc.’’ (‘‘FOH Group’’).

TTG Apparel, LLC, an affiliate of Tokarz Investments, LLC, which owns approximately 50% of FOH Holdings, is a significant shareholder in Movie Star. The remainder of FOH Holdings’ common stock is owned by accounts and funds managed by and/or affiliated with Fursa Alternative Strategies, LLC (formerly known as Mellon HBV Alternative Strategies LLC).

In connection with the Merger Agreement, Movie Star has agreed to issue to its shareholders nontransferable rights to purchase new shares of Movie Star’s stock. To the extent that Movie Star’s shareholders do not purchase, in the aggregate, their pro-rata percentage of Movie Star’s common stock in the rights offering, TTG Apparel, LLC and its affiliates, including Tokarz Investments, LLC, and funds affiliated with Fursa Alternative Strategies LLC, have agreed to purchase, on an equal basis, any such shortfall. As a result of these issuances, Movie Star anticipates raising aggregate proceeds of $20 million.

Upon completion of the Merger, each share of common stock of FOH Holdings that is outstanding at the effective time of the Merger will be converted into the right to receive shares of common stock of Movie Star (‘‘Movie Star Common Stock’’) based on an exchange ratio of 17.811414. As a result of the Merger, Movie Star anticipates issuing approximately 23.7 million shares of Movie Star Common Stock to the stockholders of FOH Holdings.

Movie Star is a contract manufacturer and current vendor from which FOH Holdings made purchases of $977,000, $36,000, $26,000, and $0 for the year ended July 29, 2006, the five months ended July 30, 2005, the seven months ended March 3, 2005, and the year ended July 31, 2004, respectively.

******

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JANUARY 27, 2007 AND JULY 29, 2006 (In thousands except share data)

	January 27, 2007	July 29, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,861	$1,842
Accounts receivable	777	738
Merchandise inventories	19,128	12,969
Prepaid expenses and other current assets	6,281	3,183
Income tax receivable	28	28
Deferred income tax assets	944	944
Total current assets	29,019	19,704
PROPERTY AND EQUIPMENT – Net	15,479	13,957
OTHER ASSETS:
Deferred financing costs, net of accumulated amortization of $26 and $59 at January 27, 2007 and July 29, 2006, respectively	122	177
Intangibles – net	18,716	18,826
Goodwill	7,131	7,299
Other	732	771
Total other assets	26,701	27,073
TOTAL	$71,199	$60,734
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit and term loans	$6,861	$5,558
Current portion of long-term debt – related party	3,257
Accounts payable and accrued expense	20,147	14,445
Total current liabilities	30,265	20,003
LONG-TERM DEBT AND OTHER LIABILITIES:
Deferred rent	2,228	1,697
Long-term debt – related party	15,826	18,742
Other	34	53
Deferred income tax liabilities	8,827	8,180
Total liabilities	57,180	48,675
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value of $0.01 per share – 250,000 shares authorized; none issued and outstanding
Voting common stock, par value $0.01 per share – 2,250,000 shares authorized at January 27, 2007 and July 29, 2006, respectively; 1,330,000 shares issued and outstanding at January 27, 2007 and July 29, 2006, respectively	13	13
Additional paid-in capital – common stock	16,628	16,567
Accumulated deficit	(2,622)	(4,521)
Total stockholders’ equity	14,019	12,059
TOTAL	$71,199	$60,734

See notes to unaudited condensed consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED JANUARY 27, 2007 AND JANUARY 28, 2006 (In thousands)

	Six Months Ended
	January 27, 2007	January 28, 2006
NET SALES	$80,228	$69,367
COST OF GOODS SOLD, BUYING AND OCCUPANCY	46,244	39,981
GROSS PROFIT	33,984	29,386
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	30,216	30,333
OPERATING INCOME (LOSS)	3,768	(947)
INTEREST EXPENSE	1,099	1,169
INTEREST INCOME	(3)	(2)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	2,672	(2,114)
INCOME TAX PROVISION	802	2
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,870	(2,116)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, Net of tax provision (benefit) of $12 and $(1) for the six months ended January 27, 2007 and January 28, 2006, respectively	29	(23)
NET INCOME (LOSS)	$1,899	$(2,139)

See notes to unaudited condensed consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JANUARY 27, 2007 AND JANUARY 28, 2006 (In thousands)

	Six Months Ended
	January 27, 2007	January 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,899	$(2,139)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Stock-based compensation	61	—
Loss on disposal of property and equipment	45	56
Gain on insurance recovery	(533)	—
Amortization of deferred financing costs	55	140
Amortization of intangibles – customer relationships	110	110
Depreciation and amortization	1,591	1,454
Deferred income taxes	815	—
Noncash accrued interest on Tranche C term loan	341	321
Changes in operating assets and liabilities:
Accounts receivable	(39)	269
Merchandise inventories	(6,159)	(4,169)
Prepaid expenses and other current assets	(1,771)	(752)
Income tax receivable	—	(24)
Other assets	39	(48)
Accounts payable, accrued expense, and other	5,103	2,599
Deferred rent	531	410
Net cash provided by (used in) operating activities	2,088	(1,773)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,483)	(2,728)
Proceeds from insurance recovery	533	—
Transaction costs	(422)	—
Net cash (used in) investing activities	(3,372)	(2,728)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock to stockholders	—	1,000
Payment of deferred financing costs	—	(133)
Net payments borrowings under revolving line of credit	1,303	3,732
Net cash provided by financing activities	1,303	4,599
NET INCREASE IN CASH AND CASH EQUIVALENTS	19	98
CASH AND CASH EQUIVALENTS:
Beginning of period	1,842	1,095
End of period	$1,861	$1,193
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION –
Cash paid during the period for:
Interest	$719	$749
Taxes	$12	$24

See notes to consolidated financial statements.

FOH HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JANUARY 27, 2007 AND JULY 29, 2006, AND FOR THE SIX MONTHS ENDED JANUARY 27, 2007 AND JANUARY 28, 2006

1.    BASIS OF PRESENTATION

FOH Holdings, Inc. and subsidiaries (collectively, ‘‘FOH Holdings’’) sells women’s apparel merchandise through retail specialty stores, mail order catalogs, and the Internet. The condensed consolidated financial statements of FOH Holdings include the accounts of FOH Holdings, Inc. and its operating subsidiaries: Frederick’s of Hollywood, Inc., Hollywood Mail Order, LLC, Frederick’s of Hollywood Stores, Inc., and Fredericks.com, Inc.

The condensed consolidated interim financial statements included herein have been prepared by FOH Holdings without audit, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the ‘‘SEC’’). Certain information and note disclosures normally included in the condensed consolidated interim financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to SEC rules and regulations; nevertheless, FOH Holdings believes that the disclosures are adequate to make the information presented not misleading. The results of operations for the interim periods are not necessarily indicative of the results for the full year. In the opinion of FOH Holdings, the accompanying condensed consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim period. Certain prior year adjustments have been reclassified to conform to the current year presentation.

Due to seasonal variations in the retail industry, the results of operations for any interim period are not necessarily indicative of the results for the full fiscal financial year.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Merchandise Inventories — Retail store inventories are valued at the lower of cost or market using the retail inventory first-in, first-out (‘‘FIFO’’) method, and catalog and Internet inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Freight costs are included in inventory and vendor promotional allowances are recorded as a reduction in inventory.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations as well as gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. When a decision is made to permanently mark down merchandise, the resulting gross margin reduction is recognized in the period the markdown is recorded. Additionally, FOH Holdings accrues for planned but unexecuted markdowns.

Deferred Catalog Costs — Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. Direct-response advertising consists primarily of product catalogs of FOH Holdings’ mail order subsidiary. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, which is generally six months.

Revenue Recognition — FOH Holdings records revenue at the point of sale for retail stores and at the time of estimated receipt by the customer for catalog and Internet sales. Outbound shipping charges billed to customers are included in net sales for catalog and Internet sales. FOH Holdings records an allowance for estimated returns in the period of sale based on prior experience. If actual returns are greater than those expected, additional sales returns may be recorded in the future.

FOH Holdings records revenues for consigned inventory and commissions earned on direct sell-through programs on a net basis as FOH Holdings acts as an agent on behalf of the related vendors.

Gift certificates sold are carried as a liability and revenue is recognized when the gift certificate is redeemed. Also, customers may receive a store credit in exchange for returned goods, which are carried as a liability until redeemed.

Impairment of Long-Lived Assets — FOH Holdings reviews long-lived assets, including property and equipment and its amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets.

Goodwill and Intangible Assets — FOH Holdings has certain intangible assets and goodwill. Intangible assets consist of trademarks, principally the FOH Holdings’ trade name, customer relationships and domain names recognized in accordance with purchase accounting. FOH Holdings has determined the trademark and domain names to have indefinite lives. Financial Accounting Standards Board (‘‘FASB’’) Statement No. 142, Goodwill and Other Intangible Assets, requires FOH Holdings to not amortize goodwill and certain other indefinite life intangible assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred.

Income Taxes — Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the FOH Holdings’ financial statements and income tax returns. FOH Holdings provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized.

Supplemental Disclosure of Noncash Financing Transactions — FOH Holdings had outstanding accounts payable and accrued expenses of $617,000 and $305,000 at January 27, 2007, and January 28, 2006, respectively, relating to purchases of property and equipment. In addition, FOH Holdings had outstanding accounts payable and accrued expenses of $905,000 at January 27, 2007. relating to unpaid transaction costs related to the transaction described in Note 7.

3.    SHARE-BASED COMPENSATION

Effective July 30, 2006, FOH Holdings adopted the provisions of Financial Accounting Standards board (‘‘FASB’’) Statement No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values on the grant date. FASB Statement No. 123(R) supersedes FOH Holdings previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion No. 25 (‘‘APB 25’’), ‘‘Accounting for Stock Issued to Employees.’’ Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees had been recognized in FOH Holdings condensed consolidated statements of operations, as all stock option awards granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of the grant. The adoption of FASB Statement No. 123(R) did not have a material effect on FOH Holdings’ consolidated financial position or results of operations.

FOH Holdings adopted FASB Statement No. 123(R) using the prospective application method. Under this method, share-based compensation expense recognized during the six months ended January 27, 2007, included only compensation expense for all share-based awards granted or modified subsequent to July 29, 2006, based on the grant date fair value estimated in accordance with the provisions of FASB Statement No. 123(R). In accordance with the prospective application method, FOH Holdings financial statements for prior periods have not been restated to reflect, and do not include, the impact of FASB Statement No. 123(R).

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. FOH Holdings has elected to adopt the alternative transition method provided in FAS 123R-3 for calculating the tax effects of share-based compensation pursuant to FASB Statement No. 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool

(‘‘APIC Pool’’) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC Pool and condensed consolidated statements of cash flows of the tax effects of employee and director share-based awards that are outstanding upon adoption of FASB Statement No. 123(R).

In December 2003, FOH Holdings Board of Directors approved the 2003 Stock Option Plan (the ‘‘Plan’’) to grant stock options to specific employees. As of July 29, 2006, 70,000 shares were reserved for the issuance of employee stock options. In December 2006, FOH Holdings Board of Directors authorized an additional 50,000 shares be reserved for the issuance of stock options under the Plan. As of January 27, 2007, FOH Holdings had 4,500 shares available for future grants.

Options granted under the Plan have terms of ten years and vest 25% on the last day of the January fiscal period for each of the next four years. The vesting for these employee’s stock options will cease as follows: 1) upon termination for cause, 2) twelve months after termination for disability, 3) ninety days after termination for other than cause or disability, or 4) on the day before the tenth anniversary of the grant date.

FOH Holdings cannot reasonably estimate the fair value of its options because it is not practicable for it to estimate the expected volatility of its common stock. As a result, FOH Holdings accounts for its stock options based on a value calculated using the historical volatility of comparable companies that are publicly listed instead of the expected volatility of FOH Holdings stock price. The calculated value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant based on the expected term of the options. The expected life (estimated period of time outstanding) of options granted was estimated using the simplified method. The forfeiture rate is based upon historical employee turnover experience.

The significant weighted-average assumptions that were used to estimate the calculated value of options granted during the six months ended January 27, 2007 using the Black-Scholes option-pricing model were as follows:

January 27, 2007
Weighted-average risk-free interest rate	4.6%
Dividend yield	0.0%
Expected volatility	61%
Expected option life (years)	6.3

FOH Holdings recorded $61,000 of stock-based compensation expense, related to stock options granted during the six months ended January 27, 2007. There was no tax benefit recognized in the statement of operations related to the stock-based compensation expense recorded during the six months ended January 27, 2007. In accordance with the accounting standard previously applied by FOH Holdings, no compensation expense was recorded related to stock options during the six months ended January 28, 2006.

At January 27, 2007, there was $766,675 of total unrecognized compensation expense related to non-vested stock options under FOH Holdings share-based payment plan. That cost is expected to be recognized over a weighted average period of approximately four years.

The following table summarizes FOH Holdings stock option activities with respect to its Plan for the six months ended January 27, 2007, as follows:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Calculated Value
The following is a summary of stock option activity:
Outstanding — July 30, 2005	58,750	$16.04
Issued	5,000	10.00
Canceled	(3,750)	16.92
Outstanding — July 29, 2006	60,000	15.48
Issued	58,000	21.91
Canceled	(2,500)	16.92
Outstanding — January 27, 2007	115,500	$18.68	8.54	2,158,000
Options Exercisable	53,000	$15.31	6.60
Options Vested and Expected to Vest	100,947	$18.62	8.39

The weighted-average calculated value of options granted in six months ended January 27, 2007 was $14.28.

During the six months ended January 27, 2007 FOH Holdings modified 7,500 options for one employee to extend the contractual life. The incremental compensation cost associated with the modification was immaterial to the financial statements for the six months ended January 27, 2007.

4.    CONTINGENCIES

Legal Matters — FOH Holdings was served with a purported class action complaint on October 23, 2006, in which the plaintiff claims FOH Holdings violated certain consumer privacy rights. FOH Holdings has filed an answer denying the plaintiff’s claims and asserting various defenses. Nonetheless, FOH Holdings has determined that total costs for the resolution of this legal action are likely to approximate $250,000. FOH Holdings has provided for these costs as of July 29, 2006. The plaintiff and FOH Holdings have entered into a settlement agreement for the named plaintiff and the purported class, which was preliminarily approved by the court on June 6, 2007. A hearing on the final order will be held in October 2007. Under the settlement, the total costs incurred by FOH Holdings in resolving this matter, including legal fees, are not expected to exceed $250,000.

FOH Holdings is involved from time to time in litigation incidental to its business. FOH Holdings believes that the outcome of any other litigation will not have a material adverse effect on its results of operations or financial condition.

State Sales Taxes — FOH Holdings sells its products through three channels, retail specialty stores, mail order catalogs, and the Internet. FOH Holdings operates its channels separately and accounts for sales and use tax accordingly. FOH Holdings is periodically audited by the states. It is possible states may disagree with the method of assessing and remitting these taxes. FOH Holdings believes that it is properly assessing and remitting all applicable state sales taxes in the applicable jurisdictions and records necessary reserves for any contingencies that require recognition under FASB Statement No. 5, Accounting for Contingencies.

5.    DISCONTINUED OPERATIONS

From time to time FOH Holdings may consider the closure of certain store locations that are determined to be either underperforming or inconsistent with the long-term operating strategy of FOH Holdings. During the six months ended January 27, 2007, FOH Holdings closed three store locations. During the year ended July 29, 2006, FOH Holdings closed eleven store locations, with three closed during the six months ended January 28, 2006. All the store closures occurred at the contractual lease termination date.

The loss from operations of discontinued stores includes only revenues generated from, and expenses directly associated with the operation of such stores and consists of the following (in thousands):

	Six Months Ended
	January 27, 2007	January 28, 2006
Net sales from closed stores	$502	$2,503
Less:
Cost of goods sold, buying, and occupancy	280	1,807
Selling, general, and administrative expenses	181	720
	41	(24)
Income tax provision (benefit)	12	(1)
Income (loss) from discontinued operations of closed stores — net of tax	$29	$(23)

6.    GOODWILL AND INTANGIBLE ASSETS

Details of the Company’s intangible assets are as follows (in thousands):

	January 27, 2007	July 29, 2006

Trademark	$18,090	$18,090
Customer relationships	889	889
Domain names	169	169
	19,148	19,148

Less accumulated amortization on customer relationships	432	322
Intangibles — net	$18,716	$18,826

Aggregate amortization expense was $110,000 for the six months ended January 27, 2007 and January 28, 2006 respectively. Estimated future annual amortization expense over the remaining useful life of the customer relationships, will approximate the following amounts (in thousands):

Fiscal Years Ending
Remaining 2007	$110
2008	221
2009	126
$457

During the six months ended January 27, 2007, goodwill was reduced by $168,000 as a result of the utilization of net operating losses that were fully provided for prior to the change in control transaction.

7.    Proposed Merger

On December 18, 2006, Movie Star, Inc., a New York corporation (‘‘Movie Star’’), entered into an Agreement and Plan of Merger and Reorganization (as amended, the ‘‘Merger Agreement’’) with FOH Holdings and Fred Merger Corp., a Delaware corporation and a wholly owned subsidiary of Movie Star (‘‘Merger Sub’’). Under the terms of the Merger Agreement, Merger Sub will be merged with and into FOH Holdings,, with FOH Holdings continuing as the surviving corporation as a wholly owned subsidiary of Movie Star (the ‘‘Merger’’). Upon the consummation of the merger, Movie Star will change its name to ‘‘Frederick’s of Hollywood Group Inc.’’ (‘‘FOH Group’’).

TTG Apparel, LLC, an affiliate of Tokarz Investments, LLC., which owns approximately 50% of FOH Holdings, is a significant shareholder in Movie Star. The remainder of FOH Holdings’ common stock is owned by accounts and funds managed by and/or affiliated with Fursa Alternative Strategies, LLC (formerly known as Mellon HBV Alternative Strategies LLC).

In connection with the merger agreement, Movie Star has agreed to issue to its shareholders nontransferable rights to purchase new shares of Movie Star’s stock. To the extent that Movie Star’s shareholders do not purchase, in the aggregate, their pro-rata percentage of Movie Star’s common stock in the rights offering, TTG Apparel, LLC and its affiliates, including Tokarz Investments, LLC, and funds affiliated with Fursa Alternative Strategies LLC, have agreed to purchase, on an equal basis, any such shortfall. As a result of these issuances, Movie Star anticipates raising aggregate proceeds of $20 million.

Upon completion of the Merger, each share of common stock of FOH Holdings that is outstanding at the effective time of the Merger will be converted into the right to receive shares of common stock of Movie Star (‘‘Movie Star Common Stock’’) based on an exchange ratio of 17.811414. As a result of the Merger, Movie Star anticipates issuing approximately 23.7 million shares of Movie Star Common Stock to the stockholders of FOH Holdings.

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Movie Star, Inc.:

We have audited the accompanying consolidated balance sheets of Movie Star, Inc. and subsidiary as of June 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2006. Our audits also included the financial statement schedule listed in the index at Item 15(a)(2) for each of the three years in the period ended June 30, 2006. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Movie Star, Inc. and subsidiary as of June 30, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 18, the accompanying fiscal 2006 consolidated statement of cash flows has been restated.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
August 24, 2006, except for Note 18 for which the date is January 16, 2007

MOVIE STAR, INC.

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2006 AND 2005
(In Thousands, Except Share Information)

	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$203	$178
Receivables, net	6,074	5,973
Inventory	8,981	11,730
Deferred income taxes	1,914	2,260
Prepaid expenses and other current assets	801	372
Total current assets	17,973	20,513
PROPERTY, PLANT AND EQUIPMENT – Net	838	755
DEFERRED INCOME TAXES	3,296	2,473
GOODWILL	537	537
ASSETS HELD FOR SALE	174	174
OTHER ASSETS	403	455
TOTAL ASSETS	$23,221	$24,907
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Note payable	$4,955	$4,794
Accounts payable	3,273	3,579
Accrued expenses and other current liabilities	813	1,467
Total current liabilities	9,041	9,840
DEFERRED LEASE LIABILITY	339	315
OTHER LONG-TERM LIABILITY	59	75
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value – authorized, 30,000,000 shares; issued 17,755,000 shares in 2006 and 17,657,000 shares in 2005	178	177
Additional paid-in capital	4,834	4,747
Retained earnings	12,361	13,361
Accumulated other comprehensive income	27	10
Less treasury stock, at cost – 2,017,000 shares	(3,618)	(3,618)
Total shareholders’ equity	13,782	14,677
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,221	$24,907

See notes to consolidated financial statements.

MOVIE STAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2006, 2005 AND 2004
(In Thousands, Except Per Share Amounts)

	2006	2005	2004
Net sales	$51,639	$58,533	$53,691
Cost of sales	37,528	44,304	37,581
Gross profit	14,111	14,229	16,110
Selling, general and administrative expenses	16,556	19,024	15,824
Insurance recovery	(1,450)	—	—
(Loss) income from operations	(995)	(4,795)	286
Interest income	(3)	(1)	(12)
Interest expense	476	282	76
(Loss) income before income tax (benefit) provision	(1,468)	(5,076)	222
Income tax (benefit) provision	(468)	(1,954)	94
Net (loss) income	$(1,000)	$(3,122)	$128
BASIC NET (LOSS) INCOME PER SHARE	$(.06)	$(.20)	$.01
DILUTED NET (LOSS) INCOME PER SHARE	$(.06)	$(.20)	$.01
Basic weighted average number of shares outstanding	15,700	15,625	15,574
Diluted weighted average number of shares outstanding	15,700	15,625	16,199

See notes to consolidated financial statements.

MOVIE STAR, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED JUNE 30, 2006, 2005 AND 2004
(In Thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock
	Shares	Amount				Shares	Amount	Total
BALANCE, JUNE 30, 2003	17,412	$174	$4,353	$16,355	$—	2,017	$(3,618)	$17,264
Net income	—	—	—	128	—	—	—	128
Exercise of stock options	205	2	131	—	—	—	—	133
Tax benefit from exercise of stock options	—	—	222	—	—	—	—	222
BALANCE, JUNE 30, 2004	17,617	176	4,706	16,483		2,017	(3,618)	17,747
Net loss	—	—	—	(3,122)	—	—	—	(3,122)
Cumulative translation adjustment	—	—	—	—	10	—	—	10
Comprehensive loss								(3,112)
Exercise of stock options	20	—	22	—	—	—	—	22
Issuance of common stock for directors’ fees	20	1	19	—	—	—	—	20
BALANCE, JUNE 30, 2005	17,657	177	4,747	13,361	10	2,017	(3,618)	14,677
Net loss	—	—	—	(1,000)	—	—	—	(1,000)
Cumulative translation adjustment	—	—	—	—	17	—	—	17
Comprehensive loss	—							(983)
Stock compensation expense	—	—	19	—	—	—	—	19
Issuance of common stock for directors’ fees	98	1	68	—	—	—	—	69
BALANCE, JUNE 30, 2006	17,755	$178	$4,834	$12,361	$27	2,017	$(3,618)	$13,782

See notes to consolidated financial statements.

MOVIE STAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2006, 2005, AND 2004
(In Thousands)

	2006 (RESTATED)	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,000)	$(3,122)	$128
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Gain on insurance recovery	(1,450)	—
Depreciation and amortization	316	406	410
Provision for sales allowances and doubtful accounts	480	(539)	316
Stock compensation expense	19	—	—
Deferred income taxes	(477)	(2,014)	64
Deferred lease liability	24	32	59
Issuance of common stock for directors’ fees	69	20	—
(Increase) decrease in operating assets, net of acquisition of business:
Receivables	(576)	2,154	1,099
Inventory	2,749	(2,919)	4,454
Prepaid expenses and other current assets	(404)	218	(223)
Other assets	(31)	(91)	(71)
(Decrease) increase in operating liabilities:
Accounts payable	(307)	1,637	(951)
Accrued expenses and other liabilities	(679)	740	(597)
Net cash (used in) provided by operating activities	(1,267)	(3,478)	4,688
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(315)	(225)	(209)
Proceeds from insurance recovery	1,424	—	—
Acquisition of Sidney Bernstein & Son business	—	(3,456)	—
Net cash provided by (used in) investing activities	1,109	(3,681)	(209)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligations	—	—	(27)
Net proceeds from (repayments of) revolving line of credit	(4,794)	4,794	(2,277)
Proceeds from new revolving line of credit	4,955	—	—
Proceeds from exercise of employee stock options	—	22	133
Net cash provided by (used in) financing activities	161	4,816	(2,171)
Effect of exchange rate changes on cash	22	(6)	—
NET INCREASE (DECREASE) IN CASH	25	(2,349)	2,308
CASH, BEGINNING OF YEAR	178	2,527	219
CASH, END OF YEAR	$203	$178	$2,527
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during year for:
Interest	$475	$282	$76
Income taxes	$37	$60	$343
SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
Tax benefit from exercise of employee stock options	$—	$—	$222

See notes to consolidated financial statements.

mOVIE STAR, iNC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business   –   Movie Star, Inc. (the ‘‘Company’’) is a New York corporation organized in 1935, which designs, manufactures (through independent contractors), imports, markets and distributes an extensive line of ladies’ sleepwear, robes, leisurewear, loungewear, panties and daywear.

The Company’s wholly-owned subsidiary, Cinejour Lingerie Inc., is a Canadian corporation formed in May 2004 to market and sell the Company’s products throughout Canada. The Company has an agreement with an independent representative to provide sales representation for the Company in Canada and to supervise the operations of its office in Canada.

Principles of Consolidation   –   The consolidated financial statements include the accounts of Movie Star, Inc. and its wholly-owned subsidiary, Cinejour Lingerie, Inc. (collectively, the ‘‘Company’’). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates   –   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America also requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements. Significant estimates include provision for inventory obsolescence, deferred tax assets, allowances for doubtful accounts and sales discounts. Actual results could differ from those estimates.

Allowances for Doubtful Accounts/Sales Discounts   –   The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company also estimates allowances for customer discounts and incentive offerings. If market conditions were to decline, the Company may take actions to increase customer incentive offerings possibly resulting in an incremental allowance at the time the incentive is offered.

Inventory   –   Inventory is valued at lower of cost (first-in, first-out) or market. The Company writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property, Plant and Equipment   –   Property, plant and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the following estimated useful lives:

Buildings and improvements	15 – 30 years
Machinery & Equipment	5 years
Office furniture and equipment	3 – 5 years
Leasehold improvements	Lesser of life of the asset or life of lease

Impairment of Long lived Assets   –   The Company follows Statement of Financial Accounting Standards (‘‘SFAS’’) No. 144, ‘‘Accounting for the Impairment or Disposal of Long Lived Assets.’’ SFAS No. 144 requires that long-lived assets, including property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The Company assesses its assets for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and records impairment losses when this amount is less than the carrying amount. Impairment losses are recorded for the excess of the assets’ carrying amount over their fair value, which is generally determined based on the estimated future discounted cash flows over the remaining useful life of the asset using a discount rate determined by management at the date of the impairment review. Management believes at this time that the carrying value and useful life of long-lived assets continue to be appropriate.

Goodwill and Intangible Assets   –   Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination accounted for under purchase method of accounting (see Note 2). The Company follows SFAS No. 142, ‘‘Goodwill and Other Intangible Assets,’’ whereby goodwill is not amortized and the Company conducts impairment testing in the fourth quarter of each fiscal year, or sooner if events and changes in circumstances suggest that the carrying amount may not be recoverable from its estimated future cash flows. No amortization or impairment charges relating to goodwill have been recorded for the fiscal years ended June 30, 2006 and 2005. Intangible assets at June 30, 2006 and 2005 consist of a covenant not to compete of $21,000 and $31,000, respectively, which is included in ‘‘Other assets’’ and is being amortized by the straight-line method over the contract life. Amortization is expected to be $10,000 in each of the next two years.

Deferred Rent   –   The Company accounts for scheduled rent increases contained in its leases on a straight line basis over the non-cancelable lease term.

Stock Options   –   Previously, pursuant to Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees,’’ the Company accounted for stock-based employee compensation arrangements using the intrinsic value method. Accordingly, no compensation expense was recorded in the financial statements with respect to option grants, since the options were granted at/or above market value.

Effective July 1, 2005, the Company adopted SFAS No. 123 (revised 2004), ‘‘Share Based Payment’’ (‘‘SFAS No. 123R’’), which eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The Company has adopted the modified prospective method whereby compensation cost is recognized in the financial statements beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted after that date and for all unvested awards granted prior to that date.

Had the Company elected to recognize compensation expense for stock-based compensation using the fair value method, net (loss) income, basic and diluted net (loss) income per share would have been as follows:

	Years Ended June 30,
	2006	2005	2004
Net (loss) income, as reported	$(1,000)	$(3,122)	$128
Add stock-based employee compensation expense, included in reported net (loss) income, net of taxes	11	—	—
Deduct stock-based employee compensation expense determined under fair value based method, net of taxes	(11)	(30)	(15)
Pro forma net (loss) income	$(1,000)	$(3,152)	$113
Basic and diluted net (loss) income per share, as reported	$(.06)	$(.20)	$.01
Pro forma basic and diluted net (loss) income per share	$(.06)	$(.20)	$.01

The fair value of option grants were calculated with the following weighted-average assumptions:

	2006	2005
Risk-free interest rate	4.56%	3.5% – 4.0%
Expected life	7 years	7 years
Expected volatility	54%	36% – 63%
Expected dividends	None	None

No options were granted in 2004.

The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

Revenue Recognition   –   Revenue is recognized upon shipment. Although sales are made without the right of return, in certain instances, the Company may accept returns or agree to allowances. Sales returns, discounts and allowances are recorded as a component of net sales in the period in which the related sales are recognized. The customer takes title and assumes the risks and rewards of ownership of the products when the merchandise leaves the Company’s warehouse. The Company expenses the costs of advertising to customers under cooperative advertising as a reduction of revenue, which is a component of net sales. Cooperative advertising amounted to $232,000, $236,000 and $160,000 for the years ended June 30, 2006, 2005 and 2004, respectively.

Cost of Sales and Selling Costs   –   Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, freight-in, inspection costs, labor associated with quality repairs, internal transfer costs, purchasing and receiving costs, and travel and entertainment related to product sourcing.

Selling costs include the costs of selling the merchandise, including preparing the merchandise for sale, picking and packing costs, and shipping and handling costs, such as warehousing, freight-out and other direct costs to deliver inventory to customers. Shipping and handling costs aggregated approximately $2,278,000 in 2006, $2,808,000 in 2005 and $1,869,000 in 2004. In addition, selling costs include the costs for apparel design and development activities, including sample designs and patterns. The Company expenses these costs as incurred. Selling costs are a component of selling, general and administrative expenses.

Deferred tax valuation allowance   –   In assessing the need for a deferred tax valuation allowance, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Since the Company was able to determine that it should be able to realize its deferred tax assets in the future, a deferred tax valuation allowance was not deemed necessary. Likewise, should the Company determine that it would not be able to realize all or part of the Company’s net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Net (Loss) Income Per Share   –   Basic net (loss) income per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding for the period. Diluted net income per share also includes the dilutive effect of potential common shares outstanding during the period.

Foreign Currency Translation   –   The assets and liabilities of the Company’s Canadian subsidiary are translated into U.S. dollars at current exchange rates on the balance sheet date and revenue and expenses are translated at average exchange rates for the respective years. The net exchange differences resulting from these translations are recorded as a translation adjustment which is a component of shareholders’ equity. Cinejour Lingerie Inc.’s functional currency is the Canadian Dollar.

Foreign Currency Transactions   –   The Company considers the United States Dollar to be the functional currency of its overseas offices. Foreign currency gains and losses, which are immaterial, are recorded in selling, general and administrative expenses on the consolidated statement of operations.

Segment Reporting   –   The Company operates in one segment with revenues generated in the United States and Canada as follows (in thousands):

	Fiscal Years Ended June 30,
	2006	2005	2004
Net Sales
United States	$49,753	$58,214	$53,691
Canada	1,886	319	—
	$51,639	$58,533	$53,691

Effect of New Accounting Standards

In July 2006, the FASB issued SFAS Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109’’ (‘‘FIN 48’’). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The Company first will be required to determine whether it is more likely than not that a tax position, if any, will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the ‘‘more likely than not’’ recognition threshold will then be measured to determine the amount of benefit to recognize in the financial statements based upon the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that FIN 48 may have on its financial statements.

2.	ACQUISITION

On August 3, 2004, the Company completed its acquisition of certain assets of Sidney Bernstein & Son Lingerie, Inc. (‘‘SB&S’’), a New York based company engaged in the design, marketing and sale of women’s lingerie and related apparel accessories, pursuant to an Asset Purchase Agreement, dated as of July 28, 2004.

The assets were purchased for an aggregate price of $3,379,000, excluding transaction related fees, and included, among other assets, $2,873,000 of inventory and $500,000 of intangible assets. The Company also assumed $3,012,000 of SB&S’ open purchase orders and received $7,408,000 of open customer orders. Pursuant to the Asset Purchase Agreement, the Company had also agreed to pay up to an additional $1,000,000 in the aggregate based upon certain gross profit levels generated by the Company’s newly-established Sidney Bernstein & Son Division during the next three fiscal years (see below).

The acquisition was accounted for by the purchase method of accounting and the acquisition consideration was allocated among the tangible and intangible assets in accordance with their estimated fair value on the date of acquisition. In accordance with SFAS No. 142, goodwill will be subject to impairment testing at least annually. The results of operations of SB&S since August 3, 2004, are included in the Company’s consolidated statement of operations. The total amount of goodwill is expected to be deductible for income tax purposes. The acquisition consideration and allocation of that consideration are as follows (in thousands):

Acquisition consideration:
Cash consideration paid	$3,379
Transaction related fees	77
Total acquisition consideration	$3,456
Allocation of acquisition consideration:
Inventory	$2,873
Goodwill related to acquisition	537
Covenant not to compete	40
Property and equipment	4
Other current assets	2
Total	$3,456

On August 3, 2004, the Company entered into an employment agreement with Daniel Bernstein, a former employee of SB&S, which was to expire on June 30, 2007. Pursuant to the agreement, Mr. Bernstein was to receive a base compensation of $350,000 annually plus commission based on formulas, as defined, in the agreement. In addition, the Company was to issue Mr. Bernstein options to purchase 75,000 shares of common stock under the Company’s 2000 Performance Equity Plan in both fiscal 2005 and 2006.

Effective June 10, 2005, Mr. Bernstein terminated his employment agreement with the Company. In addition, due to Mr. Bernstein’s termination, he is no longer entitled to be issued options and the Company is no longer required to pay the additional $1,000,000 under the Asset Purchase Agreement.

3.	INVENTORY

Inventory consists of the following:

	June 30,
	2006	2005
	(In Thousands)
Raw materials	$1,279	$1,574
Work-in process	281	382
Finished goods	7,421	9,774
	$8,981	$11,730

4.	RECEIVABLES

Receivables consist of the following:

	June 30,
	2006	2005
	(In Thousands)
Trade	$7,017	$7,086
Other	7	41
	7,024	7,127
Less allowance for doubtful accounts and sales discounts	(950)	(1,154)
	$6,074	$5,973

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30,
	2006	2005
	(In Thousands)
Land, buildings and improvements	$1,212	$989
Machinery and equipment	573	566
Office furniture and equipment	1,182	1,188
Leasehold improvements	279	277
	3,246	3,020
Less accumulated depreciation and amortization	(2,408)	(2,265)
	$838	$755

During fiscal year ended June 30, 2005, the Company reclassified the land and building, with a net carrying value of $174,000, at its Petersburg, Pennsylvania facility to ‘‘Assets held for sale.’’ See Note 15.

Depreciation expense of $232,000, $321,000 and $340,000 was recorded in fiscal 2006, 2005 and 2004, respectively.

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30,
	2006	2005
	(In Thousands)
Insurance	$133	$129
Salary, commissions and employee benefits	240	559
Consulting fees	113	450
Other	327	329
	$813	$1,467

7.	NOTE PAYABLE

The Company had a line of credit with an international bank, effective July 1, 2004, which matured on June 30, 2006 (see below). Under this line of credit, the Company could borrow in the aggregate, revolving loans and letters of credit, up to $20,000,000. Availability under this line of credit was subject to the Company’s compliance with certain financial formulas as outlined in the agreement. Pursuant to the terms of this line of credit, the Company had pledged substantially all of its assets. Interest on outstanding borrowings was payable at a variable rate per annum equal to the prime rate less 0.75 percent.

For the fiscal year ended June 30, 2006, under the credit agreement, the borrowings peaked at $12,613,000 and the average amount of borrowings was $7,272,000, with the weighted average interest rate of 6.29%. For the fiscal year ended June 30, 2005, under the credit agreement, the borrowings peaked at $13,410,000 and the average amount of borrowings was $6,335,000, with the weighted average interest rate of 4.40%.

At June 30, 2006, the Company had no borrowings outstanding under this line of credit (see below) and had approximately $7,507,000 of outstanding letters of credit.

At June 30, 2005, the Company had borrowings of $4,794,000 outstanding under this line of credit and also had approximately $5,985,000 of outstanding letters of credit.

Effective June 30, 2006, the Company secured a new line of credit with another financial institution. This line of credit matures on June 30, 2008 and is subject to annual renewals thereafter. Under this line of credit, the Company may borrow in the aggregate, revolving loans and letters of credit, up to $30,000,000. Availability under this line of credit is subject to the Company’s compliance with certain financial formulas as outlined in the agreement. Pursuant to the terms of this line of credit, the Company pledged substantially all of its assets. Interest on outstanding borrowings is payable at a variable rate per annum equal to JPMorgan Chase Bank’s prime rate less 0.75 percent (7.5 percent as of June 30, 2006).

At June 30, 2006, the Company had outstanding borrowings of $4,955,000 under the facility and had no outstanding letters of credit; however the new financial institution has agreed to indemnify all of the outstanding letters of letter under the old credit facility (see above).

The Company believes that the available borrowing under this agreement, along with anticipated operating cash flows, will be sufficient to cover its working capital requirements through June 30, 2008.

8.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, ‘‘Disclosures about Fair Value of Financial Instruments.’’ The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies.

Cash, Accounts Receivable, Accounts Payable, Accrued Expenses and Other Current Liabilities – The carrying value of these items approximates fair value, based on the short-term maturities of these instruments.

Note Payable and Other Long-term Liabilities   –   The fair value of these liabilities are estimated based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. The carrying value approximates the fair value.

The fair value estimates are based on pertinent information available to management as of June 30, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those respective dates, and current estimates of fair value may differ significantly from the amounts presented herein. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

9.	INCOME TAXES

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and credit carryforwards.

The income tax effects of significant items, comprising the Company’s net deferred tax assets and liabilities, are as follows:

	June 30,
	2006	2005
	(In Thousands)
Deferred tax liabilities:
Differences between book and tax basis of goodwill	$27	$13
Deferred tax assets:
Difference between book and tax basis of inventory	635	691
Reserves not currently deductible	607	834
Operating loss carry forwards	3,711	2,931
Other	284	290
	5,237	4,746
Net deferred tax asset	$5,210	$4,733

The (benefit from) provision for income taxes is comprised as follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Current:
Federal	$—	$10	$(12)
State and local	9	50	42
	9	60	30
Deferred:
Federal	(406)	(1,712)	54
State and local	(71)	(302)	10
	(477)	(2,014)	64
	$(468)	$(1,954)	$94

Reconciliation of the U.S. statutory rate with the Company’s effective tax rate (benefit) is summarized as follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Federal statutory rate (benefit)	(34.0)%	(34.0)%	34.0%
Increase (decrease) in tax resulting from:
State income taxes (net of federal tax benefits)	(2.5)	(3.3)	17.6
Foreign losses not subject to tax benefit	3.5	—	—
Other	1.1	(1.2)	(9.3)
Effective rate	(31.9)%	(38.5)%	42.3%

As of June 30, 2006, the Company has net operating loss carryforwards of approximately $9,277,000 for federal income tax purposes that expire between the years 2011 and 2026 and credit carryforwards of approximately $211,000.

10.	COMMITMENTS AND CONTINGENCIES

Operating Leases   –   The Company has operating leases expiring in various years through fiscal 2011.

Future minimum payments under these leases at June 30, 2006 are as follows (in thousands):

Fiscal Year	Amount
2007	$1,290
2008	1,298
2009	1,313
2010	1,346
2011	735
$5,982

Rental expense for 2006, 2005 and 2004 was approximately $1,297,000, $1,313,000 and $1,255,000, respectively.

Employment Agreement   –   In January 2003, the Company and Mr. Knigin, the Company’s CEO and President, agreed to an extension of Mr. Knigin’s employment agreement, which was to expire on June 30, 2004. Under the terms of the extended agreement, Mr. Knigin is to receive total base compensation of $2,625,000 over the five-year term of the agreement, effective as of July 1, 2002 and continuing through June 30, 2007. As of June 30, 2006, the remaining financial liability of this agreement is $575,000. Mr. Knigin is also entitled to receive an annual bonus under the Company’s discretionary 1998 Senior Executive Incentive Plan of not less than 3% of the Company’s pre-tax income from $1,200,000 to $3,200,000 and an additional award in an amount of not less than 3.75% of pre-tax income in excess of $3,200,000. Mr. Knigin may also be entitled to certain severance payments at the conclusion of the term of his agreement, provided the Company attains specified financial performance goals. The severance obligations of the Company, if any, will be reduced by the lump sum payment paid to Mr. Knigin in connection with the sale by the David family of its shares of the Company’s common stock, as discussed below.

On January 28, 2003, Mr. Knigin voluntarily surrendered and forfeited his options to purchase 1,000,000 shares of the Company’s common stock, par value $.01, and relinquished any further rights he may have had under the existing option agreements, which have now been terminated.

On February 10, 2004, Mark M. David, the Company’s then Chairman, and members of his family entered into an agreement to sell all of their shares of common stock of the Company, an aggregate of 3,532,644 shares, or approximately 22.7% of the total shares outstanding, to TTG Apparel, LLC, for a purchase price of $1.70 per share. At the request of the purchaser, the purchase of the shares was approved by the Company’s Board of Directors. Upon the closing of the transaction, Mark M. David and Gary W. Krat resigned from the Company’s Board of Directors. This transaction closed on February 17, 2004. This transaction activated a provision under the Company’s employment agreement with Mr. Knigin, which required the Company to make a lump sum payment to Mr. Knigin. As a result, a special charge of approximately $1,084,000 was recorded in the third quarter of fiscal 2004. Under the terms of the agreement with Mr. Knigin, the payment is to be applied against any severance obligations of the Company owed to Mr. Knigin under his employment contract, which, in accordance with its terms, expires on June 30, 2007. The payment was made on April 8, 2004.

Consulting Agreements   –   As of January 1, 2003, the Company and Mark M. David, the Company’s then Chairman of the Board, renegotiated Mr. David’s consulting agreement with the Company that was to expire on June 30, 2004. The new agreement was with Mr. David’s consulting firm. Under the terms of the new agreement, Mr. David’s consulting firm was to provide the consulting services of Mr. David and was to receive annual consulting fees of $225,000 through June 30, 2007. As of June 30, 2005, the services of Mr. David were terminated. As of June 30, 2006, the remaining liability under the agreement is $113,000 which is included in ‘‘Accrued expenses and other current liabilities.’’

As of May 3, 2004, the Company and LLI Inc. (‘‘LLI’’), a corporation organized under the law of the Province of Quebec, Canada, entered into a consulting agreement whereby LLI is to provide the sales representation for the Company in Canada and supervise the operations of the Company’s office in Montreal. The agreement expires on August 31, 2006. LLI is to receive annual consulting fees of $125,000 through August 31, 2006, plus additional consulting fees for sales in excess of targets, as defined in the agreement. As of September 1, 2006, the agreement is on an ‘‘at will’’ basis, whereby the agreement can be terminated upon thirty days written notice.

Licensing Agreement   –   In February 2004, the Company entered into a licensing agreement with Maidenform Inc. Pursuant to the agreement, the Company is obligated to pay licensing fees, based upon a percentage of net sales, subject to an annual minimum guaranteed royalty. Future minimum guaranteed royalty payments under the non-cancelable agreement as of June 30, 2006 are as follows (in thousands):

Fiscal Year	Amount
2007	$170
2008	95
$265

Guarantees   –   The Company has not provided any financial guarantees as of June 30, 2006.

11.	RELATED PARTY

Upon the retirement of its then Chief Executive Officer, Mark M. David, in July 1999, the Company entered into an agreement, expiring in October 2011, to provide for future medical benefits. As of June 30, 2006 and 2005, the current portion, included in ‘‘Accrued expenses and other current liabilities,’’ amounted to $15,000 and $14,000, respectively and the long-term portion, classified as ‘‘Other long-term liability,’’ amounted to $59,000 and $75,000, respectively.

12.	CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company’s customers, of which 96% are located throughout the United States, are not concentrated in any specific geographic region, but are concentrated in the retail industry. One customer accounted for 25%, 20%, and 38% of the Company’s net sales in fiscal 2006, 2005, and 2004, respectively. Another customer accounted for 0%, 15% and 3% of the Company’s net sales in fiscal 2006, 2005 and 2004, respectively, while another customer accounted for 3%, 6% and 10% of the Company’s net sales in fiscal 2006, 2005 and 2004, respectively. The Company performs ongoing credit evaluations of its customers’ financial condition. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

13.	STOCK PLANS, OPTIONS AND WARRANT

Stock Options   –   On December 8, 1994, the Company’s shareholders approved a new Incentive Stock Option Plan (the ‘‘1994 ISOP’’) to replace the 1983 ISOP. Options granted, pursuant to the plan, are not subject to a uniform vesting schedule. The plan permitted the issuance of options to employees to purchase common stock of the Company at a price not less than fair market value on the date of the option grant. The plan reserved 2,000,000 shares of common stock for grant and provides that the term of each award be determined by the compensation committee with all awards made within the ten-year period following the effective date. Options to purchase 620,000 shares at an exercise price ranging from $.625 to $.875 per share are outstanding and exercisable as of June 30, 2006. Options to purchase 555,000 shares have been exercised under this plan through June 30, 2006. Effective July 15, 2004, options can no longer be granted under the 1994 ISOP.

On February 21, 2000, the Committee adopted a new Performance Equity Plan (including a new Incentive Stock Option Plan) (the ‘‘2000 Plan’’) and on November 28, 2000, the Company’s

shareholders approved the plan. The 2000 Plan authorizes the Company to grant qualified and non-qualified options to participants for the purchase of up to an additional 750,000 shares of the Company’s common stock and to grant other stock-based awards to eligible employees of the Company. Options to purchase 378,000 shares at an exercise price ranging from $.625 to $1.36 per share are outstanding at June 30, 2006. Of the total options granted, 338,000 are presently exercisable.

The Company also has the 1988 Non-Qualified Stock Option Plan covering the issuance of up to 1,666,666 shares of the Company’s common stock to key employees of the Company. Options to purchase 200,000 shares at an exercise price ranging from $.625 to $1.45 per share are outstanding at June 30, 2006. Of the total options granted, 100,000 are presently exercisable.

The options typically vest over five years.

Information with respect to stock options is as follows (shares in thousands):

	2006		2005		2004
FIXED OPTIONS	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding – beginning of year	1,158	$.81	1,005	$.71	1,210	$.70
Granted	40	.63	248	1.42	—	—
Exercised	—	—	(20)	1.13	(205)	.65
Canceled	—	—	(75)	1.40	—	—
Outstanding – end of year	1,198	$.80	1,158	$.81	1,005	$.71
Exercisable – end of year	1,058	$.75	1,023	$.73	945	$.71
Weighted-average fair value of options granted during the year		$.38		$.73		$—

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at June 30, 2006	Weighted-Average Remaining Contractual Live in Yrs	Weighted-Average Exercise Price	Exercisable at June 30, 2006	Weighted-Average Exercise Price
$.625-$.6875	825	2.02	$.63	785	$.63
$.875-$1.45	373	5.83	1.18	273	1.08
	1,198	3.21	$.80	1,058	$.75

The total intrinsic value of options exercised during the years ended June 30, 2005, and 2004, was $6,000, and $275,000, respectively. There were no options exercised during the year ended June 30, 2006. The total fair value of shares vested during the years ended June 30, 2006, 2005, and 2004, was $20,000, $51,000, and $25,000, respectively. The aggregate intrinsic value of options outstanding and options currently exercisable at June 30, 2006 was $105,000 and $100,000, respectively.

A summary of the status of the Company’s non-vested shares as of June 30, 2006, and changes during the year ended June 30, 2006, is presented below:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value
Non-vested Shares:
Non-vested at July 1, 2005	135	$.64
Granted	40	.38
Vested	(35)	.58
Non-vested at June 30, 2006	140	$.58

All stock options are granted at fair market value of the common stock at grant date. As of June 30, 2006, there was $71,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 3.7 years.

Warrant   –   In October 1998, in connection with an agreement with a financial consulting firm, the Company issued a warrant to purchase 50,000 shares of its common stock at $.4375 per share to the consultants. The warrant is exercisable at any time within ninety days following written notice from the Company of the Company’s intention to file a Registration Statement other than on Form S-4 and S-8, under the Securities Act of 1933, as amended.

In 1983, the Company adopted an Employee Stock Ownership and Capital Accumulation Plan (the ‘‘Plan’’). The Plan covers the Company’s employees who meet the minimum credited service requirements of the Plan. The Plan is funded solely from employer contributions and income from investments. The Company has made no contributions to the Plan since July 1996 and at that time all employees became 100% vested in their shares. Upon an employee’s termination, or in certain other limited circumstances, the employee’s shares are distributed to the employee according to his or her direction and the applicable Plan rules. As of June 30, 2006 and 2005, the Plan owned 332,569 and 439,336 shares of common stock of the Company, respectively. The amount of shares eligible for distribution at June 30, 2006 and 2005 were 161,175 and 187,607, respectively.

14.	NET (LOSS) INCOME PER SHARE

The Company’s calculation of basic and diluted net (loss) income per share are as follows (in thousands, except per share amounts):

	Years Ended June 30,
	2006	2005	2004
	(In Thousands, Except Per Share)
Basic:
Net (loss) income	$(1,000)	$(3,122)	$128
Weighted average number of shares outstanding	15,700	15,625	15,574
Basic net (loss) income per share	$(.06)	$(.02)	$.01
Diluted:
Net (loss) income	$(1,000)	$(3,122)	$128
Weighted average number of shares outstanding	15,700	15,625	15,574
Shares issuable upon conversion of stock options	—	—	588
Shares issuable upon conversion of warrants	—	—	37
Total average number of equivalent shares outstanding	15,700	15,625	16,199
Diluted net (loss) income per share	$(.06)	$(.20)	$.01

For the year ended June 30, 2006, shares issuable upon conversion of stock options and warrants of 93,000 and 19,000, respectively and for the year ended June 30, 2005, shares issuable upon conversion of stock options and warrants of 388,000 and 31,000, respectively, were excluded from diluted net loss per share because their effect would be anti-dilutive.

15.	CLOSING OF DISTRIBUTION FACILITY

During the fiscal year ended June 30, 2005, the Company recorded facility closing costs of $108,000, which includes severance and related salary and benefit costs of $58,000, relating to a plan to close the distribution facility in Petersburg, Pennsylvania. The action was taken by the Company to enhance the Company’s competitiveness, to reduce expenses and to improve efficiencies. During fiscal 2005, the Company reclassified certain property and equipment at its Petersburg, Pennsylvania facility to assets held for sale, as the Company expects to sell this facility and is currently under contract to be sold for $670,000. In connection with the Company’s plan of disposal, management estimates that they will not incur a loss in liquidating these assets. As of June 30, 2006, the remaining accrued closing costs of $34,000 were written off. As a result of hurricane Katrina, the Petersburg distribution facility was reopened on a temporary basis in fiscal 2006 until December 31, 2005.

16.	INSURANCE RECOVERY

During fiscal 2006, the Company recorded an insurance recovery of $1,450,000, net of expenses, for damages incurred to its Poplarville, Mississippi distribution facility by hurricane Katrina.

17.	UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

	Quarter
	First	Second	Third	Fourth
	(In Thousands, Except Per Share)
Fiscal Year Ended June 30, 2006
Net sales	$13,637	$17,867	$11,940	$8,195
Gross profit	3,713	5,281	3,251	1,866
Net (loss) income	(371)	610	276	(1,515)
Basic net (loss) income per share(a)	(.02)	.04	.02	(.10)
Diluted net (loss) income per share(a)	(.02)	.04	.02	(.10)
Fiscal Year Ended June 30, 2005
Net sales	$12,830	$22,990	$14,659	$8,054
Gross profit	3,830	5,030	3,473	1,896
Net loss	(230)	(75)	(761)	(2,056)
Basic net loss per share(a)	(.01)	—	(.05)	(.13)
Diluted net loss per share(a)	(.01)	—	(.05)	(.13)

(a)	Quarterly net (loss) income per share amounts may not add to the total for the full year amount, due to rounding.

18.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has determined that it is necessary to restate its consolidated statements of cash flows for fiscal 2006 in order to reclassify the cash proceeds received of $1,424,000 from the insurance recovery relating to the Company’s building damage caused by Hurricane Katrina. The restatement did not have an effect on the Company’s net loss or net loss per share.

Movie Star, Inc.

Consolidated condensed balance sheets
(In Thousands, Except Share Data)

	March 31, 2007	June 30, 2006*	March 31, 2006
	(Unaudited)		(Unaudited)
Assets
Current Assets
Cash	$82	$203	$134
Receivables, net	6,647	6,074	9,529
Inventory	8,115	8,981	6,431
Deferred income taxes	1,725	1,914	1,782
Prepaid expenses and other current assets	126	801	2,249
Total current assets	16,695	17,973	20,125
Property, plant and equipment, net	994	838	727
Deferred income taxes	3,198	3,296	2,606
Goodwill	537	537	537
Assets held for sale	—	174	174
Other assets	358	403	425
Total assets	$21,782	$23,221	$24,594
Liabilities and Shareholders’ Equity
Current Liabilities
Note payable	$3,477	$4,955	$6,626
Current maturity of capital lease obligation	56	—	—
Accounts payable and other current liabilities	2,912	4,086	2,321
Total current liabilities	6,445	9,041	8,947
Long-term liabilities	400	398	384
Commitments and Contingencies	—	—	—
Shareholders’ equity
Common stock, $.01 par value – authorized 30,000,000 shares; issued 18,439,000 shares at March 31, 2007, 17,755,000 shares at June 30, 2006 and 17,736,000 shares at March 31, 2006	184	178	177
Additional paid-in capital	5,518	4,834	4,808
Retained earnings	12,870	12,361	13,876
Accumulated other comprehensive (loss) income	(17)	27	20
Treasury stock, at cost – 2,017,000 shares	(3,618)	(3,618)	(3,618)
Total shareholders’ equity	14,937	13,782	15,263
Total liabilities and shareholders’ equity	$21,782	$23,221	$24,594

*	Derived from audited financial statements

See notes to consolidated condensed unaudited financial statements.

 Movie Star, Inc.

Consolidated statements of operations
(unaudited)
(In thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Net sales	$13,786	$11,940	$50,000	$43,444
Cost of sales	9,472	8,689	33,801	31,199
Gross profit	4,314	3,251	16,199	12,245
Selling, general and administrative expenses	4,301	4,114	13,368	12,426
Insurance recovery	—	(1,424)	—	(1,424)
Merger related fees	610	—	1,952	—
Gain on sale of property, plant and equipment	—	—	(496)	—
(Loss) income from operations	(597)	561	1,375	1,243
Interest expense	127	99	526	383
(Loss) income before (benefit from) provision for income taxes	(724)	462	849	860
(Benefit from) provision for income taxes	(289)	186	340	345
Net (loss) income	$(435)	$276	$509	$515
BASIC NET (LOSS) INCOME PER SHARE	$(.03)	$.02	$.03	$.03
DILUTED NET (LOSS) INCOME PER SHARE	$(.03)	$.02	$.03	$.03
Basic weighted average number of shares outstanding	16,372	15,717	15,978	15,687
Diluted weighted average number of shares outstanding	16,372	15,829	16,467	15,776

See notes to Consolidated Condensed Unaudited Financial Statements.

Movie Star, Inc.

 Consolidated condensed statements of Cash Flow
(unaudited)
(In Thousands)

	Nine Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$509	$515
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of property, plant and equipment	(496)	—
Gain on Insurance recovery	—	(1,424)
Depreciation and amortization	261	253
Provision for sales allowances and doubtful accounts	356	424
Stock-based compensation expense	204	8
Deferred income taxes	287	345
Deferred lease liability	(14)	5
Issuance of common stock for directors’ fees	69	53
(Increase) decrease in nonoperating assets:
Receivables	(931)	(3,975)
Inventory	866	5,299
Prepaid expenses and other current assets	655	(453)
Other assets	3	(29)
(Decrease) in operating liabilities:
Accounts payable and other liabilities	(1,274)	(2,738)
Net cash provided by (used in) operating activities	495	(1,717)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(239)	(166)
Proceeds from insurance recovery	26	—
Proceeds from sale of property, plant and equipment	698	—
Net cash provided by (used in) investing activities	485	(166)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligation	(31)	—
(Repayments of) proceeds from revolving line of credit, net	(1,477)	1,832
Proceeds from exercise of employee stock options	416	—
Net cash (used in) provided by financing activities	(1,092)	(1,832)
Effect of exchange rate changes on cash	(9)	7
NET (DECREASE) IN CASH	(121)	(44)
CASH, beginning of period	203	178
CASH, end of period	$82	$134
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during period for:
Interest	$480	$349
Income Taxes	$12	$30
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
Acquisition of equipment, software and maintenance contract through assumption of capital lease obligation	$170	$—

See notes to consolidated condensed unaudited financial statements.

MOVIE STAR, INC.

NOTES TO CONSOLIDATED CONDENSED UNAUDITED FINANCIAL STATEMENTS

1.	Interim Financial Statements

In the opinion of Movie Star, Inc. (‘‘Company’’), the accompanying consolidated condensed unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s financial position as of March 31, 2007 and the results of operations and cash flows for the nine months ended March 31, 2007 and 2006.

The consolidated condensed financial statements and notes are presented as required by the rules and regulations promulgated by the Securities and Exchange Commission and do not contain certain information included in the Company’s year-end financial statements. The June 30, 2006 consolidated condensed balance sheet was derived from the Company’s audited financial statements. The results of operations for the three and nine months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year. The consolidated condensed financial statements and notes should be read in conjunction with the Company’s audited financial statements and accompanying notes.

2.	Stock Options

The Company accounts for its stock-based employee compensation arrangements under SFAS No. 123 (revised 2004), ‘‘Share Based Payment’’ (‘‘SFAS No. 123R’’), which requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

During the three and nine months ended March 31, 2007, there were zero and 755,000 options granted. During the three and nine months ended March 31, 2006, there were 40,000 options granted.

The fair value of the options was calculated using the Black-Scholes options-pricing model with the following weighted-average assumptions used for the grant: risk-free interest rate 4.56%; expected life 7 years; expected volatility 54-58% and expected dividends of zero. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

3.	New Accounting Pronouncements

In July 2006, the FASB issued SFAS Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109’’ (‘‘FIN 48’’). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. We first will be required to determine whether it is more likely than not that a tax position, if any, will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the ‘‘more likely than not’’ recognition threshold will then be measured to determine the amount of benefit to recognize in the financial statements based upon the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that FIN 48 may have on its financial statements.

4.	Inventory

Inventory consists of the following (in thousands):

	March 31, 2007	June 30, 2006	March 31, 2006
Raw Materials	868	$1,279	$521
Work-in-process	334	281	191
Finished goods	6,913	7,421	5,719
	$8,115	$8,981	$6,431

5.	Note Payable

Effective June 30, 2006, the Company obtained a new line of credit with a financial institution. This line of credit matures on June 30, 2008. Under this line of credit, the Company may borrow up to $30,000,000, including revolving loans and letters of credit. As of March 31, 2007, the Company had outstanding borrowings of $3,477,000 under the revolving credit facility and had approximately $2,359,000 of outstanding letters of credit. Availability under this line of credit is subject to the Company’s compliance with certain financial formulas as specified in the agreement. As of March 31, 2007, the Company was in compliance with its requirements under this credit facility. Pursuant to the terms of this line of credit, the Company pledged substantially all of its assets. Interest on outstanding borrowings is payable at a variable per annum rate equal to JPMorgan Chase Bank’s prime rate less 0.75 percent (7.50 percent as of March 31, 2007).

6.	Net Income (Loss) Per Share

Basic net income (loss) per share has been computed by dividing the applicable net income (loss) by the weighted average number of shares outstanding. Diluted net income per share has been computed by dividing the applicable net income by the weighted average number of shares outstanding and common share equivalents. The Company’s calculation of basic and diluted net income (loss) per share is as follows (in thousands, except per share amounts):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
BASIC
Net income (loss)	$(435)	$276	$509	$515
Basic weighted average number of shares outstanding	16,372	15,717	15,978	15,687
Basic net income (loss) per share	$(.03)	$.02	$.03	$.03
DILUTED
Net income (loss)	$(435)	$276	$509	$515
Weighted average number of shares outstanding	16,372	15,717	15,978	15,687
Shares issuable upon conversion of stock options	—	93	458	78
Shares issuable upon conversion of warrants	—	19	31	11
Total average number of equivalent shares outstanding	16,372	15,829	16,467	15,776
Diluted net income (loss) per share	$(.03)	$.02	$.03	$.03

Options and warrants to purchase 860,000 shares of common stock at prices ranging from $0.4375 to $1.45 per share were not included in the computation of diluted net income (loss) per share for the three month period ended March 31, 2007 since their effect would be antidilutive.

7.	Sale of Property, Plant and Equipment

On August 14, 2006, the Company entered into a contract for the sale of the land, building and contents of the Petersburg, Pennsylvania distribution facility, previously recorded as assets held for sale. On October 17, 2006, the Company completed the sale of the distribution facility for approximately $683,000 in cash. As a result of the transaction, the Company recorded a pre-tax gain of approximately $482,000, net of related costs, in the second quarter of fiscal 2007. The Company also sold other property, plant and equipment that resulted in a pre-tax gain of approximately $14,000.

8.	Insurance Recovery

During the three months ended March 31, 2006, the Company resolved its insurance claim for the physical damage caused by Hurricane Katrina to its distribution facilities in Poplarville, Mississippi, which resulted in a gain of $1,424,000, net of expenses. As of March 31, 2006, the insurance claim is included in ‘‘Prepaid Expenses and Other Current Assets.’’ It was subsequently collected.

9.	Segment Reporting

The Company operates in one segment with revenues generated in the United States and Canada as follows (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Net Sales
United States	$13,874	$11,463	$49,047	$41,855
Canada	(88)	477	953	1,589
	$13,786	$11,940	$50,000	$43,444

The negative sales in Canada resulted from a return during the third quarter that exceeded our shipments. Our shipments in the third quarter were approximately $11,000.

10.	Merger Agreement

On December 18, 2006, the Company entered into an Agreement and Plan of Merger and Reorganization (as amended, the ‘‘Merger Agreement’’) with FOH Holdings, Inc. (‘‘Frederick’s’’) and Fred Merger Corp. (‘‘Merger Sub’’), a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, Merger Sub will be merged with and into Frederick’s, with Frederick’s continuing as the surviving corporation as a wholly-owned subsidiary of the Company. Upon the consummation of the merger, the Company will change its name to ‘‘Frederick’s of Hollywood Group Inc.’’

The Company’s Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby on the unanimous recommendation of a Special Committee of the Board of Directors comprised entirely of independent directors (‘‘Special Committee’’). The Special Committee engaged special legal counsel and Chanin Capital, LLC (‘‘Chanin’’) to serve as its financial advisor. On December 18, 2006, Chanin delivered its opinion to the Special Committee on which the Company’s Board of Directors was entitled to rely, stating that, as of the date of the opinion, the consideration to be paid by the Company to the holders of Frederick’s common stock was fair to the holders of the Company’s common stock from a financial point of view.

As a result of the merger, the Company anticipates issuing approximately 23.7 million shares of its common stock to the stockholders of Frederick’s as merger consideration. Approximately 50% of Frederick’s common stock is owned by Tokarz Investments, LLC (‘‘Tokarz Investments’’), an affiliate of TTG Apparel, LLC (‘‘TTG’’), which is a current shareholder of the Company and owner of 3,532,644 shares of the Company’s common stock. The other approximately 50% of Frederick’s common stock is owned by accounts and funds managed by and/or affiliated with Fursa Alternative Strategies LLC (formerly known as Mellon HBV Alternative Strategies LLC) (‘‘Fursa’’).

In connection with the merger agreement, the Company has agreed to issue to its shareholders non-transferable rights to purchase new shares of the Company’s common stock. To the extent that the Company’s shareholders do not purchase, in the aggregate, their pro rata percentage of the Company’s common stock in the rights offering, TTG and its affiliates, including Tokarz Investments and funds affiliated with Fursa, have agreed to purchase, on an equal basis, any such shortfall. As a result of these issuances, the Company will raise aggregate proceeds of $20 million.

The completion of the merger is subject to various conditions, including obtaining the requisite approval by the Company’s shareholders of (i) the issuance of shares of the Company’s common stock in connection with the transactions contemplated by the Merger Agreement and (ii) an amendment to the Company’s certificate of incorporation to (a) increase the number of authorized shares of the Company’s common stock to 200,000,000 shares and (b) authorize the issuance of shares of preferred stock. The Merger Agreement also includes customary termination provisions for both the Company and Frederick’s and provides that, in connection with the termination of the Merger Agreement under specified circumstances relating to the receipt by the Company of a proposal that is superior to the transaction with Frederick’s, the Company may be required to pay Frederick’s a termination fee of $300,000 plus the reimbursement of the reasonable fees and expenses of Frederick’s and its stockholders relating to the merger.

On June 8, 2007, we entered into an amendment to the merger agreement with FOH Holdings and Merger Sub, pursuant to which the parties agreed to, among other things, extend the termination date under the merger agreement from September 1, 2007 to December 31, 2007 and amend the form of our amended and restated certificate of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share.

The proposed merger is not expected to be completed until the fourth calendar quarter of 2007. The later than anticipated timing relates to a delay in the preparation of Frederick’s audited financial statements for the fiscal years ended July 29, 2006 and July 30, 2005. Because Frederick’s will be considered the acquirer for accounting purposes in the proposed merger, its historical financial statements for fiscal 2005 and 2006 must comply with accounting rules applicable to publicly-traded companies even though Frederick’s is a private company. The application of these rules to the historical financial statements of Frederick’s, specifically the application of ‘‘push down’’ or ‘‘purchase’’ accounting rules due to a change of control of Frederick’s effective March 3, 2005, has taken significantly longer than originally expected. On February 1, 2007, the Company sent a letter to FOH Holdings, notifying FOH Holdings of its breach of its obligation under the merger agreement to deliver to the Company and Merger Sub by January 31, 2007, FOH Holdings’ fiscal 2006 audited financial statements together with an unqualified audit report from Deloitte & Touche LLP and expressly reserving the Company’s rights under the merger agreement and applicable law, including the Company’s right to terminate the merger agreement and abandon the merger at any time prior to the effective time as a result of such breach.

11.	Commitments and Contingencies

Consulting Agreement – On April 9, 2007, the Company entered into a consulting agreement (‘‘Consulting Agreement’’) with Performance Enhancement Partners, LLC (‘‘Consultant’’), pursuant to which it provides the Company with the personal services of Peter Cole, a current member of the Company’s board of directors and the sole member of the Consultant, to (i) act as the lead member of the Company’s board of directors to facilitate the timely and successful completion of the merger, the rights offering and other transactions contemplated by the Merger Agreement and (ii) serve as the Executive Chairman of the combined company following the closing of the merger until July 26, 2008. The Company has the option to extend the Consulting Agreement for up to two additional six-month periods. The Consulting Agreement provides for the Consultant to receive a base consulting fee at the annual rate of $400,000, payable in four equal quarterly installments in arrears, the first payment having been made on April 12, 2007. For the year ending July 28, 2007, the Consultant will be entitled to receive an additional consulting fee, as determined on a discretionary basis by the Company’s board of directors. For the year ending July 26, 2008, the Consultant will be entitled to receive an additional consulting fee of a minimum of $100,000 in accordance with the terms of a bonus plan expected to be adopted by the compensation committee following the closing of the merger. Mr. Cole is required to devote substantially all of his business time, energies and attention to the business and affairs of the Company (and the combined company following the merger) in the performance of his duties under the consulting agreement.

On the closing date of the merger, the Company will (i) issue to the Consultant 100,000 shares of the Company’s common stock under the 2000 Performance Equity Plan and (ii) grant to the Consultant a five-year non-qualified option to purchase 275,000 shares of the Company’s common stock under the Company’s 2000 Performance Equity Plan at an exercise price equal to the last sale price of the Company’s common stock on the closing date of the merger. 75,000 of the shares underlying the option will vest on the date of the grant and 100,000 shares will vest on each of January 3, 2008 and July 26, 2008. The Company also will grant to the Consultant under the 2000 Performance Equity Plan five-year non-qualified options to purchase an aggregate of 100,000 shares of the Company’s common stock, with each grant of 50,000 shares to be made on the commencement date of each six-month extension period, if applicable, at an exercise price equal to the last sale price of the Company’s common stock on the date of grant. Each grant of 50,000 shares will vest on the six-month anniversary of the commencement date of the applicable extension period. In order to issue the shares of common stock and grant the stock options to the Consultant in accordance with the terms of the Consulting Agreement, the Company’s 2000 Performance Equity Plan must be amended to increase the number of shares available for issuance thereunder, which amendment will require shareholder approval.

The Consulting Agreement provides that if the Merger Agreement is terminated or the Consultant terminates the Consulting Agreement for ‘‘Good Reason’’ (as defined in the Consulting Agreement) prior to the closing of the merger, the Company will pay the Consultant the base consulting fee through September 30, 2007, net of any additional consulting fee awarded and paid to the Consultant for the year ending July 28, 2007. The Consulting Agreement also provides that if, following the closing of the merger, the Company terminates the Consultant without ‘‘Cause’’ or the Consultant terminates the Consulting Agreement for ‘‘Good Reason,’’ the Company will pay to the Consultant the base consulting fee through July 26, 2008 or the end of the applicable extension period, as the case may be, and any additional consulting fee which would have become payable under the Consulting Agreement for the year ending July 26, 2008 or the applicable extension period, as the case may be. Additionally, options that have been granted and would otherwise have vested shall immediately vest upon such termination.

Additionally, Fredericks has agreed that if the Merger Agreement is terminated for any reason other than as provided in Section 9.3 of the Merger Agreement, Fredericks will reimburse the Company for one half of the base consulting fee paid to Consultant (or earned and previously unpaid to Consultant) under the Consulting Agreement prior to such termination.

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Subject to Completion Dated                 , 2007

PROSPECTUS

50,000 Shares of Common Stock

This prospectus relates to 50,000 shares of the common stock, par value $0.01 per share, of Movie Star, Inc. for the sale from time to time by a selling shareholder of our securities, or by its pledgees, donees, transferees or other successors in interests. The shares offered hereby are issuable upon the exercise of outstanding warrants issued by Movie Star to the selling shareholder. See ‘‘Description of Capital Stock — Warrants.’’

The distribution of securities offered hereby may be effected in one or more transactions that may take place on the American Stock Exchange, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholder.

The selling shareholder and intermediaries through whom such securities are sold may be deemed ‘‘underwriters’’ within the meaning of the Securities Act of 1933, as amended (the ‘‘Securities Act’’), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling shareholder against certain liabilities, including liabilities under the Securities Act.

On                         , 2007, a registration statement under the Securities Act with respect to an offering by us of shares of our common stock issuable upon the exercise of non-transferable subscription rights at a cash subscription price of $         per share, was declared effective by the Securities and Exchange Commission.

Investing in Movie Star common stock involves risks. You should consider carefully the risk factors beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2007

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THE OFFERING

Common stock to be offered	50,000 shares

Common stock to be outstanding after this offering(1)

Use of proceeds	We will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling shareholder. If the common stock purchase warrant is exercised, we will receive the exercise price. If the entire warrant is exercised for cash, we would receive $21,875 in gross proceeds.

American Stock Exchange symbol	‘‘MSI’’

(1)	The number of shares of common stock to be outstanding after the sale or other disposition of the shares or interests therein by the selling shareholder as reflected is based on the actual number of shares outstanding as of June 6, 2007, which was 16,423,326, and includes, as of that date:

•	23,689,181 shares of common stock issuable to FOH Holdings stockholders in connection with the merger;

•	shares of common stock issuable in connection with the rights offering; and

•	shares of common stock issuable upon conversion of Series A Preferred Stock.

The number of shares of common stock to be outstanding after the sale or other disposition of the shares or interests therein by the selling shareholder as reflected in the table above does not include:

•	1,341,000 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.97 per share, of which 729,000 options were exercisable under all of Movie Star’s option plans;

•	892,315 shares of common stock reserved for future issuance under our 1988 Non-Qualified Stock Option Plan and 2000 Performance Equity Plan;

•	shares of common stock issuable upon exercise of the guarantor warrants; and

•	2,066,124 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.09 of the FOH Holdings stockholders, which options will be assumed by us in connection with the merger.

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USE OF PROCEEDS

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling shareholder. Movie Star will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling shareholder.

If the common stock purchase warrants are exercised, Movie Star will receive the exercise price. If all the common stock purchase warrants are exercised for cash, we would receive $21,875 in gross proceeds.

[ALTERNATE PAGE]

SELLING SHAREHOLDER

The following table provides certain information about the selling shareholder’s beneficial ownership of our common stock at June 6, 2007 and assumes all the common stock purchase warrants are exercised without regard to any exercise limitations or anti-dilution adjustments. It also assumes the sale of all of the shares offered by the selling shareholder under this prospectus. The selling shareholder possesses sole voting and investment power with respect to the securities shown. No material relationship exists between the selling shareholder and us nor has any such material relationship existed within the past three years.

	Prior to Offering			After Offering
	Maximum Number of Shares that may be Beneficially Owned	Percentage of Class	Maximum Number of Shares that may be Sold	Number of Shares Beneficially Owned	Percentage of Class
The Equity Group Inc.(1)	50,000	*	50,000	-0-	-0-

*	Less than 1%
(1)	Based on information provided to us by The Equity Group Inc., Robert Goldstein, as President of The Equity Group Inc., has sole investment power over the warrant and the shares of common stock underlying the warrant owned by The Equity Group, Inc., and upon the exercise of such warrant, Mr. Goldstein will have sole voting power over such shares.

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PLAN OF DISTRIBUTION

The sale of the shares of our common stock issuable upon exercise of the warrants may be effected directly to purchasers by the selling shareholder, or by any donee, pledgee or transferee of the selling shareholder as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions by any legally available means, including:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Any of these transactions may be effected:

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with such

[ALTERNATE PAGE]

sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling shareholder may be deemed to be an ‘‘underwriter’’ within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholder has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholder.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as a mended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CONCURRENT OFFERING

On the date of this prospectus, a registration statement was declared effective under the Securities Act with respect to an offering by us of shares of our common stock issuable upon the exercise of non-transferable subscription rights to purchase up to an aggregate              shares of Movie Star common stock at a cash subscription price of $         per share. Sales of the common stock issuable upon exercise of the warrants by the selling shareholder after such date, or the potential of such sales, could have an adverse effect on the market price of our common stock.

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No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

MOVIE STAR, INC.

50,000 Shares of Common Stock

PROSPECTUS

                            , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth all estimated expenses payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee.

SEC Registration	$614.67
American Stock Exchange listing fee	$45,000.00
Accounting fees and expenses	$375,000.00
Printing and engraving expenses	$60,000.00
Legal fees and expenses	$465,000.00
Transfer agent and registrar fees	$40,000.00
Miscellaneous fees and expenses	$14,385.33
Total	$1,000,000.00

Item 14.    Indemnification of Directors and Officers

Our certificate of incorporation provides that we shall, to the fullest extent permitted by Article 7 of the NYBCL, indemnify any and all persons whom we shall have power to indemnify under said Article.

Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders find that the applicable standard of conduct has been met.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. Our certificate of incorporation contains a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

Pursuant to each of the employment agreements with Messrs. Knigin, Pomerantz and Rende, we are obligated to indemnify such executive and hold him harmless against all costs, expenses (including, without limitation, fines, excise taxes and reasonable attorneys’ fees) and liabilities (other than settlements to which we do not consent, which consent shall not be unreasonably withheld) (collectively, ‘‘Losses’’) reasonably incurred by him in connection with any claim, action, proceeding or investigation brought against or involving him with respect to, arising out of or in any way relating to his employment with us or his service as our officer; provided, however, that we are not required to indemnify him for Losses incurred as a result of his intentional misconduct or gross negligence (other than matters where he acted in good faith and in a manner he reasonably believed to be in and not opposed to our best interests). We also agreed to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by him in connection with any such claim, action, proceeding or investigation, provided he first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

Item 15.    Recent Sales of Unregistered Securities; Use of Proceeds From Registered Securities.

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price Afforded To Purchasers	Exemption from Registration Claimed		If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
8/3/04	Options to purchase common stock	75,000	Options granted under the 2000 Performance Equity Plan – no cash consideration received by the Company.	4	(2)	Exercisable in five equal annual installments commencing on first anniversary of grant date and expiring 8/3/2014, at an exercise price of $1.40 per share.
12/6/04	Options to purchase common stock	48,000	Options granted under the 2000 Performance Equity Plan – no cash consideration received by the Company.	4	(2)	Fully exercisable on date of grant for a period of 10 years from date of grant, at an exercise price of $1.36 per share.
12/10/04	Options to purchase common stock	125,000	Options granted under the 1988 Employee Stock Option Plan – no cash consideration received by the Company.	4	(2)	Exercisable in five equal annual installments commencing on first anniversary of grant date and expiring 12/10/2014, at an exercise price of $1.45 per share.
2/9/06	Options to purchase common stock	40,000	Options granted under the 2000 Performance Equity Plan – no cash consideration received by the Company.	4	(2)	Exercisable in five equal annual installments commencing on first anniversary of grant date and expiring 2/9/2016, at an exercise price of $0.63 per share.
10/2/06	Options to purchase common stock	25,000	Options granted under the 2000 Performance Equity Plan – no cash consideration received by the Company.	4	(2)	Exercisable in five equal annual installments commencing on first anniversary of grant date and expiring 10/2/2016, at an exercise price of $0.78 per share.
10/3/06	Options to purchase common stock	500,000	Options granted under the 1988 Employee Stock Option Plan – no cash consideration received by the Company.	4	(2)	Exercisable as follows: 25% on the date of grant; 25% on the six-month anniversary of the grant date; 25% on the first anniversary of the grant date; and 25% on the second anniversary of the grant date, expiring 10/03/2016, at an exercise price of $1.00 per share.
10/13/06	Options to purchase common stock	200,000	Options granted under the 1988 Employee Stock Option Plan – no cash consideration received by the Company.	4	(2)	Exercisable in five equal annual installments commencing on first anniversary of grant date and expiring 10/13/2016, at an exercise price of $1.00 per share.
10/13/06	Options to purchase common stock	45,000	Options granted under the 2000 Performance Equity Plan – no cash consideration received by the Company.	4	(2)	Exercisable in five equal annual installments commencing on first anniversary of grant date and expiring 10/13/2016, at an exercise price of $1.00 per share.

Item 16.     Exhibits

(a)    Exhibits

The exhibits are as set forth in the Exhibit Index.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that

(A)  the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports field with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)  the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(C)  provided further, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is for an offering of asset-backed securities on From S-1 or Form S-3, and the information required to be included in a post-effective amendment is proved pursuant to Item 1100(c) of Regulation AB.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporation or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 8th day of June, 2007.

MOVIE STAR, INC.

By:	/s/ Melvyn Knigin Melvyn Knigin Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Melvyn Knigin and Thomas Rende, or any of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent, or any of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or any of them, or his or her or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Melvyn Knigin	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 8, 2007

Melvyn Knigin

/s/ Thomas Rende	Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2007

Thomas Rende

/s/ Peter Cole	Director	June 8, 2007

Peter Cole

/s/ John L. Eisel	Director	June 8, 2007

John L. Eisel

/s/ Michael A. Salberg	Director	June 8, 2007

Michael A. Salberg

/s/ Joel M. Simon	Director	June 8, 2007

Joel M. Simon

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT	METHOD OF FILING
2.1	Agreement and Plan of Merger and Reorganization dated as of December 18, 2006 among the Company, Fred Merger Corp., and FOH Holdings	Incorporated by reference as Exhibit 2.1 to Form 8-K dated December 18, 2006 and filed on December 20, 2006.
2.2	Amendment dated as of June 8, 2007 to Agreement and Plan of Merger and Reorganization dated as of December 18, 2006 among the Company, Fred Merger Corp., and FOH Holdings	Incorporated by reference as Annex B to Preliminary Proxy Statement filed June 8, 2007.
2.3	Voting Agreement dated as of December 18, 2006 between the Company and TTG Apparel	Incorporated by reference as Exhibit 2.2 to Form 8-K dated December 18, 2006 and filed on December 20, 2006.
3.1	Certificate of Incorporation	Incorporated by reference as Exhibit 3.1 to Form 10-K for fiscal year ended June 30, 1988 and filed on October 13, 1988.
3.2	Amended Certificate of Incorporation	Incorporated by reference as Exhibit 3.1.1 to Form 10-K for fiscal year ended June 30, 1992 and filed on September 25, 1992.
3.3	Amended Certificate of Incorporation	Incorporated by reference as Exhibit 3.1.2 to Amendment to Form 10-K for fiscal year ended June 30, 1992 and filed on January 19, 1993.
3.4	Form of Amended and Restated Certificate of Incorporation	Incorporated by reference as Annex D to Preliminary Proxy Statement filed on June 8, 2007.
3.5	Amended and Restated By-Laws	Incorporated by reference as Exhibit 3.4 to Form 8-K, dated May 31, 2006 and filed on June 5, 2006.
3.6	Form of Amended and Restated By-Laws	Filed herewith.
5.1	Opinion of Graubard Miller	Filed herewith.
8	Form of Tax Opinion of Graubard Miller	Filed herewith.
10.1	1994 Incentive Stock Option Plan	Incorporated by reference as Exhibit 10.3.1 to Form 10-K for fiscal year ended June 30, 1994 and filed on October 12, 1994.

EXHIBIT NUMBER	EXHIBIT	METHOD OF FILING
10.2	Amended and Restated 1988 Non-Qualified Stock Option Plan	Incorporated by reference as Exhibit 10.2 to Non-Qualified Stock Option Plan Form 10-K for fiscal year ended June 30, 2006 and filed on September 27, 2006.
10.3	2000 Performance Equity Plan	Incorporated by reference as Exhibit 4.1 to Form S-8 and filed on April 1, 2005.
10.4	Agreement dated as of July 1, 1999 between Mark M. David and the Company providing for retirement benefits to Mr. David.	Incorporated by reference as Exhibit 10.11 to Form 10-K for fiscal year ended June 30, 1999 and filed on September 28, 1999.
10.5	Agreement dated as of January 1, 2003 between BENJAM Consulting LLC and the Company replacing the Agreement dated as of July 1, 1999 between Mark M. David and the Company for Mr. David’s consulting services.	Incorporated by reference as Exhibit 10.17 to Form 10-Q for the quarter ended December 31, 2002 and filed on February 13, 2003.
10.6	Amended and Restated Employment Agreement dated as of October 3, 2006 between Melvyn Knigin and the Company replacing the Agreement dated as of July 1, 2002.	Incorporated by reference as Exhibit 10.9 to Form 8-K dated October 3, 2006 and filed on October 6, 2006.
10.7	Amendment dated as of November 28, 2006 to Amended and Restated Employment Agreement dated as of October 3, 2006 between Melvyn Knigin and the Company.	Incorporated by reference as Exhibit 10.26 to Form 8-K dated November 28, 2006 and filed on December 1, 2006.
10.8	Letter dated January 28, 2003 from Melvyn Knigin to the Company for the surrender and forfeiture of Mr. Knigin’s stock options.	Incorporated by reference as Exhibit 10.19 to Form 10-Q for the quarter ended December 31, 2002 and filed on February 13, 2003.
10.9	Non-Qualified Stock Option Agreement dated as of October 3, 2006 between Melvyn Knigin and the Company.	Incorporated by reference as Exhibit 10.20 to Form 8-K dated October 3, 2006 and filed on October 6, 2006.
10.10	Restricted Stock Agreement dated as of October 3, 2006 between Melvyn Knigin and the Company.	Incorporated by reference as Exhibit 10.21 to Form 8-K dated October 3, 2006 and filed on October 6, 2006.
10.11	Non-Employee Director Compensation Plan effective January 1, 2005 between the Directors and the Company.	Incorporated by reference as Exhibit 10.13 to Form 8-K dated December 6, 2004 and filed on December 14, 2004.
10.12	Form of Non-Employee Director Non-Qualified Stock Option Agreement	Incorporated by reference as Exhibit 10.14 to Form 8-K dated December 6, 2004 and filed on December 14, 2004.

EXHIBIT NUMBER	EXHIBIT	METHOD OF FILING
10.13	Amended and Restated Employment Agreement dated October 13, 2006 between Saul Pomerantz and the Company.	Incorporated by reference as Exhibit 10.22 to Form 8-K dated October 13, 2006 and filed on October 18, 2006.
10.14	Amendment dated as of November 28, 2006 to Amended and Restated Employment Agreement dated as of October 13, 2006 between Saul Pomerantz and the Company.	Incorporated by reference as Exhibit 10.27 to Form 8-K dated November 28, 2006 and filed on December 1, 2006.
10.15	Non-Qualified Stock Option Agreement dated as of December 10, 2004 between Saul Pomerantz and the Company.	Incorporated by reference as Exhibit 10.16 to Form 8-K dated December 10, 2004 and filed on December 15, 2004.
10.16	Non-Qualified Stock Option Agreement dated as of October 13, 2006 between Saul Pomerantz and the Company.	Incorporated by reference as Exhibit 10.23 to Form 8-K dated October 13, 2006 and filed on October 18, 2006.
10.17	Amended and Restated Employment Agreement dated November 28, 2006 between Thomas Rende and the Company.	Incorporated by reference as Exhibit 10.25 to Form 8-K dated November 28, 2006 and filed on December 1, 2006.
10.18	Non-Qualified Stock Option Agreement dated as of December 10, 2004 between Thomas Rende and the Company.	Incorporated by reference as Exhibit 10.18 to Form 8-K dated December 10, 2004 and filed on December 15, 2004.
10.19	Non-Qualified Stock Option Agreement dated as of October 13, 2006 between Thomas Rende and the Company.	Incorporated by reference as Exhibit 10.24 to Form 8-K dated October 13, 2006 and filed on October 18, 2006.
10.20	Amendment dated as of September 19, 2005 to Agreement dated as of January 1, 2003 between BENJAM Consulting LLC and the Company.	Incorporated by reference as Exhibit 10.16 to Form 10-K for fiscal year ended June 30, 2005 and filed on September 27, 2005.
10.21	Accounts Receivable Financing Agreement dated as of June 30, 2006 between CIT Commercial Services and the Company.	Incorporated by reference as Exhibit 10.19 to Form 8-K dated June 30, 2006 and filed on July 5, 2006.
10.22	Inventory Security Agreement dated as of June 30, 2006 between CIT Commercial Services and the Company.	Incorporated by reference as Exhibit 10.20 to Form 8-K dated June 30, 2006 and filed on July 5, 2006.
10.23	Letter of Credit Agreement dated as of June 30, 2006 between CIT Commercial Services and the Company	Incorporated by reference as Exhibit 10.21 to Form 8-K dated June 30, 2006 and filed on July 5, 2006.

EXHIBIT NUMBER	EXHIBIT	METHOD OF FILING
10.24	Letter Agreement dated June 30, 2006 by and between the Company and each of Joel Simon and Michael Salberg	Incorporated by reference as Exhibit 10.22 to Form 8-K dated June 30, 2006 and filed on July 5, 2006.
10.25	Stockholders Agreement dated December 18, 2006 among the Company, FOH Holdings, Fursa, Fursa Managed Accounts and Tokarz Investments	Incorporated by reference as Exhibit 10.1 to Form 8-K dated December 18, 2006 and filed on December 20, 2006.
10.26	Standby Purchase Agreement dated December 18, 2006 among the Company and the Standby Purchasers	Incorporated by reference as Exhibit 10.2 to Form 8-K dated December 18, 2006 and filed on December 20, 2006.
10.27	Consulting Agreement dated April 9, 2007 between the Company and Performance Enhancement Partners, LLC	Incorporated by reference as Exhibit 10.28 to Form 8-K dated April 9, 2007 and filed on April 13, 2007.
10.28	Form of Non-Qualified Stock Option Agreement (relating to 275,000 shares) between the Company and Performance Enhancement Partners, LLC	Incorporated by reference as Exhibit 10.29 o Form 8-K dated April 9, 2007 and filed on April 13, 2007.
10.29	Form of Non-Qualified Stock Option Agreement (relating to 50,000 shares) between the Company and Performance Enhancement Partners, LLC	Incorporated by reference as Exhibit 10.30 to Form 8-K dated April 9, 2007 and filed on April 13, 2007.
14	Code of Ethics	Incorporated by Reference as Appendix A to Definitive Proxy Statement filed on October 22, 2004.
21	Subsidiary of the Company	Incorporated by Reference as Exhibit 21 to Form 10-K dated June 30, 2006 and filed on September 27, 2006.
23.1	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)	Filed herewith.
23.2	Consent of Independent Registered Public Accounting Firm (Mahoney Cohen & Company, CPA, P.C.)	Filed herewith.
24	Power of Attorney	Appears on Signature Page of this Registration Statement.